Form 10-K, Exhibit 13
period 1997-12-31
FNB FINANCIAL CORP /PA/
filed 1998-03-26
CIK 820222

C O N T E N T S


         Page

INDEPENDENT AUDITOR'S REPORT 1

CONSOLIDATED FINANCIAL STATEMENTS

    Balance sheets 2
    Statements of income     3
    Statements of changes in stockholders' equity     4
    Statements of cash flows 5 and 6
    Notes to consolidated financial statements   7 - 22

ACCOMPANYING FINANCIAL INFORMATION

    Selected five year financial data  23
    Summary of quarterly financial data     24
    Distribution of assets, liabilities and stockholders' equity, interest rates, and interest differential 25
    Changes in net interest income     26
    Maturities of debt securities 27
    Management's discussion and analysis    28 - 45


INDEPENDENT AUDITOR'S REPORT



Board of Directors
FNB Financial Corporation
McConnellsburg, Pennsylvania


    We have audited the accompanying consolidated balance sheets of FNB Financial Corporation and its wholly-owned subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNB Financial Corporation and its wholly-owned subsidiary as of December 31, 1997 and 1996 and the results of their operations and cash flows for each of the three years ended
December 31, 1997 in conformity with generally accepted accounting principles.









Chambersburg, Pennsylvania
January 30, 1998


FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
December 31, 1997 and 1996


           ASSETS
                                                    1997                 1996

Cash and due from banks $   3,491,312  $  2,473,315
Interest-bearing deposits with banks   6,050,546 327,276
Investment securities:
    Available for sale  26,338,409     28,870,912
    Held to maturity (fair value $ 2,988,188 - 1997;
      $ 4,567,903 - 1996)    2,975,841 4,559,739
Federal Reserve, Atlantic Central Banker's
  Bank and Federal Home Loan Bank stock     389,600   383,700
Federal funds sold 2,931,000 1,239,000
Loans, net of unearned discount and allowance
  for loan losses  59,124,012     56,259,929
Bank building, equipment, furniture and fixtures, net 3,295,474 3,107,960
Accrued interest and dividends receivable   610,240   675,180
Deferred income taxes   0    6,548
Other real estate owned 428,488   318,992
Other assets               385,313            421,521
         Total assets   $ 106,020,235  $ 98,644,072


    LIABILITIES

Deposits:
    Demand deposits     $    9,988,174 $   9,249,700
    Savings deposits    26,713,986     26,674,628
    Time certificates   56,293,701     50,957,962
    Other time deposits         263,829            251,678
         Total deposits 93,259,690     87,133,968
Accrued dividends payable    104,000   100,000
Deferred income taxes   67,880    0
Accrued interest payable and other liabilities   738,197         708,072
Liability for borrowed funds        460,719                 0
         Total liabilities      94,630,486    87,942,040

    STOCKHOLDERS' EQUITY

Capital stock, common, par value $ .63; 6,000,000 shares
  authorized; 400,000 shares issued and outstanding   252,000   252,000
Additional paid-in capital   1,789,833 1,789,833
Retained earnings  9,163,913 8,628,183
Unrealized holding gains, net of applicable
  deferred income taxes of $ 94,789 - 1997; $ 16,493 - 1996             184,003
             32,016
         Total stockholders' equity        11,389,749    10,702,032
         Total liabilities and stockholders' equity   $ 106,020,235  $
98,644,072

    The Notes to Consolidated Financial Statements are an integral part of these statements.

FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1997, 1996 and 1995


                                         1997                  1996
                 1995
Interest and Dividend Income
    Interest and fees on loans    $ 5,271,134    $ 4,849,673    $ 4,631,807
    Interest on investment securities:
         U. S. Treasury securities     35,785    51,045    55,422
         Obligations of other U. S.
           Government agencies    1,421,340 1,389,073 960,267
         Obligations of States and
           political subdivisions 430,194   464,979   417,352
    Interest on deposits with banks    25,594    28,721    38,859
    Dividends on equity securities     27,078    25,829    25,321
    Interest on federal funds sold          176,766        155,196
133,383
                   7,387,891 6,964,516 6,262,411
Interest Expense
    Interest on borrowed funds    5,865     0    0
    Interest on deposits       3,841,015       3,694,486      3,247,389
         Net interest income 3,541,011 3,270,030 3,015,022
Provision for Loan Losses         232,500          95,500         74,704
         Net interest income after provision
           for loan losses     3,308,511      3,174,530      2,940,318

Other Income
    Service charges on deposit accounts     72,707    62,117    66,568
    Other service charges, collection and
      exchange charges, commissions and fees     193,464   176,145   176,127
    Other income, net   45,536    36,334    32,039
    Gain on sale of PHEAA loans   31,211    0    0
    Securities gains (losses)             5,752  (         3,843)    (
5,210)
                        348,670       270,753         269,524
Other Expenses
    Salaries and wages  1,094,033 967,102   818,155
    Pensions and other employee benefits    286,760   244,302   202,829
    Net occupancy expense of bank premises  194,148   150,742   115,804
    Furniture and equipment expenses   223,680   162,065   158,050
    FDIC assessment     11,047    2,000     84,969
    Other operating expenses      798,661        743,868        574,490
                     2,608,329      2,270,079       1,954,297
         Income before income taxes    1,048,852 1,175,204 1,255,545

    Applicable income taxes       193,122        218,019        253,781

         Net income     $    855,730   $   957,185    $ 1,001,764
Earnings per share of common stock:
         Net income     $         2.14 $        2.39  $         2.51

         Weighted average shares outstanding     400,000   400,000   400,000

        The Notes to Consolidated Financial Statements are an integral part of these statements.

FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 1997, 1996 and 1995




                                                               Additional
                                  Unrealized
                                          Common              Paid-In
              Retained             Holding
                                              Stock                Capital
              Earnings         Gains (Losses)

Balance, December 31, 1994   $ 252,000 $ 1,789,833    $ 7,285,234    ($ 397,534)


    Net income     0    0    1,001,764 0
    Cash dividends declared on
      common stock ($ .77 per share)   0    0    (     308,000) 0
    Unrealized gain on securities
      available for sale, net of
      applicable income taxes                 0                0            0

505,164

Balance, December 31, 1995    252,000   1,789,833      7,978,998      107,630

    Net income     0    0    957,185   0
    Cash dividends declared on
      common stock ($ .77 per share)   0    0    (      308,000)     0
    Unrealized loss on securities
      available for sale, net of
      applicable income taxes                 0                0           0
(
  75,614)

Balance, December 31, 1996    252,000   1,789,833      8,628,183       32,016

    Net income     0    0    855,730   0
    Cash dividends declared on
      common stock ($ .80 per share)   0    0    (      320,000)     0
    Unrealized gain on securities
      available for sale, net of
      applicable income taxes                 0                0            0

 151,987

Balance, December 31, 1997   $ 252,000 $ 1,789,833    $ 9,163,913    $ 184,003










The Notes to Consolidated Financial Statements are an integral part of these statements.

FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1997, 1996 and 1995

                                             1997              1996    1995

Cash flows from operating activities:
    Net income     $     855,730  $     957,185  $  1,001,764
    Adjustments to reconcile net income to net
      cash provided by operating activities:
         Depreciation and amortization 251,405   203,443   135,068
         Provision for loan losses     232,500   95,500    74,704
         Deferred income taxes    3,868     12,915    (       19,456)
         Loss on sale of other real estate  3,000     0    0
         (Gain) loss on sales/maturities of investments    (          5,752)
3,8
43  5,210
         (Gain) loss on disposal of equipment    2,412     (             700)
0
         (Increase) decrease in accrued interest
           receivable   64,940    (         27,259)   (     161,765)
         Increase (decrease) in accrued interest
           payable and other liabilities    30,125    (         56,832)   166,90
1
         Other, net              17,066     (       114,019)            87,562

Net cash provided by operating activities  1,455,294    1,074,076     1,289,988


Cash flows from investing activities:
    Net (increase) decrease in interest bearing
      deposits with banks    (    5,723,270)     91,197    202,456
    Maturities of held-to-maturity securities    1,735,560 941,524   1,781,829
    Purchases of held-to-maturity securities     (       151,662)    (
100,000)
    (   6,710,015)
    Sales of available-for-sale securities  1,278,472 0    196,469
    Maturities of available-for-sale securities  10,341,312     7,755,603 3,491,
234
    Purchases of available-for-sale securities   (    8,851,118)     (
10,409,030)
    (   6,205,680)
    Proceeds from sales of other real estate owned    104,375   102,500   26,765

    Net (increase) in loans  (    3,313,454)     (    3,587,304)     (
3,875,215)
    Purchase of other bank stock  (         11,780)   (        13,700)
    (        30,500)
    Purchases of bank premises and
      equipment, net    (       424,173)    (    1,171,694)     (      899,649)

    Proceeds from sale of equipment                   0                700

  13,729

Net cash (used) by investing activities     (     5,015,738)    (    6,390,204)
    (  12,008,577)

Cash flows from financing activities:
    Net increase in deposits  6,125,722     6,217,681 9,504,272
    Cash dividends paid (       316,000)    (       300,000)    (      304,000)
    Proceeds from borrowings 462,493   0    0
    Principle payments on borrowings   (          1,774)                  0

  0

Net cash provided by financing activities      6,270,441      5,917,681
9,200,272




        The Notes to Consolidated Financial Statements are an integral part of these statements.

FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARY

Years Ended December 31, 1997, 1996 and 1995



                                    1997                  1996        1995

Net increase (decrease) in cash and
  cash equivalents $ 2,709,997    $    601,553   ($ 1,518,317)

Cash and cash equivalents, beginning balance        3,712,315     3,110,762
       4,629,079

Cash and cash equivalents, ending balance   $ 6,422,312    $ 3,712,315    $
3,110,762



Supplemental disclosure of cash flows information:

    Cash paid during the year for:

         Interest (net of capitalized interest of
           $ 43,905 - 1996)  $ 3,818,501    $ 3,509,832    $ 3,103,611
         Income taxes   155,987   343,488   152,760



Supplemental schedule of noncash investing and financing activities:

    Unrealized gain (loss) on securities
      available-for-sale, net of income tax effect    $   151,987    ($
75,614)
    $    505,164
    Other real estate acquired in settlement of loans 216,871   76,390    139,52
4
    Transfer of securities from held-to-maturity to
      available for sale     0    0    5,072,833
    Property, equipment and other assets acquired
      with assumption of deposit liabilities in
      connection with branch acquisition    0    0    312,974
    Loan advanced for sale of other real estate owned 93,600    50,000    0













The Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  Significant Accounting Policies

    Nature of Operations

FNB Financial Corporation's primary activity consists of owning and supervising its subsidiary, The First National
Bank of McConnellsburg, which is engaged in providing banking and bank related services in South Central
Pennsylvania, and Northwestern Maryland. Its five offices are located in McConnellsburg (2), Fort Loudon and Needmore, Pennsylvania, and Hancock, Maryland.

    Principles of Consolidation

The consolidated financial statements include the accounts of the corporation and its wholly-owned subsidiary, The
First National Bank of McConnellsburg. All significant intercompany transactions and accounts have been eliminated.

First Fulton County Community Development Corporation
(FFCCDC) was formed as a wholly-owned subsidiary of The First National Bank of McConnellsburg. The purpose of FFCCDC is to serve the needs of low-to-moderate income individuals and small business in Fulton County under the Community Development and Regulatory
Improvement Act of 1994.

    Basis of Accounting

The Corporation uses the accrual basis of accounting.

    Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowances for losses on loans and foreclosed real estate. Such agencies may require the corporation to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

    Cash Flows

For purposes of the statements of cash flows, the Corporation has defined cash and cash equivalents as those amounts included in the balance sheet captions "Cash and Due From Banks" and "Federal Funds Sold". As permitted by Statement of Financial Accounting Standards
No. 104, the Corporation has elected to present the net increase or decrease in deposits in banks, loans and time deposits in the Statements of Cash Flows.

    Investment Securities

In accordance with Statement of Financial Accounting
Standards Number 115 (SFAS 115) the Corporation's investments in securities are classified in three categories and accounted for as follows:

    d    Trading Securities.  Securities held principally for
resale in the near term are classified as trading securities and recorded at their fair values.
Unrealized gains and losses on trading securities are included in other income.

    d    Securities to be Held to Maturity.  Bonds and notes for
which the Corporation has the
positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

    d    Securities Available for Sale.  Securities available for
sale consist of equity securities,
         bonds and notes not      classified as trading securities nor
as securities to be held to maturity.       These are securities
    that management intends to use as a part of its asset
and liability      management strategy and  may be sold in
response to changes in interest rates, resultant      prepayment
risk and other     related factors.  Unrealized holding gains
and losses, net of tax,      on securities available for   sale are
reported as a net amount in a separate component of
    shareholders' equity until    realized.  Gains and losses
on the sale of securities available for     sale are determined
using    the specific-identification method.

    Fair values for investment securities are based on quoted market prices.

    The Corporation had no trading securities in 1997 or 1996.

    Federal Reserve Bank, Atlantic Central Banker's Bank, and
      Federal Home Loan Bank Stock

These investments are carried at cost. The Corporation is required to maintain minimum investment balances in these stocks, which are not actively traded and therefore have no readily determinable market value.

    Other Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of carrying value or fair value of the underlying collateral less cost to sell. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Legal fees and other costs related to foreclosure proceedings are expensed as they are incurred.

    Loans and Allowance for Possible Loan Losses

Loans are stated at the amount of unpaid principal, reduced by unearned discount, deferred loan origination fees, and an allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

In accordance with SFAS No. 91, loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Corporation is amortizing these amounts over the contractual life of the related loans. Deferred loan origination fees were $ 276,654 and $ 264,956 at December 31, 1997 and 1996, respectively. Deferred loan costs were $ 102,162 and $ 103,845 at December 31, 1997 and 1996, respectively.

    Nonaccrual/Impaired Loans

The accrual of interest income on loans ceases when principal or interest is past due 90 days or more and collateral is inadequate to cover principal and interest or immediately if, in the opinion of management, full collection is unlikely. Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income unless fully collateralized. Subsequent payments received either are applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectibility of principal.

    Bank Building, Equipment, Furniture and Fixtures and
Depreciation

Bank building, equipment, furniture and fixtures are carried at cost less accumulated depreciation. Expenditures for replacements are capitalized and the replaced items are retired. Maintenance and repairs are charged to operations as incurred. Depreciation is computed based on straight-line and accelerated methods over the estimated useful lives of the related assets as follows:
              Years

              Bank building  10-40
              Equipment, furniture and fixtures  3-20
              Land improvements   10-20
              Leasehold improvements   15-20

    Computer software is amortized over 3 to 5 years.

    Earnings Per Share

Earnings per common share were computed based upon weighted average shares of common stock outstanding of 400,000 for 1997, 1996 and 1995.

    Goodwill and Other Intangibles

Goodwill and organization costs are amortized on a straight-line basis over lives of fifteen and five years, respectively.

    Federal Income Taxes

As a result of certain timing differences between financial statement and federal income tax reporting, deferred income taxes are provided in the financial statements. See
Note 7 for further details.

    Advertising

    The corporation follows the policy of charging costs of
advertising to expense as incurred.    Advertising expense was $ 65,734,
$ 64,979, and $ 41,439 for 1997, 1996 and 1995,  respectively.

    Fair Values of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating fair values of financial instruments as disclosed herein:

    d    Cash and Short-Term Instruments.  The carrying
amounts of cash and short-term
         instruments approximate their fair value.

    d    Securities to be Held to Maturity and Securities
Available for Sale.  Fair values for
investment securities are based on quoted market prices.

    d    Loans Receivable.  For variable-rate loans that reprice
frequently and have no significant
change in credit risk, fair values are based on carrying values. Fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

    d    Deposit Liabilities.  The fair values disclosed for
demand deposits are, by definition, equal to the amount payable on demand at the reporting date
(that is, their carrying amounts). The carrying amounts of variable-rate certificates of deposit, and fixed-term money market accounts approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposits and IRA's are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly maturities on time deposits.

    d    Accrued Interest.  The carrying amounts of accrued
interest approximate their fair values.

    d    Off-Balance-Sheet Instruments.  The Bank generally
does not charge commitment fees.
Fees for standby letters of credit and other off-balance-sheet instruments are not significant.

Note 2.  Investment Securities

The amortized cost and fair values of investment securities
available for sale at December 31 were:
                                                Gross
           Gross
                                                              Amortized
Unrealized      Unrealized          Fair
                                                                   Cost

Gains            Losses             Value

  1997
    U. S. Treasury securities     $     298,831  $     1,013    $          0
$
   299,844
    Obligations of other U.S.
      Government agencies    13,292,047     63,736    (     19,993)  13,335,790
    Obligations of states and
      political subdivisions 8,642,382 126,381   (      2,979)  8,765,784
    Mortgage-backed securities    986,975   22,054    (         225) 1,008,804
    SBA Loan Pool certificates        2,748,982      46,370     (         745)
2,794,607
    Equities in local bank stock          90,400     43,180                 0
133,580
         Totals    $ 26,059,617   $ 302,734 ($   23,942)   $ 26,338,409


  1996
    U. S. Treasury securities     $     750,075  $     2,741    ($       238)
$
    752,578
    Obligations of other U.S.
      Government agencies    15,742,003     21,973    (   137,018)   15,626,958
    Obligations of states and
      political subdivisions 6,536,452 64,533    (    19,652)   6,581,333
    Mortgage-backed securities    1,780,747 25,699    (      3,712)  1,802,734
    SBA Loan Pool certificates        3,928,606      65,559     (      2,496)

  3,991,669
    Equities in local bank stock          84,520     31,120            0
115,640
         Totals    $ 28,822,403   $ 211,625 ($ 163,116)    $ 28,870,912

    The amortized cost and fair values of investment securities
held to maturity at December 31   were:
                                                         Gross
           Gross
                                                              Amortized
Unrealized      Unrealized          Fair
                                                                   Cost

Gains            Losses             Value

  1997
    SBA loan pool certificates    $ 1,510,702    $   3,532 ($   3,539)    $
1,510,695
    Obligations of states and
      political subdivisions   1,465,139      12,354            0      1,477,493
         Totals    $ 2,975,841    $ 15,886  ($   3,539)    $ 2,988,188


  1996
    SBA loan pool certificates    $ 1,629,107    $   2,049 ($  10,108)    $
1,621,048
    Obligations of states and
      political subdivisions   2,930,632      17,647  (      1,424)    2,946,855
         Totals    $ 4,559,739    $ 19,696  ($  11,532)    $ 4,567,903

The amortized cost and fair values of investment securities available for sale and held to maturity at December 31, 1997 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or repayment penalties.

                                                   Securities Available
                 Securities Held
                                          - - - - - - for Sale - - - - - -
          - - - - - to Maturity - - - - -
                                              Amortized           Fair
           Amortized          Fair
                                                   Cost              Value
              Cost              Value

    Due in one year or less  $  1,983,551   $  1,982,333   $   455,000    $
455,444
    Due after one year but
      less  than five years  6,788,830 6,818,350 1,010,139 1,022,049
    Due after five years but
      less than ten years    10,719,069     10,819,917     0    0
    Due after ten years     2,741,810      2,780,818                0
        0
                   22,233,260     22,401,418     1,465,139 1,477,493
    Mortgage-backed securities    986,975   1,008,804 0    0
    SBA loan pool certificates        2,748,982      2,794,607    1,510,702
1,51
0,695
    Equities in local bank stock          90,400        133,580        0
   0
         Totals         $ 26,059,617   $ 26,338,409   $ 2,975,841    $ 2,988,188

Proceeds from sales of investment securities available for sale during 1997 were $ 1,278,472. Gross losses on these sales were $ 10,395 and gross gains were $ 13,728.

There were no sales of investment securities in 1996.

Proceeds from sales of investment securities available for sale during 1995 were $ 196,469. Gross losses on these sales were $ 3,364 and gross gains were $ 0.

There were no sales of investment securities held-to-maturity in 1997, 1996 or 1995.

Investment securities carried at $ 7,200,891 and $
8,821,866 at December 31, 1997 and 1996, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

Note 3.  Loans

    Loans consist of the following at December 31:

                      1997         1996

                        (000 omitted)
    Real estate loans:
         Construction and land development  $     680 $     799
         Secured by farmland 4,523     3,978
         Secured by 1-4 family residential properties 32,045    30,885
         Secured by multi-family residential properties    357  271
         Secured by nonfarmland nonresidential properties  3,144     3,149
         Loans to farmers (except loans secured
           primarily by real estate)   1,848     1,919
    Commercial, industrial and state and political subdivision
loans    7,495     6,647
    Loans to individuals for household, family, or other
personal expenditures   9,343     9,476
    All other loans         1,623        923
              Total loans    61,058    58,047
    Less:  Unearned discount on loans  1,508     1,382
         Allowance for loan losses            426            405
              Net Loans $ 59,124  $ 56,260
-12-


Note 3.  Loans (Continued)

The following table shows maturities and sensitivities of loans to changes in interest rates based upon contractual maturities and terms as of December 31, 1997.

                                                                  Due Over 1
                                            Due Within     But Within
Due Over   Nonaccruing
                      (000 omitted)                1 Year           5 Years
  5 Years        Loans         Total

    Loans at pre-determined
      interest rates    $    758  $ 10,019  $ 17,197  $   76    $ 28,050
    Loans at floating or
      adjustable interest rates      6,251      2,650   23,769     338
33,008
              Total (1) $ 7,009   $ 12,669  $ 40,966  $ 414     $ 61,058

    (1) These amounts have not been reduced by the allowance for possible loan losses or unearned discount.

The Bank has granted loans to the officers and directors of the corporation and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $ 3,276,692 and $ 1,366,934 at December 31, 1997 and 1996,
respectively. During 1997, $ 2,934,585 of new loans were made and repayments totaled $ 1,024,827. During 1996, $ 1,174,938 of new loans were made and repayments totaled
$ 645,308.

Outstanding loans to Bank employees totaled $ 1,366,203 and $ 776,743 for years ended December 31, 1997 and 1996, respectively.

Note 4.  Allowance for Loan Losses

    Activity in the allowance for loan losses is summarized as follows:

  1997            1996           1995

                   (000 omitted)

    Allowance for loan losses, beginning of the year  $ 405     $ 405     $ 405

    Loans charged-off during the year:
         Real estate mortgages    23   51   33
         Installment loans   70   49   64
         Commercial and all other loans       134           8         9
              Total charge-offs   227  108  106

    Recoveries of loans previously charged-off:
         Real estate mortgages    4    0    1
         Installment loans   8    12   25
         Commercial and all other loans           3         1         5
              Total recoveries    15   13   31

         Net loans charged-off (recovered)  212  95   75
         Provision for loan losses charged to  operations     233        95

75

         Allowance for loan losses, end of the year   $ 426     $ 405     $ 405

    A breakdown of the allowance for loan losses as of December 31 is as follows:

                                        - - - - - - - -1997- - - - - - - -
-    - - - - - - - - -1996- - - - - - - - -
                                                                 Percent of
                              Percent of
                                               Allowance         Loans in
     Allowance            Loans in
                     (000 omitted)                  Amount       Each
Category     Amount          Each Category

    Commercial, industrial
      and agriculture loans  $ 278     27.16%    $   53    27.24%
    1-4 family residential
      mortgages         69   44.25%    123  47.56%
    Consumer and
      installment loans 50   12.90%    179  14.59%
    Off balance sheet
      commitments  28   15.69%    40   10.61%
    Unsegregated         1      N/A        10      N/A
              Total     $ 426     100.0%    $ 405     100.0%

Impairment of loans having a recorded investment of $ 112,000 at December 31, 1997 was recognized in conformity with SFAS No. 114 as amended by SFAS No.
118. The average recorded investment in impaired loans during 1997 was $ 174,236. The total allowance for loan losses related to these loans was $ 100,000 at December 31, 1997. Interest income on impaired loans of $ 3,318 was recognized for cash payments received in 1997. There were no impaired loans in 1996.

Impairment of loans having a recorded investment of $ 152,312 at December 31, 1995 was recognized in conformity with SFAS No. 114 as amended by SFAS No.
118. The average recorded investment in impaired loans during 1995 was $ 161,000. The total allowance for loan losses related to this loan was less than $ 1,000 at December 31, 1995 due to the fact that management felt the loan is adequately collateralized. Interest income on impaired loans of $ 10,924 was recognized for cash payments received in 1995. The underlying collateral for this loan was sold and the loan paid off in 1996.

Note 5.  Nonaccrual, Past Due and Restructured Loans

    The following table shows the principal balances of nonaccrual loans as of December 31:

                                                                  1997
          1996               1995

    Nonaccrual loans    $ 414,009 $ 974,480 $ 471,519
    Interest income that would have been
      accrued at original contract rates    $   37,490     $   88,928     $
46,550
    Amount recognized as interest
      income           18,192         60,073         25,917
              Foregone revenue    $   19,298     $   28,855     $   20,633

    Loans 90 days or more past due (still accruing interest) were as follows at December 31:

            (000 omitted)                                            1997
          1996             1995

    Real estate mortgages    $   0     $   0     $   0
    Installment loans   24   32   23
    Demand and time loans        2         1         7
              Total     $ 26 $ 33 $ 30

Note 5.  Nonaccrual, Past Due and Restructured Loans
(Continued)

The Bank had two loans classified as restructured troubled loans. These loans were restructured in accordance with agreements with bankruptcy courts regarding the terms of repayments and interest rates. One loan was restructured during the second quarter of 1991 and had a high balance when restructured of approximately $ 225,000 and this loan was paid off in 1996. The other loan was restructured in the second quarter of 1992. This loan had a high balance of approximately $ 41,000 when restructured and had a balance of $ 5,382 at December 31, 1996. This loan was secured with a first mortgage position on real estate and was paid off in 1997.

    The following table presents the principal balances of restructured loans as of December 31:

                                                        1997
             1996               1995

    Restructured loans  $ 0  $ 5,382   $ 168,840

    Interest income that would have been
      accrued at original contract rates    $ 0  $ 1,189   $   18,320
    Amount recognized as interest income      0    1,132       13,139
              Foregone revenue    $ 0  $     57  $    5,181

Note 6.  Bank Building, Equipment, Furniture and Fixtures

    Bank building, equipment, furniture and fixtures consisted of the following at December 31:


  Accumulated        Depreciated
         Description                                            Cost
   Depreciation             Cost


          1997

    Bank building (including land $ 211,635)     $ 3,110,146    $    731,017
$
2,379,129
    Equipment, furniture and fixtures  1,916,091 1,169,959 746,132
    Land improvements   237,753   113,172   124,581
    Leasehold improvements          48,819           3,187        45,632
                   $ 5,312,809    $ 2,017,335    $ 3,295,474


          1996

    Bank building (including land $ 211,635)     $ 2,841,202    $    653,298
$
2,187,904
    Equipment, furniture and fixtures  1,777,010 1,031,716 745,294
    Land improvements   229,947   100,909   129,038
    Leasehold improvements          46,132             408        45,724
                   $ 4,894,291    $ 1,786,331    $ 3,107,960


Depreciation and amortization expense amounted to $
234,643 in 1997, $ 150,294 in 1996, and $ 126,258 in
1995.

Note 7.  Income Taxes

    The components of federal income tax expense are summarized as follows:

                                                                   1997
             1996               1995

    Current year provision   $ 196,991 $ 205,104 $ 273,237
    Deferred income taxes resulting from:
         Differences between financial
           statement and tax depreciation charges     3,000     13,123    76
         Differences between financial
           statement and tax loan loss
           provision    (      6,869)  (         208) (    19,532)
              Applicable income tax    $ 193,122 $ 218,019 $ 253,781

Federal income taxes were computed after adjusting pretax accounting income for nontaxable income in the amount of $ 522,040, $ 633,813, and $ 590,029 for 1997, 1996 and
1995, respectively.

    A reconciliation of the effective applicable income tax rate
to the federal statutory rate is as    follows:

1997         1996          1995

    Federal income tax rate  34.0%     34.0%     34.0%
    Reduction resulting from:
         Nontaxable interest income and other timing
           differences       15.6 15.5 13.8
              Effective income tax rate     18.4%     18.5%     20.2%


    Deferred income taxes at December 31 are as follows:


  1997               1996

         Deferred tax assets $ 26,909  $ 76,398
         Deferred tax liabilities (   94,789)    (  69,850)
                   ($ 67,880)     $  6,548

    The tax effects of each type of significant item that gives rise to deferred taxes are:


  1997               1996
         Net unrealized (gains) losses on
           securities available for sale    ($ 94,789)     ($ 16,493)
         Depreciation expense     (   56,357)    (   53,357)
         Allowance for loan losses        83,266    76,398
                   ($ 67,880)     $   6,548

The corporation has not recorded a valuation allowance for the deferred tax assets as they feel that it is more likely than not that they will be ultimately realized.

Note 8.  Employee Benefit Plan

The Bank has a 401-K plan which covers all employees who have attained the age of 20 and who have completed six months of full-time service. The plan provides for the Bank to match employee contributions to a maximum of 5% of annual compensation. The Bank also has the option to make additional discretionary contributions to the plan based upon the Bank's performance and subject to approval by the Board of Directors. The Bank's total expense for this plan was $ 76,754, $ 65,644, and $ 49,800 for the years ended December 31, 1997, 1996 and 1995, respectively.

Note 9.  Deposits

Included in savings deposits are NOW and Super NOW account balances totaling $ 5,780,398 and $ 5,206,615 at December 31, 1997 and 1996, respectively. Also included in savings deposits at December 31, 1997 and 1996 are Money Market account balances totaling
$ 7,523,777 and $ 7,479,502, respectively.

Time certificates of $ 100,000 and over as of December 31 were as follows:


1997                  1996

    (000 omitted)

    Three months or less     $   1,374 $   691
    Three months to six months    1,354     214
    Six months to twelve months   1,713     313
    Over twelve months      5,892   7,363
              Total     $ 10,333  $ 8,581


Interest expense on time deposits of $ 100,000 and over aggregated $ 551,875, $ 601,843 and $ 518,586 for 1997,
1996 and 1995, respectively.

At December 31, 1997 the scheduled maturities of certificates of deposit are as follows:

         1998 $ 25,074,382
              1999 11,182,335
              2000 8,657,619
              2001 5,643,619
              2002 5,714,746
              Thereafter             21,000
                   $ 56,293,701

The Bank accepts deposits of the officers, directors and
employees of the        corporation and its subsidiary on the
same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of deposits of officers, directors and employees totaled $ 3,593,950 and $ 4,284,064 at December 31, 1997 and 1996, respectively.

Note 10. Financial Instruments With Off-Balance-Sheet Risk

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

  Contract or

Notional Amount

 (000 omitted)

1997               1996
    Financial instruments whose contract amounts
      represent credit risk at December 31:
         Commitments to extend credit  $   9,948 $ 5,368
         Commercial and standby letters of credit         1,411   1,521
                   $ 11,359  $ 6,889

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, real estate, equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank holds collateral supporting those commitments when deemed necessary by management.

Note 11. Concentration of Credit Risk

The Board grants agribusiness, commercial and residential loans to customers located in South Central Pennsylvania and Northwestern Maryland. Although the Bank has a diversified loan portfolio, a portion of its customers' ability to honor their contracts is dependent upon the construction and land development and agribusiness economic sectors.

The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon the extension of credit is based on management's credit evaluation of the customer. Collateral held varies but generally includes equipment and real estate.

Note 12. FNB Financial Corporation (Parent Company Only)
Financial Information

The following are the condensed balance sheets, income statements and statements of cash flows for the parent company.
Balance Sheets
December 31

                                               Assets
     1997                     1996

    Cash                $       49,159 $     138,380
    Marketable equity securities
      available for sale     133,580   115,640
    Investment in the First National Bank
      of McConnellsburg 11,322,894     10,556,551
    Other assets                            3,180               3,114
              Total assets   $ 11,508,813   $ 10,813,685



Liabilities and Stockholders' Equity

    Dividends payable   $     104,000  $     100,000
    Other liabilities                15,064         11,653
                             119,064   111,653
    Common stock, par value $ .63; 6,000,000
      shares authorized; 400,000 shares issued
      and outstanding        252,000   252,000
    Additional paid-in capital    1,789,833 1,789,833
    Retained earnings        9,163,913 8,628,183
    Unrealized gain on securities available
      for sale, net of tax effects            184,003          32,016
              Total liabilities and stockholders' equity   $ 11,508,813   $
10,813,685



Statements of Income
Years Ended December 31

                                                             1997
              1996                1995

    Cash dividends from wholly-owned
      subsidiary                  $ 240,000 $          0   $             0
    Dividend income - Marketable
      equity securities      3,153     2,868     2,508
    Equity in undistributed income of
      subsidiary                    621,935    976,934        1,014,118
                             865,088   979,802   1,016,626
    Less:  holding company expenses          9,358        22,617
14,862
              Net income     $ 855,730 $ 957,185 $ 1,001,764

Note 12. FNB Financial Corporation (Parent Company Only)
Financial Information (Continued)

Statements of Cash Flows
Years Ended December 31

                                                                    1997
               1996              1995
    Cash flows from operating activities:
         Net income               $ 855,730 $ 957,185 $ 1,001,764
         Adjustments to reconcile net
           income to cash provided by
           operating activities:
              Equity in undistributed income
                of subsidiary     (   621,935)   (   976,934)   (   1,014,117)
              (Increase) decrease in other assets     (           66)     (
    614) 519
              Increase (decrease) in:
                   Other liabilities   (      1,070)       1,070     (
5,470)
    Net cash provided (used) by operating activities    232,659 (    19,293)
    (       17,304)

    Cash flows from investing activities:
         Purchase of marketable equity securities
           available for sale     (      5,880)             0   (       25,000)

    Cash flows from financing activities:
         Cash dividends paid (   316,000)   (  300,000)    (      304,000)

    Net increase (decrease) in cash    (    89,221)   (  319,293)    (
346,304)
    Cash, beginning balance    138,380   457,673      803,977
    Cash, ending balance     $  49,159 $ 138,380 $    457,673


Note 13. Regulatory Matters

Dividends paid by FNB Financial Corporation are generally provided from the dividends it receives from the Bank. The Bank, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends that the Bank could declare without the approval of the Comptroller of the Currency amounted to approximately $ 2,530,775 and $ 2,904,720 at December 31, 1997 and 1996, respectively.

    FNB Financial Corporation's balance of retained earnings at December 31, 1997 is
    $ 9,163,913 and would be available for cash dividends, although payment of dividends to such extent would not be prudent or likely. The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current period earnings.

In addition, regulatory authorities have established capital guidelines in the form of the "leverage ratio" and "risk-based capital ratios." The leverage ratio of the Corporation, defined as total stockholders' equity less intangible assets to total assets. The risk-based ratios compare capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to risk profiles of individual banks. A comparison of the Corporation's capital ratios to regulatory minimums at December 31 is as follows:

                                                               FNB Financial
Corporation          Regulatory Minimum
                                                 1997
1996                    Requirements

    Leverage ratio      10.41%    10.60%    3%

    Risk-based capital ratios/
      Tier I (core capital)  18.09%    19.30%    4%

      Combined Tier I and
       Tier II (core capital
       plus allowance for loan
       losses)                    18.79%    20.05%    8%

Note 14. Compensating Balance Arrangements

Required deposit balances at the Federal Reserve were $
125,000 and $ 80,000 for 1997 and 1996, respectively.
Required deposit balances at Atlantic Central Banker's
Bank were
$ 365,000 and $ 282,000 at December 31, 1997 and 1996,
respectively. These balances are maintained to cover processing costs and service charges.

Note 15. Fair Value of Financial Instruments

The estimated fair values of the Corporation's financial
instruments were as follows at December 31:
                                        - - - - - - - - 1997 - - -
- - - -    - - - - - - - 1996 - - - - - - -
                                                     Carrying
Fair            Carrying           Fair
                                                       Amount
Value           Amount           Value
    FINANCIAL ASSETS
         Cash and due from banks  $  3,491,312   $  3,491,312   $  2,473,315
$
2,473,315
         Interest-bearing deposits in banks 6,050,546 6,050,546 327,276   327,27
6
         Federal funds sold  2,931,000 2,931,000 1,239,000 1,239,000
         Securities available for sale 26,338,409     26,338,409     28,870,912
28,870,912
         Securities to be held to maturity  2,975,841 2,988,188 4,559,739 4,567,
903
         Other bank stock    389,600   389,600   383,700   383,700
         Loans receivable    59,549,825     58,029,013     56,665,541     55,484
,110
         Accrued interest receivable   610,240   610,240   675,180   675,180

    FINANCIAL LIABILITIES
         Time certificates   56,293,701     56,762,321     50,957,962     51,580
,258
         Other deposits      36,965,989     36,965,989     36,176,006     36,176
,006
         Accrued interest payable 594,129   594,129   565,751   565,751
         Liability for borrowed funds  460,719   460,719   0    0

Note 16. Liability for Borrowed Funds

At December 31, 1997, the Corporation was carrying a deficit balance of $ 287,493 at one of its correspondent banks due to a cash letter error by the Federal Reserve Bank. The deficit balance cleared the next business day.

    The Bank received Community Investment Program funding from the Federal Home Loan
Bank of Pittsburgh for $ 175,000 at a fixed rate of 6.64% and an amortization term of 20 years. Required payments on this loan are as follows:

              1998 $    4,462
              1999 4,768
              2000 5,094
              2001 5,443
              2002 5,816
              Thereafter       147,643
                   $ 173,226

The Bank had available a line of credit totaling $
3,115,000 and $ 3,022,400 at December 31, 1997 and
1996, respectively, with the Federal Home Loan Bank of
Pittsburgh. There were no outstanding balances against this line at December 31, 1997 or 1996. Collateral for borrowings and the line consists of various securities and the Corporation's 1-4 family mortgages with a book value of approximately $ 36,374,000.

Note 17. Operating Lease

    During 1996 the Corporation entered into a lease
agreement for its Hancock, Maryland    office.   The original lease term is
ten years with three separate successive options to extend      the  lease
for
a term of five years each.  Monthly rent is $ 1,800 and the lessee pays
a   proportionate  share of other operating expenses.  For the
year ended December 31, 1997, rent     expense under  this operating lease
was $ 21,600.  Required lease payments for the next five   years are as
    follows:

              1998 $   21,600
              1999 21,600
              2000 21,600
              2001 21,600
              2002     21,600
              Thereafter         81,000
                   $ 189,000

FNB FINANCIAL CORPORATION AND ITS WHOLLY-
OWNED SUBSIDIARY

SELECTED FIVE YEAR FINANCIAL DATA


                                         1997           1996
1995             1994           1993
Results of Operations (000 omitted)

    Interest income     $ 7,388   $ 6,965   $  6,262  $  5,530  $ 5,510
    Interest expense    3,847     3,694     3,247     2,784     2,884
    Provision for loan losses          233          96             75
   2           62
    Net interest income after
      provision for loan losses   3,308     3,175     2,940     2,744     2,564
    Other operating income   349  270  270  177  213
    Other operating expenses   2,608      2,270      1,954    1,903    1,720
    Income before income taxes    1,049     1,175     1,256     1,018     1,057
    Applicable income tax         193        218       254       166      252
         Net income     $   856   $    957  $  1,002  $     852 $    805

Common Share Data

Per share amounts are based on weighted average shares of common stock outstanding of 400,000 for 1997, 1996, 1995 and 1994; and 359,410 for 1993 after giving retroactive recognition to a 2 for 1 stock split effective April 23, 1993.

    Income before income taxes    $   2.62  $   2.94  $   3.14  $   2.55  $
2.94
    Applicable income taxes  .48  .55  .64  .42  .70
         Net income     2.14 2.39 2.51 2.13 2.24
    Cash dividend declared   .80  .77  .77  .64  .55
    Book value (actual number
      of shares outstanding
      before FAS 115 adjustments) 28.01     26.68     25.05     23.33     21.83
    Dividend payout ratio    37.39%    32.18%    30.75%    30.04%    24.62%

Year-End Balance Sheet Figures
  (000 omitted)

    Total assets        $ 106,020 $ 98,644  $ 91,921  $ 80,715  $ 82,458
    Net loans      59,124    56,260    52,794    49,100    45,011
    Total investment securities -
      Book value   29,425    33,767    31,944    24,475    27,505
    Deposits-noninterest bearing  9,988     9,250     7,778     6,781     7,562
    Deposits-interest bearing     83,272    77,884    73,138    64,318    65,533

    Total deposits 93,260    87,134    80,916    71,099    73,095
    Total stockholders' equity (before
      FAS 115 adjustments)   11,206    10,670    10,021    9,327     8,731

Ratios (calculated before FAS 115
  adjustments)

    Average equity/average assets 10.74%    10.87%    11.58%    11.21%    9.75%
    Return on average equity 7.98%     9.18%     10.26%    9.37%     10.40%
    Return on average assets .86% 1.00%     1.19%     1.05%     1.01%

FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARY

SUMMARY OF QUARTERLY FINANCIAL DATA




    The unaudited quarterly results of operations for the years ended December 31, 1997 and 1996 are as follows:

                          1997                                        1996
($ 000 omitted                               Quarter Ended     Quarter Ended
 except per share)  Mar. 31  June 30   Sept. 30  Dec. 31  Mar. 31  June 30
Sept. 30   Dec. 31

Interest income    $ 1,789   $ 1,849   $ 1,857   $ 1,893   $ 1,684   $ 1,696
$
1,778    $ 1,807
Interest expense        928       952       968       999        936      921

   926        911
    Net interest income 861  897  889  894  748  775  852  896

Provision for loan losses            9       44        50       130          7
     38        18         33
    Net interest income
      after provision for
      loan losses  852  853  839  764  741  737  834  863
Other income  71   111  86   81   59   72   65   74
Other expenses          656       650       634       668       519      541

  570         640
    Operating income
      before
      income taxes 267  314  291  177  281  268  329  297
Applicable income taxes       49        69        62        13        52
56        67        43
    Net income     $   218   $   245   $   229   $   164   $   229   $   212
$
 262     $   254



Net income applicable
  to common stock
Per share data:
    Net income     $   .55   $   .62   $   .57   $    .40  $   .57   $   .53
$
 .65     $   .64

FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARY

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS'
EQUITY, INTEREST RATES AND INTEREST DIFFERENTIAL
Years Ended December 31


                                     - - - - - - - -1997- - - - - - - -       -
- - - - - - -1996- - - - - - - -
     - - - - - - - -1995- - - - - - - -
                                     Average           Average      Average
   (000 omitted)               Balance    Interest    Rate         Balance
    Interest    Rate       Balance   Interest   Rate

     ASSETS

Interest bearing
  deposits with banks
  and federal funds sold     $  3,708  $   202   5.45%     $   3,440 $   184
5.3
5%
    $   2,943 $    172  5.84%
Investment securities   31,524    1,915     6.07%     33,129    1,931     5.82%
25,837   1,458     5.64%
Loans                 57,794   5,271   9.12%        53,046   4,850   9.14%

51,492     4,632   9.00%
    Total interest
      earning assets    93,026    $ 7,388   7.94%     89,615    $ 6,965   7.77%
80,272   $ 6,262
    7.80%
Cash and due from
  banks            2,770               2,498               1,975
Bank premises and
  equipment        3,196               2,714               1,397
Other assets              923                   1,035                  759

    Total assets   $ 99,915            $ 95,862            $ 84,403



LIABILITIES AND STOCKHOLDERS' EQUITY

Interest bearing
  transaction accounts  $  6,965  $    146  2.10%     $  7,228  $   155   2.14%
    $  6,402  $    146  2.28%
Money market deposit
  accounts         7,123     252  3.54%     6,690     239  3.57%     4,904
192 3
 .92%
Other savings deposits  12,229    334  2.73%     12,369    344  2.78%     12,582
    372  2.96%
All time deposits     53,016   3,109   5.86%        50,192   2,956   5.89%

43,099
      2,537   5.89%
Liability for borrowed
  funds                    90              6     6.67%               0
   0      .00%               0
            0   .00%
    Total interest
      bearing
      liabilities  79,423    $ 3,847   4.84%     76,479    $ 3,694   4.83%
66,98
7   $ 3,247   4.85%
Demand deposits    8,884               8,153               6,924
Other liabilities         875                     806                  722

    Total liabilities   89,182              85,438              74,633

Stockholders' equity      10,733               10,424               9,770

    Total liabilities
      and stockholders'
      equity  $ 99,915            $ 95,862            $ 84,403

Net interest income/net
  interest margin/margin
  average earning assets          $ 3,541   3.80%          $ 3,271   3.65%
    $
3,015    3.76%

FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARY

CHANGES IN NET INTEREST INCOME



                                           - - -1997 Compared to 1996- - -
     - - -1996 Compared to 1995 - - -

 Total                                                  Total
                                           Average    Average     Increase
     Average     Average      Increase
    (000 omitted)                    Volume       Rate       (Decrease)
Volume        Rate       (Decrease)

Interest Income
    Interest bearing deposits
      with banks and
      federal funds sold     $  14     $  4 $  18     $  29     ($   17)  $
12
    Investment securities    (    93)  77   (    16)  411  62   473
    Loans            434     (  13)      421        140        78       218

         Total interest income    $ 355     $ 68 $ 423     $ 580     $ 123
$
703


Interest Expense
    Interest bearing
      transaction accounts   ($    6)  ($  3)    ($    9)  $  19     ($  10)
$
  9
    Money market
      deposit accounts  15   (    2)   13   70   (    23)  47
    Other savings       (     4)  (    6)   (    10)  (      6) (    22)  (
28)
    All time deposits     166     (  13)      153        418         1      419
    Liability for borrowed funds        0       6           6         0
0         0

         Total interest expense   $ 171     ($ 18)    $ 153     $ 501     ($
54) $ 447

         Net interest income           $ 270               $ 256

FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARY

MATURITIES OF INVESTMENT SECURITIES
December 31, 1997


    The following table shows the maturities of investment securities at amortized cost as of December 31, 1997, and weighted average yields of such securities.
  Yields are shown on a
taxable equivalent basis, assuming a 34% federal income tax rate.

                                                Within              1-5
      5-10                 Over
      (000 omitted)                        1 Year            Years
Years              10 Years          Total

U.S. Treasury Securities
    Amortized cost $   199   $    100  $        0     $      0  $     299
    Yield          5.77%     6.27%     0%   0%   5.93%

Obligations of other U.S.
  Government agencies:
    Amortized cost 1,049     3,551     8,192     500  13,292
    Yield          5.45%     6.29%     7.13%     7.43%     6.79%

Obligations of state and
  political subdivisions:
    Amortized cost 1,190     4,148     2,527     2,242     10,107
    Yield          5.96%     6.89%     7.91%     7.70%     7.22%

Mortgage-Backed securities
  and SBA Guaranteed Loan
  Pool Certificates (1):
    Amortized cost 23   273  477  4,474     5,247
    Yield              8.82%     7.78%       8.43%        6.73%      6.95%

         Subtotal amortized cost  $ 2,461   $ 8,072   $ 11,196  $ 7,216   $
28,945
         Subtotal yield 5.76%     6.65%     7.36%     7.08%     6.96%

Equity Securities                           $     480
Yield                                  5.64%

         Total investment
           securities                       $ 29,425
         Yield                               6.94%

(1) It is anticipated that these mortgage-backed securities and SBA Guaranteed Loan Pool Certificates will be repaid prior to their contractual maturity dates.

    MANAGEMENT'S DISCUSSION AND ANALYSIS
    OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following section presents a discussion and analysis of the financial condition and results of operations of FNB Financial Corporation (the Corporation) and its wholly-owned subsidiary, The First National Bank of McConnellsburg (the Bank). This discussion should be read in conjunction with the financial tables/statistics, financial statements and notes to financial statements appearing elsewhere in this annual report.

RESULTS OF OPERATIONS

Overview
    Consolidated net income for 1997 was $855,730, a decrease of $101,455 or 10.60% from the net income of $957,185 for 1996 and a decrease of $146,034 or 14.58% from 1995. On a per share basis, net income for 1997 was $2.14, based upon average shares outstanding of 400,000, compared to $2.39 for 1996 and $2.51 for 1995..
    Results of operations for 1997 as compared to 1996 were impacted by the following items: (1) net income was positively impacted by a 3.81% increase in average earning assets which was driven by a 4.34% increase in average deposits, the result of the new deposits generated at our Hancock Office, Hancock Community Bank, which opened on November 25, 1996 and increased deposits of our Fort
Loudon Office which opened on November 13, 1995; (2) net income was positively impacted by an increasing net interest margin which occurred due to an increase in the yield on earning assets from 7.77% in 1996 to 7.94% in 1997 a direct result of an increase in the yield on investment securities which increased from 5.82% in 1996 to 6.07% in 1997 while costs of interest bearing liabilities increased only .01% in 1997 from 4.83% in 1996 to 4.84% in 1997;
(3) net income was negatively impacted by a $137,000 increase in the provision for loan losses, from $95,500 in 1996 to $232,500 in 1997, an increase which was necessary due primarily to the unforeseen bankruptcy of a commercial loan; (4) net income was positively impacted by a $31,211 gain on the sale of PHEAA loans which were sold due to increasing federal regulations and bureaucracy diminishing the Bank's ability to profitability originate these loans; (5) net income was negatively impacted by an increase in wage and salary expenses of $126,931 and employee benefits of $42,458 due a) to a full year of expenses for two full time and four part time employees hired for the operation of the Bank's first interstate office, Hancock Community Bank, opened on November 25, 1996 in Hancock, Maryland; b) wage and salary increases during 1997; and c) increased participation in the Bank's health care and retirement plans; (6) net income was negatively impacted by a $43,406 increase in net occupancy expenses and a $61,615 increase in furniture and equipment expenses as a result of a full year depreciation on buildings, furniture, equipment and `

overhead associated with the Hancock Community Bank office and the renovation/expansion of the main office completed on September 1, 1996; (8) net income was positively impacted by an accounting estimate change which decreased the amortization of the cost of the Fort Loudon deposit acquisition in the amount of $37,356; a $16,241 increase in the cost of data, voice and Automated Teller machine communication expenses as a main result of the Fort Loudon and Hancock Community Bank offices; a $5,969 decrease in professional development expenses due to a decrease in the training costs of new employees and attendance of banking association conventions; an $11,544 increase in supplies expenses due to the additional new accounts acquired at the Fort Loudon Office and start-up supplies for the Hancock Office; a $15,278 increase in professional fees due to a $6,500 cost for the professional appraisal of all the corporation's properties and VISA debit card start up costs of over $4,000; and a $9,640 increase in costs associated with the collection and recovery of past due, delinquent and charged off loans; and (9) net income was positively impacted by a $24,897 decrease in the current year income tax provision resulting from a general decrease in taxable income in relation to tax-free income.
    Net income as a percent of total average assets for 1997, also known as return on assets (ROA), was .86% compared to 1.00% for 1996 and 1.19% for 1995. Net income as a percent of average stockholders' equity for 1997, also known as return on equity
(ROE), was 7.98% compared to 9.18% for 1996 and 10.26% for 1995.
The ROA and ROE for these periods were impacted by the factors discussed in the preceding paragraphs.
    During 1996 management became aware of the closing of a branch office of First Federal Savings Bank of Western Maryland, in Hancock, Maryland. As the Board of Directors had targeted for several years the Hancock market as a future site for expansion purposes, management felt it prudent to pursue this opportunity. Although there are other branch offices of banks and savings and loans in Hancock, Maryland, there were no locally-owned community bank offices, and had not been since the late 1970s and early 1980s when both local banks were taken over by large out-of-the-area, removed-from-the-community bank holding companies. Management felt it wise to pursue the "nitch" of providing community banking to the Hancock community and supporting the needs of the community while reenforcing the Banks' ability to maintain and service its current accounts in the southern part of Fulton County, Pennsylvania.
    The location of this branch office known as, Hancock Community Bank, A Division of The First National Bank of McConnellsburg, in the Hancock Shopping Center became reality when The Office of the Comptroller of the Currency, the Bank's primary regulator, gave permission for the Bank to open this office on November 25, 1996. This office, the Bank's first interstate branch office, is also unique in that it will also be the Bank's first supermarket branch office. As soon as the owner of the adjacent supermarket completes extension renovations, the wall between the branch office and the supermarket will be removed, allowing customers to enter the branch directly from the supermarket. The operation of this office has increased operational overhead due to the costs of personnel, equipment and furniture expenses, utilities and rent expense; however, the long term benefits from this office through the generation of new deposits and loans are anticipated to increase income to the Corporation over the next several years. The deposit and loan growth of the Hancock office has exceeded management's expectations. At December 31, 1997 balances of new deposits and loans generated as a direct result of the opening of the Hancock office were $2,833,403 and $2,393,878 respectively.

Net Interest Income
    Net interest income is the amount by which interest income on loans and investments exceeds interest incurred on deposits and other interest-bearing liabilities. Net interest income is the Corporation's primary source of revenue. The amount of net interest income is affected by changes in interest rates and by changes in the volume and mix of interest-sensitive assets and liabilities.
    Net interest income for 1997 increased $270,981 or 8.29% over 1996 and $525,989 or 17.45% over 1995. Average earning assets for 1997 increased $3,411,000 over 1996 and $12,754,000 over 1995. The most significant contribution to this increase in average earning assets from 1996 to 1997 was the increase in loans in the amount of $4,748,000 or 8.95% and a decrease in investment securities of $1,605,000 or 4.84%. The decrease in the lower yielding investment securities of 6.07% to the higher yielding loans of 9.12% contributed to the increase in net interest income. The earning asset increase was also funded by an increase in average deposits of $3,585,000 or 4.23%. This volume increase is the result of deposits generated at the Fort Loudon office and new deposits at the Hancock office of $2,833,403. The volume growth in earning assets and interest-bearing liabilities contributed to the increase in net interest income by the amount of $184,000 in 1997 over 1996.
    The decline in market interest rates which had began in the third and fourth quarters of 1995, continued into the first quarter of 1996 when the Federal Reserve Board decreased short term interest rates. Throughout 1996, interest rates remained relatively the same with no major changes in Federal Reserve interest rate policy.
 During 1997 the Federal Reserve's interest rate policy remained the same as that of 1996 with the only change occurring at the end of the first quarter when the Federal Reserve decreased short term interest rate by 25 basis points. Average yields on loans decreased 2 basis points from those of 1996; however, the average yield on investment securities increased 25 basis points and the average yield on federal funds sold increased 10 basis points. As a result of the aforementioned increase in the average balance of higher yielding loans while the average balance of lower yielding investment securities decreased, the average yield on earning assets increased in 1997 to 7.94%, a .17% increase from 1996 and
 .14% increase from 1995.  The average cost of

interest-bearing liabilities during 1997 was 4.84%, a .01% increase from 1996 and .01% decrease from 1995. This very minimal increase from 1996 was attributable to management's retention of rates and decrease in the cost of interest-bearing liabilities from 1996 and the $2,824,000 increase in the balance of higher yielding certificates of deposit. The result of these decreases were a 4 basis point decrease in the cost of interest-bearing transaction accounts; a 3 basis point reduction in the cost of Money Market Deposit accounts; a 5 basis point reduction in the cost of Saving accounts; and a 3 basis point reduction in the cost of time deposits. The net effect of all interest rate fluctuations was to increase net interest income in the amount of $86,000 in 1997 over 1996. Due to the increase in the yield on earning assets by 17 basis points, which was significantly more than the 1 basis point increase in the cost of interest-bearing liabilities, and to an increase of $4,748,000 into higher yielding loans, the Bank has experienced an increase in its net interest margin during 1997 compared to 1996. The average net interest margin for 1997 was 3.80% compared to 3.65% for 1996.
    Management anticipates the yield on earning assets to decrease during the next few quarters as indexes on adjustable rate securities and loans have decreased and loan competition in the residential lending environment has forced management to reduce interest rates on all residential mortgage products. At the same time interest rates on investment securities at their current low interest rate level has resulted in calls of higher yielding investment securities being invested in lower yielding securities.
 These decreases in yield in both the loan portfolio and the investment portfolio will result in lower yields on the Bank's earning assets while the cost of interest-bearing liabilities is projected to increase slightly during the next few quarters as lower yielding maturing time deposits are repriced to higher
yielding rates.   As a result, the net interest spread and net
interest margin are projected to decrease during this period. Bank management continually monitors the Bank's rate sensitive position within the next year. To protect and improve rate sensitive positions, the strategies available to the Bank are purchasing short to medium term, fixed rate securities, promoting long-term lower yielding certificates of deposits, decreasing the yield on all deposit-bearing liabilities, and promoting all loan products.

Provision for Loan Losses
    The loan loss provision is an estimated expense charged to earnings in anticipation of losses attributable to uncollectible loans. The provision is based on Management's analysis of the adequacy of the allowance for loan losses. The provision for 1997 was $232,500 compared to $95,500 for 1996, and $74,704 for 1995. This increase of $137,000 from 1996 to 1997 was the result of an increase in charged-off loans classified as commercial loans. Due to a bankruptcy filing by a loan customer over $100,000 was charged-off for this customer. As a result of this charge-off, the loan loss provision for 1997 was increased accordingly. Total charged-off loans in 1997 were $227,000 compared to $108,000 in 1996 and $106,000 in 1995. Total recoveries in 1997 were $15,000 compared to $13,000 in 1996 and $31,000 in 1995. The increase in the allowance balance by $20,000 was also based on management's assessment of the Bank's loan volumes, past historical performance, and analysis of non-performing and delinquent loans which indicated the present balance of the allowance was sufficient for anticipated future charge-offs. See discussion on Allowance for Loan Losses.

Other Operating Income and Other Operating Expenses
    Other operating income for 1997 was $348,670, a $77,917 increase over the same period in 1996 and a $79,146 increase over the same period in 1995. This increase is mainly attributable to the gain on the sale of PHEAA loans on June 19, 1997 which resulted in a gain of $31,211. Service charges on deposit account increased $10,600 due to increased deposit accounts and managements stricter enforcement of overdraft fees. Other service charges increased $17,319 due to an $18,845 increase in commissions received on the writing of consumer and residential home life and accident/disability insurance as a direct result of increased consumer lending and loans closed which purchased this insurance. Other income increased $9,202 due mainly to a $4,400 increase in rental income.
    Total other operating expenses for 1997 increased by $338,250 or 14.90% over 1996 and $654,032 or 33.47%, over 1995. As 1997 was the first full year of operational expenses associated with the Hancock office, operating expenses increased due to this operation and are outlined in the following discussion. Employee wages and benefits increased $169,389 due to increased employment as a result of the Fort Loudon and Hancock Community Bank offices, increased participation in health benefit and pension costs and wage and salary increases which became effective in 1997. Net occupancy expenses of bank premises increased $43,406 and furniture and equipment expenses increased $61,615 due to increased depreciation on real estate, furniture and equipment as a result of a full year's depreciation on the main office renovation and construction completed on September 1, 1996 and on the Hancock Community Bank office which opened on November 25, 1996. Other operating expenses increased $54,793 due to a $16,241 increase in the cost of data, voice and Automated Teller machine communication expenses as a main result of the Fort Loudon and Hancock Community Bank offices; a $5,969 decrease in professional development expenses due to a decrease in the training costs of new employees and attendance of banking association conventions; an $11,544 increase in supplies expenses due to the additional new accounts acquired at the Fort Loudon Office and start-up supplies for the Hancock Office; a $15,278 increase in professional fees due to a $6,500 cost for the professional appraisal of all the corporation's properties and VISA debit card start up costs of over $4,000; and a $9,640 increase in costs associated with the collection and recovery of past due, delinquent and charged off loans.
    Management has been operating, during the past few years, in an expansion mode, by increasing the Bank's target market through the acquisition of the Fort Loudon Branch Office in Franklin County, Pennsylvania and the opening of Hancock Community Bank in Washington County, Maryland as well as expanding the main office facilities to allow for future growth and expansion of operations. As a result of this growth and expansion, other operating expenses increased during the 1997 operational year and will for the years thereafter, due mainly to the following: 1) depreciation of the main office renovation/construction completed on September 1, 1996;
2) operational expenses and overhead associated with the operation of Hancock Community Bank which opened on November 25, 1996; and 3) operational expenses and overhead associated with the renovation/expansion of the Fort Loudon office which were completed in November 1997 costing approximately $200,000. These items will decrease the Corporation's net income during the next few years as overhead of these operations impact net income. The immediate result will be a decrease in operational income, Earnings per Share, Return on Assets and Return on Equity. Although this growth mode has and will reduce income in the short term, management is confident that in the long term these growth plans will benefit the corporation's income producing ability through the addition of new customers to the Bank's deposit and loan bases and retention of current customers resulting in increased income to the corporation.

Income Taxes
    The Corporation's income tax provision for 1997 was $193,122 compared to $218,019 for 1996 and $253,781 for 1995. The 1997
provision of $193,122 includes a $13,551 charge for taxes due as a result of an IRS audit of the Corporation's 1996 Federal tax return. Without this additional 1996 tax, the corporation's provision for 1997 would have been $179,571. This decrease in the tax provision in the amount of $24,897 was due to a decrease in income before income taxes of $126,352. The Corporation operated with a marginal tax rate of 34% in 1997 and in 1996. The effective tax rate of the Corporation for 1997 was 18.41% compared to 18.55% for 1996 and 20.21% for 1995.

Future Impact of Recently Issued Accounting Standards

In June 1997, The Financial Accounting Standards Board (FASB) issued SFAS 30 "Reporting Comprehensive Income", with the main objective of disclosing and reporting all changes in equity that result from recognized transactions; and other economic events of the period being reported. This statement is effective for fiscal years beginning after December 15, 1997, with quarterly reporting to begin March 31, 1998. The impact of this statement on the Bank will be limited to reporting on market value adjustments under SFAS 115 and disclosure of any activity of treasury stock.

FINANCIAL CONDITION

Investment Debt Securities
    The book value of the investment debt security portfolio as of December 31, 1997, decreased by $4,346,684 from December 31, 1996, representing a 13.02% decrease. This decrease occurred primarily due to increases in interest-bearing deposits with banks of $5,723,270, loan demand of $2,864,083 and federal funds sold of $1,692,000 while total deposits increased $6,125,722.
    Due to the implementation of SFAS No. 115, management has segregated securities as Held-to-Maturity (HTM), Available-for-Sale
(AFS) or Trading securities. This accounting standard requires HTM securities be reported on the balance sheet at cost and AFS securities be reported at market value. As of December 31, 1997 the Corporation had in its portfolio HTM securities of $2,975,841 with a market value of $2,988,188 and AFS securities of $26,338,409 with a book value of $26,059,617. No securities were classified as Trading securities as of December 31, 1997. For the December 31,
1996, Balance Sheet presentations, the Bank carried investment debt securities classified as Held-to-Maturity of $4,559,739 with a market value of $4,567,903 and as Available-for-Sale $28,870,912, with at book value of $28,822,403. No securities were classified as Trading as of December 31, 1996.
    The general policy adopted by the Bank segregates purchases of tax-free municipals with maturities of 5 years or less as Held-to-
Maturity securities while all other security purchases are classified as Available-for-Sale. Policy also allows management on a case-by-case basis to make a specific determination as to the classification of a security purchase as Held-to-Maturity or Available-for-Sale depending upon the reason for purchase.
Management adheres to the philosophy that Held-to-Maturity classifications are typically used for securities purchased specifically for interest rate management or tax-planning purposes while Available-for-Sale classifications are typically used for liquidity planning purposes.
    As of December 31, 1997, the net unrealized gain of the HTM portfolio was $12,347, a .41% increase from book value and on the AFS portfolio a net unrealized gain of $278,792 or a 1.07% increase from book value. As of December 31, 1996, the net unrealized gain on the HTM portfolio was $8,164, a .18% increase from book value, and on the AFS portfolio, a net unrealized gain of $48,509 or a
 .17% increase from book value. Management has reviewed the fluctuation of market value in each of these portfolios and has determined that due to the last several months of relatively stable interest rates, the values of securities contained with the Bank's investment debt portfolio are a direct result of this stability in interest rates. Management determined that 1996's increasing values were the result of the Federal Reserve Board's stability in interest rate policy and the "leveling" of longer term interest rates. Management has therefore, concluded that the net unrealized gains and/or losses in the company's investment debt portfolio are a direct result of current monetary policy and therefore are temporary in that security values will continue to fluctuate, either decrease or increase in value, in response to future changes in interest rates and monetary policy.
    Management has purchased for the portfolio mortgage-backed securities but presently has no Collateralized Mortgage Obligations
(CMOs) in its portfolio. The large portion of these mortgage-backed securities have a variable rate coupon and all have scheduled principal payments. During periods of rising interest rates, payments from variable rate mortgage-backed securities may accelerate as prepayments of underlying mortgages occur as home-owners refinance to a fixed rate while during periods of declining interest rates, prepayments on high fixed rate mortgage-backed securities may accelerate as home-owners refinance to lower rate mortgages. These prepayments cause yields on mortgage-backed securities to fluctuate as larger payments of principal necessitate the acceleration of premium amortization or discount accretion.
Due to the low dollar amount of mortgage-backed securities in relation to the total portfolio, management feels that interest rate risk and prepayment risks associated with mortgage-backed securities will not have a material impact on the financial condition of the Bank.

Loans
    The total investment in net loans was $59,124,012 at December 31, 1997, representing a $2,864,083 or 5.09%, increase from the December 31, 1996 investment of $56,259,929. The primary reasons for this increase in the loan portfolio over the past year was due to 1) a $1,160,000 increase in real estate loans secured by 1 to 4 family residential properties; 2) a $545,000 increase in loans secured by farmland which occurred due to Farm Service Agency (FSA) guaranteed loan refinancings from other financial institutions; 3) a $700,000 increase in a bank holding company line of credit; and
4) an increase in commercial, industrial and state and political subdivision loans of $848,000 which occurred primarily to a new equipment loan advanced to a commercial customer of over $1,000,000. Total new real estate mortgage loan lending for 1997 increased $1,667,000 or 4.27% from December 31, 1996 in comparison to a $2,273,000 or 6.18% increase in 1996 from December 31, 1995. This decrease in the amount of mortgage lending from 1996 to 1997 reflects the competitive nature of the market in which the Bank operates. Competitive loan mortgage rates of other institutions and mortgage companies in the Corporation's market area has resulted in the payoff of mortgage loans within the Bank's loan portfolio. Overall loan demand during the past year was weaker than that of 1996 which was a direct result of increased aggressiveness of competing financial institutions, mortgage loan companies and financing companies in interest rates and marketing strategies. The lending operation of the Bank has been enhanced by the Bank's operation in a larger market area through the Fort Loudon office in Franklin County, Pennsylvania and Hancock Community Bank in Washington County, Maryland.
    To encourage new loan demand, management anticipates offering additional loan promotions, reviewing loan terms for customer "friendliness" and seeking longer term fixed rate mortgage loans to be sold in the secondary market to stimulate lending in the Corporation's market area. In addition, the continued operation of Hancock Community Bank is anticipated to result in an increase in additional lending in the Washington County, Maryland area as well as in northern Morgan County, West Virginia and southern Fulton County, Pennsylvania.

Nonperforming Assets
    Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonaccruing loans are comprised of loans that are no longer accruing interest income because of apparent financial difficulties of the borrower. Interest on nonaccruing loans is recorded when received only after past due principal and interest are brought current.
    Other real estate owned includes assets acquired in settlement of mortgage loan indebtedness and loans identified as impaired loans.
 These assets are carried at the lower of cost or fair value. The other real estate balance as of December 31, 1997, was $428,488 compared to $318,992 as of December 31, 1996. This increase reflects the addition of three residential dwellings, two in the borough of McConnellsburg and one in Licking Creek Township. The
Bank is actively pursuing the sale of all properties contained in Other Real Estate. At December 31, 1996, the Bank had a lease/purchase agreement on a retail property which was contained in Other Real Estate on that date and is located in downtown McConnellsburg. In July 1997 the tenant exercised the right to purchase the property, and accordingly this property was removed from Other Real Estate upon settlement of the purchase.

Allowance for Loan Losses
    The allowance is maintained at a level to absorb potential future loan losses contained in the loan portfolio and is formally reviewed by Management on a quarterly basis. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. Management's basis for the level of the allowance and the annual provisions is its evaluation of the loan portfolio, current and projected domestic economic conditions, the historical loan loss experience, present and prospective financial condition of the borrowers, the level of nonperforming assets, and other relevant factors. While Management uses available information to make such evaluations, future adjustments of the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation.

    The allowance for loan losses was increased to $425,814 from the prior year level of $405,600. The ratio of the allowance to net loans was .72% at December 31, 1997 and at December 31, 1996. Management believes that the current allowance for loan losses of $425,814 is adequate to meet any potential loan losses, but has budgeted a monthly addition during 1998 of $10,000 in anticipation of additional commercial loan problems and general increases in the total loan portfolio.

Liquidity and Rate Sensitivity
    The Corporation's objective is to maintain adequate liquidity while minimizing interest rate risk. Adequate liquidity provides resources for credit needs of borrowers, for depositor withdrawals, and for funding Corporate operations. Sources of liquidity are maturing investment securities; maturing overnight investments in federal funds sold; maturing investments in time deposits at other banks; readily accessible interest-bearing deposits at other banks; payments on loans, mortgage-backed securities and SBA Guaranteed
Loan Pool Certificates; and a growing core deposit base. In order to assure a constant and stable source of funds, the Bank has joined the Federal Home Loan Bank of Pittsburgh because of the availability of both short term and long term fixed rate funds. As of December 31, 1997, the Bank had borrowings of $173,226 from this institution under its Community Investment Program and had readily available to it a $3,115,000 line of credit.
    The objective of managing interest rate sensitivity is to maintain or increase net interest income by structuring interest-sensitive assets and liabilities in such a way that they can be repriced in response to changes in market interest rates. Based upon contractual maturities of securities and the capability of NOW and Savings accounts to be repriced within the 3 month time horizon, the Corporation has maintained a negative rate sensitivity position, in that, rate sensitive liabilities exceed rate sensitive assets. Therefore, in a period of declining interest rates the Corporation's net interest income is generally enhanced versus a period of rising interest rates where the Corporation's net interest margin may be decreased. However, when savings accounts are spread based upon their movement to other time deposits and securities are spread based upon their earliest call date, the Bank maintains a positive rate sensitivity position, in that, rate sensitive assets exceed rate sensitive liabilities. This means that in a period of declining interest rates, more securities will most likely be called and be reinvested into lower rate investments. Declining rate environments also result in the likelihood of residential home mortgage customer to refinance their existing mortgage to lower interest rates. This movement of securities and loans to lower interest rates during a declining rate environment has the effect of decreasing the Corporation's net interest margin.
    Presently, the interest rate environment is anticipated to remain relatively stable; however, some indications are that the

Federal Reserve Board may decrease short term interest rates in the
near future.   At the present time, a portion of the Corporation's
adjustable rate loans and securities are repricing to lower interest rates while management has also decreased the cost of interest rate sensitive liabilities. This stable rate environment and possibility of lower interest rates in the future has resulted in investment debt securities with higher interest rates and call features of U. S. Government Agencies and State and Municipal subdivisions in the U. S. held by the Bank being called. The proceeds of these called securities are being reinvested into lower yielding investment debt securities which will decrease the yield on the investment debt security portfolio. The anticipated result of this current position will be a gradual decrease in the yield on earning assets while the cost of interest-bearing liabilities remains relatively the same. Management therefore expects the net interest spread and interest margin of the Bank to decrease slightly during the next few quarters. Management continually reviews interest rates on those deposits which can be changed immediately, specifically NOW accounts, Money Market Accounts, and Savings Accounts to determine if an interest rate decrease is necessary to increase the net interest spread and net interest margin of the Bank.
    Another impact on the net interest spread and interest margin of the Corporation has been the low loan to deposit ratio which indicates how much of the Bank's deposits are invested in the loan portfolio. This ratio is a primary indicator of a Bank's liquidity position as the higher the ratio, the less liquid assets are available to fund deposit withdrawals. At the same time, this ratio also indicates to management how many deposits are offset by the Bank's highest yielding earning asset, loans; therefore, the higher the ratio, the more deposits are invested in loans and the less invested in lower yielding investment debt securities. The result of a higher loan to deposit ratio is usually a higher net interest spread and margin. Management has targeted as the Corporation's optimal loan to deposit ratio 75% to 80%. The loan to deposit ratio at December 31, 1997 was 63.40% and at December
31, 1996 64.57%. This decrease of 1.17% from December 31, 1996 occurred due to deposit growth during 1997 exceeding that of loan growth, some of which was temporary in nature in that approximately $2,000,000 to $3,000,000 of demand deposits and savings deposits at year end 1997 are expected to be withdrawn from the Bank by mid-February. The current loan to deposit ratio indicates that a significant amount of deposits are invested in lower yielding investment debt securities which decrease the net interest margin and spread of the Bank. With the addition of Hancock Community Bank, management is anticipating loan growth will accelerate as new loan customers are generated in this area to offset deposit growth in other market areas of the organization.
    To minimize the risk of its rate sensitivity position, the Bank employs many different methods to diversify its risk both on the asset and the liability side of the Balance Sheet. The Bank offers both fixed rate and floating/adjustable rate loans to its customers. At December 31, 1997, the Bank's floating and adjustable rate loans totaled $33,008,000, or 54.06% of the total loan portfolio. As of December 31, 1996, the Bank's floating and adjustable rate loans totaled $32,292,000, 55.63% of the total loan portfolio. The bank's debt security investment portfolio as of December 31, 1997, was comprised of a book value of $5,507,795, or 18.97% of floating rate debt securities which reprice annually or more frequently while at December 31, 1996, the Bank's debt security investment portfolio was comprised of a book value of $7,928,548, or 23.81% of floating rate securities. Specific methods which have been employed by the Bank to address the rate sensitive position are the offering of the following deposit products to encourage the movement of short term deposits to longer term deposits: four or five year certificates of deposit with competitive interest rates and three year annual adjustable certificates of deposit.

The interest rate sensitivity analysis for the Bank as of December 31, 1997 based upon contractual maturities is as follows:
















DECEMBER 31, 1997
























AFTER
AFTER










WITHIN
3 BUT
1 BUT
AFTER
NON-








3
WITHIN
WITHIN
5
INTEREST








MONTHS
12 MONTHS
 5 YEARS
YEARS
BEARING
TOTAL






ASSETS:












    FEDERAL FUNDS SOLD
$2,931
$0
$0
$0
$0
$2,931






    INVESTMENT SECURITIES           (BOOK VALUE)
5,287
2,799
7,511
13,738
0
29,335






    INTEREST-BEARING BALANCES        DUE FROM
BANKS
5,763
190
98
0
0
6,051






    LOANS
9,981
14,524
18,739
17,400
414
61,058






    UNEARNED DISCOUNT &             ALLOWANCE FOR
LOAN












      LOSSES (1)
0
0
0
(1,934)
0
(1,934)






    NONINTEREST-EARNING ASSETS




8,260
8,260



















      TOTAL ASSETS
$23,962
$17,513
$26,348
$29,204
$8,674
$105,701



















LIABILITIES:












    NOW ACCOUNTS AND SAVINGS        ACCOUNTS
$26,714
$0
$0
$0
$0
$26,714






    TIME DEPOSITS
8,605
22,377
25,554
21
0
56,557






    NONINTEREST-BEARING             DEPOSITS
0
0
0
0
10,037
10,037







    OTHER BORROWED MONEY
288
0
0
173
0
461






    OTHER NONINTEREST-BEARING       SOURCES TO
FUND












      EARNING ASSETS
0
0
0
0
791
791



















      TOTAL LIABILITIES
$35,607
$22,377
$25,554
$194
$10,828
$94,560



















INTEREST SENSITIVITY GAP
($11,645)
($4,864)
$794
$29,010








CUMULATIVE INTEREST SENSITIVITY GAP
(11,645)
(16,509)
(15,715)
13,295








GAP RATIO
0.67
0.78
1.03
N/A








CUMULATIVE GAP RATIO
0.67
0.72
0.81
1.16








IT HAS BEEN ARBITRARILY ASSIGNED TO THE "AFTER FIVE YEARS" CATEGORY FOR PURPOSE OF ANALYSIS.
Market Risk Management

The corporation has risk management policies to monitor and limit exposure to market risk. By monitoring reports which assess the corporation's exposure to market risk, management strives to enhance the corporation's net interest margin and take advantage of opportunities available in interest rate movements.

The continual monitoring of liquidity and interest rate risk is a function of the corporation's ALCO reporting. Upon review and analysis of these reports, management determines the appropriate methods it should use to reprice its products, both loans and deposits, and the types of securities it should purchase in order to achieve desired net interest margin and interest spreads. Management continually strives to attract lower cost deposits, competitively price its time deposits and loan products in order to maintain favorable interest spreads while minimizing interest rate risk.

The following table sets forth the projected maturities and average rate for all rate sensitive assets and liabilities. The following assumptions were used in the development of this table:
    * All fixed and variable rate loans were based on the original maturity of the note as the Bank has not experienced a significant rewriting of loans.
    * All fixed and variable rate U. S. Agency and Treasury securities and obligations of state and political subdivisions in the U.S.
were based upon the maturity date or the call date, whichever was earlier.
    * All fixed and variable rate Mortgage-backed securities and SBA GLPCs were based upon original maturity as the Bank has not experienced a significant prepayment of these securities.
    * The Bank has experienced very little run-off in its history of operations and has experienced net gains in deposits.

    * The Bank has large business and municipal deposits in noninterest bearing checking and savings and interest bearing checking. These balances may fluctuate significantly and were at high levels on December 31, 1997. Therefore, a 50% maximum runoff of both noninterest bearing checking and savings and interest bearing checking was used as an assumption in this table.
    * The Bank currently has on deposit one large municipal deposit which alternates between the two local community banks every two years. This deposit account, with an average balance in excess of $1,000,000, has been assumed to move to the other institution in 1998 and return in 2000 and continue this cycle every two years.
    * Fixed and variable rate time deposits were based upon original contract maturity dates.





































































(IN MILLIONS)
---------------PRINCIPAL/NOTIONAL AMOUNT MATURING IN----------
----






FAIR














RATE SENSITIVE ASSETS
1998
1999
2000
2001
2002
THEREAFTER
TOTAL
VALUE





































FEDERAL FUNDS SOLD
$2,931
$0
$0
$0
$0
$0
$2,931
$2,931














AVERAGE INTEREST RATE
5.45%
--
--
--
--
--
5.45%






































INTEREST BEARING DEPOSITS






















IN BANKS
$5,953
$98
$0
$0
$0
$0
$6,051
$6,051














AVERAGE INTEREST RATE
5.49%
6.25%
--
--
--
--
5.50%






































FIXED INTEREST RATE LOANS
$819
$2,113
$2,298
$2,416
$1,984
$16,912
$26,542
$25,021














AVERAGE INTEREST RATE
11.30%
10.11%
9.97%
9.31%
8.66%
9.81%
9.32%






































VARIABLE INTEREST RATE






















LOANS
$6,712
$730
$327
$778
$1,624
$22,837
$33,008
$33,008














AVERAGE INTEREST RATE
7.45%
8.04%
8.93%
9.32%
7.54%
8.83%
8.82%






































FIXED INTEREST RATE






















U. S. AGENCY & TREASURY






















SECURITIES
$8,943
$2,551
$650
$450
$203
$294
$13,091
$13,138















AVERAGE INTEREST RATE
6.71%
7.21%
6.88%
6.83%
6.88%
6.70%
6.82%






































VARIABLE INTEREST RATE






















U. S. AGENCY & TREASURY






















SECURITIES
$250
$250
$0
$0
$0
$0
$500
$498














AVERAGE INTEREST RATE
5.08%
5.48%
--
--
--
--
5.28%






































FIXED INTEREST RATE






















MORTGAGE-BACKED AND SBA






















GLPC SECURITIES
$5
$80
$26
$0
$9
$179
$299
$304














AVERAGE INTEREST RATE
7.50%
6.65%
8.21%
--
8.98%
8.58%
8.03%






































VARIABLE INTEREST RATE






















MORTGAGE-BACKED AND SBA






















GLPC SECURITIES
$18
$0
$34
$123
$0
$4,773
$4,948
$5,010














AVERAGE INTEREST RATE
9.18%
--
7.82%
8.31%
--
6.83%
6.88%






































FIXED INTEREST RATE






















OBLIGATIONS OF STATE AND






















POLITICAL SUBDIVIONS IN






















THE US
$3,143
$680
$2,617
$947
$843
$1,877
$10,107
$10,243














AVERAGE INTEREST RATE
6.81%
6.48%
7.39%
7.35%
7.38%
7.46%
7.16%






































RATE SENSITIVE LIABILITIES













































NONINTEREST BEARING






















CHECKING
$2,497
$624
$624
$624
$625
$0
$4,994
$4,994














AVERAGE INTEREST RATE
--
--
--
--
--
--
--






































SAVINGS AND INTEREST






















BEARING CHECKING
$6,679
$1,670
$670
$1,670
$2,669
$0
$13,357
$13,357















AVERAGE INTEREST RATE
2.96%
2.96%
2.96%
2.96%
2.96%
--
2.96%















FIXED INTEREST RATE























TIME DEPOSITS
$21,743
$7,952
$6,398
$5,644
$5,715
$21
$47,473
$47,681














AVERAGE INTEREST RATE
5.59%
6.16%
6.68%
6.10%
6.22%
6.66%
5.97%






































FIXED INTEREST RATE






















TIME DEPOSITS
$3,610
$3,212
$2,259
$0
$0
$0
$9,081
$9,081














AVERAGE INTEREST RATE
5.88%
5.52%
5.59%
--
--
--
5.68%






































FIXED INTEREST RATE






















BORROWINGS
$287
$0
$0
$0
$0
$174
$461
$460














AVERAGE INTEREST RATE
--
--
--
--
--
6.64%
2.51%















Capital
The primary method by which the Corporation increases total stockholders' equity is through the accumulation of earnings. The Corporation maintains ratios that are well above the minimum total capital levels required by federal regulatory authorities including the new risk-based capital guidelines. Regulatory authorities have established capital guidelines in the form of the "leverage ratio" and "risk-based capital ratios." The leverage ratio of the Corporation, defined as total stockholders' equity less intangible assets to total assets, was 10.41% as of December 31, 1997, compared to 10.60% as of December 31, 1996. The risk-based ratios compare capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to risk profiles of individual banks. A comparison of the Corporation's capital ratios to regulatory minimums at December 31 is as follows:

FNB FINANCIAL CORPORATION


REGULATORY












MINIMUM









1997
1996

REQUIREMENTS





















LEVERAGE RATIO
10.41%
10.60%

3.00%





















RISK-BASED CAPITAL RATIO TIER I
18.09%
19.30%

4.00%








  (CORE CAPITAL)












COMBINDED TIER I AND TIER II (CORE CAPTIAL












  PLUS ALLOWANCE FOR LOAN LOSSES)
18.79%
20.05%

8.00%









FNB Financial Corporation has traditionally been well-capitalized with ratios well above required levels and expects equity capital to continue to exceed regulatory guidelines and industry averages. Certain ratios are useful in measuring the ability of a company to generate capital internally. The following chart indicates the growth in equity capital for the past three years.













1997
1996
1995








EQUITY CAPITAL AT DECEMBER 31 BEFORE FAS 115











  ADJUSTMENTS & REDUCED BY INTANGIBLE         ASSETS( 000 OMITTED)
11,206
10,670
10,021




















EQUITY CAPITAL AS A PERCENT OF ASSETS AT











    DECEMBER 31
10.41%
10.60%
10.63%




















RETURN ON AVERAGE ASSETS
 .86
1.00
1.19




















RETURN ON AVERAGE EQUITY
7.98
9.18
10.26




















CASH DIVIDEND PAYOUT RATIO
37.39%
32.18
30.75










STOCK MARKET ANALYSIS AND DIVIDENDS

The Corporation's common stock is traded inactively in the over-the-counter market. As of December 31, 1997 the approximate number of shareholders of record was 421.

MARKET
CASH
MARKET
CASH









PRICE
DIVIDEND
PRICE
DIVIDEND










1997
        1996









FIRST QUARTER
$46.00
$0.17
$35.00
$0.17








SECOND QUARTER
$50.00
$0.18
$45.00
$0.17








THIRD QUARTER
$55.00
$0.19
$45.00
$0.18








FOURTH QUARTER
$55.00
$0.26
$45.00
$0.25









YEAR 2000 ISSUES
During the past several months many newspaper and magazine articles have been written concerning the YEAR 2000 and the potential effect the change from the year 1999 to the year 2000 will have on computer systems. Due to the age of some computer programs, computer software and computer chips, it is very possible that some older computers, software and equipment containing computer chip technology may not function properly when the year 2000 rolls around and may indeed not function at all.

The Corporation has recognized this potential problem and had developed and implemented in September 1997 a Year 2000 Management team/policy to assure all of the corporation's computers, software and equipment are compatible with the year 2000 in order to avoid disruption to financial services provided by the corporation. This team is headed by Senior Management and the Data Processing Department which reports findings and results to the CEO, the EDP Committee, and ultimately to the Board of Directors.

The policy of the Corporation is to assure current equipment, computers and software are Year 2000 compatible; to test on-site compatibility of equipment and software in the first quarter of 1998; to assure to the best of its ability each vendor and major business customer is Year 2000 compatible; to have all modifications and updates required in place by December 1998 so any unforeseen problems may be addressed in early 1999; and to have a contingency plan in place should it be necessary. In addition the Corporation has approved a specific budget for modifications, replacements and testing necessary to assure Year 2000 compliance.
 This budget is reviewed and updated by the EDP Committee as necessary.

In the Corporation's policy addressing the Year 2000, the Corporation recognized the importance of assuring, to the best of its ability, its major business customers and vendors on which it relies for electricity, voice communication, data processing, all equipment, data communication, supplies, and any other function vital to the corporation's operation are aware of this issue and have addressed it by having their computer equipment and software analyzed and tested for compatibility with the Year 2000. To assess the status of each major business customer and vendor, the corporation in November 1997 sent to each a short questionnaire/survey regarding their Year 2000 implementation plans. As each vendor and business customer returns the survey, management is assessing the capability of each and following up to assure, to the best of the corporation's ability, each is compatible.














