Form 10-K, Exhibit 13
period 1998-12-31
FNB FINANCIAL CORP /PA/
filed 1999-03-23
CIK 820222

Table of Contents
Financial Highlights         3
Letter to our Shareholders        4
Directors, Officers, Staff & Associates          5
Independent AuditorOs Report      6
Consolidated Balance Sheets       7
Consolidated Statements of Income      8
Consolidated Statements of Changes in StockholdersO Equity      9
Consolidated Statements of Cash Flows       10
Notes to Consolidated Financial Statements       11
Selected Five-Year Financial Data      20
Summary of Quarterly Financial Data         21
Distribution of Assets, Liabilities and StockholdersO Equity,
  Interest Rates and Interest Differential       22
Changes in Net Interest Income         23
Maturities of Investment Securities         24
ManagementOs Discussion and Analysis of Financial Conditions
  and Results of Operations       25

Independent Auditor's Report

Board of Directors
FNB Financial Corporation
McConnellsburg, Pennsylvania

We have audited the accompanying consolidated balance sheets of FNB Financial Corporation and its wholly-owned subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholdersO equity, and cash flows for each of the three years ended December 31, 1998. These consolidated financial statements are the responsibility of the CorporationOs management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNB Financial Corporation and its wholly-owned subsidiary as of December 31, 1998 and 1997
 and
the results of their operations and their cash flows for each of the three years
ended December 31, 1998 in conformity with generally accepted accounting principles.

Consolidated Balance Sheets

December 31, 1998 and 1997
    1998 1997
              ____________   ____________
ASSETS
Cash and due from banks      $     3,134,802     $     3,491,312
Interest-bearing deposits with banks        2,019,612 6,050,546
Investment securities:
    Available for sale       32,887,516     26,338,409
    Held to maturity (fair value $2,429,959 - 1998;
      $2,988,188 - 1997)          2,449,621 2,975,841
Federal Reserve, Atlantic Central BankerOs
  Bank and Federal Home Loan Bank stock          394,100   389,600
Federal funds sold      4,136,000 2,931,000
Loans, net of unearned discount and allowance
  for loan losses       61,900,581     59,124,012
Bank building, equipment, furniture and fixtures, net      3,149,012
    3,295,474
Accrued interest and dividends receivable        718,543   610,240
Deferred income taxes        16,989    0
Other real estate owned      370,511   428,488
Cash surrender value of life insurance      2,025,510 0
Other assets       362,597   385,313
              ____________   ____________
            Total Assets          $113,565,394   $106,020,235
              ____________   ____________
              ____________   ____________
LIABILITIES
Deposits:
    Demand deposits          $  10,819,419  $    9,988,174
    Savings deposits         30,911,801     26,713,986
    Time certificates        58,501,511     56,293,701
    Other time deposits      271,204   263,829
              ____________   ____________
         Total Deposits      100,503,935    93,259,690
Liability for borrowed funds      168,764   460,719
Accrued dividends payable         108,000   104,000
Deferred income taxes        0    67,880
Accrued interest payable and other liabilities        868,129   738,197
              ____________   ____________
            Total Liabilities          101,648,828    94,630,486
              ____________   ____________
STOCKHOLDERSO EQUITY
Capital stock, common, par value $.63; 6,000,000 shares authorized;
    400,000 shares issued and outstanding        252,000   252,000
Additional paid-in capital        1,789,833 1,789,833
Retained earnings       9,621,863 9,163,913
Accumulated other comprehensive income      252,870   184,003
              ____________   ____________
            Total stockholdersO equity      11,916,566     11,389,749
              ____________   ____________
            Total liabilities and stockholdersO equity          $113,565,394
    $106,020,235
              ____________   ____________
              ____________   ____________



Consolidated Statements of Income

Years Ended December 31, 1998, 1997 and 1996
    1998 1997 1996
              _________ _________ _________
INTEREST AND DIVIDEND INCOME
Interest and fees on loans        $5,450,880     $ 5,271,134    $ 4,849,673
Interest on investment securities:
EEEU.S. Treasury securities       12,522    35,785    51,045
EEEObligations of other U.S. Government agencies      1,405,213
    1,421,340 1,389,073
EEEObligations of states and political subdivisions        492,672   430,194
    464,979
Interest on deposits with banks        81,635    25,594    28,721
Dividends on equity securities         28,329    27,078    25,829
Interest on federal funds sold         249,941   176,766   155,196
              _________ _________ _________
              $7,721,192     $7,387,891     $6,964,516
INTEREST EXPENSE
Interest on borrowed funds        11,368    5,865     0
Interest on deposits         4,101,076 3,841,015 3,694,486
              _________ _________ _________
EEENet interest income       3,608,748 3,541,011 3,270,030
Provision for loan losses         474,814   232,500   95,500
              _________ _________ _________
EEENet interest income after provision
EEEEEfor loan losses         $3,133,934     $3,308,511     $3,174,530
              _________ _________ _________
OTHER INCOME
Service charges on deposit accounts         85,375    72,707    62,117
Other service charges, collection and exchange charges,
EEEcommissions and fees      228,450   193,464   176,145
Other income, net       72,820    45,536    36,334
Gain on sale of PHEAA loans       0    31,211    0
Securities gains (losses)         143,288   5,752      (           3,843)
              _________ _________ _________
              $   529,933    $  348,670     $  270,753
              _________ _________ _________
OTHER EXPENSES
Salaries and wages      1,129,581 1,094,033 967,102
Pensions and other employee benefits        288,473   286,760   244,302
Net occupancy expense of bank premises      209,206   194,148   150,742
Furniture and equipment expenses       241,535   223,680   162,065
Other operating expenses          903,406   809,708   745,868
              _________ _________ _________
              $2,772,201     $2,608,329     $2,270,079
              _________ _________ _________
EEEIncome before income taxes          891,666   1,048,852 1,175,204
Applicable income taxes      109,716   193,122   218,019
              _________ _________ _________
EEENet income      $  781,950     $  855,730     $  957,185
              _________ _________ _________
              _________ _________ _________
Earnings per share of common stock:
EEENet income      $        1.96  $       2.14   $        2.39
              _________ _________ _________
              _________ _________ _________
EEEWeighted average shares outstanding      400,000   400,000   400,000


Consolidated Statements of Changes in Stockholders' Equity

Years Ended December 31, 1998, 1997 and 1996
                   Accumulated
         Additional          Other     Total
    Common    Paid-In   Retained  Comprehensive  StockholdersO
    Stock     Capital   Earnings  Income    Equity
              _________ __________     __________     _________ _________
BALANCE, DECEMBER 31, 1995        $252,000  $1,789,833     $7,978,998     $107,6
30
    $10,128,461
Comprehensive income:
Net income         0    0    957,185   0    957,185
Changes in unrealized loss on securities
EEavailable for sale, net of taxes of ($38,952)       0    0    0    (
75,614)  (     75,614)
              _________ __________     __________     _________ _________
Total comprehensive income        0    0    0    0    881,571
Cash dividends declared on common stock
EE($.77 per share)      0    0    (     308,000) 0    (   308,000)
              _________ __________     __________     _________ _________
BALANCE, DECEMBER 31, 1996        $252,000  $1,789,833     $8,628,183     $
32,016   $10,702,032
Comprehensive income:
Net income         0    0    855,730   0    855,730
Changes in unrealized gain on securities
EEavailable for sale, net of taxes of $78,296         0    0    0    151,987
    151,987
              _________ __________     __________     _________ _________
Total comprehensive income        0    0    0    0    1,007,717
Cash dividends declared on common stock
EE($.80 per share)      0    0    (     320,000) 0    (   320,000)
              _________ __________     __________     _________ _________
BALANCE, DECEMBER 31, 1997        $252,000  $1,789,833     $9,163,913     $184,0
03
    $11,389,749
Comprehensive income:
Net income         0    0    781,950   0    781,950
Changes in unrealized gain on securities
EEavailable for sale, net of taxes of $35,477         0    0    0    68,867
    68,867
              _________ __________     __________     _________ _________
Total comprehensive income        0    0    0    0    850,817
Cash dividends declared on common stock
EE($.81 per share)      0    0    (     324,000) 0    (   324,000)
              _________ __________     __________     _________ _________
BALANCE, DECEMBER 31, 1998        $252,000  $1,789,833     $9,621,863     $252,8
70
    $11,916,566
              _________ __________     __________     _________ _________
              _________ __________     __________     _________ _________



Consolidated Statements of Cash Flows

Years Ended December 31, 1998, 1997 and 1996
    1998 1997 1996
                   _________ _________ _________
Cash flows from operating activities:
    Net income          $    781,950   $   855,730    $    957,185
    Adjustments to reconcile net income to net cash
       provided by operating activities:
         Depreciation and amortization      269,418   251,405   203,443
         Provision for loan losses          474,814   232,500   95,500
         Deferred income taxes         (     120,346) 3,868     12,915
         Loss on sale of other real estate       9,904     3,000     0
         (Gain) loss on sales/maturities of investments         (     143,288)
    (         5,752)    3,843
         (Gain) loss on disposal of equipment         0    2,412     (

700)
         (Increase) decrease in accrued interest receivable          (
108,303) 64,940    (        27,259)
         Increase (decrease) in accrued
    EEEEEEinterest payable and other liabilities      129,932   30,125
    (        56,832)
         Other, net          17,511    17,066    (      114,019)
                   __________     __________     __________
Net cash provided by operating activities        $1,311,592     $1,455,294
$
1,074,076
                   __________     __________     __________
Cash flows from investing activities:
    Net (increase) decrease in interest-bearing deposits with banks 4,030,934 ( 5,723,270) 91,197
    Maturities of held-to-maturity securities         1,072,165 1,735,560
    941,524
    Purchases of held-to-maturity securities          (     545,947) (
151,662) (     100,000)
    Proceeds from sales of available-for-sale securities        3,746,590
    1,278,472 0
    Maturities of available-for-sale securities       6,135,245
    10,341,312     7,755,603
    Purchases of available-for-sale securities        (16,183,311)   (
8,851,118)    ( 10,409,030)
    Proceeds from sales of other real estate owned         156,912   104,375
    102,500
    Net (increase) in loans       (  3,371,383)  (  3,313,454)  (
3,587,304)
    Purchase of other bank stock       (         4,500)    (       11,780)
(

13,700)
    Purchases of bank premises and equipment, net          (     106,587) (

424,173) (   1,171,694)
    Purchase of life insurance         (  1,985,000)  0    0
    Increase in cash surrender value of life insurance          (      40,510)
    0    0
    Proceeds from sale of equipment         0    0    700
                   __________     __________     __________
Net cash (used) by investing activities          ($7,095,392)   ($5,015,738)
    ($ 6,390,204)
                   __________     __________     __________
Cash flows from financing activities:
    Net increase in deposits      $ 7,244,245    $ 6,125,722    $  6,217,681
    Cash dividends paid      (     320,000) (      316,000)     (
300,000)
    Proceeds from borrowings      0    462,493   0
    Principle payments on borrowings        (     291,955) (
1,774)   0
                   __________     __________     __________
Net cash provided by financing activities        $ 6,632,290    $6,270,441
$
5,917,681
                   __________     __________     __________
Net increase in cash and cash equivalents        848,490   2,709,997 601,553
Cash and cash equivalents, beginning balance          6,422,312 3,712,315
    3,110,762
                   __________     __________     __________
Cash and cash equivalents, ending balance        $7,270,802     $6,422,312
$
3,712,315
                   __________     __________     __________
                   __________     __________     __________
Supplemental disclosure of cash flows information:
    Cash paid during the year for:
         Interest (Net of Capitalized Interest
EEEEEEEEEEof $43,905 D 1996)      $ 4,114,164    $ 3,818,501    $  3,509,832
         Income taxes        159,550   155,987   343,488
Supplemental schedule of noncash investing
    and financing activities:
         Unrealized gain (loss) on securities
         EEavailable for sale, net of income tax effect         $     68,867
    $    151,987   ($      75,614)
         Other real estate acquired in settlement of loans      100,000
    216,871   76,390
         Loan advanced for sale of other real estate owned      93,000
    93,600    50,000



Notes to Consolidated Financial Statements

Note 1.ESignificant Accounting Policies
Nature of Operations
FNB Financial CorporationOs primary activity consists of owning and supervising its subsidiary, The First National Bank of McConnellsburg, which is engaged in providing banking and bank related services in South Central Pennsylvania, and Northwestern Maryland. Its five offices are located in McConnellsburg (2), Fort Loudon and Needmore, Pennsylvania, and Hancock, Maryland.
Principles of Consolidation
The consolidated financial statements include the accounts of the corporation and its wholly-owned subsidiary, The First National Bank of McConnellsburg.
  All
significant intercompany transactions and accounts have been eliminated.
First Fulton County Community Development Corporation (FFCCDC) was formed as a wholly-owned subsidiary of The First National Bank of McConnellsburg. The purpose of FFCCDC is to serve the needs of low-to-moderate income individuals and small business in Fulton County under the Community Development and Regulatory Improvement Act of 1994.
Basis of Accounting
The Corporation uses the accrual basis of accounting.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that
affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.
While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the CorporationOs allowances for losses on loans and foreclosed real estate. Such agencies may require the corporation to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, managementOs estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.
Cash Flows
For purposes of the statements of cash flows, the Corporation has defined cash and cash equivalents as those amounts included in the balance sheet captions OCash and Due From BanksO and OFederal Funds Sold.O As permitted by Statement of Financial Accounting Standards No. 104, the Corporation has elected to present the net increase or decrease in deposits in banks, loans and deposits in
the Statements of Cash Flows.
Investment Securities
In accordance with Statement of Financial Accounting Standards No. 115 (SFAS
115) the CorporationOs investments in securities are classified in three categories and accounted for as follows:
Trading Securities. Securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income. Securities to be Held to Maturity. Bonds and notes for which the Corporation has the positive intent and ability to hold to maturity are reported
at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.
Securities Available for Sale. Securities available for sale consist of equity securities, bonds and notes not classified as trading securities nor as securities to be held to maturity. These are securities that management intends
to use as a part of its asset and liability management strategy and may be sold in response to changes in interest rates, resultant prepayment risk and other related factors. Unrealized holding gains and losses, net of tax, on securities
available for sale are reported as a net amount in other comprehensive income until realized. Gains and losses on the sale of securities available for sale are determined using the specific-identification method.
Fair values for investment securities are based on quoted market prices.
The Corporation had no trading securities in 1998 or 1997.
Federal Reserve Bank, Atlantic Central BankerOs Bank, and Federal Home Loan
 Bank
Stock
These investments are carried at cost. The Corporation is required to maintain minimum investment balances in these stocks, which are not actively traded and therefore have no readily determinable market value.
Other Real Estate Owned
Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of carrying value or fair value of the underlying collateral less cost to sell. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Legal fees and other costs related to foreclosure proceedings are expensed as they are incurred. Loans and Allowance for Possible Loan Losses
Loans are stated at the amount of unpaid principal, reduced by unearned discount, deferred loan origination fees, and an allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of
the loans by the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for
loan losses when management believes that the collectibility of the principal is
unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based
on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowersO ability to pay.
In accordance with SFAS No. 91, loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loanOs yield. The Corporation is amortizing these amounts over the contractual life of the related loans. Deferred loan origination fees were $219,185 and $276,654 at December 31, 1998 and 1997, respectively. Deferred loan costs were $109,163 and $102,162 at December 31, 1998 and 1997, respectively.
Nonaccrual/Impaired Loans
The accrual of interest income on loans ceases when principal or interest is past due 90 days or more and collateral is inadequate to cover principal and interest or immediately if, in the opinion of management, full collection is unlikely. Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income unless fully collateralized. Subsequent payments received either are applied to the outstanding principal balance or recorded as interest income, depending on managementOs assessment of the ultimate collectibility of principal. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.
Bank Building, Equipment, Furniture and Fixtures and Depreciation
Bank building, equipment, furniture and fixtures are carried at cost less accumulated depreciation. Expenditures for replacements are capitalized and the
replaced items are retired. Maintenance and repairs are charged to operations as
incurred. Depreciation is computed based on straight-line and accelerated methods over the estimated useful lives of the related assets as follows:

Years
Bank building 10-40
Equipment, furniture and fixtures 3-20
Land improvements  10-20
Leasehold improvements  15-20


Earnings Per Share
Earnings per common share were computed based upon weighted average shares of common stock outstanding of 400,000 for 1998, 1997 and 1996.
Intangibles
Intangible costs are amortized on a straight-line basis over fifteen years. Federal Income Taxes
As a result of certain timing differences between financial statement and federal income tax reporting, deferred income taxes are provided in the financial statements. See Note 7 for further details.
Advertising
The corporation follows the policy of charging costs of advertising to expense as incurred. Advertising expense was $ 84,311, $ 69,675, and $ 64,979 for
 1998,
1997 and 1996, respectively.
Fair Values of Financial Instruments
Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet.
  In
cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.
The following methods and assumptions were used by the Corporation in estimating
fair values of financial instruments as disclosed herein:
Cash and Short-Term Instruments. The carrying amounts of cash and short-term instruments approximate their fair value.
Securities to be Held to Maturity and Securities Available for Sale. Fair values for investment securities are based on quoted market prices.
Loans Receivable. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral
values, where applicable.
Deposit Liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date
 (that
is, their carrying amounts).  The carrying amounts of variable-rate certificates
of deposit, and fixed-term money market accounts approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposits and IRAOs are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly maturities on time deposits.
Accrued Interest. The carrying amounts of accrued interest approximate their fair values.
Off-Balance-Sheet Instruments. The Bank generally does not charge commitment fees. Fees for standby letters of credit and other off-balance-sheet instruments are not significant.
Comprehensive Income
In 1998 the Corporation adopted Statement of Financial Accounting Standards
(SFAS) No. 130 D Reporting Comprehensive Income. Under SFAS No. 130, comprehensive income is defined as the change in equity from transactions and other events from nonowner sources. It includes all changes in equity except those resulting from investments by stockholders and distributions to stockholders. Comprehensive income includes net income and certain elements of Oother comprehensive incomeO such as foreign currency transactions; accounting for future contracts; employers accounting for pensions; and accounting for certain investments in debt and equity securities.
The Corporation has elected to report its comprehensive income in the statement of stockholdersO equity. The only element of Oother comprehensive incomeO that the Corporation has is the unrealized gain or loss on available for sale securities. The 1997 financial statements have been reclassified to reflect these changes in reporting format.
The components of the change in net unrealized gains (losses) on securities were
as follows:

    1998 1997 1996
Gross unrealized holding gains
arising  during the year          $247,632  $236,035  ($118,410)
Reclassification adjustment for
(gains)/losses realized in net income       (  143,288)    (      5,752)
    3,843
         ________  ________  ________
Net unrealized holding gains (losses)
before taxes       104,344   230,283   (114,567)
Tax effect         (    35,477)   (    78,296)   38,953
         ________  ________  ________
Net change         $  68,867 $151,987  ($  75,614)
         ________  ________  ________
         ________  ________  ________


Note 2.EInvestment Securities
The amortized cost and fair values of investment securities available for sale at December 31 were:

              Gross     Gross
         Amortized Unrealized     Unrealized     Fair
         Cost Gains     Losses    Value
         _________ _________ _________ _________
              1998
  U.S. Treasury securities        $      99,884  $       491    $            0
    $    100,375
  Obligations of other U.S.
    Government agencies           19,110,380     214,360   (      14,584)
    19,310,156
  Obligations of states and
    political subdivisions        10,604,671     153,398   (      19,499)
    10,738,570
  Mortgage-backed securities      1,085,728      13,695    (        5,315)
    1,094,108
  SBA loan pool certificates           1,430,172     9,287 (        3,440)

1,436,019
  Equities in local bank stock         173,546        40,693    (
5,951)           208,288
         __________     _________ _________ __________
     Totals   $32,504,381    $ 431,924 ($   48,789)   $32,887,516
         __________     _________ _________ __________
         __________     _________ _________ __________

              Gross     Gross
         Amortized Unrealized     Unrealized     Fair
         Cost Gains     Losses    Value
         _________ _________ _________ _________
              1997
  U.S. Treasury securities        $     298,831  $    1,013     $
0   $     299,844
  Obligations of other U.S.
    Government agencies           13,292,047     63,736    (      19,993)
    13,335,790
  Obligations of states and
    political subdivisions        8,642,382 126,381   (       2,979)
    8,765,784
  Mortgage-backed securities      986,975   22,054    (          225)
    1,008,804
  SBA loan pool certificates           2,748,982     46,370     (          745)

2,794,607
  Equities in local bank stock         90,400         43,180                 0
            133,580
         __________     _________ _________ __________
     Totals   $26,059,617    $302,734  ($   23,942)   $26,338,409
         __________     _________ _________ __________
         __________     _________ _________ __________

The amortized cost and fair values of investment securities held to maturity at December 31 were:

              Gross     Gross
         Amortized Unrealized     Unrealized     Fair
         Cost Gains     Losses    Value
         _________ _________ _________ _________
              1998
  SBA loan pool certificates      $ 1,212,406    $   2,360 ($  11,850)    $
1,202,916
  Obligations of other U.S.
    Government agencies      457,080   0    (    20,545)    436,535
  Obligations of states and
    political subdivisions        780,135      10,373              0
790,508
         _________ ________  _________ _________
     Totals        $ 2,449,621    $ 12,733  ($ 32,395)     $ 2,429,959
         _________ ________  _________ _________
         _________ ________  _________ _________
              1997
 SBA loan pool certificates       $1,510,702     $   3,532 ($   3,539)    $
1,510,695
  Obligations of states and
    political subdivisions        1,465,139 12,354    0    1,477,493
         _________ ________  _________ _________
     Totals        $2,975,841     $15,886   ($  3,539)     $2,988,188
         _________ ________  _________ _________
         _________ ________  _________ _________

The amortized cost and fair values of investment securities available for sale and held to maturity at December 31, 1998 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or repayment penalties.

    Securities Available for Sale
    Amortized Fair
    Cost Value
Due in one year or less        $     764,924     $     765,215
Due after one year but less than five years      6,790,230 6,839,024
Due after five years but less than ten years          15,711,828     15,914,191
Due after ten years          6,547,953     6,630,671
         __________     __________
         29,814,935     30,149,101
Mortgage-backed securities        1,085,728 1,094,108
SBA loan pool certificates        1,430,172     1,436,019
Equities in local bank stock      173,546           208,288
         __________     __________
    Totals    $32,504,381    $32,887,516
         __________     __________
         __________     __________
    Securities Held to Maturity
    Amortized Fair
    Cost Value
Due in one year or less      $    430,000   $     432,397
Due after one year but less than five years      350,135   358,111
Due after five years but less than ten years          0    0
Due after ten years           457,080  436,535
         __________     __________
         1,237,215 1,227,043
Mortgage-backed securities        0    0
SBA loan pool certificates        1,212,406 1,202,916
Equities in local bank stock      0    0
         __________     __________
    Totals    $ 2,449,621    $ 2,429,959
         __________     __________
         __________     __________

Proceeds from sales of investment securities available for sale during 1998 were
$ 3,746,590. Gross losses on these sales were $ 3,441 and gross gains were $146,729.
Proceeds from sales of investment securities available for sale during 1997 were
$1,278,472. Gross losses on these sales were $10,395 and gross gains were $13,728.
There were no sales of investment securities in 1996.
There were no sales of investment securities held-to-maturity in 1998, 1997 or 1996.
Investment securities carried at $5,785,222 and $7,200,891 at December 31, 1998 and 1997, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.
Note 3.ELoans
Loans consist of the following at December 31:

    1998 1997
         _______   _______
    (000 omitted)
Real estate loans:
EEEConstruction and land development        $   256   $     680
EEESecured by farmland       4,434     4,523
EEESecured by 1-4 family residential
EEEEEEproperties        34,065    32,045
EEESecured by multi-family residential
EEEEEEproperties        342  357
EEESecured by nonfarmland nonresidential
EEEEEEproperties        4,853     3,144
Loans to farmers (except loans secured
EEEEEEprimarily by real estate)        2,916     1,848
Commercial, industrial and state and
EEEpolitical subdivision loans         5,427     7,495
Loans to individuals for household, family,
EEEor other personal expenditures      9,949     9,343
All other loans         1,846     1,623
         _______   _______
EEEEEETotal loans       64,088    61,058
Less: Unearned discount on loans       1,455     1,508
EEEE Allowance for loan losses         732  426
         _______   _______
EEEE Net Loans          $61,901   $59,124
         _______   _______
         _______   _______

The following table shows maturities and sensitivities of loans to changes in interest rates based upon contractual maturities and terms as of December 31, 1998.

              Due Over
         Due  1 But     Due  Non-
         Within    Within    Over accruing
         1 Year    5 Years   5 Years   Loans     Total
         ______    ______    ______    ______    ______
(000 omitted)
Loans at predetermined
EEEinterest rates       $1,263    $11,016   $23,433   $ 59 $ 35,771
Loans at floating or
EEEadjustable interest rates      5,196          1,851        21,270     0

28,317
         ______    ______    ______    ______    ______
Total (1)          $6,459    $12,867   $44,703   $ 59 $64,088
         ______    ______    ______    ______    ______
         ______    ______    ______    ______    ______
(1) These amounts have not been reduced by the allowance for possible loan losses or unearned discount.

The Bank has granted loans to the officers and directors of the corporation and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $2,247,582 and $3,276,692 at December 31, 1998 and 1997, respectively. During 1998, $2,412,075 of new loans were made and repayments totaled $3,441,184. During 1997, $2,934,585 of new loans were made and repayments totaled $1,024,827.
Outstanding loans to Bank employees totaled $1,186,068 and $1,366,203 for years ended December 31, 1998 and 1997, respectively.
Note 4.EAllowance for Loan Losses
Activity in the allowance for loan losses is summarized as follows:

    1998 1997 1996
    (000 omitted)
Allowance for loan losses,
EEEbeginning of the year          $426 $405 $405
Loans charged-off during the year:
EEEReal estate mortgages          25   23   51
EEEInstallment loans         89   70   49
EEECommercial and all other loans      89   134  8
         ______    ______    ______
EEEEEETotal charge-offs      203  227  108
Recoveries of loans previously charged-off:
EEEReal estate mortgages          0    4    0
EEEInstallment loans         33   8    12
EEECommercial and all other loans      1    3    1
         ______    ______    ______
EEEEEETotal recoveries       34   15   13
Net loans charged-off (recovered)      169  212  95
Provision for loan losses charged
EEEto operations        475  233  95
         ______    ______    ______
Allowance for loan losses, end of the year       $732 $426 $405
         ______    ______    ______
         ______    ______    ______

A breakdown of the allowance for loan losses as of December 31 is as follows:

    1998 1997
              Percent        Percent
              of Loans       of Loans
         Allowance in Each   Allowance in Each
(000 omitted)      Amount    Category  Amount    Category
         _________ _________ _________ _________
Commercial, industrial
EEEand agriculture loans          $435 26.03%    $278 27.16%
1-4 family residential
EEEmortgages       45   44.19%    69   44.25%
Consumer and
EEEinstallment loans         150  12.90%    50   12.90%
Off-balance-sheet
EEEcommitments          95   16.88%    28   15.69%
Unsegregated       7    N/A  1    N/A
         _________ _________ _________ _________
EEEEEETotal        $732 100.0%    $426 100.0%
         _________ _________ _________ _________
         _________ _________ _________ _________

There were no impaired loans in 1998.
Impairment of loans having a recorded investment of $ 112,000 at December 31, 1997 was recognized in conformity with SFAS No. 114 as amended by SFAS No.
 118.
The average recorded investment in impaired loans during 1997 was $ 174,236. The total allowance for loan losses related to these loans was $ 100,000 at December 31, 1997. Interest income on impaired loans of $ 3,318 was recognized for cash payments received in 1997.
There were no impaired loans in 1996.
Note 5.ENonaccrual, Past Due and Restructured Loans
The following table shows the principal balances of nonaccrual loans as of December 31:

    1998 1997 1996
Nonaccrual loans        $59,204   $414,009  $974,480
         _________ _________ _________
         _________ _________ _________
Interest income that would have been
EEEaccrued at original contract rates       $  5,559  $37,490   $88,928
Amount recognized as
EEEinterest income      4,307     18,192    60,073
         _________ _________ _________
EEEEEEForegone revenue       $  1,252  $ 19,298  $28,855
         _________ _________ _________
         _________ _________ _________

Loans 90 days or more past due (still accruing interest) were as follows at December 31:

    1998 1997 1996
    (000 omitted)
Real estate mortgages        $  166    $  0 $  0
Installment loans       5    24   32
Demand and time loans        0    2    1
         ________  ________  ________
EEETotal      $171 $26  $33
         ________  ________  ________
         ________  ________  ________

Note 6.EBank Building, Equipment, Furniture and Fixtures
Bank building, equipment, furniture and fixtures consisted of the following at December 31:

         Accumulated    Depreciated
Description   Cost Depreciation   Cost
         1998
Bank building (including land $211,635)          $ 3,141,361    $    812,413
$
2,328,948
Equipment, furniture and fixtures      1,990,249 1,325,598 664,651
Land improvements       238,503   125,890   112,613
Leasehold improvements       48,819             6,019        42,800
         _________ _________ _________
         $5,418,932     $2,269,920     $3,149,012
         _________ _________ _________
         _________ _________ _________
         1997
Bank building (including land $211,635)          $  3,110,146   $     731,017
    $  2,379,129
Equipment, furniture and fixtures      1,916,091 1,169,959 746,132
Land improvements       237,753   113,172   124,581
Leasehold improvements       48,819    3,187     45,632
         _________ _________ _________
         $5,312,809     $2,017,335     $3,295,474
         _________ _________ _________
         _________ _________ _________


Depreciation expense amounted to $ 253,052 in 1998, $234,643 in 1997, and $150,294 in 1996.
Note 7.EIncome Taxes
The components of federal income tax expense are summarized as follows:

    1998 1997 1996
Current year provision       $230,062  $196,991  $  205,104
Deferred income taxes resulting from:
EEEDifferences between financial statement
EEEEEEand tax depreciation charges          (     7,102)   3,000     13,123
EEEDifferences between financial statement
EEEEEEand tax loan loss provision      ( 103,982)     (    6,869)    (
208)
EEEDifferences between financial statement
EEEEEand tax retirement benefit expense          (    9,262)    0    0
E        ________  ________  ________
EEEEEEEEEApplicable income tax         $109,716  $193,122  $218,019
         ________  ________  ________
         ________  ________  ________

Federal income taxes were computed after adjusting pretax accounting income for nontaxable income in the amount of $ 571,240, $ 522,040, and $ 633,813 for
 1998,
1997 and 1996, respectively.
A reconciliation of the effective applicable income tax rate to the federal statutory rate is as follows:

    1998 1997 1996
Federal income tax rate      34.0%     34.0%     34.0%
Reduction resulting from:
EEENontaxable interest income          21.7 15.6 15.5%
         ______    ______    ______
EEEEEEEEEEffective income tax rate          12.3%     18.4%     18.5%
         ______    ______    ______
         ______    ______    ______

Deferred income taxes at December 31 are as follows:

    1998 1997
Deferred tax assets          $147,255  $26,909
Deferred tax liabilities          (  130,266)    (   94,789)
         _______   ______
EEEEEEEEE          $ 16,989  ($67,880)
         _______   ______
         _______   ______

The tax effects of each type of significant item that gives rise to deferred taxes are:

    1998 1997
Net unrealized (gains) losses on
   securities available for sale       ($130,266)     ( $94,789)
Depreciation expense         (   49,255)    (   56,357)
Retirement benefit reserve        9,262     0
Allowance for loan losses         187,248   83,266
         _______   ______
EEEEEEEEE          $ 16,989  ($67,880)
         _______   ______
         _______   ______

The corporation has not recorded a valuation allowance for the deferred tax assets as they feel that it is more likely than not that they will be ultimately
realized.
Note 8.EEmployee Benefit Plans
The Bank has a 401-K plan which covers all employees who have attained the age of 20 and who have completed six months of full-time service. The plan provides
for the Bank to match employee contributions to a maximum of 5% of annual compensation. The Bank also has the option to make additional discretionary contributions to the plan based upon the BankOs performance and subject to approval by the Board of Directors. The BankOs total expense for this plan was $72,887, $76,754, and $65,644 for the years ended December 31, 1998, 1997 and
1996, respectively.
During 1998 the Bank adopted three new supplemental retirement benefit plans for
directors and executive officers. These plans are funded with single premium life insurance on the plan participants. The cash value of the life insurance policies, which increased $40,510 during 1998, is an unrestricted asset of the Bank. The estimated present value of future benefits to be paid totaled
 $27,240
at December 31, 1998 which is included in other liabilities. Total annual expense for these plans amounted to $31,677 total expenditures for 1998.
Note 9.EDeposits
Included in savings deposits are NOW and Super NOW account balances totaling $7,916,530 and $5,780,398 at December 31, 1998 and 1997, respectively. Also included in savings deposits at December 31, 1998 and 1997 are Money Market account balances totaling $10,103,386 and $7,523,777, respectively.
Time certificates of $ 100,000 and over as of December 31 were as follows:

    1998 1997
    (000 omitted)
Three months or less         $  1,438  $  1,374
Three months to six months        236  1,354
Six months to twelve months       1,409     1,713
Over twelve months      8,148     5,892
         _______   _______
EEETotal      $11,231   $10,333
         _______   _______
         _______   _______

Interest expense on time deposits of $ 100,000 and over aggregated $ 627,740, $ 551,875 and $ 601,843 for 1998, 1997 and 1996, respectively.
At December 31, 1998 the scheduled maturities of certificates of deposit are as follows:

1999          $ 22,414,798
2000          13,532,792
2001          10,870,529
2002          5,735,954
2003          5,939,438
Thereafter         8,000
         __________
         $58,501,511
         __________
         __________

The Bank accepts deposits of the officers, directors, employees and their associates on the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of deposits of officers, directors and employees totaled $9,247,049 and $3,593,950 at December 31, 1998 and 1997, respectively.

The aggregate amount of demand deposit overdrafts reclassified as loan balances were $7,231 and $104,582 at December 31, 1998 and 1997, respectively.
Note 10.EFinancial Instruments With Off-Balance-Sheet Risk
The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit.
Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the
 Bank
has in particular classes of financial instruments.
The BankOs exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.
The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    Contract or
    Notional Amount
    (000 omitted)
    1998 1997
Financial instruments whose contract amounts
EEErepresent credit risk at December 31:
EEEEEECommitments to extend credit          $11,661   $  9,948
EEEEEECommercial and standby letters
EEEEEEEof credit        1,356     1,411
         _______   _______
         $13,017   $11,359
         _______   _______
         _______   _______

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
  Commitments
generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customerOs creditworthiness on a case-by-case basis. The amount of collateral obtained, if
deemed necessary by the Bank upon extension of credit, is based on managementOs credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, real estate, equipment, and income-producing commercial properties.
Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank holds collateral supporting those commitments when deemed necessary by management.
Note 11.EConcentration of Credit Risk
The Board grants agribusiness, commercial and residential loans to customers located in South Central Pennsylvania and Northwestern Maryland. Although the Bank has a diversified loan portfolio, a portion of its customersO ability to honor their contracts is dependent upon the construction and land development and agribusiness economic sectors.
The Bank evaluates each customerOs creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon the extension of credit is based on managementOs credit evaluation of the customer.
Collateral held varies but generally includes equipment and real estate.
Note 12.EFNB Financial Corporation (Parent Company Only) Financial Information The following are the condensed balance sheets, statements of income and statements of cash flows for the parent company.

BALANCE SHEETS
December 31
         1998 1997
ASSETS
Cash          $        5,286 $      49,159
Interest-bearing deposits with banks        11,961    0
Marketable equity securities
      available for sale          208,288   133,580
Investment in The First National Bank
EEEof McConnellsburg         11,817,398     11,322,894
Other assets       2,945     3,180
         __________     __________
EEETotal Assets         $12,045,878    $11,508,813
         __________     __________
         __________     __________
LIABILITIES AND STOCKHOLDERSO EQUITY
Dividends payable       $    108,000   $      104,000
Other liabilities       21,312    15,064
         __________     __________
EEETotal Liabilities         $   129,312    $   119,064
Common stock, par value $.63; 6,000,000
EEEshares authorized; 400,000 shares issued
EEEand outstanding      252,000   252,000
Additional paid-in capital        1,789,833 1,789,833
Retained earnings       9,621,863 9,163,913
Accumulated other comprehensive income      252,870   184,003
         __________     __________
EETotal Liabilities and
EEEStockholdersO Equity      $12,045,878    $11,508,813
         __________     __________
         __________     __________

STATEMENTS OF INCOME
Years Ended December 31
         1998 1997 1996
Cash dividends from wholly-owned
EEEsubsidiary      $327,000  $ 240,000 $            0
Interest on deposits with banks        327  0    0
Dividend income D Marketable
      equity securities      3,387     3,153     2,868
Securities gains        49,000    0    0
Equity in undistributed income
EEEof subsidiary        420,069   621,935   976,934
         ________  _________ ________
         799,783   865,088   979,802
Less: Holding company expenses         12,927    9,358     22,617
         ________  _________ ________
EEEIncome before income taxes          786,856   855,730   957,185
Applicable income taxes      4,906     0    0
         ________  _________ ________
EEENet income      $781,950  $855,730  $957,185
         ________  _________ ________
         ________  _________ ________

STATEMENTS OF CASH FLOWS
Years Ended December 31
         1998 1997 1996
Cash flows from operating activities:
EEENet income      $781,950  $855,730  $957,185
EEEAdjustments to reconcile net
EEEEEEincome to cash provided by
EEEEEEoperating activities:
EEEEEEEEEEquity in undistributed
EEEEEEEEEEEEincome of subsidiary       (  420,069)    ( 621,935)     ( 976,934)
EEEEEEEEE(Gain) on sales of
EEEEEEEEEEEEinvestments      (   49,000)    0    0
EEEEEEEEE(Increase) decrease in
EEEEEEEEEEEEother assets          235  (          66) (       614)
                EIncrease (decrease) in
EEEEEEEEEEEEother liabilities          9,118     (     1,070)   1,070
         ________  ________  ________
Net cash provided (used) by
EEEoperating activities      322,234   232,659   (   19,293)
         ________  ________  ________
Cash flows from investing activities:
EEENet (increase) in interest-bearing
EEEEEE deposits with banks        (   11,961)    0    0
EEEPurchase of marketable equity
            securities available for sale        ( 139,146)     (     5,880)
    0
EEESales of marketable equity securities
EEEEEEEavailable for sale         105,000   0    0
         ________  ________  ________
Net cash (used) by investing activities          (   46,107)    (5,880)   0
         ________  ________  ________
Cash flows from financing activities:
EEECash dividends paid       ( 320,000)     ( 316,000)     ( 300,000)
         ________  ________  ________
Net increase (decrease) in cash        (   43,873)    (   89,221)    ( 319,293)
Cash, beginning balance      49,159    138,380   457,673
         ________  ________  ________
Cash, ending balance         $   5,286 $  49,159 $138,380
         ________  ________  ________
         ________  ________  ________

Note 13.ERegulatory Matters
Dividends paid by FNB Financial Corporation are generally provided from the dividends it receives from the Bank. The Bank, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current yearOs earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends that the Bank could declare without the
approval of the Comptroller of the Currency amounted to approximately
 $2,672,579
and $2,530,775 at December 31, 1998 and 1997, respectively.
FNB Financial CorporationOs balance of retained earnings at December 31, 1998 is
$9,621,863 and would be available for cash dividends, although payment of dividends to such extent would not be prudent or likely. The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current period earnings.
In addition, regulatory authorities have established capital guidelines in the form of the Oleverage ratioO and Orisk-based capital ratios.O The leverage ratio
of the Corporation, defined as total stockholdersO equity less intangible assets
to total assets. The risk-based ratios compare capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to
risk profiles of individual banks. A comparison of the CorporationOs capital ratios to regulatory minimums at December 31 is as follows:

    FNB Financial Corporation     Regulatory Minimum
    1998 1997 Requirements
Leverage ratio          10.13%    10.41%    4%
Risk-based capital ratios/
  Tier I (core capital)      17.12%    18.09%    4%
Combined Tier I and
  Tier II (core capital
  plus allowance for
  loan losses)          18.21%    18.79%    8%

Note 14.ECompensating Balance Arrangements
Required deposit balances at the Federal Reserve were $125,000 for 1998 and 1997. Required deposit balances at Atlantic Central BankerOs Bank were
 $528,000
and $365,000 at December 31, 1998 and 1997, respectively. These balances are maintained to cover processing costs and service charges.

Note 15.EFair Value of Financial Instruments
The estimated fair values of the CorporationOs financial instruments were as follows at December 31:

         1998
         Carrying Amount     Fair Value
FINANCIAL ASSETS
Cash and due from banks      $  3,134,802   $  3,134,802
Interest-bearing deposits in banks          2,019,612 2,019,612
Federal funds sold      4,136,000 4,136,000
Securities available for sale          32,887,516     32,887,516
Securities to be held to maturity      2,449,621 2,429,959
Other bank stock        394,100   394,100
Loans receivable        61,900,581     63,590,587
Accrued interest receivable       718,543   718,543
FINANCIAL LIABILITIES
Time certificates       58,501,511     59,743,872
Other deposits          42,002,424     42,002,424
Accrued interest payable          589,664   589,664
Liability for borrowed funds      168,764   179,576
         1997
         Carrying Amount     Fair Value
FINANCIAL ASSETS
Cash and due from banks      $  3,491,312   $  3,491,312
Interest-bearing deposits in banks          6,050,546 6,050,546
Federal funds sold      2,931,000 2,931,000
Securities available for sale          26,338,409     26,338,409
Securities to be held to maturity      2,975,841 2,988,188
Other bank stock        389,600   389,600
Loans receivable        59,549,825     58,029,013
Accrued interest receivable       610,240   610,240
FINANCIAL LIABILITIES
Time certificates       56,293,701     56,762,321
Other deposits          36,965,989     36,965,989
Accrued interest payable          594,129   594,129
Liability for borrowed funds      460,719   460,719

Note 16.ELiability for Borrowed Funds
At December 31, 1997, the Corporation was carrying a deficit balance of $ 287,493 at one of its correspondent banks due to a cash letter error by the Federal Reserve Bank. The deficit balance cleared the next business day.
The Bank received Community Investment Program funding from the Federal Home Loan Bank of Pittsburgh for $ 175,000 at a fixed-rate of 6.64% and an amortization term of 20 years. Required payments on this loan are as follows:

1999          $  4,768
2000          5,094
2001          5,443
2002          5,816
2003          6,214
Thereafter         141,429
         ________
         $168,764
         ________
         ________

The Bank had available a line of credit totaling $3,240,000 and $3,115,000 at December 31, 1998 and 1997, respectively, with the Federal Home Loan Bank of Pittsburgh. There were no outstanding balances against this line at December 31, 1998 or 1997. Collateral for borrowings and the line consists of various securities and the CorporationOs 1-4 family mortgages with a book value of approximately $42,421,000.
Note 17.EOperating Lease
During 1996 the Corporation entered into a lease agreement for its Hancock, Maryland office. The original lease term is ten years with three separate successive options to extend the lease for a term of five years each. Monthly rent is $ 1,800 and the lessee pays a proportionate share of other operating expenses. For the years ended December 31, 1998, 1997 and 1996 rent expense under this operating lease was $21,600, $21,600 and $5,400, respectively. Required lease payments for the next five years are as follows:

1999          21,600
2000          21,600
2001          21,600
2002          21,600
2003          21,600
Thereafter         59,400
         ________
         $167,400
         ________
         ________

Note 18.ECommitments
In December of 1998 the Corporation entered into a purchase contract to purchase
real estate for $75,000 cash and a property held by the Corporation in other real estate owned at a carrying value of approximately $47,000.

Selected Five-Year Financial Data

    1998 1997 1996 1995 1994
              _______   _______   _______   _______   _______
Results of Operations (000 omitted)
EEEInterest income      $7,721    $7,388    $  6,965  $  6,262  $
5,530
EEEInterest expense          4,112     3,847     3,694     3,247     2,784
EEEProvision for loan losses      475  233  96   75   2
              _______   ________  ________  ________  ________
EEENet interest income after
    EEEprovision for loan losses       3,134     3,308     3,175     2,940
2,744
EEEOther operating income         530  349  270  270  177
EEEOther operating expenses       2,772     2,608     2,270     1,954     1,903
              _______   ________  ________  ________  ________
EEEIncome before income taxes          892  1,049     1,175     1,256     1,018
EEEApplicable income tax          110  193  218  254  166
              _______   ________  ________  ________  ________
    EEENet income       $  782    $  856    $    957  $ 1,002   $
852
              _______   ________  ________  ________  ________
              _______   ________  ________  ________  ________
Common Share Data
Per share amounts are based on weighted average shares of common stock outstanding of 400,000 for 1998, 1997, 1996, 1995 and 1994.
    Income before income taxes         $     2.23     $      2.62    $    2.94
$

3.14     $    2.55
    Applicable income taxes       .28  .48  .55  .64  .42
    EEENet income       1.96 2.14 2.39 2.51 2.13
    Cash dividend declared        .81  .80  .77  .77  .64
    Book value (actual number of
    EEEshares outstanding before
          FAS 115 adjustments)         29.16     28.01     26.68     25.05
23.33
    Dividend Payout Ratio         41.43%    37.39%    32.18%    30.75%
    30.04%
Year-End Balance Sheet Figures
(000 omitted)
    Total assets        $113,565  $106,020  $98,644   $91,921
    $80,715
    Net loans      61,901    59,124    56,260    52,794    49,100
    Total investment securities D
           Book value        35,348    29,425    33,767    31,944
    24,475
    Deposits D noninterest-bearing          10,819    9,988     9,250     7,778
    6,781
    Deposits D interest-bearing        89,685    83,272    77,884
    73,138    64,318
    Total deposits      100,504   93,260    87,134    80,916
    71,099
    Total stockholdersO equity (before
          FAS 115 adjustments)         11,664    11,206    10,670
    10,021    9,327
Ratios (calculated before FAS 115 adjustments)
    Average equity/average assets      10.53%    10.74%    10.87%
    11.58%    11.21%
    Return on average equity      6.85%     7.98%     9.18%     10.26%    9.37%
    Return on average assets      .72% .86% 1.00%     1.19%     1.05%


Summary of Quarterly Financial Data

The unaudited quarterly results of operations for the years ended December 31, 1998 and 1997 are as follows:

    1998 1997
    Quarter Ended  Quarter Ended
         Mar. 31   June 30   Sept. 30  Dec. 31   Mar. 31   June 30
    Sept. 30  Dec. 31
(000 omitted except per share)
Interest income         $1,864    $1,913    $1,964    $1,980    $1,789
    $1,849    $1,857    $1,893
Interest expense        986  1,016     1,056     1,054     928  952  968  999
         ______    ______    ______    ______    ______    ______
    ______    ______
EEENet interest income       878  897  908  926  861  897  889  894
Provision for loan losses         101  190  90   94   9    44   50
    130
         ______    ______    ______    ______    ______    ______
    ______    ______
EEENet interest income after
EEEEEEprovision for loan losses        777  707  818  832  852  853
    839  764
Other income       85   100  106  96   71   111  84   77
Security gains (losses)      2    142  (      1) 0    0    0    2    4
Other expenses          660  684  690  738  656  650  634  668
         ______    ______    ______    ______    ______    ______
    ______    ______
EEEOperating income before
EEEEEEincome taxes      204  265  233  190  267  314  291  177
Applicable income taxes      49   94   (     16) (     17) 49   69   62
    13
         ______    ______    ______    ______    ______    ______
    ______    ______
EEENet income      $  155    $  171    $  249    $  207    $  218
    $  245    $  229    $  164
         ______    ______    ______    ______    ______    ______
    ______    ______
         ______    ______    ______    ______    ______    ______
    ______    ______
Net income applicable to common stock
Per share data:
EEENet income      $  .39    $  .43    $  .62    $  .52    $   .55
    $   .62   $   .57   $   .40


Distribution of Assets, Liabilities an Stockholders' Equity, Interest Rates and Interest Differential

    Years Ended December 31
    1998 1997 1996
(000 omitted) Average             Average             Average
    Balance   Interest  Rate Balance   Interest  Rate Balance
    Interest  Rate
ASSETS
Interest-bearing
Edeposits with
Ebanks and federal
Efunds sold        $   6,098 $332 5.44%     $   3,708 $    202  5.45%     $
3,440    $    184  5.35%
Investment
Esecurities        33,100    1,939     5.86%     31,524    1,915     6.07%
33,12
9
    1,931     5.82%
Loans         60,265    5,450     9.05%     57,794    5,271     9.12%     53,046
    4,850
    9.14%
         _______   _______   _______   _______   _______   _______
    _______   _______   _______
EEETotal interest-
EEEearning assets       $99,463   $7,721    7.76%     $93,026   $7,388
    7.94%     $89,615   $6,965    7.77%
              _______   _______        _______   _______
    _______   _______
              _______   _______        _______   _______
    _______   _______
Cash and due
Efrom banks        2,959               2,770               2,498
Bank premises and
Eequipment         3,240               3,196               2,714
Other assets       2,833               923            1,035
         _______             _______             _______
EEETotal assets         $108,495            $99,915             $95,862
         _______             _______             _______
         _______             _______             _______
LIABILITIES AND STOCKHOLDERSO EQUITY
Interest-bearing
Etransaction
Eaccounts          $    8,521     $   143   1.68%     $  6,965  $   146   2.10%
$
7,228    $   155   2.14%
Money market
Edeposit accounts       8,028     294  3.66%     7,123     252  3.54%     6,690
239 3.57%
Other savings
Edeposits          11,482    307  2.67%     12,229    334  2.73%     12,369
    344  2.78%
All time deposits       57,892    3,357     5.80%     53,016    3,109     5.86%
50,192
    2,956     5.89%
Liability for
  borrowed funds        171  11   6.43%     90   6    6.67%     0    0    .00%
         _______   _______   _______   _______   _______   _______
    _______   _______   _______
EEETotal interest-
EEEbearing
EEEliabilities          $  86,094 $4,112    4.78%     $79,423   $3,847
    4.84%     $76,479   $3,694    4.83%
              _______   _______        _______   _______
    _______   _______
              _______   _______        _______   _______
    _______   _______
Demand deposits         10,010              8,884               8,153
Other liabilities       968            875            806
         _______             _______             _______
EEETotal liabilities         97,072              89,182
    85,438
StockholdersO equity         11,423              10,733
    10,424
         _______             _______             _______
EEETotal liabilities
EEEand stockholdersO
EEEequity          $108,495            $99,915             $95,862
         _______             _______             _______
         _______             _______             _______
Net interest
Eincome/net interest
Emargin/margin average
Eearning assets              $3,609    3.63%          $3,541    3.80%
$
3,271    3.65%
              _______   _______        _______   _______
    _______   _______
              _______   _______        _______   _______
    _______   _______



Change in Net Interest Income

    1998 Compared to 1997    1997 Compared to 1996
    ____________________     ____________________
                   Total               Total
         Average   Average   Increase  Average   Average   Increase
(000 omitted)      Volume    Rate (Decrease)     Volume    Rate
    (Decrease)
         ________  ________  ________  ________  ________  ________
Interest Income
EEEInterest-bearing deposits
EEEEEEwith banks and
EEEEEEfederal funds sold          $130 $    0    $130 $  14     $  4 $  18
EEEInvestment securities          96   (    72)  24   (    93)  77   (
16)
EEELoans      225  (    46)  179  434  (  13)    421
         _____     _____     _____     _____     _____     _____
EEEEEETotal interest income       $451 ($118)    $333 $355 $68  $423
         _____     _____     _____     _____     _____     _____
         _____     _____     _____     _____     _____     _____
Interest Expense
EEEInterest-bearing transaction
EEEEEEaccounts          $  33     ($  36)   ($    3)  ($    6)  ($  3)    ($
9)
EEEMoney market deposit accounts       32   10   42   15   (    2)   13
EEEOther savings        (    20)  (   7)    (    27)  (     4)  (    6)
    (    10)
EEEAll time deposits         286  ( 38)     248  166  (  13)    153
EEELiability for borrowed funds        5    0    5    0    6    6
         _____     _____     _____     _____     _____     _____
EEEEEETotal interest expense      $336 ($  71)   $265 $171 ($18)     $153
         _____     _____     _____     _____     _____     _____
         _____     _____     _____     _____     _____     _____
EEEEEENet interest income                   $  68               $270
                   _____               _____
                   _____               _____


Maturities of Investment Securities

December 31, 1998
The following table shows the maturities of investment securities at amortized cost as of December 31, 1998, and weighted average yields of such securities. Yields are shown on a taxable equivalent basis, assuming a 34% federal income tax rate.

    Within    1-5  5-10 Over
(000 omitted) 1 Year    Years     Years     10 Years  Total
U.S. Treasury Securities
EEEAmortized cost       $   100   $     0   $         0    $       0 $
100
EEEYield      6.43%     0%   0%   0%   6.43%
Obligations of other
EEEU.S. Government agencies:
EEEAmortized cost       350  4,835     12,713    1,669     19,567
EEEYield      5.07%     5.79%     6.45%     6.80%     6.29%
Obligations of state and
EEEpolitical subdivisions:
EEEAmortized cost       745  2,105     3,300     5,235     11,385
EEEYield      6.21%     6.78%     7.49%     7.07%     7.08%
Mortgage-Backed securities and SBA
EEEGuaranteed Loan Pool Certificates (1):
EEEAmortized cost       41   127  333  3,227     3,728
EEEYield      6.58%     7.40%     6.36%     6.05%     6.13%
              ________  ________  ________  ________  ________
EEEEEESubtotal amortized cost          $1,236    $7,067    $16,346   $10,131
    $34,780
              ________  ________  ________  ________  ________
              ________  ________  ________  ________  ________
EEEEEESubtotal yield         5.92%     6.11%     6.65%     6.70%     6.53%
              ________  ________  ________  ________  ________
              ________  ________  ________  ________  ________
Equity Securities                           568
Yield                             5.32%
                                  ________
EEEEEETotal investment securities                          $35,348
                                  ________
                                  ________
EEEEEEYield                            6.51%
                                  ________
                                  ________
(1) It is anticipated that these mortgage-backed securities and SBA Guaranteed Loan Pool Certificates will be repaid prior to their contractual maturity dates.

Management's Discussion and Analysis of Financial Conditino and Results of Operations

The following section presents a discussion and analysis of the financial condition and results of operations of FNB Financial Corporation (the Corporation) and its wholly-owned subsidiary, The First National Bank of McConnellsburg (the Bank). This discussion should be read in conjunction with the financial tables/statistics, financial statements and notes to financial statements appearing elsewhere in this annual report.
RESULTS OF OPERATIONS
Overview
Consolidated net income for 1998 was $781,950, a decrease of $73,780 or 8.62% from the net income of $855,730 for 1997 and a decrease of $175,235 or 18.31% from 1996. On a per share basis, net income for 1998 was $1.96, based upon average shares outstanding of 400,000, compared to $2.14 for 1997 and $2.39 for 1996.
Results of operations for 1998 as compared to 1997 were impacted by the following items:
Net income was positively impacted by a 6.92% increase in average earning assets due to a 8.83% increase in average deposits, the result of the new deposits generated at our Hancock Office, Hancock Community Bank, which opened on November 25, 1996, our Fort Loudon Office which opened on November 13, 1995, and an increase in balances of our business account customers;
Net income was negatively impacted by a decreasing net interest margin which occurred due to a decrease in the yield on earning assets from 7.94% in 1997 to 7.76% in 1998. This was a direct result of a decrease in the yield on investment securities from 6.07% in 1997 to 5.86% in 1998 the result of calls and maturities of higher rate securities while costs of interest-bearing liabilities decreased only .06% from 4.84% in 1997 to 4.78% in 1998;
Net income was negatively impacted by a $242,314 increase in the provision for loan losses, from a total of $232,500 in 1997. The decision to increase the allowance was based upon several factors:
A more critical analysis of our commercial and consumer loan portfolios which resulted in a larger allocation of the allowance reserved specifically for
commercial loans and consumer installment loans;
The observation that the current long-run expanding economic cycle may be reaching its peak which could result in the slowing down of our economy;
The instability in the Asian Market, which shows a few signs of stabilization, prompted management to assess the Otrickle down effectsO of a slowing economy and the Asian crisis on businesses in our local economy and the potential for an increase in past due loans and delinquency problems; and
The assessment of potential problems businesses could encounter regarding
Year 2000 computer issues.
Net income was positively impacted by net gains on the sale of securities of $143,288 compared to $5,752 in 1997;
Net income was negatively impacted by an increase in wage and salary expenses of $35,548 and employee benefits of $1,713 due to wage and salary increases during 1998;
Net income was negatively impacted by a $15,058 increase in net occupancy expenses and a $17,855 increase in furniture and equipment expenses as a result of a full year depreciation on buildings, furniture, equipment and overhead associated with the renovation/expansion of the Fort Loudon Office completed in 1997;
Net income was positively impacted by a $40,510 increase in the cash value of life insurance and negatively impacted by the costs of implementing the DirectorOs life insurance retirement plan of $31,677;
Net income was positively impacted by a $83,406 decrease in the current year income tax provision resulting primarily from the recording of a deferred tax asset as a result of the timing difference between the balance of the tax allowance for loan losses and the book allowance.
Net income as a percent of total average assets for 1998, also known as return on assets (ROA), was .72% compared to .86% for 1997 and 1.00% for 1996. Net income as a percent of average stockholdersO equity for 1998, also known as return on equity (ROE), was 6.85% compared to 7.98% for 1997 and 9.18% for
 1996.
The ROA and ROE for these periods were impacted by the factors discussed in the preceding paragraphs.
During 1996 management became aware of the closing of a branch office of First Federal Savings Bank of Western Maryland, in Hancock, Maryland. As the Board
 of
Directors had targeted for several years the Hancock market as a future site for
expansion purposes, management felt it prudent to pursue this opportunity. Although there are other branch offices of banks and savings and loans in Hancock, Maryland, there were no locally-owned community bank offices, and had not been since the late 1970s and early 1980s when both local banks were taken over by large out-of-the-area, removed-from-the-community bank holding companies. Management felt it wise to pursue the OnicheO of providing community
banking to the Hancock community and supporting the needs of the community while
reenforcing the BankOs ability to maintain and service its current accounts in the southern part of Fulton County, Pennsylvania.
The location of this branch office known as, Hancock Community Bank, A Division of The First National Bank of McConnellsburg, in the Hancock Shopping Center became reality when The Office of the Comptroller of the Currency, the BankOs primary regulator, gave permission for the Bank to open this office on November 25, 1996. This office, the BankOs first interstate branch office, is also unique in that it will also be the BankOs first supermarket branch office. As soon as the owner of the adjacent supermarket completes extension renovations, the wall between the branch office and the supermarket will be removed, allowing
customers to enter the branch directly from the supermarket. The operation of this office has increased operational overhead due to the costs of personnel, equipment and furniture expenses, utilities and rent expense; however, the long term benefits from this office through the generation of new deposits and loans are anticipated to increase income to the Corporation over the next several years. The deposit and loan growth of the Hancock office has exceeded managementOs expectations. At December 31, 1998, balances of new deposits and loans generated as a direct result of the opening of the Hancock office were $4,942,593 and $3,963,880 respectively.
Net Interest Income
Net interest income is the amount by which interest income on loans and investments exceeds interest incurred on deposits and other interest-bearing liabilities. Net interest income is the CorporationOs primary source of revenue. The amount of net interest income is affected by changes in interest rates and by changes in the volume and mix of interest-sensitive assets and liabilities.
Net interest income for 1998 increased $67,737 or 1.91% over 1997 and $338,718 or 10.36% over 1996. Average earning assets for 1998 increased $6,437,000 over 1997 and $9,848,000 over 1996. This increase in average earning assets from 1997 to 1998 was the result of:
An increase in loans in the amount of $2,471,000 or 4.28%;
An increase in investment securities in the amount of $1,576,000 or 5.00%;
and
An increase in interest-bearing deposits with banks and federal funds sold in the amount of $2,390,000 or 64.46%.
The increase in the lower yielding investment securities at an average yield of 5.86% and interest-bearing deposits with banks and federal funds sold at an average yield of 5.44% contributed to the decrease in net interest income.
The earning asset increase was funded by an increase in average deposits of $7,797,000 or 8.83%. This volume increase is the result of an increase in average balances of business money market accounts and in increased balances at the Hancock office of $2,109,190. The volume growth in earning assets and interest-bearing liabilities contributed to the increase in net interest income by the amount of $115,000 in 1998 over 1997.
Throughout 1996, interest rates remained relatively the same with no major changes in Federal Reserve interest rate policy. During 1997 the Federal ReserveOs interest rate policy remained the same as that of 1996 with the only change occurring at the end of the first quarter when the Federal Reserve decreased short term interest rates by 25 basis points. During the first half of 1998, interest rates remained relatively stable; however, during the latter part of the third quarter and the beginning of the fourth quarter, the Federal Reserve decreased short term interest rates three times. As a result of this decreasing interest rate environment, several investment securities with call features were called by the issuer resulting in the loss of higher interest earning assets and several one-to-four family residential mortgages were refinanced to lower interest rates. To address this decreasing yield on earning
assets, management has decreased deposit rates, but not at the same pace as that
of earning assets. Average yields on loans decreased 7 basis points from those of 1997; however, the average yield on investment securities decreased 21 basis points. As a result of the aforementioned increase in the average balance of lower yielding investment securities and interest-bearing deposits with banks, the average yield on earning assets decreased in 1998 to 7.76%, a .18% decrease from 1997 and .01% decrease from 1996. The average cost of interest-bearing liabilities during 1998 was 4.78%, a .06% decrease from 1997 and .05% decrease from 1996. This decrease from 1997 was attributable to managementOs decrease in
the cost of interest-bearing liabilities from 1997; however, the balances of business money market accounts increased significantly which resulted in an increase in the cost of Money Market accounts of 12 basis points. The result of
these aforementioned decreases and increases in interest-bearing liabilities were a 42 basis point decrease in the cost of interest-bearing transaction accounts; a 6 basis point reduction in the cost of Saving accounts; and a 6 basis point reduction in the cost of time deposits. The net effect of all interest rate fluctuations was to decrease net interest income in the amount of $47,000 in 1998 from 1997. Due to the decrease in the yield on earning assets by 18 basis points, which was significantly more than the 6 basis point decrease
in the cost of interest-bearing liabilities, the Bank has experienced a decrease
in its net interest margin during 1998 compared to 1997. The average net interest margin for 1998 was 3.63% compared to 3.80% for 1997.
Management anticipates the yield on earning assets to decrease during the next few quarters as indexes on adjustable rate securities and loans have decreased and loan competition in the residential lending environment has forced management to reduce interest rates on all residential mortgage products. At the same time interest rates on investment securities at their current low interest rate level has resulted in calls of higher yielding investment securities and the proceeds of these calls being invested in lower yielding securities. These decreases in yield in both the loan portfolio and the investment portfolio will result in lower yields on the BankOs earning assets. The cost of interest-bearing liabilities is projected to decrease slightly during the next few quarters as management has decreased the cost of interest-bearing transaction accounts 25 basis points and has decreased the cost of savings accounts by 25 basis points. These rate reductions combined with maturing time deposits repriced to lower yielding rates will have the effect of decreasing the cost of interest-bearing liabilities. As a result of this decreasing rate environment, the net interest spread and net interest margin are
projected to decrease during this period as the yield on earning assets is projected to decrease at a faster pace than that of interest-bearing liabilities. Bank management continually monitors the BankOs rate sensitive position within the next year. To protect and improve rate sensitive positions,
the strategies available to the Bank are:
Purchasing short to medium term, fixed-rate securities;
Promoting long-term lower yielding certificates of deposits;
Decreasing the yield on all deposit-bearing liabilities; and
Promoting all loan products.
Provision for Loan Losses
The loan loss provision is an estimated expense charged to earnings in anticipation of losses attributable to uncollectible loans. The provision is based on ManagementOs analysis of the adequacy of the allowance for loan losses.
The provision for 1998 was $474,814, compared to $232,500 for 1997, and $95,500 for 1996. This increase in annual provision from 1997 to 1998 of $242,314 was the result of the following:
A more critical analysis of our commercial and consumer loan portfolios which resulted in a larger allocation of the allowance reserved specifically for
commercial loans and consumer installment loans;
The observation that the current long-run expanding economic cycle may be reaching its peak which could result in the slowing down of our economy;
The instability in the Asian Market, which shows a few signs of stabilization, prompted management to assess the Otrickle down effectsO of a slowing economy and the Asian crisis on businesses in our local economy and the potential for an increase in past due loans and delinquency problems; and
The assessment of potential problems businesses could encounter regarding
Year 2000 computer issues.
Total charged-off loans in 1998 were $203,000 compared to $227,000 in 1997 and $108,000 in 1996. Total recoveries in 1998 were $34,000 compared to $15,000 in 1997 and $13,000 in 1996. See discussion on Allowance for Loan Losses.
Other Operating Income and Other Operating Expenses
Other operating income for 1998 was $529,933, a $181,263 increase over the same period in 1997 and a $259,180 increase over the same period in 1996. This increase is mainly attributable to the following:
A net gain on the sale of investment securities which resulted in a net gain of $143,288 compared to a net gain in 1997 of $5,752 and a net loss in
 1996
of $3,843;
Service charges on deposit account increasing $12,668 due to increased deposit accounts, managementOs stricter enforcement of overdraft fees and an increase in the business minimum balance charge in September;
Other service charges increasing $34,986 due mainly to a $17,275 increase in commissions received on discount brokerage services offered at the Bank; and Other income increasing $27,284 due to the increase in the cash value of life insurance by $40,510.
Total other operating expenses for 1998 increased by $163,872 or 6.28% over
 1997
and $502,122 or 22.12%, over 1996. This increase was mainly the result of the following:
A $32,913 increase in the cost of occupancy and furniture and equipment expenses;
A $37,261 increase in the cost of employee salaries, wages and benefits;
A $7,200 increase in the cost of communication expenses;
A $14,636 increase in the cost of advertising and promotions as a result of the hiring of a professional marketing analysis of the BankOs customer base; A $31,677 expense incurred for the cost of directorsO life insurance premiums and retirement liability; and
A $7,800 increase in professional development expenses as a result of the implementation of a Bank wide Total Quality Service Program.
Management has been operating, during the past few years, in an expansion mode, by increasing the BankOs target market through the acquisition of the Fort Loudon Branch Office in Franklin County, Pennsylvania and the opening of
 Hancock
Community Bank in Washington County, Maryland as well as expanding the main office facilities to allow for future growth and expansion of operations. As a result of this growth and expansion, other operating expenses increased during the 1998, 1997, and 1996 operational years and will for the years thereafter, due mainly to the following:
1) Depreciation of the main office renovation/construction completed on September 1, 1996;
2) Operational expenses and overhead associated with the operation of Hancock Community Bank which opened on November 25, 1996; and
3) Operational expenses and overhead associated with the renovation/expansion of the Fort Loudon office which were completed in November 1997 costing approximately $200,000.
These items have decreased the CorporationOs net income as overhead of these operations has impacted net income. The immediate result has been a decrease in
operational income, Earnings per Share, Return on Assets and Return on Equity. Although this growth mode has reduced income in the short term, management is confident that in the long term these growth plans will benefit the corporationOs income producing ability through the addition of new customers to the BankOs deposit and loan bases and retention of current customers resulting in increased income to the corporation.
Income Taxes
The CorporationOs income tax provision for 1998 was $109,716 compared to $193,122 for 1997 and $218,019 for 1996. The 1997 provision of $193,122 includes a $13,551 charge for taxes due as a result of an IRS audit of the CorporationOs 1996 Federal tax return. Without this additional 1996 tax, the CorporationOs provision for 1997 would have been $179,571. This decrease in the
tax provision in the amount of $83,406 was due to a decrease in income before income taxes of $157,186 and a deferred tax adjustment in the amount of $120,346. The Corporation operated with a marginal tax rate of 34% in 1998 and in 1997. The effective tax rate of the Corporation for 1997 was 12.30%
 compared
to 18.41% for 1997 and 18.55% for 1996.
Future Impact of Recently Issued Accounting Standards
In June 1998, The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) 133 - OAccounting for Derivative Instruments and Hedging ActivitiesO. This Statement establishes accounting and reporting standards for derivatives and hedging activities. In October 1998, the FASB issued SFAS No. 134 - OAccounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking EnterpriseO. This Statement required entities that are engaged in mortgage banking activities to classify mortgage-backed securities as trading securities following the securitization of mortgage loans held for sale. FNB Financial Corporation has no derivative instruments and does not engage in hedging activities. The Corporation has no loans held for sale nor does it engage in securitization of loans. Therefore, management does not expect that either of the aforementioned statements will impact future results of operations.
FINANCIAL CONDITION
Investment Securities
The book value of the investment security portfolio as of December 31, 1998, increased by $5,918,544 from December 31, 1997, representing a 20.38%
 increase.
This increase occurred primarily due to the following:
An increase in total deposits of $7,244,245;
A decrease from December 31, 1997, in federal funds sold and interest-
bearing deposits with banks of $2,825,934;
An increase in net loans of only $2,776,569; and
The purchase of life insurance on Directors and key executives in the amount of $1,985,000.
Due to the implementation of SFAS No. 115, management has segregated securities as Held-to-Maturity (HTM), Available-for-Sale (AFS) or Trading securities.
  This
accounting standard requires HTM securities be reported on the balance sheet at cost and AFS securities be reported at market value. As of December 31, 1998, the Corporation had in its portfolio HTM securities of $2,449,621 with a market value of $2,429,959 and AFS securities of $32,887,516 with a book value of $32,504,381. No securities were classified as Trading securities as of
 December
31, 1998. For the December 31, 1997, Balance Sheet presentations, the Bank carried investment debt securities classified as HTM securities of $2,975,841 with a market value of $2,988,188 and as AFS securities of $26,338,409, with at book value of $26,059,617. No securities were classified as Trading as of December 31, 1997.
The general policy adopted by the Bank segregates purchases of tax-free municipals with maturities of 5 years or less as Held-to-Maturity securities while all other security purchases are classified as Available-for-Sale.
  Policy
also allows management on a case-by-case basis to make a specific determination as to the classification of a security purchase as Held-to-Maturity or Available-for-Sale depending upon the reason for purchase. Management adheres to the philosophy that Held-to-Maturity classifications are typically used for securities purchased specifically for interest rate management or tax-planning purposes while Available-for-Sale classifications are typically used for liquidity planning purposes.
As of December 31, 1998, the net unrealized loss of the HTM portfolio was $19,662, a .80% decrease from book value and on the AFS portfolio a net unrealized gain of $383,135 or a 1.18% increase from book value. As of
 December
31, 1997, the net unrealized gain on the HTM portfolio was $12,347, a .41% increase from book value, and on the AFS portfolio, a net unrealized gain of $278,792 or a 1.07% increase from book value. Management has reviewed the fluctuation of market value in each of these portfolios and has determined that due to the recent decreases in short term interest rates, the values of securities contained within the BankOs investment debt portfolio are a direct result of the current interest rate environment. Management has therefore, concluded that the net unrealized gains and/or losses in the companyOs investment debt portfolio are a direct result of current monetary policy and therefore are temporary in that security values will continue to fluctuate, either decrease or increase in value, in response to future changes in interest rates and monetary policy.
Management has purchased for the portfolio mortgage-backed securities but presently has no Collateralized Mortgage Obligations (CMOs) in its portfolio. The large portion of these mortgage-backed securities have a variable rate coupon and all have scheduled principal payments. During periods of rising interest rates, payments from variable rate mortgage-backed securities may accelerate as prepayments of underlying mortgages occur as home-owners refinance
to a fixed rate while during periods of declining interest rates, prepayments on
high fixed rate mortgage-backed securities may accelerate as home-owners refinance to lower rate mortgages. These prepayments cause yields on mortgage-backed securities to fluctuate as larger payments of principal necessitate the acceleration of premium amortization or discount accretion. Due to the low dollar amount of mortgage-backed securities in relation to the total portfolio, management feels that interest rate risk and prepayment risks associated with mortgage-backed securities will not have a material impact on the financial condition of the Bank.
Loans
The total investment in net loans was $61,900,581 at December 31, 1998, representing a $2,776,569 or 4.70%, increase from the December 31, 1997, investment of $59,124,012. The primary reasons for the increase in the loan portfolio and for changes in loan portfolio composition over the past year were due to the following:
1) A $2,020,000 increase in real estate loans secured by 1-4 family residential properties;
2) A $1,709,000 increase in Loans secured by nonfarmland, nonresidential properties due primarily to the purchase of $1,354,000 in loans secured by commercial real estate;
3)  A $1,068,000 increase in loans to farmers due to $1,074,000 in purchases of the 100% guaranteed portion of United States Department of Agriculture Farm Service Agency (USDAFSA) Loans; and
4) A $2,068,000 decrease in loans to commercial, industrial and state and political subdivision loans due primarily to the payoff of one large commercial loan which at December 31, 1997 had an outstanding balance of $1,309,000.
Total new real estate mortgage loan lending for 1998 increased $3,201,000 or 7.85% from December 31, 1997, in comparison to a $1,667,000 or 4.27% increase in
1997 from December 31, 1996.  This increase in the amount of real estate lending
from 1997 to 1998 reflects the purchase of commercial real estate loans and an increase in residential 1-4 family mortgage loans as highlighted above. Competitive loan mortgage rates of other institutions and mortgage companies in the CorporationOs market area has resulted in the refinancing and payoff of mortgage loans within the BankOs loan portfolio; however, the Bank has been able
to attract new mortgage customers through the competitive mortgage products it currently offers.
Overall, loan demand at the Bank during the past year was somewhat improved over
that of 1997; however, increased aggressiveness of competing financial institutions, mortgage loan companies and financing companies in interest rates and marketing strategies have resulted in the need for an increased emphasis on loan generation. The lending operation of the Bank has been enhanced by the BankOs operation in a larger market area through the Fort Loudon office in Franklin County, Pennsylvania and Hancock Community Bank in Washington County, Maryland.
To further enhance and strengthen the BankOs lending operation, the Board has hired for the loan department a Loan Division Manager, Mr. Bill Walker. Mr. Walker brings to the Bank a 33 year commercial banking background of which his last 18 years were concentrated in commercial lending. As a member of senior management and in his official capacity as Vice President/Loan Services
 Division
Manager, Mr. Walker will be in charge of the entire loan department with special emphasis and concentration on the enhancement, improvement and growth of
the BankOs commercial loan portfolio. The Board and Management are confident Mr. WalkerOs addition to senior management will greatly enhance the BankOs competitive abilities in the generation of new loans.
To encourage new loan demand, management anticipates offering additional loan promotions, reviewing loan terms for customer OfriendlinessO and developing a commercial lending strategy to stimulate lending in the CorporationOs market area. In addition, the continued operation of Hancock Community Bank is anticipated to result in an increase in lending in the Washington County, Maryland area as well as in northern Morgan County, West Virginia and southern Fulton County, Pennsylvania while the continued operation of the recently expanded and improved Fort Loudon Office is anticipated to stimulate lending in the Franklin County, Pennsylvania market.
Nonperforming Assets
Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonaccruing loans are comprised of loans that are no longer accruing interest income because of apparent financial difficulties of the borrower. Interest on nonaccruing loans is recorded when received only after past due principal and interest are brought current.
Other real estate owned includes assets acquired in settlement of mortgage loan indebtedness and loans identified as impaired loans. These assets are carried at the lower of cost or fair value. The other real estate balance as of December 31, 1998, was $370,511 compared to $428,488 as of December 31, 1997. The Bank is actively pursuing the sale of all properties contained in Other
 Real
Estate as shown by the following:
In February 1998, the Bank entered into a lease purchase agreement on a 1-
4 family residential property on Lincoln Way East in McConnellsburg;
In December, 1998, the Bank sold a 1-4 family residential property in Hagerstown, Maryland; and
In December, 1998, the Bank signed an agreement with the Bishop Raker Post
655 of the Fulton Overseas Veterans Association (FOVA) in McConnellsburg to exchange a 1-4 family residential property on Lincoln Way East in
 McConnellsburg
as a partial payment for the purchase of the property located at 115 1/2
 Lincoln
Way West which is adjacent to the Bank property in downtown McConnellsburg. Properties contained in Other Real Estate are listed with a realty firm on a contractual basis. The realty firm is evaluated every six months on its effectiveness in marketing and selling these properties.
Allowance for Loan Losses
The allowance is maintained at a level to absorb potential future loan losses contained in the loan portfolio and is formally reviewed by Management on a quarterly basis. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. ManagementOs basis for the level of the
allowance and the annual provisions is its evaluation of the loan portfolio, current and projected domestic economic conditions, the historical loan loss experience, present and prospective financial condition of the borrowers, the level of nonperforming assets, and other relevant factors. While Management uses available information to make such evaluations, future adjustments of the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. ManagementOs basis for the current level in the allowance for loan losses is based upon the following:
A more critical analysis of our commercial and consumer loan portfolios which resulted in a larger allocation of the allowance reserved specifically for
commercial loans and consumer installment loans;
The observation that the current long-run expanding economic cycle may be reaching its peak which could result in the slowing down of our economy;
The instability in the Asian Market, which shows a few signs of stabilization, prompted management to assess the Otrickle down effectsO of a slowing economy and the Asian crisis on businesses in our local economy and the potential for an increase in past due loans and delinquency problems; and
The assessment of potential problems businesses could encounter regarding
Year 2000 computer issues.
The allowance for loan losses was increased to $731,641 from the prior year level of $425,814. The ratio of the allowance to net loans was 1.17% at December 31, 1998, and .72% at December 31, 1997. After U. S. Government Agency, specifically the Small Business Administration (SBA) and Farm Service Agency (FSA), guaranteed portions are subtracted from the net loan balance, the ratio of the allowance to unguaranteed loans increases to 1.24%. Management believes that the current allowance for loan losses of $731,641 is adequate to meet any potential loan losses, but has budgeted a monthly addition during 1999 of $10,000 in anticipation of additional commercial loan problems and general increases in the total loan portfolio.
Liquidity and Rate Sensitivity
The CorporationOs objective is to maintain adequate liquidity while minimizing interest rate risk. Adequate liquidity provides resources for credit needs of borrowers, for depositor withdrawals, and for funding Corporate operations. Sources of liquidity are maturing investment securities; maturing overnight investments in federal funds sold; maturing investments in time deposits at other banks; readily accessible interest-bearing deposits at other banks; payments on loans, mortgage-backed securities and SBA Guaranteed Loan Pool Certificates; and a growing core deposit base. In order to assure a constant and stable source of funds, the Bank has joined the Federal Home Loan Bank of Pittsburgh because of the availability of both short term and long term fixed rate funds. As of December 31, 1998, the Bank had borrowings of $168,764 from this institution under its Community Investment Program and had readily available to it a $3,240,000 line of credit.
The objective of managing interest rate sensitivity is to maintain or increase net interest income by structuring interest-sensitive assets and liabilities in such a way that they can be repriced in response to changes in market interest rates. Based upon contractual maturities of securities and the capability of NOW and Savings accounts to be repriced within the 3 month time horizon, the Corporation has maintained a negative rate sensitivity position, in that, rate sensitive liabilities exceed rate sensitive assets. Therefore, in a period of declining interest rates the CorporationOs net interest income is generally enhanced versus a period of rising interest rates where the CorporationOs net interest margin may be decreased. However, in a period of declining interest rates, more securities with call features will most likely be called and be reinvested into lower yielding investments resulting in the loss of higher interest earnings assets. Declining rate environments also result in the likelihood of residential home mortgage customers to refinance their existing mortgages to lower interest rates. This movement of securities and loans to lower interest rates during a declining rate environment has the effect of decreasing the CorporationOs net interest margin.
Presently, the interest rate environment is anticipated to remain relatively stable; however, some indications are that the Federal Reserve Board may
decrease short term interest rates in the near future.   At the present time, a
portion of the CorporationOs adjustable rate loans and securities are repricing to lower interest rates while management has also decreased the cost of interest
rate sensitive liabilities. This declining rate environment and possibility of lower interest rates in the future have resulted in investment debt securities with higher interest rates and call features of U. S. Government Agencies and State and Municipal subdivisions in the U. S. held by the Bank being called. The proceeds of these called securities are being reinvested into lower yielding
investment debt securities which will decrease the yield on the investment debt security portfolio. The anticipated result of this current position will be a gradual decrease in the yield on earning assets; management has also undertaken the task of reducing the cost of interest-bearing liabilities by decreasing the rates on Super NOW, Money Market and Savings accounts as well as on Time Certificates of Deposit. Even though management has taken the action of lowering rates on interest-bearing liabilities, it is expected the net interest spread and interest margin of the Bank will decrease slightly during the next few quarters. Management continually reviews interest rates on those deposits which can be changed immediately, specifically NOW accounts, Money Market Accounts, and Savings Accounts to determine if an interest rate decrease is necessary to increase the net interest spread and net interest margin of the Bank.
Another impact on the net interest spread and interest margin of the
 Corporation
has been the low loan to deposit ratio which indicates how much of the BankOs deposits are invested in the loan portfolio. This ratio is a primary indicator of a BankOs liquidity position as the higher the ratio, the less liquid assets are available to fund deposit withdrawals. At the same time, this ratio also indicates to management how many deposits are offset by the BankOs highest yielding earning asset, loans; therefore, the higher the ratio, the more deposits are invested in loans and the less invested in lower yielding investment debt securities. The result of a higher loan to deposit ratio is usually a higher net interest spread and margin. Management has targeted as the
CorporationOs optimal loan to deposit ratio 75% to 80%. The loan to deposit ratio at December 31, 1998, was 61.59%; at December 31, 1997, it was 63.40%;
 and
at December 31, 1996, it was 64.57%. This decrease of 1.81% from December 31, 1997, and decrease of 2.98% from December 31, 1996, occurred due to deposit growth during 1998 and 1997 exceeding that of loan growth. The current loan to deposit ratio indicates that a significant amount of deposits are invested in lower yielding investment debt securities which decrease the net interest margin
and spread of the Bank. With the addition of Mr. Bill Walker to the Loan Department, Hancock Community Bank and the Fort Loudon Office, management is anticipating loan growth will accelerate as new loan customers are generated in commercial lending and in these two market areas to offset deposit growth.
To minimize the risk of its rate sensitivity position, the Bank employs many different methods to diversify its risk both on the asset and the liability side
of the Balance Sheet. The Bank offers both fixed rate and floating/adjustable rate loans to its customers. At December 31, 1998, the BankOs floating and adjustable rate loans totaled $28,317,000, or 44.19% of the total loan portfolio. As of December 31, 1997, the BankOs floating and adjustable rate loans totaled $33,008,000, 54.06% of the total loan portfolio. This decrease is
due in part to lower fixed rate mortgages which have resulted in the refinancing
of adjustable rate 1-4 family mortgages to fixed rate mortgages. The bankOs debt security investment portfolio as of December 31, 1997, was comprised of a book value of $3,476,000, or 9.99% of floating rate debt securities which reprice annually or more frequently while at December 31, 1997, the BankOs debt security investment portfolio was comprised of a book value of $5,507,795, or 18.97% of floating rate securities. Specific methods which have been employed by the Bank to address the rate sensitive position are the offering of the following deposit products to encourage the movement of short term deposits to longer term deposits: four or five year certificates of deposit with competitive interest rates and three year annual adjustable certificates of deposit.
The interest rate sensitivity analysis for the Bank as of December 31, 1998, based upon contractual maturities is as follows:
Market Risk Management
The corporation has risk management policies to monitor and limit exposure to market risk. By monitoring reports which assess the CorporationOs exposure to market risk, management strives to enhance the corporationOs net interest margin
and take advantage of opportunities available in interest rate movements.
The continual monitoring of liquidity and interest rate risk is a function of the corporationOs ALCO reporting. Upon review and analysis of these reports, management determines the appropriate methods it should use to reprice its products, both loans and deposits, and the types of securities it should purchase in order to achieve desired net interest margin and interest spreads. Management continually strives to attract lower cost deposits, competitively price its time deposits and loan products in order to maintain favorable interest spreads while minimizing interest rate risk.
The following table sets forth the projected maturities and average rate for all
rate sensitive assets and liabilities. The following assumptions were used in the development of this table:

         After     After
    Within    3 but     1 but     After     Non-
    3    Within    Within    5    Interest-
(000 omitted) Months    12 Months 5 Years   Years     Bearing   Total
ASSETS:
Federal funds
EEsold        $  4,136  $        0     $        0     $        0     $        0
$
4,136
Investment Securities
EE(Book Value)          3,069     1,543     7,044     23,518    0    35,174
Interest-bearing balances
EEdue from banks        1,226     98   684  0    0    2,008
Loans         8,135     13,032    21,308    21,554    59   64,088
Unearned discount &
EEallowance for
EEloan losses (1)       0    0    0    (2,187)   0    (2,187)
Noninterest earning
EEassets                          9,940     9,940
         ______    ______    ______    ______    ______    ______
Total assets       $16,566   $14,673   $29,036   $42,885   $ 9,999
    $113,159
         ______    ______    ______    ______    ______    ______
         ______    ______    ______    ______    ______    ______
LIABILITIES:
NOW accounts &
EEsavings accounts      $30,821   $        0     $        0     $        0
$

0   $  30,821
Time deposits      9,437     20,471    28,936    8    0    58,852
Noninterest-bearing
EEdeposits         0    0    0    0    10,831    10,831
Other borrowed money         0    0    0    169  0    169
Other noninterest-bearing
EEsources to fund earning
EEassets      0    0    0    0    1,033     1,033
         ______    ______    ______    ______    ______    ______
Total liabilities       $40,258   $20,471   $28,936   $    177  $11,864
    $101,706
         ______    ______    ______    ______    ______    ______
         ______    ______    ______    ______    ______    ______
Interest sensitivity gap          ($23,692) ($  5,798)     $     100 $ 42,708
Cumulative interest
EEsensitivity gap       (23,692)  (29,490)  (29,390)  13,318
Gap ratio          0.41 0.72 1.00 N/A
Cumulative gap ratio         0.41 0.51 0.67 1.15
(1) THESE HAVE BEEN ARBITRARILY ASSIGNED TO THE OAFTER FIVE YEARSO CATEGORY FOR PURPOSE OF ANALYSIS.

All fixed and variable rate loans were based on the original maturity of the note.
All fixed and variable rate U. S. Agency and Treasury securities and obligations of state and political subdivisions in the U.S. were based upon the maturity date or the call date, whichever was earlier.
All fixed and variable rate Mortgage-backed securities and SBA GLPCs were based upon original maturity as the Bank has not experienced a significant prepayment of these securities.
The Bank has experienced very little run-off in its history of operations and has experienced net gains in deposits.
The Bank has large business and municipal deposits in noninterest bearing checking and savings and interest-bearing checking. These balances may fluctuate significantly and were at high levels on December 31, 1998. Therefore, a 50% maximum runoff of both noninterest-bearing checking and savings
and interest-bearing checking was used as an assumption in this table.
One large municipal deposit account alternates between the two local community banks every two years. This deposit account, with an average balance in excess of $1,000,000, has been assumed to return to our institution in 2000 and leave in 2002 and continue this cycle every two years.
Fixed and variable rate time deposits were based upon original contract maturity dates.

     Principal/Notional Amount Maturing in  Fair
(in millions) 1999 2000 2001 2002 2003 Thereafter     Total     Value
Rate Sensitive Assets
Federal Funds Sold $4136     $     0   $     0   $     0   $     0   $
0   $  4136   $  4136
Average Interest Rate   4.76%     0.00%     0.00%     0.00%     0.00%     0.00%
4.76%
Interest-Bearing
Deposits $1336     $     0   $    88   $    95   $  501    $       0 $
2020     $  2020
Average Interest Rate   4.90%     0.00%     5.97%     5.10%     5.74%     0.00%
5.16%
Fixed Interest
Rate Loans    $1219     $2058     $3367     $3245     $3640     $22242    $35771
    $35493
Average Interest Rate   9.98%     10.25%    9.35%     8.81%     8.23%     8.57%
8.78%
Variable Interest
Rate Loans    $4814     $  823    $  674    $  303    $1056     $20647    $28317
    $28097
Average Interest Rate   8.20%     8.03%     8.84%     8.42%     8.32%     8.36%
8.33%
Fixed Interest Rate U.S.
Agency and Treasury
Securities    $3814     $5313     $5583     $  504    $3248     $    955  $19417
    $19498
Average Interest Rate   6.74%     6.30%     6.24%     6.01%     6.11%     5.95%
6.31%
Variable Interest Rate
U.S. Agency and
Treasury Securities     $  100    $  150    $      0  $     0   $     0
    $       0 $    250  $   249
Average Interest Rate   5.09%     5.38%     0.00%     0.00%     0.00%     0.00%
5.26%
Fixed Interest Rate
Mortgage-Backed &
SBA GLPC Securities     $     41  $     12  $      0  $     6   $   37
    $ 406     $    502  $   499
Average Interest Rate   6.58%     8.22%     0.00%     8.98%     8.87%     6.30%
6.59%
Variable Interest Rate
Mortgage-Backed &
SBA GLPC Securities     $       0 $     16  $    33   $     0   $   23
    $3154     $ 3226    $  3234
Average Interest Rate   0.00%     7.32%     6.38%     0.00%     5.75%     6.03%
6.04%
Fixed Interest Rate
Obligations of State and
Political Subdivisions
in the U.S.   $   845   $ 1966    $  542    $ 898     $ 855     $6279     $11385
    $11529
Average Interest Rate   6.14%     7.08%     7.08%     7.39%     7.04%     7.19%
7.08%
Rate Sensitive Liabilities
Noninterest-Bearing
Checking $ 2708    $   677   $ 677     $ 677     $  677    $     0   $  5416
    $ 5416
Average Interest Rate   0.00%     0.00%     0.00%     0.00%     0.00%     0.00%
0.00%
Savings and Interest-
Bearing Checking   $ 7705    $   926   $1926     $  926    $3927     $     0
    $15410    $15410
Average Interest Rate   2.50%     2.50%     2.50%     2.50%     2.50%     0.00%
2.50%
Fixed Interest Rate
Time Deposits $19183    $11231    $6175     $5895     $5772     $     8   $48264
    $49061
Average Interest Rate   5.37%     6.08%     6.00%     6.33%     5.89%     5.41%
5.80%
Variable Interest Rate
Time Deposits $ 3406    $ 2185    $4918     $     0   $      0  $     0
    $10509    $10683
Average Interest Rate   5.46%     5.58%     5.34%     0.00%     0.00%     0.00%
5.43%
Fixed Interest Rate
Borrowings    $       0 $       0 $      0  $     0   $     0   $  169
    $   169   $    180
Average Interest Rate   0.00%     0.00%     0.00%     0.00%     0.00%     6.64%
6.64%


Capital
The primary method by which the Corporation increases total stockholdersO equity
is through the accumulation of earnings. The Corporation maintains ratios that are well above the minimum total capital levels required by federal regulatory authorities including the new risk-based capital guidelines. Regulatory authorities have established capital guidelines in the form of the Oleverage ratioO and Orisk-based capital ratios.O The leverage ratio of the Corporation, defined as total stockholdersO equity less intangible assets to total assets, was 10.34% as of December 31, 1998, compared to 10.56% as of December 31,
 1997.
The risk-based ratios compare capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to risk profiles of individual banks. A comparison of the CorporationOs capital ratios to regulatory minimums at December 31 is as follows:

    FNB Financial Corporation          Regulatory
                   Minimum
    1998 1997 1996 Requirements
Leverage ratio          10.34%    10.56%    10.64%    4.00%
Risk-based capital ratio
ETier I (core capital)       17.12%    18.09%    19.30%    4.00%
ECombined Tier I and
ETier II (core capital plus
Eallowance for loan losses)       18.21%    18.79%    20.05%    8.00%

FNB Financial Corporation has traditionally been well-capitalized with ratios well above required levels and expects equity capital to continue to exceed regulatory guidelines and industry averages.
Certain ratios are useful in measuring the ability of a company to generate capital internally. The following chart indicates the growth in equity capital for the past three years.

    1998 1997 1996
Equity capital at December 31
  before FAS 115 adjustments and
  reduced by intangible assets
E(000 omitted)          11,664    11,206    10,670
Equity capital as a percent of
Eassets at December 31       10.29%    10.41%    10.60%
Return on average assets          0.72%     0.86%     1.00%
Return on average equity          6.85%     7.98%     9.18%
Cash dividend payout ratio        41.43%    37.39%    32.18%

STOCK MARKET ANALYSIS AND DIVIDENDS
The CorporationOs common stock is traded inactively in the over-the-counter market. As of December 31, 1998, the approximate number of shareholders of record was 429.

    Market    Cash Market    Cash
    Price     Dividend  Price     Dividend
    1998 1997
         Hi-Low
First Quarter      $57 - $50 $0.17     $46.00    $0.17
Second Quarter          $57 - $57 $0.18     $50.00    $0.18
Third Quarter      $57 - $51 $0.19     $55.00    $0.19
Fourth Quarter          $57 - $53 $0.27     $55.00    $0.26

Year 2000 Readiness Plan
During the past several months many newspaper and magazine articles have been written concerning the YEAR 2000 and the potential effect the change from the year 1999 to the year 2000 will have on computer systems. Due to the age of some computer programs, computer software and computer chips, it is very possible that some older computers, software and equipment containing computer chip technology may not function properly when the year 2000 rolls around, or may indeed not function at all.
Awareness
The Corporation and the Bank recognized this potential problem in mid-1997 and organized a Year 2000 Management Team. This team is headed by Senior
 Management
and the Data Processing Department, which reports findings and results to the CEO, the Electronic Data Processing (OEDPO)Committee and, ultimately, to the Board of Directors. In September 1997, this team developed and implemented a Year 2000 policy to assure that all of the CorporationOs computers, software
 and
equipment will be compatible with the year 2000 in order to avoid disruption to financial services provided by the Corporation.
Beginning in March 1997, management of The First National Bank began discussions
with our Computer equipment providers and programmers regarding the Year 2000 issue and how it would effect our processing capabilities. In September 1997, the BankOs EDP Committee, comprised of four outside Directors, the Data Processing Manager, Cashier and CFO, and the Board of Directors adopted a Year 2000 Action Plan which has been implemented. This plan appointed the CFO in charge of the Year 2000 project implementation as supervisor of the Data Processing Department.
Assessment
Pursuant to our Plan, the Corporation and the Bank inventoried equipment and software which needed to be verified for Year 2000 compliance. We also outlined
our testing dates and strategies, completion dates for all reprogramming and testing, and a contingency plan. In addition, the Plan requires all vendors
 and
business customers provide Year 2000 compliance assurances. Further, any new equipment or computer software purchased from that date forward must be certified by the vendor to be Year 2000 compatible.
In the CorporationOs policy addressing the Year 2000, the Corporation recognized
the importance of assuring, to the best of its ability, its major business customers and vendors on which it relies for electricity, voice communication, data processing, all equipment, data communication, supplies, and any other function vital to the CorporationOs operation are aware of this issue and have addressed it within their organizations by having their computer equipment and software analyzed and tested for compatibility with the Year 2000. To assess the status of each major business customer and vendor, the Corporation in November 1997 sent to each a short questionnaire/survey regarding their Year 2000 implementation plans. As each vendor and business customer returns the survey, management assesses the capability of each and follows up to assure, to the best of the CorporationOs ability, each is Year 2000 compatible, or will be by June 30, 1999.
Renovation, Validation, and Implementation
On Sunday, February 15 and Monday, February 16, 1998, data processing personnel conducted an in-house test of all computer equipment and programs, both our main
frame and Local Area Network (OLANO), in order to determine if there were any areas of concern. All equipment worked fine after we allowed system dates on the main frame and the LAN to roll-over from December 31, 1999, to January, 1, 2000. After the date roll-over we tested programs extensively performing regular daily procedures as well as year-end close out procedures. There were some minor problems which resulted, many of which we were aware before testing and had previously discussed with our programmers. We set June 30, 1998, as the
dead-line for necessary changes to be made by our programmers. This schedule has been met and retesting occurred during the third and fourth quarters of 1998. Our internal final cut-off for compliance was December 31, 1998, in order
to allow for any unforeseen problems to be addressed in early 1999.
On May 28, 1998, system dates on the main frame were tested for September 9, 1999, January 1, 2000, January 3, 2000, February 29, 2000, and March 1, 2000.
These tests were performed by having the system date rolled over to make sure the system continued to operate. There were no problems encountered. During retesting procedures of our main frame in the third and fourth quarters of
 1998,
management performed more extensive testing of these dates. Retesting of the main frame occurred at our test location hot site at CBM (Computerized Business Management, Inc., our software programmers and hardware vendor in Hagerstown, MD.) Those reports generated were reviewed in detail by our in house processors,
Data Processing Manager, CFO, personnel from The First National Bank of Mercersburg (a bank in Franklin County, PA which uses the same Qantel computer software and hardware as our Corporation) and our chief banking programmer at CBM. All areas were tested to assure compliance and renovations were made as necessary.
System dates on the LAN were tested for September 9, 1999, January 1, 2000, January 3, 2000, and February 29, 2000. Testing for September 9, 1999, was conducted on Monday June 8, 1998, when the system date was moved forward on the LAN to September 8, 1999, and allowed to roll-over to September 9, 1999. On Tuesday June 9, 1998, the date was September 9, 1999, on the LAN. All day system dates were on this time and the system was allowed to roll over to September 10, 1999, on June 10, 1998. On June 10, 1998, the date was returned to normal. No problems were incurred.
On June 15, 1998, the date was changed on the LAN to December 31, 1999, and allowed to roll over to January 1, 2000, on June 16, 1998. All day processing was done on this date. The system date remained in the year 2000 until Friday, June 19, 1998, on which date the future date was January 4, 2000, the second business day in the year 2000. The system was returned to the proper date following this test. There were no mission critical problems encountered. The Losendos program (a Qantel terminal emulation program) displayed, in an auxiliary field, the date at 2010. This is not used in calculations and is only
used to show date and time for the user of the system, and is not anticipated to
disrupt operations.
On June 22, 1998, the date was changed to February 27, 2000, and allowed to rollover to February 28, 2000, on Tuesday, June 23, 1998; to February 29, 2000 on Wednesday, June 24, 1998; and to March 1, 2000, on Thursday, June 25, 1998. On June 25, 1998, the system date was returned to the correct date. There were no problems encountered other than the credit reporting software to pull credit reports not recognizing the Date February 29, 2000. This was verified with the software vendor who informed us the full year 2000 needed to be input in order to recognize the year 2000 as a leap year. The old LAN network displayed the date as 19100 but everything operated satisfactorily. As this system is being phased out over the next year and Y2K compatible PCs are added, this will not be
an issue. The Losendos program, which is a Qantel terminal emulation program, displays in an auxiliary field the date at 2010. This is not used in calculations and is only used to show date and time for the user of the system.
This is not anticipated to disrupt operations.
The purpose of these tests was to assure management the LAN and all programs on the LAN will operate properly on these various dates. Each department was asked
to track their usage of programs during this period and to note any problems which were encountered so they could be addressed as quickly as possible with our software vendor.
The Bank has completed certification testing with the MAC network for ATM communications having had MAC successfully process our Year 2000 test files. A copy of this certification is available.
The Bank has tested its electronic communication ability with its correspondent Bank, ACBB. These tests were completed in December 1998 and no problems were encountered.
The Bank has tested its electronic communications with the Federal Reserve Bank of Philadelphia (OFRBO) during the third and fourth quarters of 1998. Management scheduled times with the FRB to test year 2000 compatibility of the following customer applications:
a.  Wire transfers;
b.  TT&L;
c.  ACH;
d.  Electronic Check Presentment;
e.  Cash Ordering and Early Credit;
f.  Reserve Requirements;
g.  Account Balance Monitoring;
h.  Savings Bond Ordering;
i.  Check Returns;
j.  Account Statements.
Tests of electronic communications with the Federal Reserve Bank of
 Philadelphia
were conducted throughout the third and fourth quarters of 1998.   All tests
performed appeared to be successfully processed by the Federal Reserve. Management is currently reviewing detailed printouts and testing documentation to verify the successfulness of each test performed.
SUMMARY OF PHASES OF YEAR 2000 PLAN
In managementOs opinion based upon progress the following are statistics as to the progress of each step in the Y2K process.

Resolution    Awareness &    Validation     Renovation     Implementation
Phases   Assessment
Mission Critical   100% 100% 100% 100%
Qantel Equipment   Complete  Complete  Complete  Complete
Mission Critical   100% 73%  73%  73%
Qantel Software    Complete  Complete  Complete  Complete
         Expected  Expected  Expected
         Completion     Completion     Completion
         by 3/31/99     by 4/30/99     by 6/30/99
Local Area    100% 100% 100% 100%
Network  Complete  Complete  Complete  Complete
Fedline Equipment  100% 100% 100% 100%
and Software  Complete  Complete  Complete  Complete
Mission Critical   100% 90%  90%  90%
Equipment With     Complete  Complete  Complete  Complete
Embedded Chips          Expected  Expected  Expected
         Completion     Completion     Completion
         by 3/31/99     by 6/30/99     by 6/30/99
Major Business     100% 80%  N/A  N/A
Customers     Complete  Complete
Major Bank    100% 75%  N/A  N/A
Vendors  Complete  Complete

Awareness - 100% Complete
Assessment - 100% Complete
Mission critical Qantel System Equipment & Software - Complete
Mission Critical LAN system Equipment & Software - Complete
Mission Critical Fedline Equipment & Software - Complete
Mission Critical Branch Equipment - Complete
ATMs - Complete
ATM Network - Complete
Major Business Customers both loans and deposits - Complete
Bank vendors and suppliers - Complete
Validation - 88% Complete
Mission critical Qantel System Equipment & Software
1.  Equipment - Complete
9/9/99  - Complete
12/31/99 - Complete
1/3/2000 - Complete
2/28/2000 - Complete
2/29/2000 - Complete
3/01/2000 - Complete
2.  Software - 9/9/99  - Complete
12/31/99 - Complete
1/3/2000 - Complete
2/28/2000 - Complete
2/29/2000 - Complete
3/01/2000 - Complete
IRA - New program installed; testing to be completed in 1st quarter of 1999. Dividend - New program installed; testing to be completed in 1st quarter of 1999.
General Ledger - New program installed; testing to be completed in the first quarter of 1999.
DDA - Complete
CD - Complete
Loans - Complete
Savings - Complete
Clubs - Complete
CIF - Complete
Utility Programs - Complete
Lock Boxes - Complete
Mission Critical LAN system Equipment & Software
9/9/99  - Complete
12/31/99 - Complete
1/3/2000 - Complete
2/28/2000 - Complete
2/29/2000 - Complete
3/01/2000 - Complete
Credit reporting Software - TransUnion complete
Mission Critical Fedline Equipment & Software
9/9/99  - Complete Equipment only
12/31/99 - Complete
1/3/2000 - Complete
2/28/2000 - Complete
2/29/2000 - Complete
3/01/2000 - Complete
Mission Critical Branch Equipment - Complete however management will be testing the alarm systems at all locations and having a vendor certified inspection of all office telephone systems during the first quarter of 1999. ATMs - Complete
ATM Network - Complete
Major Business Customers both loans and deposits - 80% Complete
Bank vendors and suppliers - 75% Complete
Renovation - 93% Complete
Mission critical Qantel System
1.  Equipment - Complete no changes necessary
2.  Software
IRA - New program installed; testing to be completed in 1st quarter of 1999. Dividend - New program installed; testing to be completed in 1st quarter of 1999.
General Ledger - New program installed; testing to be completed in the first quarter of 1999.
DDA - Complete
CD - Complete
Loans - Complete
Savings - Complete
Clubs - Complete
CIF - Complete
Utility Programs - Complete
Lock Boxes - Complete
Mission Critical LAN system Equipment & Software - Complete
Mission Critical Fedline Equipment & Software - Complete
Mission Critical Branch Equipment - Complete however management will be testing the alarm systems at all locations and having a vendor certified inspection of all office telephone systems during the first quarter of 1999. ATMs
NCR Main Office - Complete
NCR Hancock Office - Complete
Diebold East End Office - Complete
Implementation - 93% Complete
Mission critical Qantel System
1.  Equipment - Complete no changes necessary
2.  Software
IRA - New program installed; testing during first quarter of 1999.
Dividend - New program installed; testing during first quarter of 1999.
General Ledger - New program installed; testing during first quarter of 1999. DDA - Complete
CD - Complete
Loans - Complete
Savings - Complete
Clubs - Complete
CIF - Complete
Utility Programs - Complete
Lock Boxes - Complete
Mission Critical LAN system Equipment & Software - Complete
Mission Critical Fedline Equipment & Software - Complete
Mission Critical Branch Equipment - Complete however management will be testing the alarm systems at all locations and having a vendor certified inspection of all office telephone systems during the first quarter of 1999. ATMs
NCR Main Office - Complete
NCR Hancock Office - Complete
Diebold East End Office - Complete
The LAN system has been thoroughly tested during the month of June has noted above and in other documents. All areas worked fine.
The Qantel system has been tested by us in February 1998 and our phase of the retesting complete in September which brings us up to the January 3, 2000 date.
The First National Bank of Mercersburg has completed the remaining steps and we have jointly reviewed the test results with CBM to verify findings. The revisions to the BankOs mission critical Qantel software have been loaded onto our system and were implemented on January 18, 1999. Retesting of our system was done on site on February 15 and February 16 for January 3, 2000, and February 29, 2000. All testing went smoothly ; only minor none mission critical
revisions need to be made. These changes will be completed and tested by the end of the first quarter. The new software programs have been installed during the fourth quarter of 1998 and will be tested these include the General Ledger program, the Dividends program and the IRA program.
The NCR ATMs have been upgraded and tested. The Diebold ATM has been upgraded and tested. All other mission critical equipment has been signed off by the manufacturer or supplier.
The MAC system Year 2000 certification test has been completed and our verification/certification has been received.
Customer awareness is ongoing, newsletter articles, handouts, brochures and
 Year
2000 Readiness information has been developed and provided to customers, vendors, etc. as requested. Glossy brochures have been mailed out to customers;
these will be continually used as statement stuffers. An article was also published in the local papers informing customers of the Year 2000 problem and inviting them, as well as other interested individuals, to a seminar conducted by the Bank in July 1998. Posters and tent cards informing customers of our Year 2000 readiness have been placed in all branch offices.
Deposit and Loan customers whose actions may have a major impact on the Corporation and the Bank have all been surveyed and inventoried. This is an ongoing process and follow-up has been made to all as necessary. In order to keep this issue at the fore-front of large business depositors and loan customers, the follow-up will continue throughout 1999.
Major Bank vendors and suppliers have been contacted and verification of their readiness has been made. Follow-up calls were completed by December 31, 1998, and ongoing monitoring as necessary through the second quarter of 1999. If at that time a supplier is not ready for Year 2000, the Bank will replace them with
one who is.
Year 2000 Budget
The initial Budget approved by the EDP Committee and the Board for Year 2000 renovations has been $25,000. These costs are specific costs dealing with the renovation, supplies, upgrades, postage, education of customers, legal fees for reviewing documents, personnel costs for testing, and new equipment and software
necessary to become Year 2000 compatible. This budget does not include cost accounting costs such as salaried personnel time involved by in house employees.
The reason for this exclusion is that the salaried personnel working on this issue are required to complete these tasks along with their other duties. The total costs incurred to date for Year 2000 costs as highlighted in this section have been $22,094. The EDP Committee and the Board review this budget as necessary to determine if an increase in the initial $25,000 budget is warranted
based upon costs incurred to date.
Year 2000 Contingency Plan
A contingency plan has been developed, is being reviewed by management and the Board, and will be refined as necessary. This plan addresses potential problems
which may arise concerning Year 2000 problems.
The CorporationOs and BankOs Year 2000 Contingency Plan was developed to address
the possibility that information technology and non-information technology systems may not function properly after December 31, 1999. If the Bank must implement its contingency plan, the following areas have been included in such plan: the mission-critical Qantel System; the LAN management information reporting system; the ATM and MAC networks; Fedline, which included wire transfers, automated clearing house and electronic check presentment; electricity; communications; and cash reserves.