Form 10-K, Exhibit 13
period 1999-12-31
FNB FINANCIAL CORP /PA/
filed 2000-03-28
CIK 820222

<Independent AuditorOs Report><Board of Directors
FNB Financial Corporation
McConnellsburg, Pennsylvania

We have audited the accompanying consolidated balance sheets of FNB Financial
 Corporation and its wholly-owned subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholdersO equity, and cash flows for each of the three years ended December 31, 1999. These consolidated financial statements are the responsibility of the CorporationOs management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of
FNB Financial Corporation and its wholly-owned subsidiary as of December 31,
 1999 and 1998 and the results of their operations
and their cash flows for each of the three years ended December 31, 1999 in conformity with generally accepted accounting
principles.><Chambersburg, Pennsylvania
February 15, 2000><#><Consolidated Balance Sheets><December 31, 1999 and 1998
         1999 1998
         ____________   ____________
ASSETS
Cash and due from banks      $     3,565,173     $     3,134,802
Interest-bearing deposits with banks        723,094   2,019,612
Investment securities:
    Available-for-sale  28,085,248     32,887,516
    Held-to-maturity (fair value $1,556,865 - 1999;
      $2,429,959 - 1998)     1,669,712 2,449,621
Federal Reserve, Atlantic Central BankerOs
  Bank and Federal Home Loan Bank stock          681,200   394,100
Federal funds sold      0    4,136,000
Loans, net of unearned discount and allowance
  for loan losses       76,137,080     61,900,581
Bank building, equipment, furniture and fixtures, net      3,119,101 3,149,012
Accrued interest and dividends receivable        687,259   718,543
Deferred income taxes        676,502   16,989
Other real estate owned      165,603   370,511
Cash surrender value of life insurance      2,107,104 2,025,510
Other assets       312,107   362,597
         ____________   ____________
 Total Assets      $117,929,183   $113,565,394
         ____________   ____________
         ____________   ____________
LIABILITIES
Deposits:
Demand deposits         $  10,959,096  $  10,819,419
Savings deposits        27,567,017     30,911,801
Time certificates       60,509,040     58,501,511
Other time deposits          294,783   271,204
         ____________   ____________
Total Deposits          99,329,936     100,503,935
Liability for borrowed funds      6,364,996 168,764
Accrued dividends payable         172,000   108,000
Accrued interest payable and other liabilities        861,514   868,129
         ____________   ____________
            Total Liabilities       106,728,446  101,648,828
         ____________   ____________
STOCKHOLDERSO EQUITY
Capital stock, common, par value $.63; 6,000,000 shares authorized;
    400,000 shares issued and outstanding   252,000   252,000
Additional paid-in capital        1,789,833 1,789,833
Retained earnings       10,125,145     9,621,863
Accumulated other comprehensive income      (         966,241)  252,870
         ____________   ____________
            Total stockholdersO equity    11,200,737  11,916,566
         ____________   ____________
            Total liabilities and stockholdersO equity     $117,929,183   $113,5
65,394
         ____________   ____________
         ____________   ____________
><The Notes to Consolidated Financial Statements are an integral part of these statements.><#><Consolidated Statements of
Income><Years Ended December 31, 1999, 1998 and 1997
         1999 1998 1997
         _________ _________ _________
INTEREST AND DIVIDEND INCOME
Interest and fees on loans        $5,766,741     $5,450,880     $ 5,271,134
Interest on investment securities:
EEEU.S. Treasury securities       1,585     12,522    35,785
EEEObligations of other U.S. Government agencies      1,366,191 1,405,213 1,421,
340
EEEObligations of states and political subdivisions        485,198   492,672
430
,194
Interest on deposits with banks        68,182    81,635    25,594
Dividends on equity securities         33,995    28,329    27,078
Interest on federal funds sold         80,297    249,941   176,766
         _________ _________ _________
         $7,802,189     $7,721,192     $7,387,891
INTEREST EXPENSE
Interest on borrowed funds        88,932    11,368    5,865
Interest on deposits         4,030,292 4,101,076 3,841,015
         _________ _________ _________
EEENet interest income       3,682,965 3,608,748 3,541,011
Provision for loan losses         190,000   474,814   232,500
         _________ _________ _________
EEENet interest income after provision
EEEEEfor loan losses         $3,492,965     $3,133,934     $3,308,511
         _________ _________ _________
OTHER INCOME
Service charges on deposit accounts         123,731   85,375    72,707
Other service charges, collection and exchange charges,
EEEcommissions and fees      260,990   228,450   193,464
Other income, net       186,085   72,820    45,536
Gain on sale of PHEAA loans       0    0    31,211
Securities gains        49,655    143,288   5,752
         _________ _________ _________
         $   620,461    $  529,933     $  348,670
         _________ _________ _________
OTHER EXPENSES
Salaries and wages      1,251,344 1,129,581 1,094,033
Pensions and other employee benefits        326,859   288,473   286,760
Net occupancy expense of bank premises      236,758   209,206   194,148
Furniture and equipment expenses       258,525   241,535   223,680
Other operating expenses          956,086   903,406   809,708
         _________ _________ _________
         $3,029,572     $2,772,201     $2,608,329
         _________ _________ _________
EEEIncome before income taxes          1,083,854 891,666   1,048,852
Applicable income taxes      180,572   109,716   193,122
         _________ _________ _________
EEENet income      $  903,282     $  781,950     $  855,730
         _________ _________ _________
         _________ _________ _________
Earnings per share of common stock:
EEENet income      $        2.26  $       1.96   $        2.14
         _________ _________ _________
         _________ _________ _________
EEEWeighted average shares outstanding      400,000   400,000   400,000><The
Notes
to Consolidated Financial Statements are an integral part of these statements.>
<#><Consolidated Statements of Changes
in StockholdersO Equity><Years Ended December 31, 1999, 1998 and 1997
                        Accumulated
              Additional          Other     Total
         Common    Paid-In   Retained  Comprehensive  StockholdersO
         Stock     Capital   Earnings  Income    Equity
         _________ __________     __________     _________ _________
BALANCE, DECEMBER 31, 1996        $252,000  $1,789,833     $ 8,628,183    $
32,016
    $10,702,032
Comprehensive income:
Net income         0    0    855,730   0    855,730
Changes in unrealized gain on securities
EEavailable for sale, net of taxes of $78,296         0    0    0    151,987
151
,987
         _________ __________     __________     _________ _________
Total comprehensive income        0    0    0    0    1,007,717
Cash dividends declared on common stock
EE($.80 per share)      0    0    (     320,000) 0    (   320,000)
         _________ __________     __________     _________ _________
BALANCE, DECEMBER 31, 1997        $252,000  $1,789,833     $ 9,163,913    $184,0
03  $11,389,749
Comprehensive income:
Net income         0    0    781,950   0    781,950
Changes in unrealized gain on securities
EEavailable for sale, net of taxes of $35,477         0    0    0    68,867
68,8
67
         _________ __________     __________     _________ _________
Total comprehensive income        0    0    0    0    850,817
Cash dividends declared on common stock
EE($.81 per share)      0    0    (     324,000) 0    (   324,000)
         _________ __________     __________     _________ _________
BALANCE, DECEMBER 31, 1998        $252,000  $1,789,833     $ 9,621,863    $252,8
70  $11,916,566

Comprehensive income:
Net income         0    0    903,282   0    903,282
Changes in unrealized loss on securities
EEavailable for sale, net of taxes of $628,026        0    0    0    (1,219,111)
    (1,219,111)
         _________ __________     __________     _________ _________
Total comprehensive income        0    0    0    0    (315,828)
Cash dividends declared on common stock
EE($1.00 per share)          0    0    (     400,000) 0    (   400,000)
         _________ __________     __________     _________ _________
BALANCE, DECEMBER 31, 1999        $252,000  $1,789,833     $10,125,145    $966,2
41  $11,200,737
         _________ __________     __________     _________ _________
         _________ __________     __________     _________ _________
><The Notes to Consolidated Financial Statements are an integral part of these statements.><#><Consolidated Statements of Cash
Flows><Years Ended December 31, 1999, 1998 and 1997
         1999 1998 1997
         _________ _________ _________
Cash flows from operating activities:
    Net income     $    903,282   $    781,950   $   855,730
    Adjustments to reconcile net income to net cash
       provided by operating activities:
    Depreciation and amortization 278,402   269,418   251,405
    Provision for loan losses     190,000   474,814   232,500
    Deferred income taxes    (       31,487)     (     120,346) 3,868
    Loss on sale of other real estate  12,281    9,904     3,000
    Increase on cash surrender value of life insurance     (       81,594)
    (       40,510)     0
    (Gain) loss on sales/maturities of investments    (       49,655)     (
143,288)
    (         5,752)
    (Gain) loss on disposal of equipment    (           554)    0    2,412
    (Increase) decrease in accrued interest receivable     31,285    (
108,303) 64,940
    Increase (decrease) in accrued
    EEEEEEinterest payable and other liabilities (         6,617)    129,932
30,
125
    Other, net     14,124    17,511    17,066
         __________     __________     __________
Net cash provided by operating activities        $1,259,467     $1,271,082
$1,45
5,294
         __________     __________     __________
Cash flows from investing activities:
    Net (increase) decrease in interest-bearing deposits with banks 1,296,518 4,030,934 ( 5,723,270)
    Maturities of held-to-maturity securities    779,909   1,072,165 1,735,560
    Purchases of held-to-maturity securities     0    (     545,947) (
151,662)
    Proceeds from sales of available-for-sale securities   1,151,501 3,746,590
    1,278,472
    Maturities of available-for-sale securities  4,145,757 6,135,245 10,341,312
    Purchases of available-for-sale securities   (   2,292,472) (16,183,311)
    (   8,851,118)
    Proceeds from sales of other real estate owned    207,527   156,912   104,37
5
    Net (increase) in loans  (14,466,397)   (  3,371,383)  (  3,313,454)
    Purchase of other bank stock  (     287,100) (         4,500)    (
11,780)
    Purchases of bank premises and equipment, net     (     187,627) (
106,587)
    (      424,173)
    Purchase of life insurance    0    (  1,985,000)  0
    Proceeds from sale of equipment    1,054     0    0
         __________     __________     __________
Net cash (used) by investing activities          ($9,651,330)   ($7,054,882)
($5
,015,738)
         __________     __________     __________
Cash flows from financing activities:
    Net increase in deposits (  1,173,998)  $ 7,244,245    $ 6,125,722
    Cash dividends paid (     336,000) (     320,000) (      316,000)
    Net short-term borrowings     3,701,000 0    0
    Proceeds from long-term borrowings 2,500,000 0    462,493
    Principle payments on borrowings   (         4,768)    (     291,955) (
1,774)
         __________     __________     __________
Net cash provided by financing activities        $ 4,686,234    $ 6,632,290
$6,2
70,441
         __________     __________     __________
Net increase (decrease) in cash and cash equivalents       ($3,705,629)   848,49
0
    2,709,997
Cash and cash equivalents, beginning balance          7,270,802 6,422,312 3,712,
315
         __________     __________     __________
Cash and cash equivalents, ending balance        $3,565,173     $7,270,802
$6,42
2,312
         __________     __________     __________
         __________     __________     __________
Supplemental disclosure of cash flows information:
    Cash paid during the year for:
    Interest  $4,118,343     $ 4,114,164    $ 3,818,501
    Income taxes   226,385   159,550   155,987
Supplemental schedule of noncash investing
    and financing activities:
    Unrealized gain (loss) on securities
    EEavailable-for-sale, net of income tax effect    ($1,219,111)   $
68,867
    $    151,987
    Other real estate acquired in settlement of loans 59,900    100,000   216,87
1
    Loan advanced for sale of other real estate owned 0    93,000    93,600

><The Notes to Consolidated Financial Statements are an integral part of these statements.><#><Notes to Consolidated Financial
Statements><Note 1.ESignificant Accounting Policies
Nature of Operations
FNB Financial CorporationOs primary activity consists of owning and supervising its subsidiary, The First National Bank of
McConnellsburg, which is engaged in providing banking and bank related services in South Central Pennsylvania, and Northwestern
Maryland. Its five offices are located in McConnellsburg (2), Fort Loudon and
 Needmore, Pennsylvania, and Hancock, Maryland.
Principles of Consolidation
The consolidated financial statements include the accounts of the corporation and its wholly-owned subsidiary, The First National
Bank of McConnellsburg.  All significant intercompany transactions and accounts have been eliminated.
First Fulton County Community Development Corporation (FFCCDC) was formed as a wholly-owned subsidiary of The First
National Bank of McConnellsburg.  The purpose of FFCCDC is to serve the needs of low-to-moderate income individuals and small
business in Fulton County under the Community Development and Regulatory
 Improvement Act of 1995.
Basis of Accounting
The Corporation uses the accrual basis of accounting.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make
estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results
could differ from those estimates.
Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on
loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.  In connection with the
determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for
significant properties.
While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the
allowances may be necessary based on changes in local economic conditions.  In addition, regulatory agencies, as an integral part of
their examination process, periodically review the CorporationOs allowance for losses on loans and foreclosed real estate. Such agencies may require the corporation to recognize additions to the allowances based on their judgments about information available
to them at the time of their examination.  Because of these factors,
 managementOs estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.
Cash Flows
For purposes of the statements of cash flows, the Corporation has defined cash and cash equivalents as those amounts included in the
balance sheet captions OCash and Due From BanksO and OFederal Funds Sold.O  As
 permitted by Statement of Financial
Accounting Standards No. 104, the Corporation has elected to present the net increase or decrease in deposits in banks, loans and
deposits in the Statements of Cash Flows.
Investment Securities
In accordance with Statement of Financial Accounting Standards Number 115 (SFAS
 115) the CorporationOs investments in
securities are classified in three categories and accounted for as follows:
Trading Securities. Securities held principally for resale in the near term are classified as trading securities and recorded at their fair values.  Unrealized gains and losses on trading securities are included in other income.
Securities to be Held-to-Maturity.  Bonds and notes for which the Corporation has the positive intent and ability to hold to maturity
are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using
the interest method over the period to maturity.
Securities Available-for-Sale.  Securities available-for-sale consist of equity securities, bonds and notes not classified as trading
securities nor as securities to be held-to-maturity.  These are securities that management intends to use as a part of its asset and
liability management strategy and may be sold in response to changes in interest rates, resultant prepayment risk and other related
factors.  Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in other
comprehensive income until realized.  Gains and losses on the sale of securities available for sale are determined using the specific-
identification method.
Fair values for investment securities are based on quoted market prices.
The Corporation had no trading securities in 1999 or 1998.
Federal Reserve Bank, Atlantic Central BankerOs Bank, and Federal Home Loan Bank
 Stock
These investments are carried at cost.  The Corporation is required to maintain minimum investment balances in these stocks, which
are not actively traded and therefore have no readily determinable market value. Other Real Estate Owned
Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of
carrying value or fair value of the underlying collateral less cost to sell.
  After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell.  Legal fees and other costs
related to foreclosure proceedings are expensed as they are incurred.
Loans and Allowance for Possible Loan Losses
Loans are stated at the amount of unpaid principal, reduced by unearned discount, deferred loan origination fees, and an allowance
for loan losses.  Unearned discount on installment loans is recognized as income over the terms of the loans by the interest method.
Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.
Amortization of premiums and accretion of discounts on acquired loans are recognized in interest income using the interest method
over the period to maturity.  The allowance for loan losses is established through a provision for loan losses charged to expense.
Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely.
The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become
uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience.  The evaluations take into
consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific
problem loans, and current economic conditions that may affect the borrowersO ability to pay.
In accordance with SFAS No. 91, loan origination fees and certain direct loan origination costs are being deferred and the net
amount amortized as an adjustment of the related loanOs yield.  The Corporation is amortizing these amounts over the contractual
life of the related loans.  Deferred loan origination fees were $215,670 and
 $219,185 at December 31, 1999 and 1998, respectively.
Deferred loan costs were $113,885 and $109,163 at December 31, 1999 and 1998, respectively.
Nonaccrual/Impaired Loans
The accrual of interest income on loans ceases when principal or interest is past due 90 days or more and collateral is inadequate to
cover principal and interest or immediately if, in the opinion of management, full collection is unlikely.  Interest accrued but not
collected as of the date of placement on nonaccrual status is reversed and charged against current income unless fully collateralized.
Subsequent payments received either are applied to the outstanding principal balance or recorded as interest income, depending on
managementOs assessment of the ultimate collectibility of principal.  Interest income generally is not recognized on specific
impaired loans unless the likelihood of further loss is remote.  Interest payments received on such loans are applied as a reduction of the loan principal balance.  Interest income on other impaired loans is recognized only to the extent of interest payments received.
Bank Building, Equipment, Furniture and Fixtures and Depreciation
Bank building, equipment, furniture and fixtures are carried at cost less accumulated depreciation.  Expenditures for replacements
are capitalized and the replaced items are retired. Maintenance and repairs are charged to operations as incurred.  Depreciation is
computed based on straight-line and accelerated methods over the estimated useful lives of the related assets as follows:
Earnings Per Share
Earnings per common share were computed based upon weighted average shares of common stock outstanding of 400,000 for 1999,
1998 and 1997.
Intangibles
Intangible costs are amortized on a straight-line basis over fifteen years. Federal Income Taxes
As a result of certain timing differences between financial statement and federal income tax reporting, deferred income taxes are
provided in the financial statements.  See Note 7 for further details.
Advertising
The corporation follows the policy of charging costs of advertising to expense as incurred.  Advertising expense was $ 63,268, $
84,311, and $ 69,675 for 1999, 1998 and 1997, respectively.
Fair Values of Financial Instruments
Statement of Financial Accounting Standards No. 107, Disclosures About Fair
 Value of Financial Instruments, requires disclosure of
fair value information about financial instruments, whether or not recognized in the balance sheet.  In cases where quoted market
prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are
significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  In that regard, the
derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments.  Statement No. 107 excludes certain financial instruments and all nonfinancial
instruments from its disclosure requirements.  Accordingly, the aggregate fair value amounts presented do not represent the
underlying value of the Corporation.
The following methods and assumptions were used by the Corporation in estimating fair values of financial instruments as disclosed
herein:
Cash and Short-Term Instruments.  The carrying amounts of cash and short-term instruments approximate their fair value.
Securities to be Held-to-Maturity and Securities Available-for-Sale.  Fair
 values for investment securities are based on quoted
market prices.
Loans Receivable.  For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are
based on carrying values.  Fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates
currently being offered for loans with similar terms to borrowers of similar credit quality.  Fair values for impaired loans are
estimated using discounted cash flow analyses or underlying collateral values, where applicable.
Deposit Liabilities.  The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the
reporting date (that is, their carrying amounts).  The carrying amounts of variable-rate certificates of deposit, and fixed-term money market accounts approximate their fair values at the reporting date.  Fair values for fixed-rate certificates of deposit and IRAOs are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated
expected monthly maturities on time deposits.
 Accrued Interest. The carrying amounts of accrued interest approximate their fair values.
 Off-Balance-Sheet Instruments. The Bank generally does not charge commitment fees. Fees for standby letters of credit and other off-balance-sheet instruments are not significant.
Comprehensive Income
In 1998 the Corporation adopted Statement of Financial Accounting Standards
 (SFAS) No. 130 D Reporting Comprehensive
Income.  Under SFAS No. 130, comprehensive income is defined as the change in equity from transactions and other events from
nonowner sources.  It includes all changes in equity except those resulting from investments by stockholders and distributions to
stockholders. Comprehensive income includes net income and certain elements of
 Oother comprehensive incomeO such as foreign
currency transactions; accounting for futures contracts; employers accounting for pensions; and accounting for certain investments in
debt and equity securities.
The Corporation has elected to report its comprehensive income in the statement of stockholdersO equity.  The only element of
Oother comprehensive incomeO that the Corporation has is the unrealized gain or loss on available for sale securities.  The 1997
financial statements have been reclassified to reflect these changes in reporting format.
The components of the change in net unrealized gains (losses) on securities were as follows:
Note 2.EInvestment Securities
The amortized cost and fair values of investment securities available for sale at December 31 were:
The amortized cost and fair values of investment securities held-to-maturity at
 December 31 were:
The amortized cost and fair values of investment securities available for sale and held-to-maturity at December  31, 1999 by
contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the
right to call or repay obligations with or without call or repayment penalties. Proceeds from sales of investment securities available-for-sale during 1999 were
 $1,151,501. Gross losses on these sales were
$4,101 and gross gains were $53,756.  Related taxes were $16,883.
Proceeds from sales of investment securities available-for-sale during 1998 were
 $3,746,590. Gross losses on these sales were
$3,441 and gross gains were $146,729.  Related taxes were $48,718.
Proceeds from sales of investment securities available-for-sale during 1997 were
 $1,278,472. Gross losses on these sales were
$10,395 and gross gains were $13,728.  Related taxes were $1,133.
There were no sales of investment securities held-to-maturity in 1999, 1998 or
 1997.
Investment securities carried at $9,910,025 and $5,785,222 at December 31, 1999 and 1998, respectively, were pledged to secure
public funds and for other purposes as required or permitted by law.
Note 3.ELoans
Loans consist of the following at December 31:
The following table shows maturities and sensitivities of loans to changes in interest rates based upon contractual maturities and
terms as of December 31, 1999.
The Bank has granted loans to the officers and directors of the corporation and to their associates.  Related party loans are made on
substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with
unrelated persons and do not involve more than normal risk of collectibility.
  The aggregate dollar amount of these loans was
$2,370,934 and $2,247,582 at December 31, 1999 and 1998, respectively.  During
 1999, $1,814,319 of new loans were made and
repayments totaled $1,690,967.  During 1998, $2,412,075 of new loans were made and repayments totaled $3,441,184.
Outstanding loans to Bank employees totaled $1,279,747 and $1,186,068 for years ended December 31, 1999 and 1998,
respectively.
Note 4.EAllowance for Loan Losses
Activity in the allowance for loan losses is summarized as follows:
A breakdown of the allowance for loan losses as of December 31 is as follows:
There were no impaired loans in 1999 or 1998.
Impairment of loans having a recorded investment of $112,000 at December 31,
 1997 was recognized in conformity with SFAS No.
114 as amended by SFAS No. 118.  The average recorded investment in impaired loans during 1997 was $174,236.  The total
allowance for loan losses related to these loans was $100,000 at December 31,
 1997.  Interest income on impaired loans of $3,318
was recognized for cash payments received in 1997.
Note 5.ENonaccrual, Past Due and Restructured Loans
The following table shows the principal balances of nonaccrual loans as of
 December 31:
Loans 90 days or more past due (still accruing interest) were as follows at
 December 31:
Note 6.EBank Building, Equipment, Furniture and Fixtures
Bank building, equipment, furniture and fixtures consisted of the following at
 December 31:
Depreciation expense amounted to $262,036 in 1999, $253,052 in 1998, and
 $234,643 in 1997.
Note 7.EIncome Taxes
The components of federal income tax expense are summarized as follows:
Federal income taxes were computed after adjusting pretax accounting income for nontaxable income in the amount of $620,660,
$571,240, and $522,040 for 1999, 1998 and 1997, respectively.
A reconciliation of the effective applicable income tax rate to the federal statutory rate is as follows:
Deferred income taxes at December 31 are as follows:
The tax effects of each type of significant item that gives rise to deferred taxes are:
The corporation has not recorded a valuation allowance for the deferred tax assets as management feels that it is more likely than not
that they will be ultimately realized.
Note 8.EEmployee Benefit Plans
The corporation has a 401-K plan which covers all employees who have attained the age of 20 and who have completed six months
of full-time service.  The plan provides for the corporation to match employee contributions to a maximum of 5% of annual
compensation.  The corporation also has the option to make additional discretionary contributions to the plan based upon the
corporationOs performance and subject to approval by the Board of Directors.
 The corporationOs total expense for this plan was
$84,909, $72,887, and $76,754 for the years ended December 31, 1999, 1998 and
 1997, respectively.
During 1998 the corporation adopted three new supplemental retirement benefit plans for directors and executive officers. These plans are funded with single premium life insurance on the plan participants. The cash value of the life insurance policies is an unrestricted asset of the corporation. The estimated present value of future benefits to be paid totaled $82,428 and $27,240 at
December 31, 1999 and 1998, respectively, which is included in other liabilities.  Total annual expense for these plans amounted to
$64,339 and $27,240 for 1999 and 1998, respectively.
Note 9.EDeposits
Included in savings deposits are NOW and Super NOW account balances totaling
 $6,253,110 and $7,916,530 at December 31, 1999
and 1998, respectively.  Also included in savings deposits at December 31, 1999 and 1998 are Money Market account balances
totaling $7,737,456 and $10,103,386, respectively.
Time certificates of $100,000 and over as of December 31 were as follows:
Interest expense on time deposits of $100,000 and over aggregated $688,565,
 $627,740 and $551,875 for 1999, 1998 and 1997,
respectively.
At December 31, 1999 the scheduled maturities of certificates of deposit are as follows (000 omitted):
The corporation accepts deposits of the officers, directors and employees of the corporation and its subsidiary on the same terms,
including interest rates, as those prevailing at the time for comparable transactions with unrelated persons.  The aggregate dollar
amount of deposits of officers, directors and employees totaled $6,658,077 and
 $9,247,049 at December 31, 1999 and 1998,
respectively.
The aggregate amount of demand deposit overdrafts reclassified as loan balances were $177,149 and $7,231 at December 31, 1999
and 1998, respectively.
Note 10.EFinancial Instruments With Off-Balance-Sheet Risk
The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs
of its customers and to reduce its own exposure to fluctuations in interest rates.  These financial instruments include commitments to
extend credit and standby letters of credit.  Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.  The contract amounts of those instruments reflect the extent of involvement
the Bank has in particular classes of financial instruments.
The corporationOs exposure to credit loss in the event of nonperformance by the other party to the financial instrument for
commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.  The
corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet
instruments.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in
the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.
Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily
represent future cash requirements.  The corporation evaluates each customerOs credit worthiness on a case-by-case basis.  The
amount of collateral obtained, if deemed necessary by the corporation upon extension of credit, is based on managementOs credit
evaluation of the customer.  Collateral held varies but may include accounts receivable, inventory, real estate, equipment, and
income-producing commercial properties.
Standby letters of credit are conditional commitments issued by the corporation to guarantee the performance of a customer to a third
party.  Those guarantees are primarily issued to support public and private borrowing arrangements.  The credit risk involved in
issuing letters of credit is essentially the same as that involved in extending loans to customers.  The corporation holds collateral
supporting those commitments when deemed necessary by management.
Note 11.EConcentration of Credit Risk
The corporation grants agribusiness, commercial and residential loans to customers located in South Central Pennsylvania and
Northwestern Maryland.  Although the corporation has a diversified loan portfolio, a portion of its customersO ability to honor their contracts is dependent upon the construction and land development and agribusiness economic sectors.
The corporation evaluates each customerOs credit worthiness on a case-by-case basis.  The amount of collateral obtained if deemed
necessary by the corporation upon the extension of credit is based on
 managementOs credit evaluation of the customer.  Collateral held varies but generally includes equipment and real estate.
The corporation maintains deposit balances at correspondent banks, which provide check collection and item processing services to
the corporation.  The balances with these correspondent banks, at times, exceed federally insured limits, which management
considers to be a normal business risk.
Note 12. FNB Financial Corporation (Parent Company Only) Financial Information The following are the condensed balance sheets, statements of income and statements of cash flows for the parent company.
Note 13.ERegulatory Matters
Dividends paid by FNB Financial Corporation are generally provided from the dividends it receives from the Bank.  The Bank, as a
National Bank, is subject to the dividend restrictions set forth by the
 Comptroller of the Currency.  Under such restrictions, the Bank may not, without prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current yearOs
earnings (as defined) plus the retained earnings (as defined) from the prior two years.  The dividends that the Bank could declare
without the approval of the Comptroller of the Currency amounted to approximately $2,266,858 and $2,672,579 at December 31,
1999 and 1998, respectively.
FNB Financial CorporationOs balance of retained earnings at December 31, 1999 is
 $10,125,145 and would be available for cash
dividends, although payment of dividends to such extent would not be prudent or likely.  The Federal Reserve Board, which
regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current period
earnings.
The Bank is also subject to various regulatory capital requirements administered by federal banking agencies.  Failure to meet
minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if
undertaken, could have a direct material effect on the BankOs financial statements.  Under capital adequacy guidelines, the Bank is required to maintain minimum capital ratios.  The Oleverage ratioO compares capital to adjusted total balance sheet assets.  OTier
IO and OTier IIO capital ratios compare capital to risk-weighted assets and off-balance sheet activity. A comparison of the
CorporationOs capital ratios to regulatory minimums at December 31 is as follows:
As of December 31, 1999 the most recent regulatory exam from the Office of the
 Comptroller of the Currency categorized the Bank
as well capitalized under the regulatory frame work for prompt corrective action.  There are no conditions or events since that
notification that management believes have changed the BankOs category.
Note 14.ECompensating Balance Arrangements
Required deposit balances at the Federal Reserve were $125,000 for 1999 and
 1998.  Required deposit balances at Atlantic Central
BankerOs Bank were $470,000 and $528,000 at December 31, 1999 and 1998
, respectively.  These balances are maintained to cover
processing costs and service charges.
Note 15.EFair Value of Financial Instruments
The estimated fair values of the CorporationOs financial instruments were as follows at December 31:
Note 16.ELiability for Borrowed Funds
The Bank received Community Investment Program funding from the Federal Home
 Loan Bank of Pittsburgh for $175,000 at a
fixed rate of 6.64% and an amortization term of 20 years.  Required payments on this loan are as follows:
The Bank had available a line of credit totaling $3,240,000 at December 31, 1998 with the Federal Home Loan Bank of Pittsburgh.
There were no outstanding balances against this line at December 31, 1998.
The Bank has two loans which carry a 4.27% fixed rate with issue dates of
 December 30, 1999 and December 31, 1999 and maturity
dates of January 6, 2000 and January 7, 2000, respectively. These loans are held by Federal Home Loan Bank of Pittsburgh.  The
balance on these loans totaled $2,500,000 at December 31, 1999.
On December 17, 1999, the Bank borrowed on a convertible five year/three month borrowing arrangement with Federal Home Loan
Bank of Pittsburgh.  The current rate is 5.6% subject to the first adjustment date of March 17, 2000 with final maturity of December
17, 2004. The balance was $2,500,000 at December 31, 1999.
The Bank also secured a line of credit with Federal Home Loan Bank of Pittsburgh for $17,750,000 on July 15, 1999.  The
outstanding balance at December 31, 1999 was $1,201,000 at a variable rate of
 4.05% scheduled to mature November 29, 2000.
The total maximum borrowing capacity of the Bank from the FHLB Home Loan Bank at
 December 31, 1999 was $38,474,000.
Collateral for borrowings at the Federal Home Loan Bank of Pittsburgh consists of various securities and the CorporationOs 1-4
family mortgages with a total value of approximately $37,683,000.
The following represents a summary of the liability for borrowed funds at
 December 31:
Note 17.EOperating Lease
The Corporation leases its Hancock, Maryland     office. The original lease
term is
 ten years with three separate successive options to extend the lease for a term of five years each. Monthly rent is $1,800 and the lessee pays a proportionate share of other operating expenses. For the years ended December 31, 1999, 1998 and 1997 rent expense under this operating lease was $ 21,600 for each year. Required lease payments for the next five years are as follows:><#><Notes to Consolidated Financial Statements><Years
Bank building 5-40
Equipment, furniture and fixtures 3-20
Land improvements  10-20
Leasehold improvements  7-20><#><Notes to Consolidated Financial Statements><

         1999 1998 1997
Gross unrealized holding gains
arising  during the year          ($1,797,482)   $247,632  $236,035
Reclassification adjustment for
(gains)/losses realized in net income       (      49,655) (  143,288)    (
 5,752)
           ________     ________  ________
Net unrealized holding gains (losses)
before taxes       1,847,137 104,344   230,283
Tax effect         (   628,026    (    35,477)   (    78,296)
         ________  ________  ________
Net change         $1,219,111     $  68,867 $151,987
         ________  ________  ________
         ________  ________  ________><               Gross     Gross
         Amortized Unrealized     Unrealized     Fair
         Cost Gains     Losses    Value
         _________ _________ _________ _________
              1999
  Obligations of other U.S.
    Government agencies           $17,836,357    $           0  ($    919,059)
$
16,917,298
  Obligations of states and
    political subdivisions        9,358,341 2,720     (    508,099)  8,852,962
  Mortgage-backed securities      1,066,353      4,880     (      31,973) 1,039,
260
  SBA loan pool certificates           1,078,051     2,889 (       4,324)
1,076,616
  Equities in local bank stock         210,148        10,000    (      21,036)
199,112
         __________     _________ _________ __________
     Totals   $29,549,250    $  20,489 ($1,484,491)   $28,085,248
         __________     _________ _________ __________
         __________     _________ _________ __________><#><Notes to Consolidated
 Financial Statements><           Gross     Gross
         Amortized Unrealized     Unrealized     Fair
         Cost Gains     Losses    Value
         _________ _________ _________ _________
              1998
  U.S. Treasury securities        $      99,884  $       491    $       0 $
100,375
  Obligations of other U.S.
    Government agencies           19,110,380     214,360   (       14,584)
19,31
0,156
  Obligations of states and
    political subdivisions        10,604,671     153,398   (       19,499)
10,73
8,570
  Mortgage-backed securities      1,085,728      13,695    (         5,315)
1,09
4,108
  SBA loan pool certificates           1,430,172     9,287 (     3,440)
1,436,019
  Equities in local bank stock         173,546        40,693    (    5,951)

    208,288
         __________     _________ _________ __________
     Totals   $32,504,381    $ 431,924 ($    48,789)  $32,887,516
         __________     _________ _________ __________
         __________     _________ _________ __________><             Gross
Gross

         Amortized Unrealized     Unrealized     Fair
         Cost Gains     Losses    Value
         _________ _________ _________ _________
              1999
  SBA loan pool certificates      $   829,394    $  2,283  ($    9,079)   $
822,598
  Obligations of other U.S.
    Government agencies      490,258   0    (  105,988)     384,270
  Obligations of states and
    political subdivisions        350,060      237    (        300)   349,997
         _________ ________  _________ _________
     Totals   $1,669,712     $  2,520  ($115,367)     $1,556,865
         _________ ________  _________ _________
         _________ ________  _________ _________
              1998
  SBA loan pool certificates      $1,212,406     $  2,360  ($  11,850)    $
1,202,916
  Obligations of other U.S.
    Government agencies      457,080   0    (   20,545)     436,535
  Obligations of states and
    political subdivisions        780,135      10,373              0  790,508
         _________ ________  _________ _________
     Totals   $2,449,621     $12,733   ( $32,395)     $2,429,959
         _________ ________  _________ _________
         _________ ________  _________ _________><    1999 1998
         _______   _______
    (000 omitted)
Real estate loans:
EEEConstruction and land development        $       22     $   256
EEESecured by farmland       3,866     4,434
EEESecured by 1-4 family residential
EEEEEEproperties        40,183    34,065
EEESecured by multi-family residential
EEEEEEproperties        642  342
EEESecured by nonfarmland nonresidential
EEEEEEproperties        7,407     4,853
Loans to farmers (except loans secured
EEEEEEprimarily by real estate)        5,455     2,916
Commercial, industrial and state and
EEEpolitical subdivision loans         7,843     5,427
Loans to individuals for household, family,
EEEor other personal expenditures      11,423    9,949
All other loans         1,391     1,846
         _______   _______
EEEEEETotal loans       78,232    64,088
Less: Unearned discount on loans       1,349     1,455
EEEE Allowance for loan losses         746  732
         _______   _______
EEEE Net Loans          $76,137   $61,901
         _______   _______
         _______   _______>< Securities Available-
for-Sale
    Amortized Fair
    Cost Value
Due in one year or less        $   1,055,571     $    1,052,545
Due after one year but less than five years      5,935,862 5,793,239
Due after five years but less than ten years          14,134,485     13,372,283
Due after ten years          6,068,780     5,552,193
         __________     __________
         27,194,698     25,770,260
Mortgage-backed securities        1,066,353 1,039,260
SBA loan pool certificates        1,078,051     1,076,616
Equities in local bank stock      210,148           199,112
         __________     __________
    Totals    $29,549,250    $28,085,248
         __________     __________
         __________     __________
    Securities Held-to-Maturity
    Amortized Fair
    Cost Value
Due in one year or less      $    350,060   $     349,997
Due after one year but less than five years      0    0
Due after five years but less than ten years          0    0
Due after ten years           490,258  384,270
         __________     __________
         840,318   734,267
Mortgage-backed securities        0    0
SBA loan pool certificates        829,394   822,598
Equities in local bank stock      0    0
         __________     __________
    Totals    $ 1,669,712    $ 1,556,865
         __________     __________
         __________     __________><#><Notes to Consolidated
Financial Statements><            Due Over
         Due  1 But     Due  Non-
         Within    Within    Over accruing
         1 Year    5 Years   5 Years   Loans     Total
         ______    ______    ______    ______    ______
(000 omitted)
Loans at predetermined
EEEinterest rates       $1,434    $13,635   $31,145   $ 52 $ 46,266
Loans at floating or
EEEadjustable interest rates      6,062          2,775        22,758     371

31,966
         ______    ______    ______    ______    ______
Total (1)          $7,496    $16,410   $53,903   $ 423     $78,232
         ______    ______    ______    ______    ______
         ______    ______    ______    ______    ______
(1) These amounts have not been reduced by the allowance for possible loan
 losses or unearned discount.><   1999 1998
              Percent        Percent
              of Loans       of Loans
         Allowance in Each   Allowance in Each
(000 omitted)      Amount    Category  Amount    Category
         _________ _________ _________ _________
Commercial, industrial
EEEand agriculture loans          $295 28.04%    $435 26.03%
1-4 family residential
EEEmortgages       222  42.32%    45   44.19%
Consumer and
EEEinstallment loans         34   12.03%    150  12.90%
Off-balance-sheet
EEEcommitments          110  17.61%    95   16.88%
Unsegregated       52   N/A  7    N/A
         _________ _________ _________ _________
EEEEEETotal        $746 100.0%    $732 100.0%
         _________ _________ _________ _________
         _________ _________ _________ _________><    1999 1998 1997
    (000 omitted)
Allowance for loan losses,
EEEbeginning of the year          $732 $426 $405
Loans charged-off during the year:
EEEReal estate mortgages          100  25   23
EEEInstallment loans         40   89   70
EEECommercial and all other loans      61   89   134
         ______    ______    ______
EEEEEETotal charge-offs      201  203  227
Recoveries of loans previously charged-off:
EEEReal estate mortgages          0    0    4
EEEInstallment loans         24   33   8
EEECommercial and all other loans      1    1    3
         ______    ______    ______
EEEEEETotal recoveries       25   34   15
Net loans charged-off (recovered)      176  169  212
Provision for loan losses charged
EEEto operations        190  475  233
         ______    ______    ______
Allowance for loan losses, end of the year       $746 $732 $426
         ______    ______    ______
         ______    ______    ______><  1999 1998 1997
Nonaccrual loans        $422,820  $59,204   $414,009
         _________ _________ _________
         _________ _________ _________
Interest income that would have been
EEEaccrued at original contract rates       $ 39,444  $  5,559  $37,490
Amount recognized as
EEEinterest income      16,181    4,307     18,192
         _________ _________ _________
EEEEEEForegone revenue       $ 23,263  $  1,252  $ 19,298
         _________ _________ _________
         _________ _________ _________><    1999 1998 1997
    (000 omitted)
Real estate mortgages        $   55    $  166    $  0
Installment loans       111  5    24
Demand and time loans        0    0    2
         ________  ________  ________
EEETotal      $166 $171 $26
         ________  ________  ________
         ________  ________  ________><#><Notes
to Consolidated Financial Statements><      Accumulated    Depreciated
Description   Cost Depreciation   Cost
         1999
Bank building (including land $231,635)          $ 3,267,970    $    895,150
$
2,372,820
Equipment, furniture and fixtures      2,091,026 1,485,118 605,908
Land improvements       238,503   138,489   100,014
Leasehold improvements       49,219             8,860        40,359
         _________ _________ _________
         $5,646,718     $2,527,617     $3,119,101
         _________ _________ _________
         _________ _________ _________
         1998
Bank building (including land $211,635)          $ 3,141,361    $    812,413
$
2,328,948
Equipment, furniture and fixtures      1,990,249 1,325,598 664,651
Land improvements       238,503   125,890   112,613
Leasehold improvements       48,819             6,019        42,800
         _________ _________ _________
         $5,418,932     $2,269,920     $3,149,012
         _________ _________ _________
         _________ _________ _________><
         1999 1998
Net unrealized (gains) losses on
   securities available-for-sale       $497,761  ($130,266)
Depreciation expense         (    41,437)   (   49,255)
Retirement benefit reserve        28,026    9,262
Allowance for loan losses         192,152   187,248
         _______   ______
EEEEEEEEE          $676,502  $ 16,989
         _______   ______
         _______   ______><
         1999 1998 1997
Current year provision       $ 212,058 $230,062  $196,991
Deferred income taxes resulting from:
EEEDifferences between financial statement
EEEEEEand tax depreciation charges          (      7,817)  (     7,102)   3,000
EEEDifferences between financial statement
EEEEEEand tax loan loss provision      (     4,904)   ( 103,982)     (    6,869)
EEEDifferences between financial statement
EEEEEand tax retirement benefit expense          (   18,765)    (     9,262)
0
E        ________  ________  ________
EEEEEEEEEApplicable income tax         $180,572  $109,716  $193,122
         ________  ________  ________
         ________  ________  ________><
         1999 1998 1997
Federal income tax rate      34.0%     34.0%     34.0%
Reduction resulting from:
EEENontaxable interest income          17.3 21.7 15.6%
         ______    ______    ______
EEEEEEEEEEffective income tax rate          16.7%     12.3%     18.4%
         ______    ______    ______
         ______    ______    ______><
         1999 1998
Deferred tax assets          $717,939  $147,255
Deferred tax liabilities          (    41,437)   (  130,266)
         _______   ______
EEEEEEEEE          $676,502  $ 16,989
         _______   ______
         _______   ______><
         1999 1998
    (000 omitted)
Three months or less         $  1,132  $  1,438
Three months to six months        1,641     236
Six months to twelve months       903  1,409
Over twelve months      8,616     8,148
         _______   _______
EEETotal      $12,292   $11,231
         _______   _______
         _______   _______><#><Notes to Consolidated
Financial Statements><2000        $ 25,904
2001          15,381
2002          9,481
2003          5,988
2004          3,746
Thereafter         9
         ________
         $60,509
         ________
         ________
><  Contractor
    Notional Amount
    (000 omitted)
         1999 1998
Financial instruments whose contract amounts
EEErepresent credit risk at December 31:
EEEEEECommitments to extend credit          $15,296   $11,661
EEEEEECommercial and standby letters
EEEEEEEof credit        1,425     1,356
         _______   _______
         $16,721   $13,017
         _______   _______
         _______   _______

><#><Notes to Consolidated Financial Statements><BALANCE SHEETS
December 31
         1999 1998
ASSETS
Cash          $26,460   $        5,286
Interest-bearing deposits with banks        6,917     11,961
Marketable equity securities
      available-for-sale          199,112   208,288
Investment in The First National Bank
EEEof McConnellsburg         11,148,902     11,817,398
Other assets       6,252     2,945
         __________     __________
EEETotal Assets         $11,387,643    $12,045,878
         __________     __________
         __________     __________
LIABILITIES AND STOCKHOLDERSO EQUITY
Dividends payable       $     172,000  $    108,000
Other liabilities       14,906    21,312
         __________     __________
EEETotal Liabilities         $     186,906  $   129,312
Common stock, par value $.63; 6,000,000
EEEshares authorized; 400,000 shares issued
EEEand outstanding      252,000   252,000
Additional paid-in capital        1,789,833 1,789,833
Retained earnings       10,125,145     9,621,863
Accumulated other comprehensive income      (   966,241)   252,870
         __________     __________
EETotal Liabilities and
EEEStockholdersO Equity      $11,387,643    $12,045,878
         __________     __________
         __________     __________

><STATEMENTS OF INCOME
Years Ended December 31
         1999 1998 1997
Cash dividends from wholly-owned
EEEsubsidiary      $364,000  $327,000  $ 240,000
Interest on deposits with banks        451  327  0
Dividend income D Marketable
      equity securities      4,780     3,387     3,153
Securities gains        39,800    49,000    0
Equity in undistributed income
EEEof subsidiary        520,400   420,069   621,935
         ________  _________ ________
         929,431   799,783   865,088
Less: Holding company expenses         18,378    12,927    9,358
         ________  _________ ________
EEEIncome before income taxes          911,053   786,856   855,730
Applicable income taxes      7,771     4,906     0
         ________  _________ ________
EEENet income      $903,282  $781,950  $855,730
         ________  _________ ________
         ________  _________ ________

><STATEMENTS OF CASH FLOWS
Years Ended December 31
         1999 1998 1997
Cash flows from operating activities:
EEENet income      $903,282  $781,950  $855,730
EEEAdjustments to reconcile net
EEEEEEincome to cash provided by
EEEEEEoperating activities:
EEEEEEEEEEquity in undistributed
EEEEEEEEEEEEincome of subsidiary       ( 520,400)     (  420,069)    ( 621,935)
EEEEEEEEE(Gain) on sales of
EEEEEEEEEEEEinvestments      (   39,800)    (   49,000)    0
EEEEEEEEE(Increase) decrease in
EEEEEEEEEEEEother assets          445  235  (          66)
                EIncrease (decrease) in
EEEEEEEEEEEEother liabilities          5,405     9,118     (     1,070)
         ________  ________  ________
Net cash provided (used) by
EEEoperating activities      348,932   322,234   232,659
         ________  ________  ________
Cash flows from investing activities:
EEENet (increase) in interest-bearing
EEEEEE deposits with banks        5,044     (   11,961)    0
EEEPurchase of marketable equity
            securities available-for-sale        (   71,002)    ( 139,146)
(
 5,880)
EEESales of marketable equity securities
EEEEEEEavailable-for-sale         74,200    105,000   0
         ________  ________  ________
Net cash provided (used) by
EEEEEEEinvesting activities       8,242     (   46,107)    (5,880)
         ________  ________  ________
Cash flows from financing activities:
EEECash dividends paid       ( 336,000)     ( 320,000)     ( 316,000)
         ________  ________  ________
Net increase (decrease) in cash        21,174    (   43,873)    (   89,221)
Cash, beginning balance      5,286     49,159    138,380
         ________  ________  ________
Cash, ending balance         $  26,460 $   5,286 $  49,159
         ________  ________  ________
         ________  ________  ________

><  FNB Financial Corporation     Regulatory Minimum
    1999 1998 Requirements
Leverage ratio          9.36%     10.34%    4%
Risk-based capital ratios/
  Tier I (core capital)      15.39%    17.12%    4%
Combined Tier I and
  Tier II (core capital
  plus allowance for
  loan losses)          16.43%    18.21%    8%><#><Notes to
Consolidated Financial Statements><         1999
         Carrying Amount     Fair Value
FINANCIAL ASSETS
Cash and due from banks      $  3,565,173   $  3,565,173
Interest-bearing deposits in banks          723,094   723,094
Federal funds sold      0    0
Securities available-for-sale          28,085,248     28,085,248
Securities to be held-to-maturity      1,669,712 1,556,865
Other bank stock        681,200   681,200
Loans receivable        76,137,080     75,406,951
Accrued interest receivable       678,259   687,259
FINANCIAL LIABILITIES
Time certificates       60,509,040     61,286,056
Other deposits          38,820,896     38,820,896
Accrued interest payable          582,198   582,198
Liability for borrowed funds      6,364,996 6,358,080
         1998
         Carrying Amount     Fair Value
FINANCIAL ASSETS
Cash and due from banks      $  3,134,802   $  3,134,802
Interest-bearing deposits in banks          2,019,612 2,019,612
Federal funds sold      4,136,000 4,136,000
Securities available-for-sale          32,887,516     32,887,516
Securities to be held-to-maturity      2,449,621 2,429,959
Other bank stock        394,100   394,100
Loans receivable        61,900,581     61,404,282
Accrued interest receivable       718,543   718,543
FINANCIAL LIABILITIES
Time certificates       58,501,511     59,743,872
Other deposits          42,002,424     42,002,424
Accrued interest payable          589,664   589,664
Liability for borrowed funds      168,764   179,576><

         1999 1998
FHLB CIP Loan      $  163,996     $ 168,764
Repurchase Agreement         2,500,000 0
Convertible Loan Arrangement      2,500,000 0
Line of Credit          1,201,000 0
         _________ _________
EEEEEEEEE          $6,364,996     $168,764
         _________ _________
         _________ _________><

2000          $    5,094
2001          5,443
2002          5,816
2003          6,214
2004          6,639
Thereafter         134,790
         ________
         $163,996
         ________
         ________
><
2000          21,600
2002          21,600
2003          21,600
2004          21,600
2005          21,600
Thereafter         37,800
         ________
         $145,800
         ________
         ________><#><Selected Five-Year Financial Data><
         1999 1998 1997 1996 1995
         _______   _______   _______   _______   _______
Results of Operations (000 omitted)
EEEInterest income      $7,802    $7,721    $7,388    $  6,965  $  6,262
EEEInterest expense          4,119     4,112     3,847     3,694     3,247
EEEProvision for loan losses      190  475  233  96   75
         _______   ________  ________  ________  ________
EEENet interest income after
    EEEprovision for loan losses  3,493     3,134     3,308     3,175     2,940
EEEOther operating income         621  530  349  270  270
EEEOther operating expenses       3,030     2,772     2,608     2,270     1,954
         _______   ________  ________  ________  ________
EEEIncome before income taxes          1,084     892  1,049     1,175     1,256
EEEApplicable income tax          181  110  193  218  254
         _______   ________  ________  ________  ________
    EEENet income  $  903    $  782    $  856    $    957  $ 1,002
         _______   ________  ________  ________  ________
         _______   ________  ________  ________  ________
Common Share Data
Per share amounts are based on weighted average shares of common stock outstanding of 400,000 for 1999, 1998, 1997, 1996 and
1995.
    Income before income taxes         $     2.71     $     2.23     $   2.62
$
2.94     $    3.14
    Applicable income taxes       .45  .28  .48  .55  .64
    EEENet income       2.26 1.96 2.14 2.39 2.51
    Cash dividend declared        1.00 .81  .80  .77  .77
    Book value (actual number of
    EEEshares outstanding before
          FAS 115 adjustments)         30.42     29.16     28.01     26.68
25.05
    Dividend Payout Ratio         44.28%    41.43%    37.39%    32.18%    30.75%
Year-End Balance Sheet Figures
(000 omitted)
    Total assets        $117,929  $113,565  $106,020  $98,644   $91,921
    Net loans      76,137    61,901    59,124    56,260    52,794
    Total investment securities D
           Book value             31,900    35,348    29,425    33,767    31,944
    Deposits D noninterest-bearing          10,959    10,819    9,988     9,250
7,778
    Deposits D interest-bearing        88,371    89,685    83,272    77,884
73,1
38
    Total deposits      99,330    100,504   93,260    87,134    80,916
    Total stockholdersO equity (before
          FAS 115 adjustments)         12,167    11,664    11,206    10,670
10,0
21
Ratios (calculated before FAS 115 adjustments)
    Average equity/average assets      10.49%    10.53%    10.74%    10.87%
11.5
8%
    Return on average equity      7.53%     6.85%     7.98%     9.18%     10.26%
    Return on average assets      .79% .72% .86% 1.00%     1.19%

><#><Summary of Quarterly Financial Data><The unaudited quarterly results of operations for the years ended December 31, 1999
and 1998 are as follows:><        1999 1998
         Quarter Ended  Quarter Ended
         Mar. 31   June 30   Sept. 30  Dec. 31   Mar. 31   June 30   Sept. 30
De
c. 31
(000 omitted except per share)
Interest income         $1,885    $1,899    $1,968    $2,050    $1,864    $1,913
    $1,964    $1,980
Interest expense        1,020     997  1,032     1,070     986  1,016     1,056
1,054
         ______    ______    ______    ______    ______    ______    ______
____
__
EEENet interest income       865  902  936  980  878  897  908  926
Provision for loan losses         30   36   30   94   101  190  90   94
         ______    ______    ______    ______    ______    ______    ______
____
__
EEENet interest income after
EEEEEEprovision for loan losses        835  866  906  886  777  707  818  832
Other income       114  126  125  206  85   100  106  96
Security gains (losses)      (1)  51   0    0    2    142  (      1) 0
Other expenses          718  751  756  805  660  684  690  738
         ______    ______    ______    ______    ______    ______    ______
____
__
EEEOperating income before
EEEEEEincome taxes      230  292  275  287  204  265  233  190
Applicable income taxes      41   56   42   42   49   94   (     16) (     17)
         ______    ______    ______    ______    ______    ______    ______
____
__
EEENet income      $  189    $  236    $  233    $  245    $  155    $  171
$
249 $  207
         ______    ______    ______    ______    ______    ______    ______
____
__
         ______    ______    ______    ______    ______    ______    ______
____
__
Net income applicable to common stock
Per share data:
EEENet income      $  .48    $  .59    $  .58    $  .61    $  .39    $  .43
$
 .62 $  .52

><#><Distribution of Assets, Liabilities and StockholdersO Equity,
Interest Rates and Interest Differential><  Years Ended December 31
         1999 1998 1997
(000 omitted)      Average             Average             Average
         Balance   Interest  Rate Balance   Interest  Rate Balance   Interest
Ra
te
ASSETS
Interest-bearing
Edeposits with
Ebanks and federal
Efunds sold        $   2,975 $148 4.98%     $   6,098 $332 5.44%     $   3,708
$
    202  5.45%
Investment
Esecurities        33,114    1,887     5.70%     33,100    1,939     5.86%
31,52
4   1,915     6.07%
Loans         68,773    5,767     8.39%     60,265    5,450     9.05%     57,794
    5,271     9.12%
         _______   _______   _______   _______   _______   _______   _______
___
____     _______
EEETotal interest-
EEEearning assets       $104,862  $7,802    7.44%     $99,463   $7,721    7.76%
$93,026  $7,388
    7.94%
              _______   _______        _______   _______        _______   ______
_
              _______   _______        _______   _______        _______   ______
_
Cash and due
Efrom banks        3,467               2,959               2,770
Bank premises and
Eequipment         3,213               3,240               3,196
Other assets       2,776               2,833               923
         _______             _______             _______
EEETotal assets         $114,318            $108,495            $99,915
         _______             _______             _______
         _______             _______             _______
LIABILITIES AND STOCKHOLDERSO EQUITY
Interest-bearing
Etransaction
Eaccounts          $    8,985     $140 1.56%     $    8,521     $   143   1.68%
$  6,965 $   146   2.10%
Money market
Edeposit accounts       7,556     251  3.32%     8,028     294  3.66%     7,123
252 3.54%
Other savings
Edeposits          11,770    270  2.29%     11,482    307  2.67%     12,229
334
2.73%
All time deposits       60,916    3,369     5.53%     57,892    3,357     5.80%
53,016   3,109     5.86%
Liability for
  borrowed funds        1,460     89   6.10%     171  11   6.43%     90   6
6.67
%
         _______   _______   _______   _______   _______   _______   _______
___
____     _______
EEETotal interest-
EEEbearing
EEEliabilities          $  90,687 $4,119    4.54%     $  86,094 $4,112    4.78%
$79,423  $3,847
4.84%
              _______   _______        _______   _______        _______   ______
_
              _______   _______        _______   _______        _______   ______
_
Demand deposits         10,849              10,010              8,884
Other liabilities       786            968            875
         _______             _______             _______
EEETotal liabilities         102,322             97,072              89,182
StockholdersO equity         11,996              11,423              10,733
         _______             _______             _______
EEETotal liabilities
EEEand stockholdersO
EEEequity          $114,318            $108,495            $99,915
         _______             _______             _______
         _______             _______             _______
Net interest
Eincome/net interest
Emargin/margin average
Eearning assets              $3,683    3.51%          $3,609    3.63%
$3,54
1   3.80%
              _______   _______        _______   _______        _______   ______
_
              _______   _______        _______   _______        _______   ______
_
><#><Changes in Net Interest Income><
         1999 Compared to 1998    1998 Compared to 1997
         ____________________     ____________________
                   Total               Total
         Average   Average   Increase  Average   Average   Increase
(000 omitted)      Volume    Rate (Decrease)     Volume    Rate (Decrease)
         ________  ________  ________  ________  ________  ________
Interest Income
EEEInterest-bearing deposits
EEEEEEwith banks and
EEEEEEfederal funds sold          ($170)    ($  14)   ($ 184)   $130 $    0
$130
EEEInvestment securities          1    (    53)  (    52)  96   (    72)  24
EEELoans      808  (  491)   317  225  (    46)  179
         _____     _____     _____     _____     _____     _____
EEEEEETotal interest income       $639 ($558)    $  81     $451 ($118)    $333
         _____     _____     _____     _____     _____     _____
         _____     _____     _____     _____     _____     _____
Interest Expense
EEEInterest-bearing transaction
EEEEEEaccounts          $8   ($  11)   ($     3) $  33     ($  36)   ($    3)
EEEMoney market deposit accounts       (    17)  (    26)  (     43) 32   10
42
EEEOther savings        8    (    45)  (    37)  (    20)  (      7) (    27)
EEEAll time deposits         175  (  163)   12   286  (    38)  248
EEELiability for borrowed funds        83   (      5) 78   5    0    5
         _____     _____     _____     _____     _____     _____
EEEEEETotal interest expense      $257 ($250)    $    7    $336 ($  71)   $265
         _____     _____     _____     _____     _____     _____
         _____     _____     _____     _____     _____     _____
EEEEEENet interest income                   $  74               $  68
                   _____               _____
                   _____               _____

><#><Maturities of Investment Securities><December 31, 1999
The following table shows the maturities of investment securities at amortized cost as of December 31, 1999, and weighted average yields of such securities. Yields are shown on a taxable equivalent basis, assuming a 34% federal income tax rate.><

         Within    1-5  5-10 Over
(000 omitted)      1 Year    Years     Years     10 Years  Total
Obligations of other
EEEU.S. Government agencies:
EEEAmortized cost       $551 $4,530    $11,720   $1,526    $18,327
EEEYield      5.66%     5.79%     6.36%     6.79%     6.24%
Obligations of state and
EEEpolitical subdivisions:
EEEAmortized cost       855  1,405     2,415     5,033     9,708
EEEYield      6.73%     7.34%     7.17%     7.30%     7.23%
Mortgage-Backed securities and SBA
EEEGuaranteed Loan Pool Certificates (1):
EEEAmortized cost       7    59   241  2,667     2,974
EEEYield      7.55%     7.94%     6.82%     6.21%     6.30%
         ________  ________  ________  ________  ________
EEEEEESubtotal amortized cost          $1,413    $5,994    $14,376   $9,226
$31,
009
         ________  ________  ________  ________  ________
         ________  ________  ________  ________  ________
EEEEEESubtotal yield         6.32%     6.18%     6.51%     6.90%     6.55%
         ________  ________  ________  ________  ________
         ________  ________  ________  ________  ________
Equity Securities                           891
Yield                             5.3%
                             ________
EEEEEETotal investment securities                          $31,900
                             ________
                             ________
EEEEEEYield                            6.52%
                             ________
                             ________
(1) It is anticipated that these mortgage-backed securities and SBA Guaranteed Loan Pool Certificates will be repaid prior to their contractual maturity dates.><#><ManagementOs Discussion and Analysis of
 Financial Condition
and Results of Operations><The following section presents a discussion and analysis of the financial condition and results of
operations of FNB Financial Corporation (the Corporation) and its wholly-owned subsidiary, The First National Bank of
McConnellsburg (the Bank).  This discussion should be read in conjunction with the financial tables/statistics, financial statements
and notes to financial statements appearing elsewhere in this annual report. RESULTS OF OPERATIONS
Overview
Consolidated net income for 1999 was $903,282, a $121,332, or 15.52% increase from the net income for 1998 of $781,950, and an
increase of $47,552 or 5.56% from the net income of $855,730 for 1997.  On a per share basis, net income for 1999 was $2.26, based
upon average shares outstanding of 400,000, compared to $1.96 for 1998 and $2.14 for 1997.
Results of operations for 1999 as compared to 1998 were impacted by the following items:
Net income was positively impacted by a 5.43% increase in average earning assets due to a 5.65% increase in average deposits, the
result of the increased balances in CDs and IRAs;
Net income was positively impacted by a $284,814 decrease in the provision for loan losses, from a total of $474,814 in 1998 to
$190,000 in 1999. The decision to substantially increase the allowance in 1998 was based upon several factors:
    A more critical analysis of our commercial and consumer loan portfolios which
 resulted in a larger allocation of the allowance
reserved specifically for commercial loans and consumer installment loans.
    The observation that the current long-run expanding economic cycle may be reaching its peak which could result in the slowing down of our economy.
    The instability in the Asian Market, which showed a few signs of stabilization, prompted management to assess the Otrickle down
effectsO of a slowing economy and the Asian crisis on businesses in our local economy and the potential for an increase in past due
loans and delinquency problems; and
The assessment of potential problems businesses could encounter regarding Year
 2000 computer issues.
Net income was negatively impacted by a decrease in net gains on the sale of securities from $143,288 in 1998 compared to
$49,655 in 1999.
Net income was negatively impacted by a decreasing net interest margin of 0.12%
 from 3.63% in 1998 to 3.51% in 1999.  This
occurred due to a decrease in the yield on earning assets from 7.76% in 1998 to
 7.44% in 1999, a direct result of:
A 0.66% decrease in the yield on loans from 9.05% in 1998 to 8.39% in 1999; a result of declining interest rate indexes on
adjustable rate loans during the first two quarters of 1999 and refinancing of adjustable rate mortgages to lower fixed rates.
A 0.16% decrease in the yield on investment securities from 5.86% in 1998 to
 5.70% in 1999 the result of calls and maturities of
higher yielding securities.
A 0.46% decrease in the yield on federal funds sold and interest-bearing deposits with banks due to federal funds sales and time
deposit purchases occurring during the first two quarters of 1999 before interest rates began to rise.
Net income was positively impacted by a decreasing cost of interest-bearing liabilities of 0.24% from 4.78% in 1998 to 4.54% in
1999, a direct result of:
Decreasing the cost of all interest-bearing transaction accounts, savings accounts and time deposits during the first two quarters of
1999.  This resulted in the following decreases:
Interest bearing transactions accounts from 1.68% to 1.56%.
Money Market deposits from 3.66% to 3.32%.
Savings deposits from 2.67% to 2.29%.
Time deposits from 5.80% to 5.53%.
Net income was negatively impacted by an increase in wage and salary expenses of
 $121,763, or 10.78% and employee benefits of
$38,386, or 13.31%, a direct result of:
The addition of a commercial loan officer/loan division manager to senior management.
Officer and employee raises during the operating year.
Increased participation in our 401K retirement program.
Net income was negatively impacted by a $27,552 increase in net occupancy expenses and a $16,990 increase in furniture and
equipment expenses as a result of:
A $14,960 increase in real estate taxes as a result of the first full year of increased real estate tax assessments on the newly
renovated main office facility and Fort Loudon office.
A $8,169 increase in real estate upkeep and repair as a direct result of grounds management expense increases.
A $5,132 increase in the depreciation expense for bank-owned automobiles as a result of the addition of two automobiles to our
equipment.
The purchase of an adjacent property in downtown McConnellsburg which increased depreciation expenses $2,400.
An increase in the cost of equipment repair and maintenance expenses in the amount of $7,958 as a result of increased maintenance
contracts and expenses for repair of our equipment.
Net income was positively impacted by the demutualization of a life insurance company which insures a portion of the life
insurance polices on Directors and key executives.  This resulted in a gain on the sale of the stock from the demutualization in the
amount of $64,312.
Net income was positively impacted by a $81,594 increase in the cash value of life insurance compared to $44,947 in 1998 and
negatively impacted by the premium, deferred compensation and administrative costs of the DirectorsO and key executivesO life
insurance retirement plan of $64,339 in 1999 compared to $31,677 in 1998.
Net income was negatively impacted by a $70,856 increase in the current year income tax provision resulting primarily from the
increase in taxable income in relation to tax free income.
Net income as a percent of total average assets for 1999, also known as return on assets (ROA), was .79% compared to .72% for
1998 and 0.86% for 1997.  Net income as a percent of average stockholdersO equity for 1999, also known as return on equity
(ROE), was 7.53% compared to 6.85% for 1998 and 7.98% for 1996. The ROA and ROE for these periods were impacted by the factors discussed in the preceding paragraphs.
Net Interest Income
Net interest income is the amount by which interest income on loans and investments exceeds interest incurred on deposits and other interest-bearing liabilities.  Net interest income is our primary source of revenue.  The amount of net interest income is affected by
changes in interest rates and by changes in the volume and mix of interest-sensitive assets and liabilities.
Net interest income for 1999 increased $74,217 or 2.06% over 1998 and $141,954 or 4.01% over 1997.  Average earning assets for
1999 increased $5,399,000 over 1998 and $11,836,000 over 1997.  This increase in average earning assets from 1998 to 1999 was
the result of:
An increase in average loans in the amount of $8,508,000 or 14.12%.
An increase in average investment securities in the amount of $14,000 or
 0.04%.
A decrease in interest-bearing deposits with banks and federal funds sold in the amount of $3,123,000 or 51.21%.
The increase in loans at an average yield of 8.39% partially funded by the decrease in interest-bearing deposits with banks and
federal funds sold at an average yield of 4.98% directly contributed to the increase in net interest income.
Earning asset increases were funded by an increase in average deposits of
 $5,431,000 or 5.65% and in increases in average
borrowing from the Federal Home Loan Bank of $1,289,000.  This deposit volume increase is the result of increases in average
balances of consumer CDs and IRAs of $3,024,000 or 5.22% and in increases of non-interest bearing demand deposits of $839,000
or 8.38%.  The inability of deposits to supply the liquidity for the growth of earning assets was funded, and continues to be funded,
by borrowings from the Federal Home Loan Bank (FHLB).
The volume growth in earning assets and interest-bearing liabilities contributed to the increase in net interest income in the amount
of $344,000 in 1999 over 1998.
During 1997 the Federal ReserveOs interest rate policy remained the same as that of 1996 with the only change occurring at the end
of the first quarter when the Federal Reserve decreased short term interest rates by 25 basis points.  During the first half of 1998,
interest rates remained relatively stable; however, during the latter part of the third quarter and the beginning of the fourth quarter,
the Federal Reserve decreased short term interest rates three times. As a result of this decreasing interest rate environment, several
investment securities with call features were called by the issuer resulting in the loss of higher interest earning assets and several
one-to-four family residential mortgages refinanced to lower interest rates.  To address this decreasing yield on earning assets, we
decreased deposit rates, but not at the same pace as that of earning assets. During that period, average yields on loans decreased 6 basis points from those of 1997; however, the average yield on investment securities decreased 21 basis points.  As a result of the
aforementioned increase in the average balance of lower yielding investment securities and interest-bearing deposits with banks, the average yield on earning assets decreased in 1998 to 7.76%, a .18% decrease from
 1997 and .01% decrease from 1996.  The average
cost of interest-bearing liabilities during 1998 was 4.78%, a .06% decrease from
 1997.  This decrease from 1997 was attributable to
our decrease of the cost of interest-bearing liabilities from 1997; however, the balances of business money market accounts
increased significantly which resulted in an increase in the cost of Money
 Market accounts of 12 basis points.  The result of these
aforementioned decreases and increases in interest-bearing liabilities was a 42 basis point decrease in the cost of interest-bearing
transaction accounts; a 6 basis point reduction in the cost of Saving accounts;
 and a 6 basis point reduction in the cost of time
deposits.
Throughout the first two quarters of 1999, interest rates remained relatively the same with no major changes in Federal Reserve
interest rate policy.   In fact, there were some indications and some
 predications interest rates may continue to decrease during this period.  These indications and predictions were quickly put to rest when the FRB abruptly increased interest rates at the very end of
the second quarter.  This initial increase in short term rates began the trend which resulted in a tightening in monetary policy and
increase in interest rates during 1999 of 75 basis points.  During 1999, we concentrated on the reduction of the cost of deposits.  The result was the following:
A decrease in the cost of interest-bearing transaction accounts by 0.12% to
 1.56%.
A decrease in the cost of Money Market accounts by 0.34% to 3.32%.
A decrease in the cost of savings deposits by 0.38% to 2.29%.
A decrease in the cost of time deposits by 0.27% to 5.53%.
These decreases in the cost of deposits were offset by decreasing yields on earning assets.  During the first two quarters of 1999,
mortgage refinancings and decreasing adjustable rate indexes on loans resulted in lower yields on the entire loan portfolio.  Also
during this period investment securities with call features were called as issuers took advantage of the declining rate market to
reinvest at lower rates for longer terms.  The result was the following:
A decrease of 0.46% in the yield on interest-bearing deposits with banks and federal funds sold.
A decrease of 0.16% in the yield on investment securities.
A decrease of 0.66% in the yield on loans.
The net effect of all interest rate fluctuations was to  decrease net interest income in the amount of $271,000 in 1999 from 1998.
Due to the overall decrease in the yield on earning assets by 0.32%, which was
 0.08% more than the 0.24% decrease in the cost of
interest-bearing liabilities, we have experienced a decrease in our net interest margin during 1999 compared to 1998.  The average
net interest margin for 1999 was 3.51% compared to 3.63% for 1998.
We anticipate the yield on earning assets to increase during the next few quarters as indexes on adjustable rate securities and loans have increased and commercial loan rates and residential lending rates have all begun to increase.  At the same time the current
rising interest rate environment has placed a halt on all security calls resulting in a longer term, lower yielding investment portfolio.
The increases in yields in the loan portfolio will result in higher yields on our earning assets.  However, competition for deposits has
greatly increased as depositors are more savvy, being encouraged by a seemingly endless economic expansion and limitless
opportunities in the stock market to invest their funds in investment vehicles which offer a more attractive yield than bank deposit
products.  The result has forced us to offer higher deposit rates as deposits of
 CDs and IRAs had begun to leave the Bank.  We have
increased deposit rates on these investment vehicles in order to retain deposits and tie up rates during a period when it appears as if
interest rates will continue to rise; therefore, fixing rates at lower costs now will be of benefit to us in the longer term.  In order to
offset these deposit losses and continue to fund loan demand, we are utilizing our line of credit at the FHLB.  This funding
alternative is interest rate sensitive in that the rate reprices on a daily basis.  We are working to match borrowings at the FHLB with specific loans and to utilize term borrowings to tie up interest rates for longer periods.  During this period we anticipate a slight
improvement in our interest margin; however, the improvement will depend greatly upon present market conditions for both loans
and deposits.  Current strategies we are utilizing to improve our interest spread are as follows:
Promoting special-term fixed rate certificates of deposit before interest rates rise further and the market forces us to pay higher
interest rates.
Promoting adjustable rate commercial and residential mortgage loan products. Matching borrowing at the FHLB with specific loan credits.
Retaining the cost of interest-bearing transaction, money market and savings accounts at their current levels.
Provision for Loan Losses
The loan loss provision is an estimated expense charged to earnings in anticipation of losses attributable to uncollectible loans.  The provision is based on our analysis of the adequacy of the allowance for loan losses.  The provision for 1999 was $190,000, compared
to $474,814 for 1998, and $232,500 for 1997.  This decrease in annual provision from 1999 to 1998 of $284,814 was the result of
our assessment that the current level of the allowance for loan losses was sufficient to cover anticipated losses and therefore did not require the same size addition which was required in 1998.  The sizeable addition in 1998 was determined necessary due to the
following:
A critical analysis in 1998 of our commercial and consumer loan portfolios which resulted in a larger allocation of the allowance
reserved specifically for commercial loans and consumer installment loans.
The observation that the current long-run expanding  economic cycle may be reaching its peak which could result in the slowing
down of our economy.
The instability in the Asian Market, which showed a few  signs of stabilization, prompted management to assess the Otrickle down
effectsO of a slowing economy and the Asian crisis on businesses in our local economy and the potential for an increase in past due
loans and delinquency problems.
The assessment of potential problems businesses could encounter regarding Year
 2000 computer issues.
Total charged-off loans in 1999 were $201,000 compared to $203,000 in 1998 and
 $228,000 in 1997.  Total recoveries in 1999 were
$25,000 compared to $34,000 in 1998 and $15,000 in 1997.  See discussion on
 Allowance for Loan Losses.
Other Operating Income and Other Operating Expenses
Other operating income for 1999 was $620,461, a $90,528 increase over the same period in 1998 and a $271,791 increase over the
same period in 1997.  This increase is mainly attributable to the following:
The demutualization of a life insurance company which insures a portion of the life insurance polices on Directors and key
executives.  This demutualization resulted in a gain on the sale of the stock in the amount of $64,312.
A $36,647 increase from 1998 to 1999 in the cash value of bank-owned life insurance.  The 1999 cash value increase was $81,594
while the 1998 increase was $44,947.
Service charges on deposit account increasing $38,356 due  to increased deposit accounts, our stricter enforcement of overdraft fees
and an increase in the business minimum balance charge;
A $22,005 increase in commissions received on credit life and credit disability insurance.
A $9,336 increase in Check/Debit Card discount and merchant Credit Card
 Discounts.
A $4,385 increase in income received from service charges associated with our checking account club program.
A $93,633 decrease in the gains realized on the sale of investment securities. Total other operating expenses for 1999 increased by $257,371 or 9.28% over 1998 and $421,243 or 16.15%, over 1997.  This
increase was mainly the result of the following:
An increase in wage and salary expenses of $121,763, or 10.78% and employee benefits of $38,386, or 13.31%, a direct result of:
The addition of a commercial loan officer/loan division manager to senior management.
Officer and employee raises during the operating year.
Increased participation in the our 401K retirement program.
A $27,552 increase in net occupancy expenses and a $16,990 increase in furniture and equipment expenses due to:
A $14,960 increase in real estate taxes as a result of the first full year of increased real estate tax assessments on the newly
renovated main office facility and Fort Loudon office.
A $8,169 increase in real estate upkeep and repair as a direct result of grounds management expense increases.
A $5,132 increase in the depreciation expense for bank autos as a result of the addition of two automobiles to the bankOs
equipment.
The purchase of an adjacent property in downtown McConnellsburg which increased depreciation expenses $2,400.
An increase in the cost of equipment repair and maintenance expenses in the amount of $7,958 as a result of increased maintenance
contracts and expenses for repair of bank equipment.
A $6,634 increase in the cost of communication expenses;
A $9,394 increase in our Pennsylvania Shares tax expense and Maryland property tax expense;
A $32,662 increase in the  expense incurred for the premium, deferred compensation and administrative costs of the DirectorOs and key executiveOs life insurance retirement plan.
We have been operating, during the past few years, in an expansion mode, by increasing our target market through the acquisition of the Fort Loudon Branch Office in Franklin County, Pennsylvania and the opening of Hancock Community Bank in Washington
County, Maryland as well as expanding the main office facilities to allow for future growth and expansion of operations. As a result
of this growth and expansion, other operating expenses increased during the 1999, 1998, and 1997 operational years and will for the years thereafter, due mainly to the following:
Depreciation of the main office renovation/construction completed on September
 1, 1996;
Operational expenses and overhead associated with the operation of Hancock
 Community Bank which opened on November 25,
1996; and
Operational expenses and overhead associated with the renovation/expansion of the Fort Loudon office which were completed in
November 1997 costing approximately $200,000.
These items have decreased our net income as overhead of these operations has impacted net income.  The result has been a decrease
in operational income, earnings per Share, Return on Assets and Return on
 Equity.  Although this growth mode has reduced income
in the short term, we are confident that in the long term these growth plans will benefit our income producing ability through the
addition of new customers to our deposit and loan bases and retention of current customers resulting in increased income.
Income Taxes
Our income tax provision for 1999 was $180,572 compared to $109,716 for 1998 and
 $193,122 for 1997.  The 1997 provision of
$193,122 includes a $13,551 charge for taxes due as a result of an IRS audit of our 1996 Federal tax return.  Without this additional
1996 tax, our provision for 1997 would have been $179,571.  The increase in the tax provision in 1999 over 1998 in the amount of
$70,856 was due to an increase in income before income taxes of $192,188, a decrease in tax-free income in the amount of $35,700
and a decrease in the deferred tax adjustment from 1998 to 1999 in the amount of
 $88,860.  We operated with a marginal tax rate of
34% in 1999, 1998 and in 1997.  Our effective tax rate for 1999 was 16.66%
 compared to 12.30% for 1998 and 18.41% for 1997.
Future Impact of Recently Issued Accounting Standards
In June, 1998, the Financial Accounting Standards Board (FASB) issued SFAS No.
 133 - OAccounting for Derivative Instruments
and Hedging ActivitiesO effective for fiscal years beginning after June 15,
 1999.  This statement establishes accounting and
reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other
contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair
value.  If certain conditions are met, an entity may elect to designate a derivative as follows:  E(a) a hedge of the exposure to
changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to
variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment,
an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation.  The statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging
instruments with the recognition of the changes in the fair value of the item being hedged.  Depending on the type of hedge, such
recognition will be in either net income or other comprehensive income.  For a derivative not designated as a hedging instrument,
changes in fair value will be recognized in net income in the period of change.
  Management is currently evaluating the impact of
adopting this Statement on the consolidated financial statements, but does not anticipate that it will have a material impact.
FINANCIAL CONDITION
Investment Securities
The book value of the investment security portfolio as of December 31, 1999, decreased by $3,735,041 from December 31, 1998,
representing a 10.69% decrease.  This decrease occurred primarily due to the necessity to fund an increase in total loans of
$14,145,000 since December 31, 1998, as total deposits decreased $1,173,999, borrowings increased $6,196,232, federal funds
decreased $4,136,000, and interest bearing deposits with banks decreased
 $1,296,518.
Due to the implementation of SFAS No. 115, we have segregated securities as
 Held-to-Maturity (HTM), Available-for-Sale (AFS)
or Trading securities.  This accounting standard requires HTM securities be reported on the balance sheet at cost and AFS securities
be reported at market value.  As of December 31, 1999, we had in our portfolio
 HTM securities of $1,669,712 with a market value of
$1,556,865 and AFS securities of $28,085,249 with a book value of $29,549,250.
  No securities were classified as Trading securities
as of December 31, 1999.  For the December 31, 1998, Balance Sheet
 presentations, we had investment debt securities classified as
HTM securities of $2,449,621 with a market value of $2,429,959 and as AFS securities of $32,887,516, with at book value of
$32,504,381.  No securities were classified as Trading as of December 31,
 1998.
The general policy adopted by us segregates purchases of tax-free municipals with maturities of 5 years or less as Held-to-Maturity
securities while all other security purchases are classified as Available-for-Sale. The Policy we adopted also allows us, on a case-by-
case basis, to make a specific determination as to the classification of a security purchase as Held-to-Maturity or Available-for-Sale depending upon the reason for purchase.  Management adheres to the philosophy that Held-to-Maturity classifications are typically
used for securities purchased specifically for interest rate management or tax-planning purposes while Available-for-Sale classifications are typically used for liquidity planning purposes.
As of December 31, 1999, the net unrealized loss of the HTM portfolio was
 $112,847, a 6.76% decrease from book value and on the
AFS portfolio a net unrealized loss of $1,468,005 or a 4.97% decrease from book value.  As of December 31, 1998, the net
unrealized gain on the HTM portfolio was $19,662, a .80% increase from book value, and on the AFS portfolio, a net unrealized
gain of $383,135 or a 1.18% increase from book value.  We have reviewed the fluctuation of market value in each of these portfolios
and have determined that due to the recent increases in short term interest rates, the values of securities contained within our
investment debt portfolio are a direct result of the current interest rate environment.  We have therefore, concluded that the net
unrealized gains and/or losses in our investment debt portfolio are a direct result of current monetary policy and therefore are
temporary in that security values will continue to fluctuate, either decrease or increase in value, in response to future changes in
interest rates and monetary policy.
Due to the changes in the interest rate environment and a .75% increase in short term interest rates since June 30, 1999, securities
with call features have not been exercised and we anticipate these securities will not be called in the near future.  As a result of
securities called during 1998 and the first two quarters of 1999 and the changes in the interest rate environment, the average maturity
of securities in the investment portfolio has increased.  This has resulted in a decrease in liquidity sources available from the
investment portfolio to fund loans demand without selling those securities classified as available-for-sale which will result in a loss.
We are in the process of reviewing possible sales of securities to fund loan demand versus the use of borrowing from the FHLB and
the stimulation of deposits through the offering of more attractive interest rates.
We have purchased for the portfolio mortgage-backed securities but presently have no Collateralized Mortgage Obligations (CMOs)
in its portfolio.  The large portion of these mortgage-backed securities have a variable rate coupon and all have scheduled principal
payments.  During periods of rising interest rates, payments from variable rate mortgage-backed securities may accelerate as
prepayments of underlying mortgages occur as home-owners refinance to a fixed rate while during periods of declining interest rates, prepayments on high fixed rate mortgage-backed securities may accelerate as home-owners refinance to lower rate mortgages.
These prepayments cause yields on mortgage-backed securities to fluctuate as larger payments of principal necessitate the
acceleration of premium amortization or discount accretion.  Due to the low dollar amount of mortgage-backed securities in relation
to the total portfolio, we feel the interest rate risk and prepayment risks associated with mortgage-backed securities will not have a
material impact on our financial condition.
Loans
The total investment in net loans was $76,137,080 at December 31, 1999, representing a $14,216,499 or 22.96%, increase from the
December 31, 1998, investment of $61,920,581.  The primary reasons for the increase in the loan portfolio were due to the
significant increase in commercial lending activity during 1999.  This increase in commercial lending is a direct result of the hiring
of our Vice President and Loan Division Manager, Mr. William Walker, III, who
 was hired for the specific purposes of enhancing
and strengthening our lending operation.
Mr. Walker brought to us a 33 year commercial banking background of which his last 18 years had been concentrated in commercial
lending.  As a member of senior management and in his official capacity as Vice
 President/Loan Services Division Manager,  Mr.
Walker is in charge of the entire loan department with special emphasis and concentration on the enhancement, improvement and
growth of our commercial loan portfolio.  Mr. WalkerOs addition to senior management has greatly enhanced our competitive
abilities in the generation of new loans as evidenced by the aforementioned increase in loan growth.
The composition of our loan portfolio has changed per the following:
A $6,119,000 increase in real estate loans secured by 1 to 4 family residential properties.
A $2,554,000 increase in Loans secured by nonfarmland, nonresidential properties due primarily to the new loans secured by
commercial real estate.
A $2,539,000 increase in loans to farmers due to $2,823,000 in purchases of the
 100% guaranteed portion of United States
Department of Agriculture Farm Service Agency (USDAFSA) Loans.
A $2,416,000 increase in loans to commercial, industrial and state and political subdivision loans due primarily to the purchase of
$1,327,000 of the 100% guaranteed portion of Small Business Administration (SBA)
 Loans and over $1,100,000 of new commercial
lending.
A $1,474,000 increase in consumer installment loans.
Total new real estate mortgage loan lending for 1999 increased $8,171,000 or
 18.59% from December 31, 1998, in comparison to a
$3,200,000 or 7.85% increase in 1998 from December 31, 1997.  This increase in the amount of real estate lending from 1998 to
1999 reflects the closing of several commercial real estate loans and an increase in residential 1-4 family mortgage loans as
highlighted above.  Competitive loan mortgage rates of other institutions and mortgage companies in our market area during the first
two quarters of 1999 resulted in the refinancing and payoff of mortgage loans within our loan portfolio; however, we have been able
to attract new mortgage customers through the competitive mortgage products we offer.
Overall, loan demand during the past year was significantly improved over that of 1998; however, increased aggressiveness of
competing financial institutions, mortgage loan companies and financing companies in interest rates and marketing strategies have
resulted in the need for an increased emphasis on loan generation.  Our lending operation has been enhanced by the expertise and
experience of Mr. Walker.  His knowledge of the commercial loan business in the
 Hagerstown market area has resulted in several
new commercial relationships for us.  Our operation in this larger market area and through the Fort Loudon office in Franklin
County, Pennsylvania and Hancock Community Bank in Washington County, Maryland
 greatly improves our ability to generate new
loan relationships.
To encourage new loan demand, we anticipate offering additional loan promotions, reviewing loan terms for customer
OfriendlinessO and developing a commercial lending strategy to stimulate lending throughout our market area.  In addition, the
continued operation of Hancock Community Bank is anticipated to result in an increase in lending in the Washington County,
Maryland area as well as in northern Morgan County, West Virginia and southern
 Fulton County, Pennsylvania while the continued
operation of the recently expanded and improved Fort Loudon Office is anticipated to stimulate lending in the Franklin County,
Pennsylvania market.
Nonperforming Assets
Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due.  Nonaccruing loans are comprised of loans
that are no longer accruing interest income because of apparent financial difficulties of the borrower.  Interest on nonaccruing loans is recorded when received only after past due principal and interest are brought current.
Other real estate owned includes assets acquired in settlement of mortgage loan indebtedness and loans identified as impaired loans.
These assets are carried at the lower of cost or fair value.  The other real estate balance as of December 31, 1999, was $165,603
compared to $370,511 as of December 31, 1998.  The following actions indicate we are actively pursuing the sale of all properties
contained in Other Real Estate as shown by the following:
In February 1998, we entered into a lease purchase agreement on a 1 to 4 family residential property on Lincoln Way East in
McConnellsburg.
In February, 1999, we exchanged a 1 to 4 family residential property on Lincoln
 Way East in McConnellsburg with the Bishop
Raker Post 655 of the Fulton Overseas Veterans Association (FOVA) as a partial payment for the purchase of the property located at
115 1/2 Lincoln Way West which is adjacent to our property in downtown
 McConnellsburg.
In April, 1999, we entered into a sales agreement for a properly located in
 Harrisonville, PA.
In August 1999, we entered into a sales contract for a building lot in
 Chambersburg, PA.
In November 1999 we entered into a sales agreement for a property located on the
 Tuscarora Mountains east of McConnellsburg.
In December, 1999, we negotiated the sale of a 1 to 4 family residential property in Hagerstown, Maryland.
Properties contained in Other Real Estate are listed with a realty firm on a contractual basis.  The realty firm is evaluated every six
months on its effectiveness in marketing and selling these properties.
Allowance for Loan Losses
The allowance is maintained at a level to absorb potential future loan losses contained in the loan portfolio and is formally reviewed
by us on a quarterly basis.  The allowance is increased by provisions charged to operating expense and reduced by net charge-offs.
Our basis for the level of the allowance and the annual provisions is our evaluation of the loan portfolio, current and projected
domestic economic conditions, the historical loan loss experience, present and prospective financial condition of the borrowers, the
level of nonperforming assets, and other relevant factors.  While we use available information to make such evaluations, future
adjustments of the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the
evaluation.
The allowance for loan losses was increased to $746,067 from the prior year level of $731,641.  The ratio of the allowance to net
loans was 0.97% at December 31, 1999, and 1.17% at December 31, 1998.  After U.
 S. Government Agency, specifically the Small
Business Administration (SBA) and Farm Service Agency (FSA), guaranteed portions are subtracted from the net loan balance, the
ratio of the allowance to unguaranteed loans increases to 1.09%.  We believe the current level of the allowance for loan losses of
$746,067 is adequate to meet any potential loan losses; but, we have budgeted a monthly addition during 2000 of $15,000 in
anticipation of potential commercial loan problems and general increases in the total loan portfolio.
Liquidity and Rate Sensitivity
Our optimal objective is to maintain adequate liquidity while minimizing interest rate risk.  Adequate liquidity provides resources for credit needs of borrowers, for depositor withdrawals, and for funding Corporate operations.  Sources of liquidity are maturing
investment securities; maturing overnight investments in federal funds sold;
 maturing investments in time deposits at other banks;
readily accessible interest-bearing deposits at other banks; payments on loans, mortgage-backed securities and SBA Guaranteed
Loan Pool Certificates; a growing core deposit base; and borrowings from the
 FHLB.
In order to assure a constant and stable source of funds, we are a member of the
 Federal Home Loan Bank of Pittsburgh.  This
membership assures us the availability of both short term and long term fixed rate funds.  As of December 31, 1999, we had
borrowings of $6,364,996 from this institution and had readily available to us over $31,000,000 in additional borrowing capacity.
Borrowings from the FHLB as of December 31, 1999, were comprised of the following:
A $2,500,000 quarterly adjustable Advance Maturing on December 17, 2004, repricing on March 17, 2000.
A $1,000,000 fixed rate advance maturing on January 6, 2000.
A $1,500,000 fixed rate advance maturing on January 7, 2000.
A $1,201,000 advance on a line of credit which reprices on a daily basis.
A $163,996 fixed rate advance maturing on July 17, 2017.
The objective of managing interest rate sensitivity is to maintain or increase net interest income by structuring interest-sensitive
assets and liabilities in such a way that they can be repriced in response to changes in market interest rates.  Based upon contractual
maturities of securities and the capability of NOW, Money Market, Savings accounts and over $6,000,000 of borrowings from the
FHLB to be repriced within the 3 month time horizon, we have maintained a negative rate sensitivity position, in that, rate sensitive liabilities exceed rate sensitive assets.  Therefore, in a period of declining interest rates our net interest income is generally enhanced versus a period of rising interest rates where our net interest margin may be decreased.  However, in a period of declining interest
rates, more securities with call features will most likely be called and be reinvested into lower yielding investments resulting in the loss of higher interest earnings assets.  Declining rate environments also result in the likelihood of residential home mortgage
customer to refinance their existing mortgage to lower interest rates.  This movement of securities and loans to lower interest rates
during a declining rate environment has the effect of decreasing our net interest margin.
Presently, interest rates are anticipated to increase further resulting in an increased cost of deposits and borrowings from the FHLB
while a portion of our adjustable rate loans and securities are repricing to higher interest rates.  This increasing interest rate
environment and possibility of higher interest rates in the future have resulted in much less liquidity in investment debt securities as
call features of U. S. Government Agencies and State and Municipal subdivisions in the U. S. are not being exercised by the issuer.
The anticipated result of this current position will be a gradual increase in the yield on earning assets.  We have also undertaken the
position of maintaining the cost of interest-bearing liabilities on Super NOW, consumer Money Market and Savings accounts while
increasing and offering special interest rates on Time Certificates of Deposit.
  Following these actions, we expect our net interest
spread and interest margin to increase slightly during the next few months.  We continually review interest rates on those deposits
which can be changed immediately, specifically NOW accounts, Money Market
 Accounts, and Savings Accounts to determine if
interest rate changes are necessary to maintain our net interest spread and net interest margin.
Another impact on our net interest spread and interest margin has been the low loan to deposit ratio which indicates how much of
our deposits are invested in the loan portfolio.  This ratio is a primary indicator of a BankOs liquidity position as the higher the ratio, the less liquid assets are available to fund deposit withdrawals.  At the same time, this ratio also indicates to us how many deposits
are offset by our highest yielding earning assets, loans; therefore, the higher the ratio, the more deposits are invested in loans and the
less invested in lower yielding investment debt securities.  The result of a higher loan to deposit ratio is usually a higher net interest spread and margin.  We have targeted as our optimal loan to deposit ratio 75% to
 90% with a target of 83.96% by December 31,
2000. The loan to deposit ratio at December 31, 1999, was 76.65%; at December 31, 1998, it was 61.61%; and at December 31,
1997, it was 63.40%.  This increase of 15.04% from December 31, 1998, and increase of 13.25% from December 31, 1997, occurred
due to deposit decrease during 1999 of $1,173,999 and loan growth of
 $14,216,499.  The addition of an experienced commercial
lender has generated commercial lending which has resulted in this increased loan to deposit ratio.
To minimize the risk of our rate sensitivity position, we employ many different methods to diversify our risk both on the asset and
the liability side of the Balance Sheet.  The Bank offers both fixed rate and floating/adjustable rate loans to our customers.  At
December 31, 1999, the BankOs floating and adjustable rate loans totaled
 $31,966,000, or 40.86% of the total loan portfolio.  As of
December 31, 1998, the BankOs floating and adjustable rate loans totaled
 $28,317,000, 44.19% of the total loan portfolio.  This
percentage decrease of adjustable rates is due in part to lower fixed rate mortgages which have resulted from the refinancing of
adjustable rate 1-4 family mortgages to fixed rate mortgages.  The bankOs debt security investment portfolio as of December 31,
1999, was comprised of a book value of $2,341,556, or 7.55% of floating rate debt securities which reprice annually or more
frequently while at December 31, 1998, the BankOs debt security investment portfolio was comprised of a book value of
$3,376,000, or 9.73% of floating rate securities.  Specific methods which we have employed to address the rate sensitive position are
the offering of the following deposit products to encourage the movement of short term deposits to longer term deposits:  special
term certificates of deposit with competitive interest rates over one year in term and three year annual adjustable certificates of
deposit.
Our interest rate sensitivity analysis as of December 31, 1999, based upon our historical prepayment analysis of loans and mortgage-
backed securities, contractual maturities, and the earliest possible repricing opportunity for loans and deposits is as follows:
Market Risk Management
We have risk management policies to monitor and limit exposure to market risk.
  By monitoring reports which assess our exposure
to market risk, we strive to enhance our net interest margin and take advantage of opportunities available in interest rate movements.
The continual monitoring of liquidity and interest rate risk is a function of
 ALCO reporting.  Upon review and analysis of these
reports, we determine the appropriate methods we should utilize to reprice our products, both loans and deposits, and the types of
securities we should purchase in order to achieve desired net interest margin and interest spreads.  We continually strive to attract
lower cost deposits, competitively price our time deposits and loan products in order to maintain favorable interest spreads while
minimizing interest rate risk.
The following table sets forth the projected maturities and average rate for all rate sensitive assets and liabilities.  The following
assumptions were used in the development of this table:
All fixed and variable rate loans were based on the original maturity of the note.
All fixed and variable rate U. S. Agency and Treasury securities and obligations of state and political subdivisions in the U.S. were
based upon the contractual maturity date.
All fixed and variable rate Mortgage-backed securities and SBA GLPCs were based upon original maturity as the Bank has not experienced a significant prepayment of these securities.
We have experienced very little run-off in its history of operations and have, until recently, experienced net gains in deposits.
We have large business and municipal deposits in noninterest bearing checking and savings and interest-bearing checking.  These
balances may fluctuate significantly. Therefore, a 50% maximum runoff of both noninterest-bearing checking and savings and
interest-bearing checking was used as an assumption in this table.
One large municipal deposit account alternates between the two local community banks every two years.  This deposit account,
with an average balance in excess of $1,000,000, has been assumed to return to our institution in 2000 and leave in 2002 and
continue this cycle every two years.
Fixed and variable rate time deposits were based upon original contract maturity dates.
Capital
The primary method by which we increase total stockholdersO equity is through the accumulation of earnings.  We maintain ratios
that are well above the minimum total capital levels required by federal regulatory authorities including the new risk-based capital guidelines.  Regulatory authorities have established capital guidelines in the form of the Oleverage ratioO and Orisk-based capital
ratios.O Our leverage ratio, defined as total stockholdersO equity less intangible assets to total assets, was 9.36% as of December 31,
1999, compared to 10.34% as of December 31, 1998.  The risk-based ratios compare capital to risk-weighted assets and off-balance-
sheet activity in order to make capital levels more sensitive to risk profiles of individual banks.  A comparison of our capital ratios to regulatory minimums at December 31 is as follows:
We have traditionally been well-capitalized with ratios well above required levels and, we expect equity capital to continue to
exceed regulatory guidelines and industry averages.
Certain ratios are useful in measuring the ability of a company to generate capital internally.  The following chart indicates the
growth in equity capital for the past three years.
STOCK MARKET ANALYSIS AND DIVIDENDS
Our common stock is traded inactively in the over-the-counter market.  As of
 December 31, 1999, the approximate number of
shareholders of record was 438.
Year 2000 Readiness Plan
Due to the age of some computer programs, computer software and computer chips, it was very possible that some older computers,
software and equipment containing computer chip technology would not function properly when the year 2000 rolled around, or
would not function at all.  With this in mind, we implemented our Year 2000 readiness plan in 1997.
AWARENESS
We recognized this potential problem in mid-1997 and organized a Year 2000
 Management Team.  This team was headed by Senior
Management and the Data Processing Department, and reported findings and results to the CEO, the Electronic Data Processing
(OEDPO)Committee and, ultimately, to the Board of Directors.  In September 1997, this team developed and implemented a  Year
2000 policy to assure that all of our computers, software and equipment would be compatible with the year 2000 in order to avoid
disruption to financial services provided to our customers.
Beginning in March 1997, we began discussions with our Computer equipment providers and programmers regarding the Year 2000
issue and how it would effect our processing capabilities.  In September 1997, our EDP Committee, comprised of four outside
Directors, the Data Processing Manager, Cashier and CFO, and the Board of
 Directors adopted a Year 2000 Action Plan which has
been implemented.  This plan appointed the CFO in charge of the Year 2000 project implementation as supervisor of the Data
Processing Department.
ASSESSMENT
Pursuant to our Plan, we inventoried equipment and software which needed to be verified for Year 2000 compliance.  We also
outlined our testing dates and strategies, completion dates for all reprogramming and testing, and a contingency plan.  In addition, the Plan required all vendors and business customers provide Year 2000 compliance assurances.  Further, any new equipment or
computer software purchased from that date forward must have been certified by the vendor to be Year 2000 compatible.
In our policy addressing the Year 2000, we recognized the importance of assuring, to the best of our ability, our major business
customers and vendors on which we rely for electricity, voice communication, data processing, all equipment, data communication,
supplies, and any other function vital to the our operation were aware of this issue and had addressed it within their organizations by
having their computer equipment and software analyzed and tested for compatibility with the Year 2000.  To assess the status of
each major business customer and vendor, in November 1997 we sent to each a short questionnaire/survey regarding their Year 2000
implementation plans.  As each vendor and business customer returned the survey, our team assessed the capability of each and
followed up to assure, to the best of the our ability, each was Year 2000 compatible, or would be by June 30, 1999.
RENOVATION, VALIDATION, AND IMPLEMENTATION
On Sunday, February 15 and Monday, February 16, 1998, and on Sunday, February
 14, 1999, and Monday, February 15, 1999, data
processing personnel conducted an in-house test of all computer equipment and programs, both our main frame and Local Area
Network (OLANO), in order to determine if there were any areas of concern.  All equipment worked fine after we allowed system
dates on the main frame and the LAN to roll-over from December 31, 1999, to
 January, 1, 2000.  After the date roll-over we tested
programs extensively performing regular daily procedures as well as year-end close out procedures.  There were some minor
problems which resulted, many of which we were aware before testing and had previously discussed with our programmers.  We set
June 30, 1998, as the dead-line for necessary changes to be made by our programmers.  This schedule was met and retesting
occurred during the third and fourth quarters of 1998. Our internal final cut-off for compliance was December 31, 1998, in order to allow for any unforeseen problems to be addressed in early 1999.
On May 28, 1998, system dates on the main frame were tested for September 9, 1999, January 1, 2000, January 3, 2000, February
29, 2000, and March 1, 2000.  These tests were performed by having the system date rolled over to make sure the system continued
to operate.  There were no problems encountered.  During retesting procedures of our main frame in the third and fourth quarters of
1998, we performed more extensive testing of these dates. Retesting of the main frame occurred at our test location hot site at CBM.
Those reports generated were reviewed in detail by our in house processor, Data
 Processing Manager, CFO, personnel from The
First National Bank of Mercersburg and our chief banking programmer at CBM.  All areas were tested to assure compliance and
renovations were made as necessary.
System dates on the LAN were tested for September 9, 1999, January 1, 2000,
 January 3, 2000, and February 29, 2000.  Testing for
September 9, 1999, was conducted on Monday June 8, 1998, when the system date was moved forward on the LAN to September 8,
1999, and allowed to roll-over to September 9, 1999.  On Tuesday June 9, 1998, the date was September 9, 1999, on the LAN.  All
day system dates were on this time and the system was allowed to roll over to
 September 10, 1999, on June 10, 1998.  On June 10,
1998, the date was returned to normal.  No problems were incurred.
On June 15, 1998, the date was changed on the LAN to December 31, 1999, and allowed to roll over to January 1, 2000, on June 16,
1998.  All day processing was done on this date.  The system date remained in the year 2000 until Friday, June 19, 1998, on which
date the future date was January 4, 2000, the second business day in the year
 2000.  The system was returned to the proper date
following this test.  There were no problems encountered.  The Losendos program
 (a Qantel terminal emulation program) displayed,
in an auxiliary field, the date at 2010.  This is not used in calculations and is only used to show date and time for the user of the
system, and did not disrupt operations.
On June 22, 1998, the date was changed to February 27, 2000, and allowed to roll over to February 28, 2000, on Tuesday, June 23,
1998; to February 29, 2000 on Wednesday, June 24, 1998; and to March 1, 2000, on
 Thursday, June 25, 1998.  On June 25, 1998,
the system date was returned to the correct date.  There were no problems encountered other than the credit reporting software to
pull credit reports not recognizing the Date February 29, 2000.  This was verified with the software vendor who informed us the full
year 2000 needed to be input in order to recognize the year 2000 as a leap year.
  The Losendos program, which is a Qantel terminal
emulation program, displays in an auxiliary field the date at 2010.  This is not used in calculations and is only used to show date and
time for the user of the system.  This did not disrupt operations.
The purpose of these tests was to assure the LAN and all programs on the LAN will operate properly on these various dates.  Each
department was asked to track their usage of programs during this period and to note any problems which were encountered so they
could be addressed as quickly as possible with our software vendor.
We completed certification testing with the MAC network for ATM communications having had MAC successfully process our
Year 2000 test files.  A copy of this certification is available.
We tested our electronic communication ability with its correspondent Bank,
 ACBB.  These tests were completed in December 1998
and no problems were encountered.
We tested our electronic communications with the Federal Reserve Bank of
 Philadelphia (OFRBO) during the third and fourth
quarters of 1998.  Management scheduled times with the FRB to test year 2000 compatibility of the following customer applications:
a.  Wire transfers;
b.  TT&L;
c.  ACH;
d.  Electronic Check Presentment;
e.  Cash Ordering and Early Credit;
f.  Reserve Requirements;
g.  Account Balance Monitoring;
h.  Savings Bond Ordering;
i.  Check Returns;
j.  Account Statements.
Tests of electronic communications with the Federal Reserve Bank of Philadelphia were conducted throughout the third and fourth
quarters of 1998.   All tests performed appeared to be successfully processed by the Federal Reserve.  We reviewed detailed
printouts and testing documentation to verify the successfulness of each test performed.
SUMMARY OF PHASES OF YEAR 2000 PLAN
All phases of Year 2000 have been completed and in managementOs opinion our transition from 1999 to 2000 was very successful
with no disruption to customer services.  The following table summarizes our
 Year 2000 process.
Year 2000 Contingency Plan
A contingency plan had been developed and reviewed by management and the Board.
  This plan addressed potential problems which
may have arisen concerning Year 2000 problems.
Our Year 2000 Contingency Plan was developed to address the possibility that information technology and non-information
technology systems may not function properly after December 31, 1999.  If we have to implement our contingency plan, the
following areas have been included in such plan:  the mission-critical Qantel
 System; the LAN management information reporting
system; the ATM and MAC networks; Fedline, which included wire transfers, automated clearing house and electronic check
presentment; electricity; communications; and cash reserves.  This plan will serve as our contingency plan for disruption to mission
critical systems should an event occur which would necessitate such.
YEAR 2000 BUDGET
The initial Budget approved by the EDP Committee and the Board for Year 2000 renovations had been $25,000 which had been
updated to $30,000 in mid 1999.  These costs budgeted included specific costs dealing with the renovation, supplies, upgrades,
postage, education of customers, legal fees for reviewing documents, personnel costs for testing, and new equipment and software
necessary to become Year 2000 compatible.  This budget did not include cost accounting costs such as salaried personnel time
involved by in house employees.  The reason for this exclusion was that the salaried personnel working on this issue are required to
complete these tasks along with their other duties.  The approximate total costs incurred for Year 2000 costs as highlighted in this
section have been $28,500.00.><#><ManagementOs Discussion and Analysis of
 Financial Condition
and Results of Operations><#><ManagementOs Discussion and Analysis of Financial
 Condition
and Results of Operations><#><ManagementOs Discussion and Analysis of Financial
 Condition
and Results of Operations><#><ManagementOs Discussion and Analysis of Financial
 Condition
and Results of Operations><            After     After
         Within    3 but     1 but     After     Non-
         3    Within    Within    5    Interest-
(000 omitted)      Months    12 Months 5 Years   Years     Bearing   Total
ASSETS:
Federal funds
EEsold        $      28 $        0     $        0     $        0     $        0
$        28
Investment Securities
EE(Book Value)          3,643     967  5,936     21,113    0    31,659
Interest-bearing balances
EEdue from banks        0    0    688  0    0    688
Loans         13,379    15,740    17,544    30,804    423  77,890
Unearned discount &
EEallowance for
EEloan losses (1)       0    0    0    (2,095)   0    (2,095)
Noninterest earning
EEassets                          10,358    10,358
         ______    ______    ______    ______    ______    ______
Total assets       $17,050   $16,707   $24,168   $49,822   $10,781   $118,528
         ______    ______    ______    ______    ______    ______
         ______    ______    ______    ______    ______    ______
LIABILITIES:
NOW accounts &
EEsavings accounts      $27,795   $        0     $        0     $        0
$
 0  $  27,795
Time deposits      11,589    21,058    27,911    10   0    60,568
Noninterest-bearing
EEdeposits         0    0    0    0    10,819    10,819
Other borrowed money         6,201     0    0    164  0    6,365
Other noninterest-bearing
EEsources to fund earning
EEassets      0    0    0    0    888  888
         ______    ______    ______    ______    ______    ______
Total liabilities       $45,585   $21,058   $27,911   $    174  $11,707   $106,4
35
         ______    ______    ______    ______    ______    ______
         ______    ______    ______    ______    ______    ______
Interest sensitivity gap          ($28,535) ($  4,351)     ($  3,743)     $
49,648
Cumulative interest
EEsensitivity gap       ( 28,535) ( 32,886) (  36,629)     13,019
Gap ratio          0.37 0.79 0.87 N/A
Cumulative gap ratio         0.37 0.51 0.61 1.14
(1) THESE HAVE BEEN ARBITRARILY ASSIGNED TO THE OAFTER FIVE YEARSO CATEGORY FOR PURPOSE OF
ANALYSIS.><#><ManagementOs Discussion and Analysis of Financial Condition
and Results of Operations><   Principal/Notional Amount Maturing in  Fair
(in millions) 2000 2001 2002 2003 2004 Thereafter     Total     Value
Rate Sensitive Liabilities
Noninterest-Bearing
Checking $ 2740    $    685  $ 685     $ 685     $  685    $      0  $  5480
$
5480
Average Interest Rate   0.00%     0.00%     0.00%     0.00%     0.00%     0.00%
0.00%
Savings and Interest-
Bearing Checking   $ 6892    $  1723   $  723    $1723     $2723     $       0
$
13784    $13784
Average Interest Rate   2.26%     2.26%     2.26%     2.26%     2.26%     0.00%
2.26%
Fixed Interest Rate
Time Deposits $22791    $12760    $6758     $5589     $2759     $       9 $50666
    $51149
Average Interest Rate   5.30%     5.73%     6.10%     5.91%     5.18%     4.99%
5.58%
Variable Interest Rate
Time Deposits $ 2618    $ 4705    $2814     $     0   $      0  $      0  $10137
    $10137
Average Interest Rate   5.50%     5.23%     4.77%     0.00%     0.00%     0.00%
5.17%
Fixed Interest Rate
Borrowings    $  6201   $       0 $      0  $     0   $     0   $    164  $
6365     $ 6358
Average Interest Rate   4.90%     0.00%     0.00%     0.00%     0.00%     6.64%
4.94%

 Principal/Notional Amount Maturing in Fair
(in millions) 2000 2001 2002 2003 2004 Thereafter     Total     Value
Rate Sensitive Assets
Interest-Bearing
Deposits $     35  $     93  $    95   $  419    $   81    $       0 $    723
$
   723
Average Interest Rate   4.06%     5.83%     5.10%     5.72%     5.72%     0.00%
5.52%
Fixed Interest
Rate Loans    $  1434   $  2578   $3719     $4425     $2913     $31196    $46265
    $45616
Average Interest Rate   9.28%     9.82%     9.41%     8.40%     8.00%     8.24%
8.45%
Variable Interest
Rate Loans    $  6062   $   904   $  278    $  683    $  910    $23130    $31967
    $31886
Average Interest Rate   8.84%     8.30%     8.12%     7.79%     8.09%     8.16%
8.28%
Fixed Interest Rate U.S.
Agency and Treasury
Securities    $   551   $   580   $  551    $2500     $ 899     $13246    $18327
    $17298
Average Interest Rate   5.66%     5.62%     5.23%     5.91%     5.91%     6.41%
6.23%
Fixed Interest Rate
Mortgage-Backed &
SBA GLPC Securities     $       3 $    0    $      3  $   27    $   0     $
599 $ 632     $   603
Average Interest Rate   8.74%     0.00%     8.97%     9.18%     0.00%     6.30%
6.45%
Variable Interest Rate
Mortgage-Backed &
SBA GLPC Securities     $       4 $     16  $     0   $   13    $     0   $
2309     $ 2342
    $  2336
Average Interest Rate   6.75%     6.96%     0.00%     6.25%     0.00%     6.25%
6.26%
Fixed Interest Rate
Obligations of State
and Political
Subdivisions in
the U.S. $   855   $   470   $ 320     $ 115     $  500    $  7448   $  9708
$
9203
Average Interest Rate   6.73%     6.71%     7.00%     7.31%     8.17%     7.26%
7.23%
FNB Financial Corporation         Regulatory
                   Minimum
    1999 1998 1997 Requirements
Leverage ratio          9.36%     10.34%    10.56%    4.00%
Risk-based capital ratio
ETier I (core capital)       15.39%    17.12%    18.09%    4.00%
ECombined Tier I and
ETier II (core capital plus
Eallowance for loan losses)       16.43%    18.21%    18.79%    8.00%

><#><ManagementOs Discussion and Analysis of Financial Condition
and Results of Operations><       1999 1998 1997
Equity capital at December 31
  before FAS 115 adjustments and
  reduced by intangible assets
E(000 omitted)          12,167    11,664    11,206
Equity capital as a percent of
Eassets at December 31       10.23%    10.29%    10.41%
Return on average assets          0.79%     0.72%     0.86%
Return on average equity          7.53%     6.85%     7.98%
Cash dividend payout ratio        44.28%    41.43%    37.39%

         Market    Cash Market    Cash
         Price     Dividend  Price     Dividend
         1999      1998
         Hi-Low         Hi-Low
First Quarter      $53 - $58 $0.18     $57 - $50 $0.17
Second Quarter          $56 - $58 $0.19     $57 - $57 $0.18
Third Quarter      $55 - $57 $0.20     $57 - $51 $0.19
Fourth Quarter          $55 - $57 $0.43     $57 - $53 $0.27

><#><ManagementOs Discussion and Analysis of Financial Condition
and Results of Operations><Resolution  Awareness &    Validation     Renovation
    Implementation
Phases   Assessment
Mission Critical   100% 100% 100% 100%
Qantel Equipment   Complete  Complete  Complete  Complete
Mission Critical   100% 100% 100% 100%
Qantel Software    Complete  Complete  Complete  Complete
Local Area    100% 100% 100% 100%
Network  Complete  Complete  Complete  Complete
Fedline Equipment  100% 100% 100% 100%
and Software  Complete  Complete  Complete  Complete
Mission Critical   100% 100%      100% 100%
Equipment With     Complete  Complete  Complete  Complete
Embedded Chips
Major Business     100% 100% N/A  N/A
Customers     Complete  Complete
Major Bank    100% 100% N/A  N/A
Vendors Complete Complete><#><ManagementOs Discussion and Analysis of Financial Condition and Results of Operations><#>