Form 10-K, Exhibit 13
period 2004-12-31
FNB FINANCIAL CORP /PA/
filed 2005-03-29
CIK 820222

Exhibit 13







                                 C O N T E N T S


                                                         Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM     1

CONSOLIDATED FINANCIAL STATEMENTS

   Balance sheets                                           2
   Statements of income                                     3
   Statements of changes in stockholders' equity            4
   Statements of cash flows                           5 and 6
   Notes to consolidated financial statements          7 - 25

ACCOMPANYING FINANCIAL INFORMATION

   Selected five year financial data                       26
   Summary of quarterly financial data                     27
   Distribution of assets, liabilities and stockholders'
      equity, interest rates, and interest differential    28
   Changes in net interest income                          29
   Maturities of investment securities                     30
   Management's discussion and analysis of financial
      condition and results of operations             31 - 40



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders of FNB Financial Corporation
McConnellsburg, Pennsylvania


          We have audited the accompanying consolidated balance sheets of FNB Financial Corporation and its wholly-owned subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNB Financial Corporation and its wholly-owned subsidiaries as of December 31, 2004 and 2003 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.









Chambersburg, Pennsylvania
March 12, 2005




               FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

                               CONSOLIDATED BALANCE SHEETS
                                December 31, 2004 and 2003

                                                               2004             2003
          ASSETS

Cash and due from banks                                     $   5,612,686     $  3,307,442
Interest-bearing deposits with banks                              195,131        1,518,766
Investment securities:
   Available for sale                                          39,831,248       32,039,636
   Held to maturity (fair value $ 253,216 - 2004,
     $ 325,957 - 2003)                                            255,170          326,809
Federal Reserve, Atlantic Central Banker's Bank and
Federal Home
   Loan Bank stock                                              1,746,700        1,136,500
Loans, net of unearned discount and allowance for loan        112,551,531      101,284,984
losses
Bank building, equipment, furniture and fixtures, net           3,205,810        3,269,724
Accrued interest and dividends receivable                         589,724          555,296
Deferred income taxes                                             130,783                0
Cash surrender value of life insurance                          2,823,035        2,747,474
Intangible assets                                               1,153,913          100,501
Other assets                                                      784,923          728,307
                                                            -------------    -------------
      Total assets                                          $ 168,880,654    $ 147,015,439
                                                            =============    =============
          LIABILITIES

Deposits:
   Demand deposits                                          $  19,025,816    $  15,900,574
   Savings deposits                                            39,624,814       32,535,398
   Time certificates                                           69,214,188       68,000,625
   Other time deposits                                            283,521          284,667
                                                            -------------    -------------
      Total deposits                                          128,148,339      116,721,264
Liability for borrowed funds                                   24,434,759       14,680,992
Accrued dividends payable
 Accrued interest payable and other liabilities                   811,837          588,202
 Deferred income taxes                                                  0           33,839
                                                            -------------    -------------
       Total liabilities                                      153,674,935      132,296,297
                                                            -------------    -------------
 STOCKHOLDERS' EQUITY


 Capital stock, common, par value $ .315; 12,000,000
    shares authorized; 800,000 shares issued and outstanding      252,000          252,000
 Additional paid-in capital                                     1,789,833        1,789,833
 Retained earnings                                             13,034,620       12,330,729
 Accumulated other comprehensive income                           129,266          346,580
                                                            -------------    -------------
       Total stockholders' equity                              15,205,719       14,719,142
                                                            -------------    -------------
       Total liabilities and stockholders' equity           $ 168,880,654    $ 147,015,439
                                                            =============    =============

         The Notes to Financial Statements are an integral part of these statements.

                                      - 2 -


                FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

                             CONSOLIDATED STATEMENTS OF INCOME
                       Years Ended December 31, 2004, 2003, and 2002

                                                       2004          2003          2002
Interest and Dividend Income
Interest and fees on loans                          $ 7,094,269    $ 7,238,453  $ 7,335,083
Interest on investment securities:
Obligations of other U.S. Government agencies           984,490        677,913      509,073
Obligations of States and political subdivisions        429,066        354,446      402,302
Dividends on equity securities                           32,904         24,709       25,907
Interest on deposits with banks                          13,133         31,848       54,221
Interest on federal funds sold                            1,233          6,368       68,424
                                                    -----------    -----------  -----------
                                                      8,555,095      8,333,737    8,395,010
                                                    -----------    -----------  -----------
Interest Expense
Interest on borrowed funds                              576,871        422,941      335,318
Interest on deposits                                  2,659,164      2,939,438    3,388,291
                                                    -----------    -----------  -----------
                                                      3,236,035      3,362,379    3,723,609
                                                    -----------    -----------  -----------
Net interest income                                   5,319,060      4,971,358    4,671,401
Provision for Loan Losses                               242,000        144,000      142,000
                                                    -----------    -----------  -----------
Net interest income after provision for loan          5,077,060      4,827,358    4,529,401
losses
                                                    -----------    -----------  -----------
Other Income
Service charges on deposit accounts                     425,127        286,066      284,234
Other service charges, collection and exchange
charges, commissions and fees                           513,199        249,264      201,777
Other income, net                                        86,582        120,594      124,141
Securities gains                                         79,417         49,046       44,776
                                                    -----------    -----------  -----------
                                                      1,104,325        704,970      654,928
                                                    -----------    -----------  -----------
Other Expenses
Salaries and wages                                    1,735,005      1,530,400    1,428,559
Pensions and other employee benefits                    497,358        370,636      382,512
Net occupancy expense of bank premises                  315,534        292,147      273,763
Furniture and equipment expenses                        291,910        292,598      257,403
Other operating expenses                              1,565,252      1,383,056    1,155,363
                                                     -----------   -----------  -----------
                                                      4,405,059      3,868,837    3,497,600
                                                    -----------    -----------  -----------
Income before income taxes                            1,776,326      1,663,491    1,686,729

Applicable income taxes                                 416,435        438,932      473,416
                                                    -----------    -----------  -----------
Net income                                          $ 1,359,891    $ 1,224,559  $ 1,213,313
                                                    ===========    ===========  ===========
Earnings per share of common stock:
Net income                                          $      1.70    $      1.53  $      1.52
Weighted average shares outstanding                     800,000        800,000      800,000


The Notes to Financial Statements are an integral part of these statements.

                                    -    3 -
-


                      FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             Years Ended December 31, 2004, 2003, and 2002

                                                                            Accumulated
                                                Additional                     Other          Total
                                   Common        Paid-In       Retained    Comprehensive  Stockholders'
                                    Stock        Capital       Earnings    Income (Loss)      Equity

Balance, December 31, 2001            252,000     1,789,833    11,124,857         221,307     13,387,997

Comprehensive income:
Net income                                  0             0     1,213,313               0      1,213,313
Changes in unrealized gain
  on securities available for
  sale, net of taxes of
  $ 86,293                                  0             0             0         167,513        167,513
                                                                                             -----------
Total comprehensive income                                                                     1,380,826
                                                                                             -----------
Cash dividends declared on
  common stock ($ .74
  per share)                                0             0   (  592,000)               0    (  592,000)
                                  -----------   -----------   -----------     -----------    -----------
Balance, December 31, 2002            252,000     1,789,833    11,746,170         388,820     14,176,823

Comprehensive income:
Net income                                  0             0     1,224,559               0      1,224,559
Changes in unrealized gain
  on securities available for
  sale, net of taxes of
  $ 21,760                                  0             0             0     (   42,240)    (   42,240)
                                                                                             -----------
Total comprehensive income                                                                     1,182,319
                                                                                             -----------
Cash dividends declared on
  common stock ($ .80
  per share)                                0             0   (  640,000)               0   (   640,000)
                                  -----------   -----------   -----------     -----------    -----------
Balance, December 31, 2003            252,000     1,789,833    12,330,729         346,580     14,719,142

Comprehensive income:
Net income                                  0             0     1,359,891               0      1,359,891
Changes in unrealized gain
  on securities available for
  sale, net of taxes of
  $ 111,950                                 0             0             0     (  217,314)    (  217,314)
                                                                                             -----------
Total comprehensive income                                                                     1,142,577
                                                                                             -----------
Cash dividends declared on
  common stock ($ .82
  per share)                                0             0   (  656,000)               0    (  656,000)
                                  -----------   -----------   -----------     -----------    -----------
Balance, December 31, 2004        $   252,000   $ 1,789,833  $ 13,034,620     $   129,266   $ 15,205,719
                                  ===========   ===========   ===========     ===========    ===========

The Notes to Financial Statements are an integral part of these statements.

                   FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                          Years Ended December 31, 2004, 2003, and 2002

                                                     2004             2003             2002
Cash flows from operating activities:
Net income                                         $  1,359,891     $  1,224,559     $  1,213,313
Adjustments to reconcile net income to net
  cash provided by operating activities:
Depreciation and amortization                           341,240          312,172          260,581
Provision for loan losses                               242,000          144,000          142,000
Deferred income taxes                             (     52,672)          107,304           22,532
(Gain) loss on sale of other real estate          (      3,437)           20,026    (     15,673)
Increase in cash surrender value of life          (     75,561)    (     92,454)    (     91,891)
insurance
(Gain) loss on sales/maturities of investments    (     79,417)    (     49,046)    (     44,776)
(Gain) loss on disposal of equipment                      1,592           31,766                0
(Increase) decrease in accrued interest
  receivable                                      (     34,429)          103,561    (     39,392)
Increase (decrease) in accrued interest
  payable and other liabilities                         223,635    (    411,362)    (    191,117)
(Increase) decrease in other assets               (     56,641)    (    456,876)           33,543
                                                  -------------    -------------    -------------
Net cash provided by operating activities             1,866,201          933,650        1,289,120
                                                  -------------    -------------    -------------
Cash flows from investing activities:
Net (increase) decrease in interest bearing
  deposits with banks                                 1,323,635    (    550,500)        1,604,308
Maturities of held-to-maturity securities                     0          366,030          421,925
Proceeds from sales of available-for-sale             5,250,191        1,337,376          942,253
securities
Maturities of available-for-sale securities           6,197,065        6,741,340        3,840,642
Purchases of available-for-sale securities        ( 19,417,076)    ( 19,549,625)    (  5,513,706)
Proceeds from sales of other real estate owned            3,437           46,486          119,241
Purchased intangibles                             (  1,068,060)                0                0
Net (increase) in loans                           ( 11,508,547)    (    902,117)    ( 10,567,701)
Sale (purchase) of other bank stock               (    610,200)    (    470,500)          167,700
Purchase of life insurance                                    0    (    250,000)                0
Purchases of bank premises and
  equipment, net                                  (    264,244)    (    890,287)    (     69,540)
                                                  -------------    -------------    -------------
Net cash (used) by investing activities           ( 20,093,799)    ( 14,121,797)     ( 9,054,878)
                                                  -------------    -------------    -------------
Cash flows from financing activities:
Net increase (decrease) in deposits                  11,427,075        6,028,905     ( 1,270,021)
Cash dividends paid                               (    648,000)    (    632,000)     (   544,000)
Net short-term borrowings                            12,260,400    (  1,835,000)        1,835,000
Proceeds from long-term borrowings                            0        9,289,000                0
Principal payments on long-term borrowings        (  2,506,633)    (      5,667)     (     5,799)
                                                  -------------    -------------    -------------
Net cash provided by financing activities         $  20,532,842    $  12,845,238      $    15,180
                                                  -------------    -------------    -------------

The Notes to Financial Statements are an integral part of these statements.

                       FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

                            CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                              Years Ended December 31, 2004, 2003, and 2002


                                                             2004             2003             2002

Net increase (decrease) in cash and cash equivalents    $    2,305,244   ($     342,909)  ($   7,750,578)

Cash and cash equivalents, beginning balance                 3,307,442         3,650,351       11,400,929
                                                        --------------    --------------   --------------
Cash and cash equivalents, ending balance               $    5,612,686    $    3,307,442   $    3,650,351
                                                        ==============    ==============   ==============


Supplemental disclosure of cash flows information:

Cash paid during the year for:

Interest                                                $    3,231,454    $    3,463,813   $    3,874,078

Income taxes                                                   447,552           661,864          321,247



Supplemental schedule of noncash investing and financing activities:

Unrealized gain (loss) on securities
  available-for-sale, net of income tax effect          ($    217,314)    ($       42,240)  $       167,513
Other real estate acquired in settlement of loans                   0                   0            66,512


   The Notes to Financial Statements are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.   Significant Accounting Policies

       Nature of Operations

       FNB Financial Corporation's primary activity consists of owning and supervising its subsidiaries, FNB Mortgage Brokers, Inc., which brokers secondary mortgage loans in the Pennsylvania and Maryland markets, and The First National Bank of McConnellsburg, which is engaged in providing banking and bank related services in South Central Pennsylvania and Northwestern Maryland. Its five offices are located in McConnellsburg
       (2), Fort Loudon and Needmore, Pennsylvania, and Hancock, Maryland.

       Principles of Consolidation

       The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries of FNB Mortgage Brokers, Inc. and The First National Bank of McConnellsburg. All significant intercompany transactions and accounts have been eliminated.

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

       While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for losses on loans and foreclosed real estate. Such agencies may require the Corporation to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Because of these factors, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

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

               Securities Available for Sale. Securities available for sale consist of equity securities, and bonds and notes not classified as trading securities nor as securities to be held to maturity. These are securities that management intends to use as a part of its asset and liability management strategy and may be sold in response to changes in interest rates, resultant prepayment risk and other related factors. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in other comprehensive income until realized. Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

       Fair values for investment securities are based on quoted market prices.

       The Corporation had no trading securities in 2004 or 2003.

      Federal Reserve Bank, Atlantic Central Banker's Bank, and
         Federal Home Loan Bank Stock

       These investments are carried at cost. The Corporation is required to maintain minimum investment balances in these stocks, which are not actively traded and therefore have no readily determinable market value.

       Other Real Estate Owned

       Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of carrying value or fair value of the underlying collateral less estimated cost to sell. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less estimated cost to sell. Legal fees and other costs related to foreclosure proceedings are expensed as they are incurred.

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

       A loan is considered impaired when, based on current information and events, it is probable that scheduled collections of principal or interest will not be made according to the contractual terms of the loan agreement. Impairment is measured on a loan-by-loan basis (except for consumer loans, which are collectively evaluated) by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the underlying collateral.

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

       Bank Building, Equipment, Furniture and Fixtures and Depreciation

       Bank building, equipment, furniture and fixtures are carried at cost less accumulated depreciation. Expenditures for replacements are capitalized and the replaced items are retired. Maintenance and repairs are charged to operations as incurred. Depreciation is computed based on straight-line and accelerated methods over the estimated useful lives of the related assets as follows:

                                                               Years

                         Bank building                         15-40
                         Equipment, furniture and fixtures      3-20
                         Land improvements                     10-20
                         Leasehold improvements                 7-20

       Earnings Per Share

       Earnings per common share were computed based upon weighted average shares of common stock outstanding of 800,000 for 2004, 2003, and 2002.

       Intangible Assets

       Intangible assets represent premiums from purchases of core deposit relationships at the Corporation's Hancock and Fort Loudon branch offices. Intangible assets are being amortized over fifteen years on a straight line basis.

       Federal Income Taxes

       As a result of certain timing differences between financial statement and federal income tax reporting, deferred income taxes are provided in the financial statements. See Note 7 for further details.

       Advertising

       The Corporation follows the policy of charging costs of advertising to expense as incurred. Advertising expense was $ 115,172, $ 66,620, and $ 52,267 for 2004, 2003, and 2002, respectively.

       Fair Values of Financial Instruments

       Generally accepted accounting principles require disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Certain financial instruments and all nonfinancial instruments are excluded from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

       The following methods and assumptions were used by the Corporation in estimating fair values of financial instruments as disclosed herein:

          * Cash and Short-Term Instruments. The carrying amounts of cash and short-term instruments approximate their fair value.

          * Securities to be Held to Maturity and Securities Available for Sale. Fair values for investment securities are based on quoted market prices.

          * Loans Receivable. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

          * Deposit Liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate certificates of deposit, and fixed-term money market accounts approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit and IRA's are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly maturities on time deposits.

          * Short-Term Borrowings. The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

          * Long-Term Borrowings. The fair value of the Corporation's long-term debt is estimated using a discounted cash flow analysis based on the Corporation's current incremental borrowing rate for similar types of borrowing arrangements.

          * Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

          * Off-Balance-Sheet Instruments. The Corporation generally does not charge commitment fees. Fees for standby letters of credit and other off-balance-sheet instruments are not significant.

       Comprehensive Income

       Under generally accepted accounting principles, comprehensive income is defined as the change in equity from transactions and other events from nonowner sources. It includes all changes in equity except those resulting from investments by stockholders and distributions to stockholders. Comprehensive income includes net income and certain elements of "other comprehensive income" such as foreign currency transactions; accounting for futures contracts; employers accounting for pensions; and accounting for certain investments in debt and equity securities.

       The Corporation has elected to report its comprehensive income in the statement of stockholders' equity. The only element of "other comprehensive income" that the Corporation has is the unrealized gain or loss on available for sale securities.

       The components of the change in net unrealized gains (losses) on securities were as follows:

                                                                 2004              2003             2002
          Gross unrealized holding gains (losses) arising
            during the year                                 ($     249,847)     ($    14,954)   $       298,582
          Reclassification adjustment for (gains)/losses
            realized in net income                          (       79,417)     (     49,046)   (       44,776)
                                                            ---------------     -------------   ---------------
          Net unrealized holding gains (losses) before      (      329,264)     (     64,000)           253,806
          taxes
          Tax effect                                                111,950            21,760   (       86,293)
                                                            ---------------     -------------   ---------------
          Net change                                        ($     217,314)     ($    42,240)    $      167,513
                                                            ===============     =============    ==============

       Reclassifications

       Certain reclassifications have been made to the 2003 and 2002 financial statements to conform to reporting for 2004.

Note 2.   Investment Securities

       The amortized cost and fair values of investment securities available for sale at December 31 were:

                                                                 Gross            Gross
                                              Amortized        Unrealized       Unrealized         Fair
                                                Cost             Gains            Losses           Value

                                                2004
        Obligations of other U.S.
          Government agencies                 $   4,749,991       $   10,144    ($   47,480)   $    4,712,655
        Obligations of states and
          political subdivisions                  9,757,135          310,564    (     3,961)       10,063,738
        Mortgage-backed securities               24,575,254           54,786    (   165,610)       24,464,430
        SBA Loan Pool certificates                  291,151              513    (     1,184)          290,480
        Equities in local bank stock                261,861           46,284    (     8,200)          299,945
                                              -------------       ----------    ------------    -------------
        Totals                                $  39,635,392       $  422,291    ($  226,435)    $  39,831,248
                                              =============       ==========    ============    =============
                                                       2003
        Obligations of other U.S.
          Government agencies                  $  1,200,162       $   51,915     $         0   $    1,252,077
        Obligations of states and
          political subdivisions                  8,592,013          372,735    (     6,875)        8,957,873
        Mortgage-backed securities               21,141,232          125,758    (    55,424)       21,211,566
        SBA Loan Pool certificates                  419,809            2,778    (       951)          421,636
        Equities in local bank stock                161,301           35,183               0          196,484
                                              -------------      -----------    ------------    -------------
                                              $  31,514,517      $   588,369    ($   63,250)    $  32,039,636
                                              =============      ===========    ============    =============

       The amortized cost and fair values of investment securities held to maturity at December 31 were:

                                                             Gross          Gross
                                            Amortized      Unrealized    Unrealized         Fair
                                              Cost           Gains         Losses          Value

                                                                      2004
        SBA loan pool certificates           $  255,170      $      305   ($   2,259)     $   253,216
                                             ==========      ==========   ===========     ===========
                                                                      2003
        SBA loan pool certificates           $  326,809      $    1,416   ($   2,268)     $   325,957
                                             ==========      ==========   ===========     ===========

       The amortized cost and fair values of investment securities available for sale and held to maturity at December 31, 2004 by contractual maturity, are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or repay obligations with or without call or repayment penalties.

                                             Securities Available            Securities Held
                                        - - - - - - for Sale - - - - -   - - to Maturity- - -
                                           Amortized          Fair       Amortized       Fair
                                             Cost            Value          Cost         Value

          Due in one year or less         $   1,109,897   $   1,123,992    $       0     $       0
          Due after one year through
            five years                        1,609,375       1,680,956            0             0
          Due after five years through
            ten years                         6,690,016       6,772,859            0             0
          Due after ten years                 5,097,838       5,198,586            0             0
                                          -------------   -------------    ---------     ---------
                                             14,507,126      14,776,393            0             0
          Mortgage-backed securities         24,575,254      24,464,430            0             0
          SBA loan pool certificates            291,151         290,480      255,170       253,216
          Equities in local bank stock          261,861         299,945            0             0
                                          -------------   -------------    ---------     ---------
               Totals                     $  39,635,392   $  39,831,248    $ 255,170     $ 253,216
                                          =============   =============    =========     =========

       Proceeds from sales of securities available-for-sale during 2004 were $ 5,250,191 resulting in gross losses of $ 0 and gross gains of $ 79,417. Related taxes were $ 27,002.

       Proceeds from sales of investment securities available-for-sale during 2003 were $ 1,337,376 resulting in gross losses of $ 0 and gross gains of $ 49,046. Related taxes were $ 16,675.

       Proceeds from sales of investment securities available-for-sale during 2002 were $ 942,253 resulting in gross losses of $ 3,156 and gross gains of $ 47,932. Related taxes were $ 16,294.

       There were no sales of investment securities held-to-maturity in 2004, 2003, or 2002.

       Investment securities carried at $ 6,955,410 and $ 3,968,687 at December 31, 2004 and 2003, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

       The following table shows the Corporation's gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004.

                                       Less than 12 months         12 Months or Greater               Total
                                    Market Value    Unrealized      Market     Unrealized   Market Value   Unrealized
                                                       Loss         Value         Loss                        Loss

        U. S. Government Agencies     $ 3,952,520   $   47,480    $         0   $       0     $ 3,952,520    $  47,480
        States & Political              1,100,834        3,961                                  1,100,834        3,961
        Divisions
        Mortgage-backed Securities      2,907,797        7,833      8,821,053     157,777      11,728,850      165,610
        SBA loan pool certificates        198,414          561        215,254       2,882         413,668        3,443
        Equities in local bank            137,360        8,200              0           0         137,360        8,200
        Stock
                                      -----------   ----------    -----------   ---------     -----------    ---------
        Totals                        $ 8,296,925   $   68,035    $ 9,036,307   $ 160,659     $17,333,232    $ 228,694
                                      ===========   ==========    ===========   =========     ===========    =========

       Management considers several factors in determining that these losses are temporary, such as market analysis, security price volatility, and specific security analysis.

Note 3.   Loans

       Loans consist of the following at December 31:

                                                                            2004           2003
                                                                               (000 omitted)
          Real estate loans:
          Construction and land development                                 $   8,212       $   7,267
          Secured by farmland                                                   3,862           4,190
          Secured by 1-4 family residential properties                         61,604          51,696
          Secured by multi-family residential properties                          303             321
          Secured by nonfarmland nonresidential properties                     20,655          18,462
          Loans to farmers (except loans secured
            primarily by real estate)                                           1,501           1,423
          Commercial, industrial and state and political subdivision            8,864          10,182
          loans
          Loans to individuals for household, family, or other
          personal
            expenditures                                                        6,504           6,667
          All other loans                                                       2,193           2,055
                                                                           ----------      ----------
          Total loans                                                         113,698         102,263
          Less:  Unearned discount on loans                                        59              85
          Allowance for loan losses                                             1,088             893
                                                                           ----------      ----------
          Net Loans                                                        $  112,551      $  101,285
                                                                           ==========      ==========

       The following table shows maturities and sensitivities of loans to changes in interest rates based upon contractual maturities and terms as of December 31, 2004.


                                                           Due     Due Over 1              Nonaccruin
                                                        Within 1   But Within   Due Over       g
                        (000 omitted)                     Year       5 Years        5        Loans         Total
                                                                                  Years
      Loans at pre-determined interest rates             $  1,543     $  8,250   $ 19,559     $    98     $  29,450
      Loans at floating or adjustable interest rates       25,980       54,430      3,650         188        84,248
                                                         --------     --------   --------     -------     ---------
      Total (1)                                          $ 27,523     $ 62,680   $ 23,209     $   286     $ 113,698
                                                         ========     ========   ========     =======     =========


       (1) These amounts have not been reduced by the allowance for possible loan losses or unearned discount.

       The Corporation has granted loans to its officers and directors, and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $ 2,293,975 and $ 1,472,943 at December 31, 2004 and 2003, respectively. During 2004, $ 3,375,462 of new loans were made and repayments totaled $ 2,554,429. During 2003, $ 540,236 of new loans were made and repayments totaled $ 189,288.

       Outstanding loans to Corporate employees totaled $ 1,156,682 and $ 1,226,637 at December 31, 2004 and 2003, respectively.

Note 4.   Allowance for Loan Losses

       Activity in the allowance for loan losses is summarized as follows:

                                                                2004         2003         2002
                                                                        (000 omitted)
        Allowance for loan losses, beginning of the year          $   893     $   928     $    882

        Loans charged-off during the year:
        Real estate mortgages                                           0           0           39
        Installment loans                                             105         168           88
        Commercial and all other loans                                 36          65            0
                                                                 --------    --------     --------
        Total charge-offs                                             141         233          127

        Recoveries of loans previously charged-off:
        Real estate mortgages                                           0           0            9
        Installment loans                                              94          55           22
        Commercial and all other loans                                  0           0            0
                                                                 --------    --------     --------
        Total recoveries                                               94          55           31

        Net loans charged-off (recovered)                              47         178           96
        Provision for loan losses charged to operations               242         144          142
                                                                 --------    --------     --------
        Allowance for loan losses, end of the year               $  1,088    $    893     $    928
                                                                 ========    ========     ========
        Ratio of net charge-offs to average loans                   0.04%       0.17%        0.10%


       A breakdown of the allowance for loan losses as of December 31 is as follows:

                                           - - - - - 2004 - - - -    - - - - - 2003 - - - -
                                                       Percent of                Percent of
                                                        Loans in                  Loans in
                                          Allowance       Each       Allowance      Each
                  (000 omitted)            Amount       Category      Amount      Category
          Commercial, industrial
            and agriculture loans           $    659         19.74%     $   726        22.55%
          1-4 family residential
            mortgages                            206         72.62%         130        68.92%
          Consumer and
            installment loan                      65          7.64%          37         8.53%
          Unallocated                            158            N/A           0           N/A
                                            --------        -------    --------       -------
          Total                             $  1,088        100.00%    $    893       100.00%
                                            ========        =======    ========       =======

       Impairment of loans having a recorded investment of $ 611,022, $ 698,454, and $ 803,043 at December 31, 2004, 2003, and 2002,
       respectively, was recognized in conformity with generally accepted accounting principles. The average recorded investment in impaired loans was $ 679,506, $ 743,650, and $ 828,615 during 2004, 2003, and
       2002, respectively. The total allowance for loan losses related to these loans was $ 90,954 at December 31, 2004, $ 224,000 at December 31, 2003, and $ 241,000 at December 31, 2002. Interest income on impaired loans of $ 34,551, $ 35,513, and $ 77,330 was recognized for cash payments received in 2004, 2003, and 2002, respectively.

Note 5.   Nonaccrual, Past Due and Restructured Loans

        The following table shows the principal balances of nonaccrual loans as of December 31:

                                                     2004           2003          2002

        Nonaccrual loans                           $  285,794     $ 1,219,660    $ 934,673
                                                   ==========     ===========    =========
        Interest income that would have been
          accrued at original contract rates       $   29,667     $   131,028    $  85,292
        Amount recognized as interest
          income                                        6,690          94,631       56,361
                                                   ----------     -----------    ---------
        Foregone revenue                           $   22,977     $    36,397    $  28,931
                                                   ==========     ===========    =========
        Loans 90 days or more past due (still accruing interest) were as follows at
        December 31:

        (000 omitted)                                    2004            2003         2002
        Real estate mortgages                      $        0      $       85    $      91
        Installment loans                                   5              21           47
        Commercial and industrial                          15               0           53
                                                   ----------      ----------    ---------
        Total                                      $       20      $      106    $     191
                                                   ==========      ==========    =========


Note 6.   Bank Building, Equipment, Furniture and Fixtures

       Bank building, equipment, furniture and fixtures consisted of the following at December 31:

                                                               Accumulated     Depreciated
                     Description                   Cost        Depreciation        Cost

                                                                   2004

          Land                                    $   284,120    $         0     $    284,120
          Bank building and improvements            3,297,113      1,431,725        1,865,388
          Equipment, furniture and fixtures         2,976,860      1,957,168        1,019,692
          Leasehold improvements                       64,028         27,418           36,610
                                                  -----------    -----------     ------------
                                                  $ 6,622,121    $ 3,416,311     $  3,205,810
                                                  ===========    ===========     ============

                                                                        2003

          Land                                    $   246,905    $         0     $    246,905
          Bank building and improvements            3,241,967      1,336,893        1,905,074
          Equipment, furniture and fixtures         2,809,729      1,732,471        1,077,258
          Leasehold improvements                       64,028         23,541           40,487
                                                  -----------    -----------     ------------
                                                  $ 6,362,629    $ 3,092,905     $  3,269,724
                                                  ===========    ===========     ============

       Depreciation expense amounted to $ 326,566, $ 312,172, and $ 260,581 for 2004, 2003, and 2002, respectively.

Note 7.   Income Taxes

       The components of federal income tax expense are summarized as follows:

                                                         2004            2003            2002

          Current year provision                          $ 469,107       $ 331,628      $ 450,884
          Deferred income taxes resulting from:
          Differences between financial
          statement and tax depreciation charges             49,955          89,105         48,049
          Differences between financial
          statement and tax loan loss
          provision                                      (  66,239)           8,820     (  15,129)
          Differences between financial statement
          and tax retirement benefit expense             (  36,388)           9,379     (  10,388)
                                                         ----------      ----------     ----------
          Applicable income tax                          $  416,435      $  438,932     $  473,416




       Federal income taxes were computed after adjusting pretax accounting income for nontaxable income in the amount of $ 531,661, $ 476,207, and $ 537,475 for 2004, 2003, and 2002, respectively.

       A reconciliation of the effective applicable income tax rate to the federal statutory rate is as follows:
                                        2004      2003       2002

       Federal income tax rate          34.0%     34.0%      34.0%
               Reduction resulting from:
          Nontaxable income             10.6       7.6        5.9
               Effective income tax rate23.4%     26.4%      28.1%

       Deferred tax assets have been provided for deductible temporary differences related to the allowance for loan loss and retirement benefit reserve. Deferred tax liabilities have been provided for taxable temporary differences related to depreciation and unrealized gains on securities available-for-sale. The net deferred taxes included in the accompanying balance sheets at December 31 are as follows:

                                               2004       2003
          Deferred Tax Assets
          Retirement benefit reserve         $  98,092  $  61,704
          Allowance for loan losses            308,326    242,087
                                             ---------  ---------
                                               406,418    303,791
                                             ---------  ---------
          Deferred Tax Liabilities
          Net unrealized (gains) losses on
          on securities available-for-sale   ( 66,590)  (178,540)
          Depreciation                       (209,045)   159,090)
                                             ---------  ---------
                                             (275,635)   337,630)
                                             ---------  ---------
          Net deferred tax asset             $ 130,783  ($33,839)
                                             =========  =========

       The Corporation has not recorded a valuation allowance for the deferred tax assets as management feels that it is more likely than not that they will be ultimately realized.

Note 8.   Employee Benefit Plans

       The Corporation has a 401-K plan which covers all employees who have attained the age of 20 and who have completed six months of full-time service. The plan provides for the Corporation to match employee contributions to a maximum of 5% of annual compensation. The Corporation also has the option to make additional discretionary contributions to the plan based upon the Corporation's performance and subject to approval by the Board of Directors. The Corporation's total expense for this plan was $89,410, $ 79,942, and $ 84,699, for the years ended December 31, 2004, 2003, and 2002, respectively.

       The Corporation adopted three supplemental retirement benefit plans for directors and executive officers. These plans are funded with single premium life insurance on the plan participants. The cash value of the life insurance policies is an unrestricted asset of the Corporation. The estimated present value of future benefits to be paid totaled $ 266,970 and $ 226,633 at December 31, 2004 2003, respectively, which is included in other liabilities. Total annual expense for these plans amounted to $ 57,688, $ 36,311, and $ 81,516, for 2004, 2003, and 2002,
       respectively.

Note 9.   Deposits

       Included in savings deposits are NOW and Super NOW account balances totaling $ 8,345,021 and $ 7,755,240 at December 31, 2004 and 2003,
       respectively. Also included in savings deposits at December 31, 2004 and 2003 are Money Market account balances totaling $ 12,363,905 and $ 8,437,791, respectively.

       Time certificates of $ 100,000 and over as of December 31 were as follows:

                                                   2004           2003
                                                      (000 omitted)
       Three months or less                     $  1,362      $  2,697
       Three months to six months                  1,382         1,256
       Six months to twelve months                 1,578         2,965
       Over twelve months                         10,600         8,836
                                                --------      --------
           Total                                $ 14,922      $ 15,754
                                                ========      ========

       Interest expense on time deposits of $ 100,000 and over aggregated $ 582,000, $ 529,000, and $ 658,000 for 2004, 2003, and 2002,
       respectively.

       At December 31, 2004 the scheduled maturities of certificates of deposit are as follows (000 omitted):
          2005             $       27,018
          2006                     12,058
          2007                     12,873
          2008                      9,746
          2009                      7,519
                           --------------
                           $       69,214
                           ==============



       The Corporation accepts deposits of the officers, directors and employees of the corporation and its subsidiary on the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of deposits of officers, directors, and employees totaled $ 1,101,043 and $ 1,400,818 at December 31, 2004 and 2003, respectively.

       The aggregate amount of demand deposit overdrafts reclassified as loan balances were $ 40,604 and $ 8,479 at December 31, 2004 and 2003, respectively.

       Derivative Instruments

       Included in time deposits are Index Powered Certificates of Deposit ("IPCD's") totaling $ 1,408,195 and $ 1,351,228 at December 31, 2004 and
       2003, respectively. The IPCD product is offered through a program with the Federal Home Loan Bank (FHLB). The ultimate pay off at maturity, which is in five years, is the initial deposited principal plus the appreciation in the S&P 500 Index ("S&P Call Option"). The S&P Call Option is considered an embedded derivative designated as a non-hedging item. The change in fair value of the S&P Call Option resulted in a loss of $ 83,559, a loss of $ 74,765 and a gain of $ 219,023 for 2004,
       2003 and 2002, respectively, which are included in other income.

       In order to hedge its risk associated with the IPCD Product, the Corporation has entered into a derivative contract with the FHLB whereby the Corporation pays FHLB a fixed rate interest charge (ranging from 4.2% to 4.97%) in return for a guarantee that the FHLB will pay the Corporation the cash equivalent of the growth in the S&P 500 Index due at the IPCD maturity date. The change in fair value of the FHLB Derivative Contract resulted in a gain of $ 91,005, a gain of $ 78,561 and a loss of $ 176,702 for 2004, 2003 and 2002, respectively, which is included in other income.

Note 10.  Financial Instruments With Off-Balance-Sheet Risk

       The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

       The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                                  Contract or
                                                                Notional Amount
                                                                 (000 omitted)
                                                                2004        2003
       Financial instruments whose contract amounts
         represent credit risk at December 31:
       Commitments to extend credit                           $ 16,233     $ 12,392
       Commercial and standby letters of credit                  1,192        2,136
                                                              --------     --------
                                                              $ 17,425     $ 14,528
                                                              ========     =========

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, real estate, equipment, and income-producing commercial properties.

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

Note 11.  Concentration of Credit Risk

       The Corporation grants agribusiness, commercial and residential loans to customers located in South Central Pennsylvania and Northwestern Maryland. Although the Corporation has a diversified loan portfolio, a portion of its customers' ability to honor their contracts is dependent upon the construction and land development and agribusiness economic sectors as disclosed in Note 3.

       The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon the extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but generally includes equipment and real estate.

       The Corporation maintains deposit balances at correspondent banks, which provide check collection and item processing services to the Corporation. The balances with these correspondent banks, at times, exceed federally insured limits, which management considers to be a normal business risk.

Note 12.  FNB Financial Corporation (Parent Company Only) Financial Information

       The following are the condensed balance sheets, statements of income and statements of cash flows for the parent company.

                                        Balance Sheets
                                          December 31

        Assets                                                  2004           2003

        Cash                                                 $     44,643  $     77,302
        Money market funds                                          5,684       100,511
        Marketable equity securities
          available for sale                                      299,945       196,484
        Investment in wholly-owned subsidiaries                14,812,319    14,289,088
        Other assets                                              336,077       327,757
                                                             ------------  ------------
        Total assets                                         $ 15,498,668  $ 14,991,142
                                                             ============  ============

        Liabilities and Stockholders' Equity
                                                                2004           2003

        Dividends payable                                    $    280,000  $    272,000
        Other liabilities                                          12,949             0
                                                             ------------  ------------
        Total liabilities                                         292,949       272,000
                                                             ------------  ------------
        Common stock, par value $ .315;
        12,000,000
          shares authorized; 800,000 shares
        issued
          and outstanding                                         252,000       252,000
        Additional paid-in capital                              1,789,833     1,789,833
        Retained earnings                                      13,034,620    12,330,729
        Accumulated other comprehensive income                    129,266       346,580
                                                             ------------  ------------
        Total stockholders' equity                             15,205,719    14,719,142
                                                             ------------  ------------
        Total liabilities and stockholders' equity           $ 15,498,668  $ 14,991,142
                                                             ============  ============

Note 12. FNB Financial Corporation (Parent Company Only) Financial Information (Continued)

                                   Statements of Income

                                  Years Ended December 31

                                                   2004           2003            2002
Cash dividends from wholly-owned
  subsidiaries                                    $   678,000   $ 1,082,000     $   569,000
Interest on deposits with banks                             5           137             388
Dividend income - Marketable
  equity securities                                     8,173         4,778           4,641
Securities gains                                            0        44,395          42,691
Miscellaneous income (loss)                      (     3,643)        18,305          11,397
Equity in undistributed income of
  subsidiaries                                        712,459       118,596         621,158
                                                  -----------   -----------     -----------
                                                    1,394,994     1,268,211       1,249,275
Less:  holding company expenses                        35,103        43,652          35,962
                                                  -----------   -----------     -----------
Net income                                        $ 1,359,891   $ 1,224,559     $ 1,213,313
                                                  ===========   ===========     ===========

                                 Statements of Cash Flows
                                  Years Ended December 31

                                                   2004           2003            2002
Cash flows from operating activities:
Net income                                       $  1,359,891  $  1,224,559    $  1,213,313
Adjustments to reconcile net
  income to cash provided by
  operating activities:
Equity in undistributed income
  of subsidiaries                                (   712,459)   (  118,596)    (   621,158)
(Gain) on sales of investments                              0   (   44,395)    (    42,691)
Deferred income taxes                            (       987)             0               0
Decrease in other assets                         (     8,320)   (  301,798)    (    14,537)
Increase (decrease) in other liabilities               12,949   (   32,754)          32,754
                                                 ------------   -----------    ------------
Net cash provided by operating activities             651,074       727,016         567,681
                                                 ------------   -----------    ------------
Cash flows from investing activities:
Investment in subsidiary                         (    30,000)   (   75,000)               0
Net (increase)decrease in money market funds           94,827        65,386    (   159,502)
Purchase of marketable equity securities
  available for sale                             (   100,560)   (  196,299)    (   143,866)
Sales of marketable equity securities
  available for sale                                        0       179,094         266,127
                                                 ------------   -----------    ------------
Net cash provided (used) by investing            (    35,733)   (   26,819)    (    37,241)
activities
                                                 ------------   -----------    ------------
Cash flows from financing activities:
Cash dividends paid                              (   648,000)   (  632,000)    (   544,000)
                                                 ------------   -----------    ------------
Net increase (decrease) in cash                  (    32,659)        68,197    (    13,560)
Cash, beginning balance                                77,302         9,105          22,665
                                                 ------------   -----------    ------------
Cash, ending balance                             $     44,643   $    77,302    $      9,105
                                                 ============   ===========    ============

                                      - 22 -


Note 13.  Regulatory Matters

       Dividends paid by FNB Financial Corporation are generally provided from the dividends it receives from its Subsidiary Bank. The Bank, as a National Bank, is subject to the dividend restrictions set forth by the Office of the Comptroller of the Currency (OCC). Under such restrictions, the Corporation may not, without prior approval of the OCC, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends that the Bank could declare without the approval of the OCC amounted to approximately $ 2,885,365 and $ 3,872,654 at December 31, 2004 and 2003, respectively.

       FNB Financial Corporation's balance of retained earnings at December 31, 2004 is $ 13,034,620 and would be available for cash dividends, although payment of dividends to such extent would not be prudent or likely. The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current period earnings.

       The Corporation is also subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines, the Corporation is required to maintain minimum capital ratios. The "leverage ratio" compares capital to adjusted total balance sheet assets. "Tier I" and "Tier II" capital ratios compare capital to risk-weighted assets and off-balance sheet activity. A comparison of the Corporation's capital ratios to regulatory minimums at December 31 is as follows:

                                           FNB Financial       Regulatory Minimum
                                            Corporation
                                         2004        2003         Requirements

          Leverage ratio                 8.33%      10.17%             4%

          Risk-based capital ratios:
          Tier I (core capital)         12.57%      15.20%             4%

          Combined Tier I and
             Tier II (core capital
             plus allowance for loan
             losses)                    13.57%      16.15%             8%


       As of December 31, 2004 the most recent regulatory exam from the Office of the Comptroller of the Currency categorized the Corporation as well capitalized under the regulatory frame work for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Corporation's category.

Note 14.  Compensating Balance Arrangements

       Required deposit balances at the Federal Reserve were $ 400,000 for 2004 and 2003. Required deposit balance at Atlantic Central Banker's Bank was $ 425,000 at December 31, 2004 and 2003. These balances are maintained to cover processing costs and service charges.

Note 15.  Fair Value of Financial Instruments

       The estimated fair values of the Corporation's financial instruments were as follows at December 31:

                                           - - - - - - - 2004 - - - - -   - - - - - - - 2003 - - - -
                                             Carrying         Fair         Carrying         Fair
                                              Amount          Value         Amount          Value
          FINANCIAL ASSETS
          Cash and due from banks          $   5,612,686  $   5,612,686  $   3,307,442  $   3,307,442
          Interest-bearing deposits in           195,131        201,752      1,518,766      1,527,341
          banks
          Securities available for sale       39,831,248     39,831,248     32,039,636     32,039,636
          Securities to be held to               255,170        253,216        326,809        325,957
          maturity
          Other bank stock                     1,746,700      1,746,700      1,136,500      1,136,500
          Loans receivable                   112,551,531    112,355,536    101,284,984    100,803,961
          Accrued interest receivable            589,724        589,724        555,760        555,760

          FINANCIAL LIABILITIES
          Time certificates                   69,214,188     69,420,120     68,000,625     69,500,472
          Other deposits                      58,934,151     58,934,151     48,721,284     48,721,284
          Accrued interest payable               306,860        306,860        302,279        302,279
          Liability for borrowed funds        24,434,759     25,019,939     14,680,992     15,516,087


Note 16.  Liability for Borrowed Funds

       Included in liabilities for borrowed funds at December 31 are borrowings from The Federal Home Loan Bank as follows:

                                 Advance               Principal              Interest     Maturity
                 Type            Amount               Outstanding               Rate         Date
                                                  2004            2003
          Fixed                $   2,500,000   $           0  $   2,500,000     1.30%      03/08/04
          Convertible (1)          2,250,000       2,250,000      2,250,000     6.23%      08/30/10
          Convertible (1)          2,000,000       2,000,000      2,000,000     5.83%      08/10/10
          Convertible (1)            500,000         500,000        500,000     5.68%      07/21/10
          Convertible (1)            500,000         500,000        500,000     6.54%      07/12/10
          Credit Line             25,000,000      19,049,400      6,789,000     2.21%      12/20/05
          CIP/Term (2)               175,000         135,359        141,992     6.64%      07/14/17
                                               -------------  -------------
                                               $  24,434,759  $  14,680,992
                                               =============  =============

       (1) Interest rates on Convertible Loans are fixed until the market rate reaches a pre-determined Comparative Rate/Index or Strike Rate/Index, at which time the interest rate becomes adjustable quarterly based upon the three month LIBOR rate. At the time any loan rate becomes adjustable, the Corporation has the option to repay the debt entirely without penalty or convert to a repayment schedule.

Note 16.  Liability for Borrowed Funds (Continue)

       (2) The Corporation received Community Investment Program funding from the Federal Home Loan Bank of Pittsburgh for $ 175,000 at a fixed rate of 6.64% and an amortization term of 20 years. Required payments on this loan are as follows:

        2005          $  7,054
        2006             7,538
        2007             8,054
        2008             8,605
        2009             9,194
        Thereafter      94,914
                     ---------
                     $ 135,359
                     =========

       The total maximum borrowing capacity from Federal Home Loan Bank at December 31, 2004 was $ 90,450,000. Collateral for borrowings at the Federal Home Loan Bank consists of various securities and the Corporation's 1-4 family mortgages with a total value of approximately $ 102,564,000.

Note 17.  Operating Lease

       The Corporation leases its Hancock, Maryland office. The original lease term is ten years with three separate successive options to extend the lease for a term of five years each. Monthly rent is $ 1,800 and the lessee pays a proportionate share of other operating expenses. For the years ended December 31, 2004, 2003, and 2002, rent expense under this operating lease was $ 21,600 for each year. Required lease payments for the remaining two years are as follows:

       2005                    $ 21,600
       2006                      16,200
                               --------
                               $ 37,800

Note 18.  Intangible Assets

       During 2004, the Corporation purchased approximately $ 10,000,000 of core deposit relationships for a premium of $ 1,068,060. Total intangible assets amounted to $ 1,153,913 and $ 100,501 at December 31, 2004 and 2003, respectively.

       Amortization expense amounted to $ 14,674, $ 14,649, and $ 14,249 for 2004, 2003, and 2002, respectively. The estimated amortization expense for the next five years is as follows:

        2005          $ 85,853
        2006            85,853
        2007            85,853
        2008            85,853
        2009            85,853

                 FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

                              SELECTED FIVE YEAR FINANCIAL DATA

                                      2004         2003       2002        2001        2000
Results of Operations (000
omitted)

Interest income                      $   8,555   $   8,333  $   8,395   $   8,767    $   8,755
Interest expense                         3,236       3,362      3,724       4,676        4,697
Provision for loan losses                  242         144        142         144          231
                                     ---------   ---------  ---------   ---------    ---------
Net interest income after
  provision for loan losses              5,077       4,827      4,529       3,947        3,827
Other operating income                   1,104         705        655         739          624
Other operating expenses                 4,405       3,869      3,498       3,425        3,267
                                     ---------   ---------  ---------   ---------    ---------
Income before income taxes               1,776       1,663      1,686       1,261        1,184
Applicable income tax                      416         438        473         256          229
                                     ---------   ---------  ---------   ---------    ---------
Net income                           $   1,360   $   1,225  $   1,213   $   1,005    $     955

Common Share Data

Per share amounts are based on weighted average shares of common stock outstanding of 800,000 for 2004, 2003, 2002, 2001, and 2000 after giving retroactive recognition to a two-for-one stock split issued September 1, 2000.

Income before income taxes           $    2.22   $    2.08  $    2.11   $    1.58    $    1.48
Applicable income taxes                   0.52        0.55       0.59        0.32         0.29
Net income                                1.70        1.53       1.52        1.26         1.19
Cash dividend declared                    0.82        0.80       0.74        0.63         0.57
Book value (actual number
  of shares outstanding)                 19.01       18.40      17.72       16.73        15.69
Dividend payout ratio                   48.24%      52.26%     48.79%      50.14%       47.76%

Year-End Balance Sheet Figures
  (000 omitted)

Total assets                        $  168,881           $ $  133,365  $  132,161   $  123,626
                                                   147,015
Net loans                              112,552     101,285    100,527      90,168       83,112
Total investment securities -
  Amortized cost                        39,890      31,841     20,687      20,334       28,154
Deposits-noninterest bearing            19,026      15,901     13,931      13,344       11,798
Deposits-interest bearing              109,122     100,821     96,761      98,618       91,834
Total deposits                         128,148     116,722    110,692     111,962      103,632
Total stockholders' equity              15,206      14,719     14,177      13,388       12,548

Ratios

Average equity/average assets            9.51%      10.55%     10.30%      10.05%       10.15%
Return on average equity                 9.09%       8.28%      9.01%       7.74%        7.67%
Return on average assets                 0.86%       0.87%      0.93%       0.78%        0.78%



                   FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

                               SUMMARY OF QUARTERLY FINANCIAL DATA

The unaudited quarterly results of operations for the years ended December 31, 2004 and 2003 are as follows:


                         2004                                 2003
($ 000 omitted                     Quarter Ended                        Quarter Ended
except per share)       Mar.31   June 30   Sept.30 Dec. 31   Mar.31  June 30   Sept. 30   Dec. 31

Interest income         $ 2,040   $ 2,047  $ 2,205  $ 2,263  $ 2,037  $ 2,070   $ 2,011    $ 2,215
Interest expense            793       772      830      841      842      841       842        837
                        -------   -------  -------  -------  -------  -------   -------    -------
Net interest income       1,247     1,275    1,375    1,422    1,195    1,229     1,169      1,378

Provision for loan           98        54       54       36       36       36        36         36
losses
                        -------   -------  -------  -------  -------  -------   -------    -------
Net interest income
  after provision for
  loan losses             1,149     1,221    1,321    1,386    1,159    1,193     1,133      1,342
Other income                219       238      291      277      214      153       173        116
Security gains (losses)      79         0        0        0        2       46         1          0
Other expenses            1,078     1,056    1,132    1,139      871      942     1,001      1,054
                        -------   -------  -------  -------  -------  -------   -------    -------
Operating income
  before
  income taxes              369       403      480      524      504      450       306        404
Applicable income taxes     102       102      121       91      106      135        62        136
                        -------   -------  -------  -------  -------  -------   -------    -------
Net income              $   267   $   301  $   359  $   433  $   398  $   315   $   244    $   268
                        =======   =======  =======  =======  =======  =======   =======    =======


Net income applicable
  to common stock
Per share data:
Net income              $  0.33   $  0.38  $  0.45  $  0.54  $  0.50  $  0.39   $  0.31    $  0.33


                             FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

                                DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS'
                                   EQUITY, INTEREST RATES AND INTEREST DIFFERENTIAL
                                               Years Ended December 31



                        - - - - - - -2004 - - - - - -   - - - - - - -2003 - - - - - -   - - - - - - -2002 - - - - - -
                                      -
                        Average                          Average                        Average
    (000 omitted)       Balance    Interest    Rate      Balance    Interest    Rate    Balance    Interest    Rate
        ASSETS

Interest bearing
deposits with banks
and federal funds sold  $   1,009   $     14     1.39%    $  1,310   $     38    2.90%   $  5,870   $    123     2.10%
Investment securities      37,814      1,447     3.82%      26,785      1,057    3.95%     19,048        937     4.92%
Loans                     105,922      7,094     6.70%     102,219      7,238    7.08%     96,209      7,335     7.62%
                        ---------   --------     -----   ---------   --------    -----  ---------   --------     -----
Total interest
earning assets            144,745   $  8,555     5.91%     130,314   $  8,333    6.40%    121,127   $  8,395     6.93%
Cash and due from                   ========     =====               ========    =====              ========     =====
banks                       3,948                            3,723                          3,743
Bank premises and
equipment                   3,219                            3,009                          2,827
Other assets                5,389                            3,239                          2,854
                        ---------                        ---------                      ---------
Total assets            $ 157,301                        $ 140,285                      $ 130,551
                        =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest bearing
transaction accounts    $   7,821  $      16     0.20%   $   6,353   $     38    0.60%  $   6,876   $     49     0.70%
Money market deposit
accounts                    8,274         67     0.81%       5,459         69    1.26%      8,303        150     1.81%
Other savings deposits     18,078         76     0.42%      16,323        110    0.67%     15,299        191     1.25%
All time deposits          68,502      2,501     3.65%      67,810      2,722    4.01%     65,920      2,999     4.54%
Liability for borrowed
funds                      20,383        576     2.83%      10,902        423    3.88%      5,433        335     6.17%
                        ---------   --------     -----   ---------   --------    -----  ---------   --------     -----
Total interest
bearing
liabilities               123,058   $  3,236     2.63%     106,847   $  3,362    3.15%    101,831   $  3,724     3.66%
Demand deposits            17,830   ========     =====      17,615   ========    =====     14,172   ========     =====
Other liabilities           1,451                            1,023                          1,097
                        ---------                        ---------                      ---------
Total liabilities         142,339                          125,485                        117,100
Stockholders' equity       14,962                           14,800                         13,451
                        ---------                        ---------                      ---------
Total liabilities
and stockholders'
equity                  $ 157,301                        $ 140,285                      $ 130,551
                        =========                        =========                      =========
Net interest
income/net
interest margin                     $  5,319     3.67%               $  4,971    3.81%              $  4,671     3.86%
                                    ========     =====               ========    =====              ========     =====
Note:  Average loan balances presented include loans placed on non-accrual status.

                                     - 28 -



                   FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

                                 CHANGES IN NET INTEREST INCOME




                          - - - - 2004 Compared to 2003 - - -  - - - - 2003 Compared to 2002 - -
                                                      Total                              Total
                           Average      Average     Increase    Average     Average    Increase
(000 omitted)               Volume       Rate      (Decrease)    Volume      Rate     (Decrease)

Interest Income
Interest bearing
deposits
with banks and
federal funds sold         ($     9)    ($    15)     ($   24)  ($    96)    $     11   ($    85)
Investment securities            436    (     46)          390        381    (   261)         120
Loans                            262    (    406)     (   144)        458    (   555)   (     97)
                           ---------    ---------     --------   --------    --------    --------
Total interest income      $     689    ($   467)     $    222   $    743    ($  805)   ($    62)
                           =========    =========     ========   ========    ========    ========

Interest Expense
Interest bearing
Transaction accounts       $       9    ($    31)     ($   22)   ($    4)    ($    7)   ($    11)
Money market
deposit accounts                  35    (     37)     (     2)   (    51)    (    30)   (     81)
Other savings                     12    (     46)     (    34)         13    (    94)   (     81)
All time deposits                 28    (    249)     (   221)         86    (   363)   (    277)
Liability for borrowed           368    (    215)          153        337    (   249)          88
funds
                           ---------    ---------     --------   --------    --------    --------
Total interest expense     $     452    ($   578)     ($  126)   $    381    ($  743)    ($  362)
                           =========    =========     ========   ========    ========    ========
Net interest income                                   $    348                           $    300
                                                      ========                           ========

           FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

                       MATURITIES OF INVESTMENT SECURITIES
                                December 31, 2004


The following table shows the maturities of investment securities at amortized cost as of December 31, 2004, and weighted average yields of such securities. Yields are shown on a taxable equivalent basis, assuming a 34% federal income tax rate.

                            (000 omitted)
                                            Within 1    1-5 Years    5-10       Over 10      Total
                                              Year                   Years       Years

Obligations of other U.S. Government
agencies:
Amortized cost                               $   4,750   $      0   $      0     $      0   $   4,750
Yield                                            4.28%      0.00%      0.00%        0.00%       4.28%

Obligations of state and political
subdivisions:
Amortized cost                                     364      1,680      2,590        5,123       9,757
Yield                                            5.58%      6.11%      7.61%        6.09%       6.48%

Mortgage-Backed securities and SBA
Guaranteed Loan Pool Certificates (1):
Amortized cost                                       0        169      5,436       19,516      25,121
Yield                                            0.00%      5.07%      3.72%        4.12%       4.04%
                                            ----------  ---------  ---------   ----------  ----------
Subtotal amortized cost                          5,114      1,849      8,026       24,639      39,628
                                            ----------  ---------  ---------   ----------  ----------
Subtotal yield                                   5.70%      6.04%      4.65%        4.49%       4.67%
                                            ----------  ---------  ---------   ----------  ----------
Equity Securities & Money Market Mutual Funds                                              $      262
Yield                                                                                           3.12%
                                                                                           ----------
Total investment securities                                                                $   39,890
                                                                                           ==========
Yield                                                                                           4.66%
                                                                                           ==========

(1) It is anticipated that these mortgage-backed securities and SBA Guaranteed Loan Pool Certificates will be repaid prior to their contractual maturity dates.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


          The following section presents a discussion and analysis of the financial condition and results of operations of FNB Financial Corporation (the Corporation) and its wholly-owned subsidiaries, The First National Bank of McConnellsburg (the Bank) and FNB Mortgage Brokers, Inc. This discussion should be read in conjunction with the financial tables/statistics, financial statements and notes to financial statements appearing elsewhere in this annual report.

RESULTS OF OPERATIONS

Overview

          Consolidated net income for 2004 was $ 1,359,891, a $ 135,332, or 11.05% increase from the net income for 2003 of $ 1,224,559, and an increase in 2003 net income of $ 11,246, or 0.93% from the net income of $ 1,213,315 for 2002. On a per share basis, net income for 2004 was $ 1.70, based upon average shares outstanding of 800,000, compared to $ 1.53 for 2003 and $ 1.52 for 2002.

Net Interest Income

          Total interest income increased $ 222,000 from 2003 to 2004 and decreased $ 62,000 from 2002 to 2003. The increase in 2004 was due to increases in average balances of investment securities. The decrease in 2003 was due to reduction in rates. Average loans outstanding in 2004 increased 3.6% over 2003 as the bank continues to penetrate the Washington County, Maryland market. Average rates continued to decline throughout 2004 which caused a $ 406,000 decrease in earnings from loans compared to 2003. However, this decrease was offset somewhat by the increase in volume of average loans outstanding in 2004 resulting in a net decrease in interest earnings from loans of only $ 144,000 or 2.0% compared to 2003. Earnings on investments (excluding gains from sales) increased 36.9% in 2004 compared to a 12.8% increase in 2003. The increases in 2004 and 2003 were attributed to the expansion of the investment portfolio. Total average earning assets increased 11.1% in 2004 compared to 7.6% in 2003. Increases in earning assets during 2003 were proportionately higher in loans than in 2004, which typically produce higher yields than investments thus producing the higher net interest margins during 2003 than 2004.

          Interest from loans accounted for 82.9% of total interest income for 2004, as compared to 86.8% and 87.3% for 2003 and 2002, respectively.

          Total interest expense was $ 3,236,000 for 2004, a decrease of $ 126,000 from the $ 3,362,000 for 2003. The increase in total average deposits was 6.1% in 2004 compared to 2.7% in 2003. A portion of the increase in average deposits in 2004 resulted from a purchase of deposits in Hancock, Maryland from another financial institution. Increases in deposits during 2004 were concentrated in interest-bearing transaction accounts and money market accounts, which increased 23.1% and 51.6%, respectively over 2003. However, the average rates paid on these deposits decreased 39 basis points contributing to the overall decrease in the cost of funds in 2004. In addition, these deposits typically carry lower interest rates than time deposits. The increase in total average deposits was 2.7% in 2003 compared to 0.9% in 2002. Increases in deposits during 2003 were concentrated in regular savings and time deposits, which increased 6.7% and 2.9%, respectively over 2002. However, the average rates paid on these deposits decreased 56 basis points contributing to the overall decrease in the cost of funds in 2003. Average borrowed funds increased 87.0% in 2004 compared to 2003, resulting in increased interest expense on borrowed funds of 36.2%. Average borrowed funds increased 100.7% in 2003 compared to 2002, resulting in increased interest expense of 26.2%. The average volume of interest-bearing liabilities increased relatively more from 2003 to 2004 than the average volume of interest-earning assets, resulting in the overall net interest margin decreasing from 3.81% in 2003 to 3.67% in 2004.

Allowance for Loan Losses and Related Provisions

          The loan loss provision is an estimated expense charged to earnings in anticipation of losses attributable to uncollectible loans. The provision is based on our analysis of the adequacy of the allowance for loan losses. The provision for 2004 was $ 242,000, compared to $ 144,000 for 2003, and $ 142,000 for 2002.

          The changes in the allowance for loan losses are presented in Note 4 of the financial statements. Net charge-offs in 2004 were $ 47,000 compared to $ 178,000 in 2003 and $ 96,000 in 2002, representing .04%, .17% and .10% of average loans outstanding for 2004, 2003, and 2002, respectively.

          Management utilizes a comprehensive systematic review of our loan portfolio on a quarterly basis in order to determine the adequacy of the Allowance for Loan Losses. Each quarter the loan portfolio is categorized into various Pools as follows:

POOL #1     Specific allowances for any individually identified
              trouble loans
POOL #2     Commercial and Industrial
POOL #3     Commercial and Industrial - Real Estate Secured
POOL #4     Consumer Demand and Installment
POOL #5     Consumer Mortgage and Home Equity

          Lines of credit and non-secured commercial loans with balances of $ 100,000 and over are individually reviewed. Also, loans that are 90 days or more past due or have been previously classified as substandard are individually reviewed. Allocations to the Allowance for Loan Losses are based upon classifications assigned to those loans.

          Loan classifications utilized are consistent with OCC regulatory guidelines and are as follows:

                                            Allowance Factors
               Loss                             Charge-off
               Doubtful                          20% - 50%
               Substandard                       10% - 20%
               Special Mention                    5% - 10%
               Watch                              1% -  5%

          The remaining portion of the Pools are evaluated as groups with allocations made to the allowance based on historical loss experience, current and anticipated trends in delinquencies, and general economic conditions within the bank's trading area.

          In addition to the aforementioned internal loan review, the Bank engages an outside firm to annually conduct an independent loan review in order to validate the methodologies used internally and to independently test the adequacy of the Allowance for Loan Losses.

          Delinquencies are well below peer group averages and management is not aware of any problem loans other than those disclosed herein that are indicative of trends, events, or uncertainties that would significantly impact operations, liquidity or capital.

Other Operating Income and Other Operating Expenses

          Other income represents service charges on deposit accounts, commissions and fees received for the sale of travelers' checks, money orders and savings bonds, fees for trust referrals, fees for investment services, securities gains, and losses, increases in cash surrender value of life insurance, and other income, such as safe deposit box rents. In the second quarter of 2003, FNB Financial Corporation formed a new company called FNB Mortgage Brokers, Inc. The company was organized as a "C" Corporation and is a wholly-owned subsidiary of FNB Financial Corporation. The company's primary activity is to broker secondary mortgage loans in the Pennsylvania and Maryland markets. On August 29, 2003, FNB Mortgage Brokers, Inc. acquired substantially all the assets of MMI Mortgage Brokers, Inc. and entered into an executive employment agreement with the owner of MMI. Other income increased $ 399,000 or 56.6% for 2004 over 2003, and increased $ 50,000 or 7.6% for 2003 over 2002.
Increases in 2004 relate primarily to a new overdraft protection program instituted during the year, and to the fact that 2004 was the first full year of operation for FNB Mortgage Brokers, Inc. Overdraft and check return charges increased from $ 147,000 in 2003 to $ 296,000 in 2004. This is an increase of $ 149,000, or 100.7%. Increases in 2003 relate primarily to the mortgage brokerage fees and commissions earned by FNB Mortgage Brokers, Inc.

          The noninterest expenses are classified into five main categories: salaries; employee benefits; occupancy expenses, which include depreciation, maintenance, utilities, taxes and insurance; equipment expenses, which include depreciation, rents and maintenance; and other operating expenses, which include all other expenses incurred in operating the Corporation.

          Overall personnel related expenses increased 17.4% in 2004 over 2003. Salaries and wages increased as a result of personnel changes and as a result of 2004 being the first year to include the full impact of changes in personnel caused by a core data processing system conversion and acquisition of a mortgage brokerage business in 2003. Salaries and wages increased 5.1% in 2003 over 2002 as a result of changes in personnel caused by the core data processing system conversion and acquisition of the mortgage brokerage business.

          Occupancy, furniture, and equipment expenses increased 17.4% in 2004 compared to 2003. This increase was the result of 2004 being the first year to include the full impact of expenses associated with the core processing conversion and acquisition of the mortgage brokerage business, both of which occurred in 2003.

          Other expenses increased 13.9% in 2004 compared to 2003. Increases were primarily due to expenses associated with the acquisition of deposits in Hancock, Maryland from another financial institution.

Income Taxes

          Applicable income taxes changed between 2002, 2003, and 2004 as a result of changes in pre-tax accounting income and taxable income. Details of income tax expense are presented in Note 7 to the financial statements. As described in Note 1 of the Notes to Consolidated Financial Statements, deferred income taxes have been provided for timing differences in the recognition of certain expenses between financial reporting and tax purposes. Deferred income taxes have been provided at prevailing tax rates for such items as depreciation, provision for loan losses, deferred compensation, and unrealized gains and losses on investment securities available for sale. The marginal tax rate at which deferred taxes were provided during 2004 and 2003 is 34%. At December 31, 2004 and 2003, deferred taxes amounted to $ 130,783 and ($ 33,839), respectively. If all timing differences reversed in 2005, the actual income taxes saved by the recognition of the aforementioned expenses would not be significantly different from the deferred income taxes recognized for financial reporting purposes.

          The current level of nontaxable investment and loan income is such that the Corporation is not affected by the alternative minimum tax rules.

CRITICAL ACCOUNTING POLICIES

          Bank policy related to the allowance for loan losses is considered to be a critical accounting policy because the allowance for loan losses represents a particularly sensitive accounting estimate. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions.

          The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely. The allowance is an amount management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

FUTURE IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

          In December 2003, the Accounting Standards Executive Committee ("AcSEC") of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The scope of the SOP applies to unhealthy "problem" loans that have been acquired, either individually in a portfolio, or in a business acquisition. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. The SOP does not apply to loans originated by the Company. The Company intends to adopt the provisions of SOP 03-3 effective January 1, 2005, and does not expect the initial implementation to have a significant effect on the Company's consolidated financial position or consolidated results of operations.

          On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments" ("SAB 105"). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments ("IRLC"), subject to SFAS No. 149 and Derivative Implementation Group Issue C13, "Scope Exceptions:
When a Loan Commitment is included in the Scope of Statement 133." Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The Company has adopted the provisions of SAB 105. Management does not anticipate that this guidance will have a material adverse effect on either the Company's consolidated financial position or consolidated results of operations.

          Emerging Issues Task Force Issue No. (EITF) 03-1 "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" was issued and is effective March 31, 2004. The EITF 03-1 provides guidance for determining the meaning of "other -than-temporarily impaired" and its application to certain debt and equity securities within the scope of Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115") and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless the Company can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. This issue also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other-than-temporarily impaired. On September 30, 2004, the Financial Accounting Standards Board decided to delay the effective date for the measurement and recognition guidance contained in Issue 03-1. This delay does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature. The disclosure guidance in Issue 03-1 was not delayed.

          EITF No. 03-16, "Accounting for Investments in Limited Liability Companies was ratified by the Board and is effective for reporting periods beginning after June 15, 2004." APB Opinion No. 18, "The Equity Method of Accounting Investments in Common Stock," prescribes the accounting for investments in common stock of corporations that are not consolidated. AICPA Accounting Interpretation 2, "Investments in Partnerships Ventures," of Opinion 18, indicates that "many of the provisions of the Opinion would be appropriate in accounting" for partnerships. In EITF Abstracts, Topic No. D-46, "Accounting for Limited Partnership Investments," the SEC staff clarified its view that investments of more than 3 to 5 percent are considered to be more than minor and, therefore, should be accounted for using the equity method. Limited liability companies (LLCs) have characteristics of both corporations and partnerships, but are dissimilar from both in certain respects. Due to those similarities and differences, diversity in practice exists with respect to accounting for non-controlling investments in LLCs. The consensus reached was that an LLC should be viewed as similar to a corporation or similar to a partnership for purposes of determining whether a non-controlling investment should be accounted for using the cost method or the equity method of accounting.

          In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment." This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). The entity will initially measure the cost of employee services received in exchange for an award of liability instruments based on its current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the
settlement date.    Changes in fair value during the requisite service period
will be recognized as compensation cost over that period. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the
original award immediately before the modification.   This Statement is
effective for public entities that do not file as small business issuers-as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. For public companies that file as small business issuers - as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. Under the transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under Statement 123 for either
recognition or pro forma disclosures.   For periods before the required
effective date, entities may elect to apply a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods by Statement 123. Since the Corporation does not currently have any "share-based" compensation plans, management does not anticipate this new standard to have any financial impact.

LIQUIDITY AND RATE SENSITIVITY

          Our optimal objective is to maintain adequate liquidity while minimizing interest rate risk. Adequate liquidity provides resources for credit needs of borrowers, for depositor withdrawals, and for funding corporate operations. Sources of liquidity are maturing/called investment securities; maturing overnight investments in federal funds sold; maturing investments in time deposits at other banks; readily accessible interest-bearing deposits at other banks; payments on loans, mortgage-backed securities and SBA Guaranteed Loan Pool Certificates; a growing core deposit base; and borrowings from the FHLB.

          In order to assure a constant and stable source of funds, we are a member of the Federal Home Loan Bank of Pittsburgh. This membership assures us the availability of both short term and long term fixed rate funds. As of December 31, 2004, we had borrowings of $ 24,434,759 from this institution and had readily available to us over $ 66,015,000 in additional borrowing capacity. As of December 31, 2003, we had borrowings of $ 14,680,992 from this institution and had readily available to us over $ 72,171,000 in additional borrowing capacity.

          The objective of managing interest rate sensitivity is to maintain or increase net interest income by structuring interest-sensitive assets and liabilities in such a way that they can be repriced in response to changes in market interest rates. Based upon contractual maturities of securities and the capability of NOW, Money Market, and Savings accounts, we have maintained a negative rate-sensitivity position, in that, rate sensitive liabilities exceed rate sensitive assets. Therefore, in a period of declining interest rates our net interest income is generally enhanced versus a period of rising interest rates where our net interest margin may be decreased. In a period of declining interest rates, more securities with call features will most likely be called and will be reinvested into lower yielding investments resulting in the loss of higher interest earnings assets.

          Presently, interest rates are anticipated to increase moderately resulting in an increasing cost of deposits while a portion of our adjustable rate loans and securities will begin repricing to higher interest rates. The previous period of declining interest rates has resulted in increased liquidity as some securities with call options have been, and continue to be, redeemed by their issuers. The level of securities being called will likely begin to taper off as interest rates increase. We have begun implementing plans to shift toward a moderately positive rate-sensitivity position over the coming months. The anticipated result will be a slight increase in our net interest spread and interest margin during the latter half of 2005. We continually review interest rates on those deposits which can be changed immediately, specifically NOW accounts, Money Market Accounts, and Savings Accounts to determine if interest rate changes are necessary to maintain our net interest spread, net interest margin and liquidity goals.

          Our interest rate sensitivity analysis as of December 31, 2004, based upon our historical prepayment mortgage-backed securities, contractual maturities, and the earliest possible repricing opportunity for loans and deposits is as follows:

                                                  After 3 But     After 1 But
                                     Within 3      Within 12       Within 5       After 5
 December 31, 2004 (000 omitted)      Months         Months          Years         Years        Total
Rate Sensitive Assets:
Investment securities               $      4,807   $        995   $     13,421  $    20,667  $    39,890
Interest-bearing balances
   due from banks                             95              0            100            0          195
Loans                                     14,800          9,006         58,647       30,099      112,552
                                    ------------   ------------   ------------  -----------  -----------
                                    $     19,702   $     10,001   $     72,168   $   50,766  $   152,637
                                    ============   ============   ============  ===========  ===========
Rate Sensitive Liabilities:
NOW accounts and savings accounts   $     39,625   $          0   $          0   $        0  $    39,625
Time deposits                              9,931         17,141         42,142                    69,214
Other time deposits                            0            284              0            0          284
Other borrowed money                      19,049              0              0        5,386       24,435
                                    ------------   ------------   ------------  -----------  -----------
                                    $     68,605   $     17,425   $     42,142  $     5,386  $   133,558
                                    ============   ============   ============  ===========  ===========
Interest sensitivity gap           ($    48,903)  ($     7,424)   $     30,026  $    45,380  $    19,079
Cumulative interest sensitivity
   gap                             (     48,903)  (     56,327)   (    26,301)       19,079
RSA/RSL - cumulative               (       0.30)  (       0.36)   (      0.80)         1.15

          We have risk management policies to monitor and limit exposure to market risk. By monitoring reports that assess our exposure to market risk, we strive to enhance our net interest margin and take advantage of opportunities available in interest rate movements.

MARKET RISK MANAGEMENT

          The continual monitoring of liquidity and interest rate risk is a function of ALCO reporting. Upon review and analysis of these reports, we determine the appropriate methods we should utilize to reprice our products, both loans and deposits, and the types of securities we should purchase in order to achieve desired net interest margin and interest spreads. We continually strive to attract lower cost deposits, and we competitively price our time deposits and loan products in order to maintain favorable interest spreads while minimizing interest rate risk.

          The following table sets forth the projected maturities and average rate for all rate sensitive assets and liabilities. The following assumptions were used in the development of this table:

     -  All fixed rate loans were based on the original maturity of the note.
     - All variable rate loans were based on the next repricing date of the note.
     - All fixed rate U. S. Agency and Treasury securities and obligations of state and political subdivisions in the U.S. were based upon the original maturity of the obligation.
     - All variable rate U. S. Agency and Treasury securities and obligations of state and political subdivisions in the U.S. were based upon the next repricing date of the obligation.
     - All fixed and variable rate Mortgage-backed securities were based upon adjusted duration of the obligation.
     - We have experienced very little run-off in our history of operations and have experienced net gains in deposits.

     - We have large business and municipal deposits in non-interest bearing checking and savings and interest-bearing checking. These balances may fluctuate significantly. Therefore, a 50% maximum runoff of both non-interest-bearing checking and savings and interest-bearing checking was used as an assumption in this table.
     - Fixed rate time deposits were based upon original contract maturity dates.
     - Variable rate time deposits were based upon the next repricing date of the account.

Rate Sensitive Assets
(000 omitted)                                                                                                       Fair
                                           2005       2006        2007       2008      2009     Thereafter Total   Value

Interest bearing deposits                 $     95    $     0     $   100    $     0   $     0    $     0  $  195  $  202
Average interest rate                        1.01%      0.00%       2.08%      0.00%     0.00%      0.00%   1.58%

Fixed interest rate loans                    3,229      1,733       2,389      2,768     1,959     17,372  29,450  29,384
Average interest rate                        4.60%      8.39%       8.46%      7.45%     7.96%      6.90%   6.96%

Variable interest rate loans                34,450      6,057      18,305      9,895    15,541          0  84,248  84,060
Average interest rate                        5.36%      6.04%       5.92%      6.02%     5.82%      0.00%   5.76%

Variable interest rate U.S. Agency
        and Treasury                         4,000          0           0          0         0          0   4,000   3,953
Average interest rate                        4.00%      0.00%       0.00%      0.00%     0.00%      0.00%   4.00%

Fixed interest rate U.S. Agency
and Treasury                                   750          0           0          0         0          0     750     760
Average interest rate                        5.84%      0.00%       0.00%      0.00%     0.00%      0.00%   5.84%

Fixed interest rate mortgage-backed &            0          0           0          0       170      8,327   8,497   8,458
SBA GLPC securities
Average interest rate                        0.00%      0.00%       0.00%      0.00%     5.11%      4.02%   4.03%

Variable interest rate mortgaged-              725      1,774       4,037      1,657     4,103      4,328  16,624  16,550
backed
& SBA GLPC securities                            0          0           0          0                 5599            5644
Average interest rate                        3.40%      3.30%       4.08%      4.26%     4.79%      4.32%   4.22%

Fixed interest rate obligations of             364        196         346        644       494      7,713   9,757  10,063
state and
political subdivisions in the U.S.                                                                   1941            8684
Average interest rate                        3.68%      4.34%       4.02%      4.09%     4.43%      4.18%   4.17%

Rate Sensitive Liabilities
(000 omitted)
Noninterest-bearing checking                 4,756      1,189       1,189      1,189     1,189          0   9,512   9,512
Average interest rate                        0.00%      0.00%       0.00%      0.00%     0.00%      0.00%   0.00%

Savings and interest-bearing checking        9,908      2,476       2,476      2,476     2,476          0  19,812  19,812
Average interest rate                       46.00%     46.00%      46.00%     46.00%    46.00%      0.00%  46.00%

Fixed interest rate time deposits           18,957     10,638      12,819      9,746     7,519          0  59,679  59,870
Average interest rate                        3.08%      3.32%       4.17%      3.51%     3.45%      0.00%   3.48%

Variable interest rate time deposits         8,114      1,421           0          0         0          0   9,535   9,550
Average interest rate                        3.33%      3.30%       0.00%      0.00%     0.00%      0.00%   3.32%

Fixed interest rate borrowing               19,049          0           0          0         0      5,386  24,435  25,020
Average interest rate                        2.21%      0.00%       0.00%      0.00%     0.00%      6.10%   3.07%

                                     - 39 -

CAPITAL

          The primary method by which we increase total stockholders' equity is through the accumulation of earnings. We maintain ratios that are well above the minimum total capital levels required by federal regulatory authorities including the risk-based capital guidelines. Regulatory authorities have established capital guidelines in the form of the "leverage ratio" and "risk-based capital ratios." Our leverage ratio is defined as total stockholders' equity less intangible assets to total assets. The risk-based ratios compare capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to risk profiles of individual banks. A comparison of our capital ratios to regulatory minimums at December 31 is as follows:

                                                                       Regulatory
                                                                         Minimum
                                     2004        2003        2002     Requirements

Leverage ratio                         8.33%        10.17%      10.50%       4.00%
Risk-based capital ratio Tier I
   (core capital)                     12.57%        15.20%      15.63%       4.00%
Combined Tier I and Tier II (core
   capital plus allowance for
   loan losses                        13.57%      16.15%      16.69%         8.00%


          We have traditionally been well-capitalized with ratios well above required levels and, we expect equity capital to continue to exceed regulatory guidelines and industry averages.

          Certain ratios are useful in measuring the ability of a company to generate capital internally. The following chart indicates the growth in equity capital for the past three years.

                                                             2004           2003           2002
Equity capital at December 31 (000 omitted)                $ 15,206       $ 14,719       $ 14,177
Equity capital as a percent of assets at December 31           9.00%         10.01%         10.63%
Return on average assets                                       0.86%           .87%          0.93%
Return on average equity                                       9.09%          8.28%          9.01%
Cash dividend payout ratio                                    48.24%         52.26%         48.79%

STOCK MARKET ANALYSIS AND DIVIDENDS

           Our common stock is traded inactively in the over-the-counter market. As of December 31, 2004, the approximate number of shareholders of record was 475.

                               2004                          2003
                              Market          Cash          Market          Cash
                               Price        Dividend         Price        Dividend
                             LOW       HI                  LOW       HI
First Quarter             $ 25.25 - 27.25    $ 0.14    $ 22.50 - 23.00     $ 0.13
Second Quarter            $ 25.85 - 27.25    $ 0.16    $ 24.04 - 24.04     $ 0.16
Third Quarter             $ 25.40 - 27.00    $ 0.17    $ 24.00 - 26.50     $ 0.17
Fourth Quarter            $ 25.30 - 26.50    $ 0.35    $ 26.00 - 26.00     $ 0.34






                                     - 40 -