Form 10-K, Exhibit 13
period 2005-12-31
FNB FINANCIAL CORP /PA/
filed 2006-03-31
CIK 820222

Exhibit 13

                          ANNUAL REPORT TO SHAREHOLDERS

                                 C O N T E N T S

                                                                                    Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                                1

CONSOLIDATED FINANCIAL STATEMENTS

      Balance sheets                                                                   2
      Statements of income                                                             3
      Statements of changes in stockholders' equity                                    4
      Statements of cash flows                                                   5 and 6
      Notes to consolidated financial statements                                  7 - 26

ACCOMPANYING FINANCIAL INFORMATION

      Selected five year financial data                                               27
      Summary of quarterly financial data                                             28
      Distribution of assets, liabilities and stockholders' equity, interest
        rates, and interest differential                                              29
      Changes in net interest income                                                  30
      Maturities of investment securities                                             31
      Management's discussion and analysis of financial condition and
        results of operations                                                    32 - 41

                 [LOGO OF SMITH ELLIOTT KEARNS & COMPANY, LLC]

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
FNB Financial Corporation
McConnellsburg, Pennsylvania

            We have audited the accompanying consolidated balance sheets of FNB Financial Corporation and its wholly-owned subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

            In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNB Financial Corporation and its wholly-owned subsidiaries as of December 31, 2005 and 2004 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.


                                         /S/ Smith Elliott Kearns & Company, LLC
                                         ---------------------------------------
                                             Smith Elliott Kearns & Company, LLC

Chambersburg, Pennsylvania
March 14, 2006

           FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2005 and 2004

                                                                                 2005               2004
                ASSETS

Cash and due from banks                                                     $   4,702,134      $   5,612,686
Interest-bearing deposits with banks                                              598,114            195,131
Investment securities:
       Available for sale                                                      29,672,594         39,831,248
       Held to maturity (fair value $ 188,656 - 2005, $ 253,216 - 2004)           190,395            255,170
Federal Reserve, Atlantic Central Banker's Bank and Federal Home
       Loan Bank stock                                                          1,571,100          1,746,700
Loans, net of unearned discount and allowance for loan losses                 138,848,789        112,551,531
Bank building, equipment, furniture and fixtures, net                           3,183,173          3,205,810
Accrued interest and dividends receivable                                         683,716            589,724
Deferred income taxes                                                             323,929            130,783
Cash surrender value of life insurance                                          2,885,717          2,823,035
Intangible assets                                                               1,347,676            688,179
Goodwill                                                                          756,790            465,734
Other assets                                                                    1,353,163            784,923
                                                                            -------------      -------------
                   Total assets                                             $ 186,117,290      $ 168,880,654
                                                                            =============      =============

                LIABILITIES

Deposits:
       Demand deposits                                                      $  25,030,688      $  19,025,816
       Savings deposits                                                        46,199,179         39,624,814
       Time certificates                                                       73,537,218         69,214,188
       Other time deposits                                                        270,042            283,521
                                                                            -------------      -------------
             Total deposits                                                   145,037,127        128,148,339
Liability for borrowed funds                                                   24,424,404         24,434,759
Accrued dividends payable                                                         208,000            280,000
Accrued interest payable and other liabilities                                    962,371            811,837
                                                                            -------------      -------------
                   Total liabilities                                          170,631,902        153,674,935
                                                                            -------------      -------------

                STOCKHOLDERS' EQUITY

Capital stock, common, par value $ .315; 12,000,000 shares authorized;
       800,000 shares issued and outstanding                                      252,000            252,000
Additional paid-in capital                                                      1,789,833          1,789,833
Retained earnings                                                              13,682,419         13,034,620
Accumulated other comprehensive income (loss)                                    (238,864)           129,266
                                                                            -------------      -------------
                   Total stockholders' equity                                  15,485,388         15,205,719
                                                                            -------------      -------------

                   Total liabilities and stockholders' equity               $ 186,117,290      $ 168,880,654
                                                                            =============      =============


     The Notes to Consolidated Financial Statements are an integral part of these statements.

           FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 2005, 2004, and 2003

                                                             2005          2004          2003
Interest and Dividend Income
   Interest and fees on loans                             $8,233,478    $7,094,269    $7,238,453
   Interest on investment securities:
      Obligations of other U.S. Government agencies        1,048,757       984,490       677,913
      Obligations of States and political subdivisions       363,304       429,066       354,446
      Dividends on equity securities                          56,278        32,904        24,709
Interest on deposits with banks                               19,455        13,133        31,848
Interest on federal funds sold                                     0         1,233         6,368
                                                          ----------    ----------    ----------
                                                           9,721,272     8,555,095     8,333,737
                                                          ----------    ----------    ----------
Interest Expense
   Interest on borrowed funds                              1,002,159       576,871       422,941
   Interest on deposits                                    2,831,347     2,659,164     2,939,438
                                                          ----------    ----------    ----------
                                                           3,833,506     3,236,035     3,362,379
                                                          ----------    ----------    ----------

      Net interest income                                  5,887,766     5,319,060     4,971,358
Provision for Loan Losses                                    120,000       242,000       144,000
                                                          ----------    ----------    ----------
   Net interest income after provision for loan losses     5,767,766     5,077,060     4,827,358
                                                          ----------    ----------    ----------

Other Income
   Service charges on deposit accounts                       468,459       425,127       286,066
   Other service charges, collection and exchange
      charges, commissions and fees                          444,659       513,199       249,264
   Other income, net                                         174,523        86,582       120,594
   Securities gains                                           69,019        79,417        49,046
                                                          ----------    ----------    ----------
                                                           1,156,660     1,104,325       704,970
                                                          ----------    ----------    ----------
Other Expenses
   Salaries and wages                                      1,939,781     1,735,005     1,530,400
   Pensions and other employee benefits                      547,724       497,358       370,636
   Net occupancy expense of bank premises                    449,386       315,534       292,147
   Furniture and equipment expenses                          302,666       291,910       292,598
   Other operating expenses                                1,894,686     1,565,252     1,383,056
                                                          ----------    ----------    ----------
                                                           5,134,243     4,405,059     3,868,837
                                                          ----------    ----------    ----------

      Income before income taxes                           1,790,183     1,776,326     1,663,491

   Applicable income taxes                                   462,384       416,435       438,932
                                                          ----------    ----------    ----------

      Net income                                          $1,327,799    $1,359,891    $1,224,559
                                                          ==========    ==========    ==========

Earnings per share of common stock:
      Net income                                          $     1.66    $     1.70    $     1.53

      Weighted average shares outstanding                    800,000       800,000       800,000

     The Notes to Consolidated Financial Statements are an integral part of these statements.

           FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 Years Ended December 31, 2005, 2004, and 2003

                                                                                           Accumulated
                                                      Additional                              Other              Total
                                       Common           Paid-In           Retained        Comprehensive      Stockholders'
                                       Stock            Capital           Earnings        Income (Loss)          Equity
Balance, December 31, 2002              252,000         1,789,833        11,746,170            388,820         14,176,823

Comprehensive income:
Net income                                    0                 0         1,224,559                  0          1,224,559
Changes in unrealized gain
  on securities available for
  sale, net of taxes of
   $21,760                                    0                 0                 0            (42,240)           (42,240)
                                                                                                             ------------
Total comprehensive income                                                                                      1,182,319
                                                                                                             ------------

Cash dividends declared on
  common stock ($.80
  per share)                                  0                 0          (640,000)                 0           (640,000)
                                   ------------      ------------      ------------       ------------       ------------

Balance, December 31, 2003              252,000         1,789,833        12,330,729            346,580         14,719,142

Comprehensive income:
Net income                                    0                 0         1,359,891                  0          1,359,891
Changes in unrealized gain
  on securities available for
  sale, net of taxes of
   $111,950                                   0                 0                 0           (217,314)          (217,314)
                                                                                                             ------------
Total comprehensive income                                                                                      1,142,577
                                                                                                             ------------

Cash dividends declared on
  common stock ($.82
  per share)                                  0                 0          (656,000)                 0           (656,000)
                                   ------------      ------------      ------------       ------------       ------------

Balance, December 31, 2004              252,000         1,789,833        13,034,620            129,266         15,205,719

Comprehensive income:
Net income                                    0                 0         1,327,799                  0          1,327,799
Changes in unrealized gain
  on securities available for
  sale, net of taxes of
   $189,642                                   0                 0                 0           (368,130)          (368,130)
                                                                                                             ------------
Total comprehensive income                                                                                        959,669
                                                                                                             ------------

Cash dividends declared on
  common stock ($.85
  per share)                                  0                 0          (680,000)                 0           (680,000)
                                   ------------      ------------      ------------       ------------       ------------

Balance, December 31, 2005         $    252,000      $  1,789,833      $ 13,682,419       ($   238,864)      $ 15,485,388
                                   ============      ============      ============       ============       ============

     The Notes to Consolidated Financial Statements are an integral part of these statements.

           FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years Ended December 31, 2005, 2004, and 2003

                                                               2005             2004             2003
Cash flows from operating activities:
   Net income                                              $  1,327,799     $  1,359,891     $  1,224,559
   Adjustments to reconcile net income to net
      cash provided by operating activities:
   Depreciation and amortization                                476,428          341,240          312,172
   Provision for loan losses                                    120,000          242,000          144,000
   Deferred income taxes                                         (3,505)         (52,672)         107,304
   (Gain) loss on sale of other real estate                           0           (3,437)          20,026
   Increase in cash surrender value of life insurance           (62,682)         (75,561)         (92,454)
   (Gain) loss on sales/maturities of investments               (69,019)         (79,417)         (49,046)
   (Gain) loss on disposal of equipment                          65,195            1,592           31,766
   (Increase) decrease in accrued interest
      receivable                                                (93,992)         (34,429)         103,561
   Increase (decrease) in accrued interest
      payable and other liabilities                             150,534          223,635         (411,362)
   (Increase) decrease in other assets                         (539,550)         (56,641)        (456,876)
                                                           ------------     ------------     ------------

Net cash provided by operating activities                     1,371,208        1,866,201          933,650
                                                           ------------     ------------     ------------

Cash flows from investing activities:
   Net (increase) decrease in interest bearing
      deposits with banks                                      (402,983)       1,323,635         (550,500)
   Maturities of held-to-maturity securities                     64,775                0          366,030
   Proceeds from sales of available-for-sale securities       1,921,897        5,250,191        1,337,376
   Maturities of available-for-sale securities                7,748,005        6,197,065        6,741,340
   Purchases of available-for-sale securities                         0      (19,417,076)     (19,549,625)
   Proceeds from sales of other real estate owned                     0            3,437           46,486
   Purchased intangibles                                     (1,093,190)      (1,068,060)               0
   Net (increase) in loans                                  (26,474,849)     (11,508,547)        (902,117)
   Sale (purchase) of other bank stock                          175,600         (610,200)        (470,500)
   Purchase of life insurance                                         0                0         (250,000)
   Purchases of bank premises and
      equipment, net                                           (347,448)        (264,244)        (890,287)
                                                           ------------     ------------     ------------

Net cash (used) by investing activities                     (18,408,193)     (20,093,799)     (14,121,797)
                                                           ------------     ------------     ------------

Cash flows from financing activities:
   Net increase (decrease) in deposits                        4,507,378        2,455,392        6,028,905
   Purchase of deposits                                      12,381,410        8,971,683                0
   Cash dividends paid                                         (752,000)        (648,000)        (632,000)
   Net short-term borrowings (payments)                      (1,503,300)      12,260,400       (1,835,000)
   Proceeds from long-term borrowings                         1,500,000                0        9,289,000
   Principal payments on long-term borrowings                    (7,055)      (2,506,633)          (5,667)
                                                           ------------     ------------     ------------

Net cash provided by financing activities                  $ 16,126,433     $ 20,532,842     $ 12,845,238
                                                           ------------     ------------     ------------

     The Notes to Consolidated Financial Statements are an integral part of these statements.

           FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

                 Years Ended December 31, 2005, 2004, and 2003

                                                            2005             2004             2003
Net increase (decrease) in cash and cash equivalents    $   (910,552)    $  2,305,244     $   (342,909)

Cash and cash equivalents, beginning balance               5,612,686        3,307,442        3,650,351
                                                        ------------     ------------     ------------

Cash and cash equivalents, ending balance               $  4,702,134     $  5,612,686     $  3,307,442
                                                        ============     ============     ============

Supplemental disclosure of cash flows information:

   Cash paid during the year for:

      Interest                                          $  3,694,717     $  3,231,454     $  3,463,813

      Income taxes                                           495,220          447,552          661,864

Supplemental schedule of noncash investing and financing activities:

   Unrealized gain (loss) on securities
    available-for-sale, net of income tax effect        $   (368,130)    $   (217,314)    $    (42,240)

   Other real estate acquired in settlement of loans    $     57,591     $          0     $          0

   Acquisition of deposits:
      Liability assumed for deposits acquired           $ 13,474,600     $ 10,039,743     $          0
      Acquisition (premium)                               (1,093,190)      (1,068,060)               0
                                                        ------------     ------------     ------------
      Cash received for deposits acquired               $ 12,381,410     $  8,971,683     $          0
                                                        ============     ============     ============

      Acquisition of loans                              $    881,947     $          0     $          0
                                                        ============     ============     ============

     The Notes to Consolidated Financial Statements are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.     Significant Accounting Policies

            Nature of Operations

            FNB Financial Corporation's primary activity consists of owning and supervising its subsidiaries, FNB Mortgage Brokers, Inc., which brokers secondary mortgage loans in the Pennsylvania and Maryland markets, and The First National Bank of McConnellsburg, which is engaged in providing banking and bank-related services in South Central Pennsylvania and Northwestern Maryland. Its five offices are located in McConnellsburg (2), Fort Loudon and Needmore, Pennsylvania, and Hancock, Maryland.

            Principles of Consolidation

            The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries of FNB Mortgage Brokers, Inc. and The First National Bank of McConnellsburg. All significant inter-company transactions and accounts have been eliminated.

            First Fulton County Community Development Corporation (FFCCDC) was formed as a wholly-owned subsidiary of The First National Bank of McConnellsburg. The purpose of FFCCDC is to serve the needs of low-to-moderate income individuals and small business in Fulton County under the Community Development and Regulatory Improvement Act of 1995. FFCCDC has been inactive for the past several years.

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

            Investment Securities

            The Corporation's investments in securities are classified in three categories and accounted for as follows:

            -> Trading Securities. Securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income.

            -> Securities to be Held to Maturity. Bonds and notes for which the Corporation has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

            -> Securities Available for Sale. Securities available for sale consist of equity securities, and bonds and notes not classified as trading securities nor as securities to be held to maturity. These are securities that management intends to use as a part of its asset and liability management strategy and may be sold in response to changes in interest rates, resultant prepayment risk and other related factors. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in other comprehensive income until realized. Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

            Fair values for investment securities are based on quoted market prices.

            The Corporation had no trading securities in 2005 or 2004.

            Federal Reserve Bank, Atlantic Central Banker's Bank, and Federal Home Loan Bank Stock

            These investments are carried at cost. The Corporation is required to maintain minimum investment balances in these stocks, which are not actively traded and therefore have no readily determinable market value.

            Other Real Estate Owned

            Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of carrying value or fair value of the underlying collateral less estimated cost to sell. After foreclosure, valuations are performed periodically by management and the real estate is carried at the lower of carrying amount or fair value less estimated cost to sell. Legal fees and other costs related to foreclosure proceedings are expensed as they are incurred.

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

            Earnings Per Share

            Earnings per common share were computed based upon weighted average shares of common stock outstanding of 800,000 for 2005, 2004, and 2003.

            Goodwill

            Goodwill represents the excess of the purchase price over the underlying fair value of acquired branches. Goodwill is accounted for under Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," and is assessed for impairment at least annually and as triggering events occur. In making this assessment, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, and transactions and market place data. There are inherent uncertainties related to these factors and management's judgment in applying them to the analysis of goodwill impairment. Changes in economic and operating conditions could result in a goodwill impairment in future periods. Disruptions to the business such as end market conditions and protracted economic weakness, unexpected significant declines in operating results, and market capitalization declines may result in a goodwill impairment. These types of events and the resulting analysis could result in additional charges for goodwill and other asset impairments in the future. See Note 18 for further details.

            Intangible Assets

            Intangible assets represent premiums from purchases of core deposit relationships at the Corporation's Hancock and Fort Loudon branch offices. Identifiable intangible assets are being amortized over ten years on a straight-line basis. See Note 18 for further details.

            Federal Income Taxes

            As a result of certain timing differences between financial statement and federal income tax reporting, deferred income taxes are provided in the financial statements. See Note 7 for further details.

            Advertising

            The Corporation follows the policy of charging costs of advertising to expense as incurred. Advertising expense was $ 141,381, $ 115,172 and $ 66,620 for 2005, 2004 and 2003 respectively.

            Fair Values of Financial Instruments

            Generally accepted accounting principles require disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Certain financial instruments and all non-financial instruments are excluded from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

            The following methods and assumptions were used by the Corporation in estimating fair values of financial instruments as disclosed herein:

            -> Cash and Short-Term Instruments. The carrying amounts of cash and short-term instruments approximate their fair value.

            -> Securities to be Held to Maturity and Securities Available for Sale. Fair values for investment securities are based on quoted market prices.

            -> Loans Receivable. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

            -> Cash Surrender Value of Life Insurance. The carrying amounts of cash surrender value of life insurance approximate their fair values.

            -> Deposit Liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate certificates of deposit, and fixed-term money market accounts approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit and IRA's are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly maturities on time deposits.

            -> Short-Term Borrowings. The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

            -> Long-Term Borrowings. The fair value of the Corporation's long-term debt is estimated using a discounted cash flow analysis based on the Corporation's current incremental borrowing rate for similar types of borrowing arrangements.

            -> Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

            -> Off-Balance-Sheet Instruments. The Corporation generally does not charge commitment fees. Fees for standby letters of credit and other off-balance-sheet instruments are not significant.

            Comprehensive Income

            Under generally accepted accounting principles, comprehensive income is defined as the change in equity from transactions and other events from non-owner sources. It includes all changes in equity except those resulting from investments by stockholders and distributions to stockholders. Comprehensive income includes net income and certain elements of "other comprehensive income" such as foreign currency transactions; accounting for futures contracts; employers accounting for pensions; and accounting for certain investments in debt and equity securities.

            The Corporation has elected to report its comprehensive income in the statement of changes in stockholders' equity. The only element of "other comprehensive income" that the Corporation has is the unrealized gain or loss on available for sale securities.

            The components of the change in net unrealized gains (losses) on securities were as follows:

                                                                     2005          2004          2003
            Gross unrealized holding gains (losses) arising
              during the year                                     $(488,752)    $(249,847)    $ (14,954)
            Reclassification adjustment for (gains)/losses
              realized in net income                                (69,019)      (79,417)      (49,046)
                                                                  ---------     ---------     ---------
            Net unrealized holding gains (losses) before taxes     (557,771)     (329,264)      (64,000)
            Tax effect                                              189,641       111,950        21,760
                                                                  ---------     ---------     ---------
            Net change                                            $(368,130)    $(217,314)    $ (42,240)
                                                                  =========     =========     =========

            Reclassifications

            Certain reclassifications have been made to the 2004 and 2003 financial statements to conform to reporting for 2005.

Note 2.     Investment Securities

            The amortized cost and fair values of investment securities available for sale at December 31 were:

                                                                             Gross           Gross
                                             Amortized     Unrealized      Unrealized        Fair
                                                Cost          Gains          Losses          Value
                                                                      2005
            Obligations of other U.S.
              Government agencies           $ 4,000,000    $         0    $  (121,240)    $ 3,878,760
            Obligations of states and
              political subdivisions          7,373,897        111,813        (15,895)      7,469,815
            Mortgage-backed securities       18,189,986          3,289       (362,294)     17,830,981
            SBA Loan Pool certificates          236,433            282         (1,333)        235,382
            Equities in local bank stock        234,192         35,114        (11,650)        257,656
                                            -----------    -----------    -----------     -----------
                  Totals                    $30,034,508    $   150,498    $  (512,412)    $29,672,594
                                            ===========    ===========    ===========     ===========

                                                                      2004
            Obligations of other U.S.
              Government agencies           $ 4,749,991    $    10,144    $   (47,480)    $ 4,712,655
            Obligations of states and
              political subdivisions          9,757,135        310,564         (3,961)     10,063,738
            Mortgage-backed securities       24,575,254         54,786       (165,610)     24,464,430
            SBA Loan Pool certificates          291,151            513         (1,184)        290,480
            Equities in local bank stock        261,861         46,284         (8,200)        299,945
                                            -----------    -----------    -----------     -----------
                  Totals                    $39,635,392    $   422,291    $  (226,435)    $39,831,248
                                            ===========    ===========    ===========     ===========

            The amortized cost and fair values of investment securities held to maturity at December 31 were:

                                                              Gross          Gross
                                             Amortized     Unrealized      Unrealized        Fair
                                                Cost          Gains          Losses          Value
                                                                      2005
            SBA loan pool certificates      $   190,395    $       181    $    (1,920)    $   188,656
                                            ===========    ===========    ===========     ===========

                                                                      2004
            SBA loan pool certificates      $   255,170    $       305    $    (2,259)    $   253,216
                                            ===========    ===========    ===========     ===========

            The amortized cost and fair values of investment securities available for sale and held to maturity at December 31, 2005 by contractual maturity, are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               Securities Available            Securities Held
                                            - - - - for Sale - - - - -    - - - - to Maturity- - - -
                                             Amortized         Fair       Amortized         Fair
                                                Cost           Value         Cost           Value
            Due in one year or less         $   189,965    $   191,447    $         0    $         0
            Due after one year through
              five years                      1,999,108      2,033,134              0              0
            Due after five years through
              ten years                       5,700,480      5,622,813              0              0
            Due after ten years               3,484,344      3,501,181              0              0
                                            -----------    -----------    -----------    -----------
                                             11,373,897     11,348,575              0              0
            Mortgage-backed securities       18,189,986     17,830,981              0              0
            SBA loan pool certificates          236,433        235,382        190,395        188,656
            Equities in local bank stock        234,192        257,656              0              0
                                            -----------    -----------    -----------    -----------
                  Totals                    $30,034,508    $29,672,594    $   190,395    $   188,656
                                            ===========    ===========    ===========    ===========

            Proceeds from sales of investment securities available-for-sale during 2005 were $ 1,921,897 resulting in gross losses of $ 0 and gross gains of $ 69,019. Related taxes were $ 23,466.

            Proceeds from sales of securities available-for-sale during 2004 were $ 5,250,191 resulting in gross losses of $ 0 and gross gains of $ 79,417. Related taxes were $ 27,002.

            Proceeds from sales of investment securities available-for-sale during 2003 were $ 1,337,376 resulting in gross losses of $ 0 and gross gains of $ 49,046. Related taxes were $ 16,675.

            There were no sales of investment securities held-to-maturity in 2005, 2004, or 2003.

            Investment securities carried at $ 6,454,656 and $ 6,955,410 at December 31, 2005 and 2004, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

            The following table shows the Corporation's gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a loss position, at December 31, 2005 and 2004.

                                                                                      2005
                                                   Less than 12 months        12 Months or Greater                Total
                                                   Market     Unrealized       Market      Unrealized      Market     Unrealized
                                                   Value         Loss          Value          Loss         Value          Loss
                                                ---------------------------------------------------------------------------------
            U. S. Government agencies           $         0   $         0   $ 3,878,760   $   121,240   $ 3,878,760   $   121,240
            States and political subdivisions     1,171,961        10,166     1,080,712         5,729     2,252,673        15,895
            Mortgage-backed securities            9,439,112       115,133     8,299,376       247,161    17,738,488       362,294
            SBA loan pool certificates               44,503           147       252,284         3,106       296,787         3,253
            Equities in local bank stock             36,850         8,150        97,060         3,500       133,910        11,650
                                                -----------   -----------   -----------   -----------   -----------   -----------

               Totals                           $10,692,426   $   133,596   $13,608,192   $   380,736   $24,300,618   $   514,332
                                                ===========   ===========   ===========   ===========   ===========   ===========

                                                                                      2004
                                                   Less than 12 months        12 Months or Greater                Total
                                                   Market     Unrealized       Market      Unrealized      Market     Unrealized
                                                   Value         Loss          Value          Loss         Value          Loss
                                                ---------------------------------------------------------------------------------
            U. S. Government agencies           $ 3,952,520   $    47,480   $         0   $         0   $ 3,952,520   $    47,480
            States and political subdivisions     1,100,834         3,961             0             0     1,100,834         3,961
            Mortgage-backed securities            2,907,797         7,833     8,821,053       157,777    11,728,850       165,610
            SBA loan pool certificates              198,414           561       215,254         2,882       413,668         3,443
            Equities in local bank stock            137,360         8,200             0             0       137,360         8,200
                                                -----------   -----------   -----------   -----------   -----------   -----------

               Totals                           $ 8,296,925   $    68,035   $ 9,036,307   $   160,659   $17,333,232   $   228,694
                                                ===========   ===========   ===========   ===========   ===========   ===========

            Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, but management's intent is to hold all investments until maturity unless market, economic or specific investment concerns warrant a sale of securities. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

            At December 31, 2005, one U. S. Government agency, forty-three mortgage-backed securities, two equities, and four obligations of state and political subdivisions had unrealized losses. At December 31, 2004, one U. S. Government agency, thirty-three mortgage-backed securities, two equities, and two obligations of state and political subdivisions had unrealized losses. As management has the ability to hold these securities until maturity, or for the foreseeable future, no declines are deemed to be other than temporary.

Note 3.     Loans

            Loans consist of the following at December 31:

                                                                                 2005       2004
                                                                                  (000 omitted)
            Real estate loans:
               Construction and land development                               $ 12,712   $  8,212
               Secured by farmland                                                4,829      3,862
               Secured by 1-4 family residential properties                      79,759     61,604
               Secured by multi-family residential properties                         0        303
               Secured by nonfarmland nonresidential properties                  23,061     20,655
               Loans to farmers (except loans secured
                primarily by real estate)                                         1,438      1,501
            Commercial, industrial and state and political subdivision loans      9,037      8,864
            Loans to individuals for household, family, or other personal
              expenditures                                                        6,758      6,504
            All other loans                                                       2,319      2,193
                                                                               --------   --------
                  Total loans                                                   139,913    113,698
            Less: Unearned discount on loans                                         38         59
                  Allowance for loan losses                                       1,026      1,088
                                                                               --------   --------
                  Net Loans                                                    $138,849   $112,551
                                                                               ========   ========

            The following table shows maturities and sensitivities of loans to changes in interest rates based upon contractual maturities and terms as of December 31, 2005.

                                                                  Due Over
                                                                   1 But
                                                  Due Within      Within 5       Due Over      Nonaccruing
                      (000 omitted)                 1 Year         Years         5 Years          Loans          Total
            Loans at pre-determined interest
                 rates                             $  2,993       $  9,080       $ 40,085       $     16       $ 52,174
            Loans at floating or adjustable
                 interest rates                      30,937         56,342            403             57         87,739
                                                   --------       --------       --------       --------       --------
                     Total (1)                     $ 33,930       $ 65,422       $ 40,488       $     73       $139,913
                                                   ========       ========       ========       ========       ========

            (1) These amounts have not been reduced by the allowance for possible loan losses or unearned discount.

            The Corporation has granted loans to its officers and directors, and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans and the related activity for 2005 and 2004 was as follows:


                                                 2005                  2004

                  Beginning balance          $ 2,293,975           $ 1,472,942
                  New loans                    3,979,206             3,375,462
                  Repayments                  (2,750,135)           (2,554,429)
                                             -----------           -----------
                                             $ 3,523,046           $ 2,293,975
                                             ===========           ===========

            Outstanding loans to Corporate employees totaled $ 1,085,543 and $1,156,682 at December 31, 2005 and 2004, respectively.

Note 4.     Allowance for Loan Losses

            Activity in the allowance for loan losses is summarized as follows:

                                                                   2005       2004       2003
                                                                         (000 omitted)
            Allowance for loan losses, beginning of the year      $1,088     $  893     $  928

            Loans charged-off during the year:
               Real estate mortgages                                 145          0          0
               Installment loans                                      54        105        168
               Commercial and all other loans                         24         36         65
                                                                  ------     ------     ------
                  Total charge-offs                                  223        141        233
                                                                  ------     ------     ------

            Recoveries of loans previously charged-off:
               Real estate mortgages                                   0          0          0
               Installment loans                                      17         94         55
               Commercial and all other loans                         24          0          0
                                                                  ------     ------     ------
                  Total recoveries                                    41         94         55
                                                                  ------     ------     ------

               Net loans charged-off (recovered)                     182         47        178
               Provision for loan losses charged to operations       120        242        144
                                                                  ------     ------     ------

            Allowance for loan losses, end of the year            $1,026     $1,088     $  893
                                                                  ======     ======     ======

            Ratio of net charge-offs to average loans               0.14%      0.04%      0.17%
                                                                  ======     ======     ======

            A breakdown of the allowance for loan losses as of December 31 is as follows:

                                        - - - - 2005 - - - - -   - - - - 2004 - - - - -
                                                    Percent of               Percent of
                                                     Loans in                 Loans in
                                        Allowance      Each      Allowance      Each
                  (000 omitted)          Amount      Category     Amount      Category
            Commercial, industrial
              and agriculture loans      $  640       20.02%      $  659       19.74%
            1-4 family residential
              mortgages                     315       73.49%         206       72.62%
            Consumer and
              installment loan               41        6.49%          65        7.64%
            Unallocated                      30         N/A          158         N/A
                                         ------      ------       ------      ------
                  Total                  $1,026      100.00%      $1,088      100.00%
                                         ======      ======       ======      ======

            Impairment of loans having a recorded investment of $ 2,682,641, $611,022, and $ 698,454 at December 31, 2005, 2004, and 2003,
            respectively, was recognized in conformity with generally accepted accounting principles. The average recorded investment in impaired loans was $ 2,931,804, $ 679,506, and $ 743,650 during 2005, 2004, and 2003, respectively. The total allowance for loan losses related to these loans was $ 329,251 at December 31, 2005, $ 90,954 at December 31, 2004, and $ 224,000 at December 31, 2003. Interest income on impaired loans of $ 170,909, $ 34,551, and $ 35,513 was recognized for cash payments received in 2005, 2004, and 2003, respectively.

Note 5.     Nonaccrual, Past Due and Restructured Loans

The following table shows the principal balances of nonaccrual loans as of December 31:

                                                        2005          2004          2003
            Nonaccrual loans                        $   73,192    $  285,794    $1,219,660
                                                    ==========    ==========    ==========
            Interest income that would have been
              accrued at original contract rates    $    4,648    $   29,667    $  131,028
            Amount recognized as interest
              income                                     1,113         6,690        94,631
                                                    ----------    ----------    ----------
                  Foregone revenue                  $    3,535    $   22,977    $   36,397
                                                    ==========    ==========    ==========

Loans 90 days or more past due (still accruing interest) were as follows at December 31:

                  (000 omitted)                        2005          2004          2003
            Real estate mortgages                   $        0    $        0    $       85
            Installment loans                               20             5            21
            Commercial and industrial                        0            15             0
                                                    ----------    ----------    ----------
                 Total                              $       20    $       20    $      106
                                                    ==========    ==========    ==========

Note 6.     Bank Building, Equipment, Furniture and Fixtures

            Bank building, equipment, furniture and fixtures consisted of the following at December 31:

                                                                 Accumulated    Depreciated
                       Description                   Cost       Depreciation        Cost
                                                                    2005

            Land                                  $  378,850     $        0        378,850
            Bank building and improvements         3,517,857      1,528,750      1,989,107
            Equipment, furniture and fixtures      2,764,366      1,949,150        815,216
                                                  ----------     ----------     ----------
                                                  $6,661,073     $3,477,900     $3,183,173
                                                  ==========     ==========     ==========

                                                                    2004

            Land                                  $  284,120     $        0        284,120
            Bank building and improvements         3,297,113      1,431,725      1,865,388
            Equipment, furniture and fixtures      2,976,860      1,957,168      1,019,692
            Leasehold improvements                    64,028         27,418         36,610
                                                  ----------     ----------     ----------
                                                  $6,622,121     $3,416,311     $3,205,810
                                                  ==========     ==========     ==========

            Depreciation expense amounted to $ 333,792, $ 326,566, and $ 312,172 for 2004, 2003, and 2002, respectively.

Note 7.     Income Taxes

            The components of federal income tax expense are summarized as follows:

                                                                2005           2004           2003
            Current year provision                           $ 465,889      $ 469,107      $ 331,628
            Deferred income taxes resulting from:
               Differences between financial
                  statement and tax depreciation charges        (4,839)        49,955         89,105
               Differences between financial
                  statement and tax loan loss
                  provision                                     20,845        (66,239)         8,820
               Differences between financial statement
                  and tax retirement benefit expense           (19,511)       (36,388)         9,379
                                                             ---------      ---------      ---------
            Applicable income tax                            $ 462,384      $ 416,435      $ 438,932
                                                             =========      =========      =========

            Federal income taxes were computed after adjusting pretax accounting income for nontaxable income in the amount of $ 468,743, $ 531,661, $476,207 for 2005, 2004, and 2003, respectively.

      A reconciliation of the effective applicable income tax rate to the federal statutory rate is as follows:

                                                  2005        2004        2003

            Federal income tax rate                34.0%       34.0%       34.0%
            Reduction resulting from:
                Nontaxable income                   8.2        10.6         7.6
                                                 ------      ------      ------
                     Effective income tax rate     25.8%       23.4%       26.4%
                                                 ======      ======      ======

            Deferred tax assets have been provided for deductible temporary differences related to the allowance for loan loss, retirement benefit reserve and unrealized losses on securities available-for-sale. Deferred tax liabilities have been provided for taxable temporary differences related to depreciation and amortization, and unrealized gains on securities available-for-sale. The net deferred taxes included in the accompanying balance sheets at December 31 are as follows:

                                                       2005           2004
            Deferred Tax Assets
               Retirement benefit reserve           $ 117,603      $  98,092
               Allowance for loan losses              287,481        308,326
               Net unrealized (gains) losses on
                  securities available-for-sale       123,051              0
                                                    ---------      ---------
                                                      528,135        406,418
                                                    ---------      ---------
            Deferred Tax Liabilities
               Net unrealized (gains) losses on
                  securities available-for-sale             0        (66,590)
               Depreciation and amortization         (204,206)      (209,045)
                                                    ---------      ---------
                                                     (204,206)      (275,635)
                                                    ---------      ---------
            Net deferred tax asset (liability)      $ 323,929      $ 130,783
                                                    =========      =========

            The Corporation has not recorded a valuation allowance for the deferred tax assets as management feels that it is more likely than not that they will be ultimately realized.

Note 8.     Employee Benefit Plans

            The Corporation has a 401-K plan which covers all employees who have attained the age of 20 and who have completed six months of full-time service. The plan provides for the Corporation to match employee contributions to a maximum of 5% of annual compensation. The Corporation also has the option to make additional discretionary contributions to the plan based upon the Corporation's performance and subject to approval by the Board of Directors. The Corporation's total expense for this plan was $98,874, $89,410, and $79,942, for the years ended December 31, 2005, 2004, and 2003, respectively.

            The Corporation adopted three supplemental retirement benefit plans for directors and executive officers. These plans are funded with single premium life insurance on the plan participants. The cash value of the life insurance policies is an unrestricted asset of the Corporation. The estimated present value of future benefits to be paid totaled $316,120 and $266,970 at December 31, 2005 2004, respectively, which is included in other liabilities. Total annual expense for these plans amounted to $66,307, $57,688, and $36,311, for 2005, 2004, and 2003, respectively.

Note 9.     Deposits

            Included in savings deposits are NOW and Super NOW account balances totaling $ 9,134,490 and $ 8,345,021 at December 31, 2005 and 2004,
            respectively. Also included in savings deposits at December 31, 2005 and 2004 are Money Market account balances totaling $ 15,138,363 and $ 12,363,905, respectively.

            Time certificates of $ 100,000 and over as of December 31 were as follows:

                                                   2005        2004
                                                    (000 omitted)
            Three months or less                 $ 1,673     $ 1,362
            Three months to six months               787       1,382
            Six months to twelve months            3,910       1,578
            Over twelve months                     9,931      10,600
                                                 -------     -------
                         Total                   $16,301     $14,922
                                                 =======     =======

            Interest expense on time deposits of $100,000 and over aggregated $542,000, $582,000, and $529,000 for 2005, 2004, and 2003,
            respectively.

            At December 31, 2005 the scheduled maturities of certificates of deposit are as follows (000 omitted):

                              2006         $24,265
                              2007          18,131
                              2008          13,409
                              2009           7,943
                              2010           9,789
                                           -------
                                           $73,537
                                           =======

            The Corporation accepts deposits of the officers, directors and employees of the corporation and its subsidiary on the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of deposits of officers, directors, and employees totaled $953,602 and $1,101,043 at December 31, 2005 and 2004, respectively.

            The aggregate amount of demand deposit overdrafts reclassified as loan balances was $191,044 and $40,604 at December 31, 2005 and 2004, respectively.

            Derivative Instruments

            Included in time deposits are Index Powered Certificates of Deposit ("IPCD's") totaling $1,447,754 and $1,408,195 at December 31, 2005 and 2004, respectively. The IPCD product is offered through a program with the Federal Home Loan Bank (FHLB). The ultimate pay off at maturity, which is in five years, is the initial deposited principal plus the appreciation in the S&P 500 Index ("S&P Call Option"). The S&P Call Option is considered an embedded derivative designated as a non-hedging item. The change in fair value of the S&P Call Option resulted in losses of $38,667, $83,559, and $74,765 for 2005, 2004 and 2003, respectively, which are included in other income.

            In order to hedge its risk associated with the IPCD Product, the Corporation has entered into a derivative contract with the FHLB whereby the Corporation pays FHLB a fixed rate interest charge (ranging from 4.2% to 4.97%) in return for a guarantee that the FHLB will pay the Corporation the cash equivalent of the growth in the S&P 500 Index due at the IPCD maturity date. The change in fair value of the FHLB Derivative Contract resulted in gains of $68,441, $91,005 and $78,561 for 2005, 2004 and 2003, respectively, which is included in other income.

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

                                                                 Contract or
                                                               Notional Amount
                                                                (000 omitted)
                                                               2005        2004
            Financial instruments whose contract amounts
              represent credit risk at December 31:
                Commitments to extend credit                 $17,540     $16,233
                Commercial and standby letters of credit       1,098       1,192
                                                             -------     -------
                                                             $18,638     $17,425
                                                             =======     =======

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

Note 12.    FNB Financial Corporation (Parent Company Only) Financial
            Information

            The following are the condensed balance sheets, statements of income and statements of cash flows for the parent company.

                                 Balance Sheets
                                   December 31

                        Assets                                        2005              2004
            Cash                                                 $          0      $     44,643
            Money market funds                                         11,422             5,684
            Marketable equity securities
              available for sale                                      257,656           299,945
            Investment in wholly-owned subsidiaries                15,956,064        14,812,319
            Prepaid merger costs                                      247,084                 0
            Other assets                                              376,728           336,077
                                                                 ------------      ------------
                  Total assets                                   $ 16,848,954      $ 15,498,668
                                                                 ============      ============

                                         Liabilities and Stockholders' Equity
                                                                     2005              2004

            Due to subsidiary                                    $      7,461      $          0
            Line of Credit - FNB Greencastle                        1,125,000                 0
            Dividends payable                                         208,000           280,000
            Other liabilities                                          23,105            12,949
                                                                 ------------      ------------
                  Total liabilities                                 1,363,566           292,949
                                                                 ------------      ------------
            Common stock, par value $.315; 12,000,000
              shares authorized; 800,000 shares issued
              and outstanding                                         252,000           252,000
            Additional paid-in capital                              1,789,833         1,789,833
            Retained earnings                                      13,682,419        13,034,620
            Accumulated other comprehensive income (loss)            (238,864)          129,266
                                                                 ------------      ------------
                  Total stockholders' equity                       15,485,388        15,205,719
                                                                 ------------      ------------

                  Total liabilities and stockholders' equity     $ 16,848,954      $ 15,498,668
                                                                 ============      ============

Note 12. FNB Financial Corporation (Parent Company Only) Financial Information (Continued)

                              Statements of Income
                             Years Ended December 31

                                                                            2005             2004             2003
            Cash dividends from wholly-owned
              subsidiaries                                              $   580,000      $   678,000      $ 1,082,000
            Interest on deposits with banks                                     196                5              137
            Dividend income - Marketable
              equity securities                                               7,922            8,173            4,778
            Securities gains                                                 14,739                0           44,395
            Miscellaneous income (loss)                                      22,682           (3,643)          18,305
            Equity in undistributed income of
              subsidiaries                                                  752,226          712,459          118,596
                                                                        -----------      -----------      -----------
                                                                          1,377,765        1,394,994        1,268,211
            Less: holding company expenses                                   49,966           35,103           43,652
                                                                        -----------      -----------      -----------
                  Net income                                            $ 1,327,799      $ 1,359,891      $ 1,224,559
                                                                        ===========      ===========      ===========

                            Statements of Cash Flows
                             Years Ended December 31

                                                                            2005             2004             2003
            Cash flows from operating activities:
                   Net income                                           $ 1,327,799      $ 1,359,891      $ 1,224,559
                   Adjustments to reconcile net
                     income to cash provided by
                     operating activities:
                         Equity in undistributed income
                           of subsidiaries                                 (752,226)        (712,459)        (118,596)
                         (Gain) on sales of investments                     (14,739)               0          (44,395)
                         (Increase) in prepaid expense                     (247,084)               0                0
                         (Increase) in other assets                         (40,651)          (8,320)        (301,798)
                         Increase (decrease) in other liabilities            22,588           11,962          (32,754)
                                                                        -----------      -----------      -----------
            Net cash provided by operating activities                       295,687          651,074          727,016
                                                                        -----------      -----------      -----------

            Cash flows from investing activities:
                   Investment in subsidiary                                (750,000)         (30,000)         (75,000)
                   Net (increase)decrease in money market funds              (5,738)          94,827           65,386
                   Purchase of marketable equity securities
                     available for sale                                           0         (100,560)        (196,299)
                   Sales of marketable equity securities
                     available for sale                                      42,408                0          179,094
                                                                        -----------      -----------      -----------
            Net cash (used) by investing activities                        (713,330)         (35,733)         (26,819)
                                                                        -----------      -----------      -----------

            Cash flows from financing activities:
                  Net short-term borrowings                               1,125,000                0                0
                   Cash dividends paid                                     (752,000)        (648,000)        (632,000)
                                                                        -----------      -----------      -----------
                   Net cash provided (used) by financing activities         373,000         (648,000)        (632,000)
                                                                        -----------      -----------      -----------

            Net increase (decrease) in cash                                 (44,643)         (32,659)          68,197
            Cash, beginning balance                                          44,643           77,302            9,105
                                                                        -----------      -----------      -----------
            Cash, ending balance                                        $         0      $    44,643      $    77,302
                                                                        ===========      ===========      ===========

Note 13.    Regulatory Matters

            Dividends paid by FNB Financial Corporation are generally provided from the dividends it receives from its Subsidiary Bank. The Bank, as a National Bank, is subject to the dividend restrictions set forth by the Office of the Comptroller of the Currency (OCC). Under such restrictions, the Corporation may not, without prior approval of the OCC, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends that the Bank could declare without the approval of the OCC amounted to approximately $2,445,703 and $2,676,922 at December 31, 2005 and 2004, respectively.

            FNB Financial Corporation's balance of retained earnings at December 31, 2005 is $13,682,419 and would be available for cash dividends, although payment of dividends to such extent would not be prudent or likely. The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current period earnings.

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

                                          FNB Financial Corporation      Regulatory Minimum
                                            2005             2004           Requirements
            Leverage ratio                  7.37%            8.33%               4%

            Risk-based capital ratios:
               Tier I (core capital)       10.65%           12.57%               4%

            Combined Tier I and
               Tier II (core capital
               plus allowance for loan
               losses)                     11.47%           13.57%               8%

            As of December 31, 2005 the most recent regulatory exam from the Office of the Comptroller of the Currency categorized the Corporation as well capitalized under the regulatory frame work for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Corporation's category.

Note 14.    Compensating Balance Arrangements

            Required deposit balances at the Federal Reserve were $ 400,000 for 2005 and 2004. Required deposit balances at Atlantic Central Banker's Bank were $ 480,000 at December 31, 2005 and $ 425,000 at December 31, 2004. These balances are maintained to cover processing costs and service charges.

Note 15.    Fair Value of Financial Instruments

            The estimated fair values of the Corporation's financial instruments were as follows at December 31:

                                                         - - - - - - 2005 - - - - - -    - - - - - - 2004 - - - - - -
                                                           Carrying          Fair          Carrying          Fair
                                                            Amount           Value          Amount           Value
            FINANCIAL ASSETS
               Cash and due from banks                   $  4,702,134    $  4,702,134    $  5,612,686    $  5,612,686
               Interest-bearing deposits in banks             598,114         597,126         195,131         201,752
               Securities available for sale               29,672,594      29,672,594      39,831,248      39,831,248
               Securities to be held to maturity              190,395         188,656         255,170         253,216
               Other bank stock                             1,571,100       1,571,100       1,746,700       1,746,700
               Loans receivable (net)                     138,848,789     130,966,773     112,551,531     112,355,536
               Cash surrender value of life insurance       2,885,717       2,885,717       2,823,035       2,823,035
               Accrued interest receivable                    683,716         683,716         589,724         589,724

            FINANCIAL LIABILITIES
               Time certificates                           73,537,218      73,432,613      69,214,188      69,420,120
               Other deposits                              71,499,909      71,499,909      58,934,151      58,934,151
               Accrued interest payable                       445,649         445,649         306,860         306,860
               Liability for borrowed funds                24,424,404      24,456,679      24,434,759      25,019,939

Note 16.    Liability for Borrowed Funds

            Included in liabilities for borrowed funds at December 31 are borrowings from The Federal Home Loan Bank as follows:

                                  Advance        Principal Outstanding       Interest    Maturity
                Type              Amount           2005          2004           Rate       Date
            Convertible (1)    $ 2,250,000    $ 2,250,000    $ 2,250,000       6.230%    08/30/10
            Convertible (1)      2,000,000      2,000,000      2,000,000       5.830%    08/10/10
            Convertible (1)        500,000        500,000        500,000       5.975%    07/21/10
            Convertible (1)        500,000        500,000        500,000       6.540%    07/12/10
            Credit Line         35,000,000     16,421,100     19,049,400       4.220%    12/20/06
            CIP/Term (2)           175,000        128,304        135,359       6.640%    07/14/17
            CIP/Term (3)         1,500,000      1,500,000              0       4.450%    08/05/25
                                              -----------    -----------
                                              $23,299,404    $24,434,759
                                              ===========    ===========

            Also included in liabilities for borrowed funds at December 31 is a line of credit at another area bank as follows:

                                    Advance       Principal Outstanding       Interest   Maturity
                   Type             Amount         2005          2004           Rate       Date
            Line of Credit (4)    $2,000,000    $1,125,000    $        0        6.25%    08/05/06

            (1) Interest rates on Convertible Loans are fixed until the market rate reaches a pre-determined Comparative Rate/Index or Strike Rate/Index, at which time the interest rate becomes adjustable quarterly based upon the three month LIBOR rate. At the time any loan rate becomes adjustable, the Corporation has the option to prepay the debt entirely without penalty or convert to a repayment schedule.

            (2) The Corporation received Community Investment Program funding from the Federal Home Loan Bank of Pittsburgh for $ 175,000 at a fixed rate of 6.64% and an amortization term of 20 years. Required payments on this loan are as follows:

                                2006             $  7,538
                                2007                8,054
                                2008                8,605
                                2009                9,194
                                2010                9,824
                             Thereafter            85,089
                                                 --------
                                                 $128,304
                                                 ========

            (3) The Corporation received Community Investment Program funding from the Federal Home Loan Bank of Pittsburgh for $ 1,500,000 at a fixed rate of 4.45%. This loan requires interest only payments monthly with the entire unpaid balance due at maturity.

            (4) The Corporation received a revolving line of credit from The First National Bank of Greencastle for $2,000,000 at a floating rate equal to Prime minus 1.00%. The interest rate can change daily. This loan requires interest only payments monthly with the entire unpaid balance due at maturity.

            The total maximum borrowing capacity from Federal Home Loan Bank at December 31, 2005 was $ 99,024,000. Collateral for borrowings at the Federal Home Loan Bank consists of various securities and the Corporation's 1-4 family mortgages with a total value of approximately $ 120,787,000.

Note 17.    Operating Lease

            The Corporation had been leasing its Hancock, Maryland office. Rent expense under this lease was $ 12,600 for 2005, $ 21,600 for 2004, and $ 21,600 for 2003. In July 2005, the Corporation purchased a branch office in Hancock, Maryland and the lease was terminated.

Note 18.    Intangible Assets

            The Corporation purchased a branch in Hancock, Maryland on June 24, 2005, and a branch in Hancock, Maryland on August 3, 2004. These transactions resulted in intangible assets and goodwill as follows.

            Acquired Intangible Assets

                                                      As of December 31, 2005              As of December 31, 2004
                                                  Gross Carrying      Accumulated     Gross Carrying     Accumulated
                                                      Amount         Amortization         Amount         Amortization
            Amortized intangible assets
                  Core deposit relationships        $1,666,074        $  318,398        $  866,643        $  178,464
                                                    ==========        ==========        ==========        ==========

            Amortization expense amounted to $ 142,636, $ 14,674, and $ 14,649 for 2005, 2004, and 2003, respectively, and is included in other operating expenses. The estimated amortization expense for the next five years is as follows:

                               2006                              $ 154,825
                               2007                                154,825
                               2008                                154,825
                               2009                                154,825
                               2010                                154,825

            Goodwill

            The changes in the carrying amount of goodwill for the years ended December 31, 2005 and 2004 are as follows:

                                                   2005        2004
            Beginning balance                    $465,734    $      0
            Goodwill acquired during the year     291,056     465,734
                                                 --------    --------
            Ending balance                       $756,790    $465,734
                                                 ========    ========

Note 19.    Commitments and Subsequent Event

            FNB Financial Corporation announced September 21, 2005 that it has executed an agreement to merge with Tower Bancorp, Inc. ("Tower"), headquartered in Greencastle, Pennsylvania, Franklin County. The merger is subject to regulatory approval as well as approval of the shareholders of both entities. The merger is expected to close early in the second quarter of 2006. Pursuant to the terms of the agreement, FNB shareholders will be entitled to receive either
            0.8663 shares of Tower common stock or $ 39 for each share of FNB common stock. Each shareholder of FNB will have the ability to elect to receive shares of Tower common stock for a portion of their shares and cash for the remaining portion of their shares. Shareholder elections will be subject to allocation procedures, which are intended to ensure that a minimum of 85% of the outstanding FNB common stock will be converted into shares of Tower common stock and up to 15% of the FNB common stock will be paid in cash. The total value of the merger is estimated at $ 31.2 million. At a special shareholder meeting held March 14, 2006, the merger was approved by the shareholders of FNB.

           FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

                       SELECTED FIVE YEAR FINANCIAL DATA

                                         2005         2004         2003         2002         2001
Results of Operations (000 omitted)
   Interest income                     $  9,721     $  8,555     $  8,333     $  8,395     $  8,767
   Interest expense                       3,834        3,236        3,362        3,724        4,676
   Provision for loan losses                120          242          144          142          144
                                       --------     --------     --------     --------     --------
   Net interest income after
     provision for loan losses            5,767        5,077        4,827        4,529        3,947
   Other operating income                 1,157        1,104          705          655          739
   Other operating expenses               5,134        4,405        3,869        3,498        3,425
                                       --------     --------     --------     --------     --------
   Income before income taxes             1,790        1,776        1,663        1,686        1,261
   Applicable income tax                    462          416          438          473          256
                                       --------     --------     --------     --------     --------
         Net income                    $  1,328     $  1,360     $  1,225     $  1,213     $  1,005
                                       ========     ========     ========     ========     ========

Common Share Data

Per share amounts are based on weighted average shares of common stock outstanding of 800,000 for 2005, 2004, 2003, 2002, and 2001.

   Income before income taxes          $   2.24     $   2.22     $   2.08     $   2.11     $   1.58
   Applicable income taxes                 0.58         0.52         0.55         0.59         0.32
   Net income                              1.66         1.70         1.53         1.52         1.26
   Cash dividend declared                  0.85         0.82         0.80         0.74         0.63
   Book value (actual number
     of shares outstanding)               19.36        19.01        18.40        17.72        16.73
   Dividend payout ratio                  51.20%       48.24%       52.26%       48.79%       50.14%

Year-End Balance Sheet Figures
   (000 omitted)

   Total assets                        $186,117     $168,881     $147,015     $133,365     $132,161
   Net loans                            138,849      112,552      101,285      100,527       90,168
   Total investment securities -
     Amortized cost                      30,225       39,890       31,841       20,687       20,334
   Deposits-noninterest bearing          25,031       19,026       15,901       13,931       13,344
   Deposits-interest bearing            120,006      109,122      100,821       96,761       98,618
   Total deposits                       145,037      128,148      116,722      110,692      111,962
   Total stockholders' equity            15,485       15,206       14,719       14,177       13,388

Ratios

   Average equity/average assets           8.85%        9.51%       10.55%       10.30%       10.05%
   Return on average equity                8.42%        9.09%        8.28%        9.01%        7.74%
   Return on average assets                0.75%        0.86%        0.87%        0.93%        0.78%

           FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

                       SUMMARY OF QUARTERLY FINANCIAL DATA

The unaudited quarterly results of operations for the years ended December 31, 2005 and 2004 are as follows:

                                                  2005                                            2004
$(000 omitted                                Quarter Ended                                   Quarter Ended
except per share)              Mar.31     June 30     Sept. 30    Dec. 31      Mar.31     June 30     Sept. 30    Dec. 31
Interest income                $2,251      $2,378      $2,497      $2,595      $2,040      $2,047      $2,205      $2,263
Interest expense                  871         938         988       1,037         793         772         830         841
                               ------      ------      ------      ------      ------      ------      ------      ------
   Net interest income          1,380       1,440       1,509       1,558       1,247       1,275       1,375       1,422

Provision for loan losses          36          24          30          30          98          54          54          36
                               ------      ------      ------      ------      ------      ------      ------      ------
   Net interest income
      after provision for
      loan losses               1,344       1,416       1,479       1,528       1,149       1,221       1,321       1,386
Other income                      288         273         269         258         219         238         291         277
Security gains (losses)             0          15          54           0          79           0           0           0
Other expenses                  1,143       1,208       1,450       1,333       1,078       1,056       1,132       1,139
                               ------      ------      ------      ------      ------      ------      ------      ------
   Operating income
      before
      income taxes                489         496         352         453         369         403         480         524
Applicable income taxes           115         150         100          97         102         102         121          91
                               ------      ------      ------      ------      ------      ------      ------      ------
   Net income                  $  374      $  346      $  252      $  356      $  267      $  301      $  359      $  433
                               ======      ======      ======      ======      ======      ======      ======      ======

Net income applicable
 to common stock
Per share data:
   Net income                  $ 0.47      $ 0.43      $ 0.32      $ 0.44      $ 0.33      $ 0.38      $ 0.45      $ 0.54

           FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

              DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS'
                EQUITY, INTEREST RATES AND INTEREST DIFFERENTIAL
                             Years Ended December 31

                              -------------2005-------------    -------------2004-------------    -------------2003-------------
                               Average                          Average                           Average
       (000 omitted)           Balance   Interest     Rate      Balance    Interest     Rate      Balance    Interest     Rate
      ASSETS
Interest bearing
  deposits with banks         $    614   $     19       3.09%   $    975   $     13       1.33%   $    853   $     32       3.75%
Federal funds sold                   0          0       0.00%         34          1       2.94%        457          6       1.31%
Investment securities           37,530      1,468       3.91%     37,814      1,447       3.82%     26,785      1,057       3.95%
Loans                          125,746      8,234       6.55%    105,922      7,094       6.70%    102,219      7,238       7.08%
                              --------   --------   --------    --------   --------   --------    --------   --------   --------
   Total interest
    earning assets             163,890   $  9,721       5.93%    144,745   $  8,555       5.91%    130,314   $  8,333       6.40%
                                         ========   ========               ========   ========               ========   ========
Cash and due from
  banks                          4,490                             3,948                             3,723
Bank premises and
  equipment                      3,132                             3,219                             3,009
Other assets                     6,743                             5,389                             3,239
                              --------                          --------                          --------
   Total assets               $178,255                          $157,301                          $140,285
                              ========                          ========                          ========

      LIABILITIES AND STOCKHOLDERS' EQUITY

Interest bearing
  transaction accounts        $  8,600   $     20       0.23%   $  7,821   $     16       0.20%   $  6,353   $     38       0.60%
Money market deposit
  accounts                      12,649        227       1.79%      8,274         67       0.81%      5,459         69       1.26%
Other savings deposits          20,630         99       0.48%     18,078         76       0.42%     16,323        110       0.67%
All time deposits               72,389      2,485       3.43%     68,502      2,501       3.65%     67,810      2,722       4.01%
Liability for borrowed
  funds                         24,967      1,002       4.01%     20,383        576       2.83%     10,902        423       3.88%
                              --------   --------   --------    --------   --------   --------    --------   --------   --------
      Total interest
       bearing
       liabilities             139,235   $  3,833       2.75%    123,058   $  3,236       2.63%    106,847   $  3,362       3.15%
                                         ========   ========               ========   ========               ========   ========
Demand deposits                 22,086                            17,830                            17,615
Other liabilities                1,160                             1,451                             1,023
                              --------                          --------                          --------
      Total liabilities        162,481                           142,339                           125,485
Stockholders' equity            15,774                            14,962                            14,800
                              --------                          --------                          --------
      Total liabilities
       and stockholders'
       equity                 $178,255                          $157,301                          $140,285
                              ========                          ========                          ========

Net interest income/net
  interest margin                        $  5,888       3.59%              $  5,319       3.67%              $  4,971       3.81%
                                         ========   ========               ========   ========               ========   ========

Note: Average loan balances presented include loans placed on non-accrual status.

           FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

                         CHANGES IN NET INTEREST INCOME

                                     - - - - 2005 Compared to 2004 - - - -     - - - - 2004 Compared to 2003 - - - -
                                                                  Total                                     Total
                                     Average        Average      Increase       Average      Average       Increase
          (000 omitted)               Volume         Rate       (Decrease)      Volume         Rate       (Decrease)
Interest Income
   Interest bearing deposits
      with banks and                 $    (5)      $    11       $     6       $     5       $   (24)      $   (19)
   Federal funds sold                     (1)            0            (1)           (6)            1            (5)
   Investment securities                 (11)           32            21           436           (46)          390
   Loans                               1,328          (188)        1,140           262          (406)         (144)
                                     -------       -------       -------       -------       -------       -------

         Total interest income       $ 1,311       $  (145)      $ 1,166       $   697       $  (475)      $   222
                                     =======       =======       =======       =======       =======       =======

Interest Expense
   Interest bearing
      transaction accounts           $     2       $     2       $     4       $     9       $   (31)      $   (22)
   Money market
      deposit accounts                    35           125           160            35           (37)           (2)
   Other savings                          11            12            23            12           (46)          (34)
   All time deposits                     142          (158)          (16)           28          (249)         (221)
   Liability for borrowed funds          130           296           426           368          (215)          153
                                     -------       -------       -------       -------       -------       -------

         Total interest expense      $   320       $   277       $   597       $   452       $  (578)      $  (126)
                                     =======       =======       =======       =======       =======       =======

         Net interest income                                     $   569                                   $   348
                                                                 =======                                   =======

           FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

                       MATURITIES OF INVESTMENT SECURITIES
                                December 31, 2005

The following table shows the maturities of investment securities at amortized cost as of December 31, 2005, and weighted average yields of such securities. Yields are shown on a taxable equivalent basis, assuming a 34% federal income tax rate.

                 (000 omitted)
                                                   Within 1 Year   1-5 Years     5-10 Years  Over 10 Years     Total
Obligations of other U.S. Government agencies:
      Amortized cost                                  $     0       $     0       $ 4,000       $     0       $ 4,000
      Yield                                              0.00%         0.00%         4.37%         0.00%         4.37%

Obligations of state and political subdivisions:
      Amortized cost                                      190         2,000         1,700         3,484         7,374
      Yield                                              5.41%         6.26%         6.91%         5.29%         5.93%

Mortgage-Backed securities and SBA
   Guaranteed Loan Pool Certificates (1):
      Amortized cost                                        0         2,105         2,259        14,253        18,617
      Yield                                              0.00%         2.96%         4.52%         4.18%         4.08%
                                                      -------       -------       -------       -------       -------

         Subtotal amortized cost                          190         4,105         7,959        17,737        29,991
                                                      -------       -------       -------       -------       -------
         Subtotal yield                                  5.41%         4.56%         4.96%         4.40%         4.58%
                                                      -------       -------       -------       -------       -------

Equity Securities & Money Market Mutual Funds                                                                 $   234
Yield                                                                                                            3.38%
                                                                                                              -------

         Total investment securities                                                                          $30,225
                                                                                                              =======
         Yield                                                                                                   4.57%
                                                                                                              =======

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

RESULTS OF OPERATIONS

Overview

            Consolidated net income for 2005 was $1,327,799, a $32,092, or 2.36% decrease from the net income for 2004 of $1,359,891, and an increase in 2004 net income of $135,332, or 11.05% from the net income of $1,224,559 for 2003. On a per share basis, net income for 2005 was $1.66, based upon average shares outstanding of 800,000, compared to $1.70 for 2004 and $1.53 for 2003.

Net Interest Income

            Total interest income increased $1,166,177 from 2004 to 2005 and increased $221,358 from 2003 to 2004. The increase in 2005 was due to an increase in loan volume. The increase in 2004 was due to increases in investment securities and loans. Average loans outstanding in 2005 increased 18.7% over 2004 as the bank continued to penetrate the Washington County, Maryland market. Average loans outstanding in 2004 increased 3.6% over 2003. Average rates continued to decline during the first part of 2005 and then began to increase. The company experienced a decline in rates on loans and investments in 2005, but the decline was less than that experienced in 2004. The result of these changes in interest rates was a $188,000 decrease in earnings from loans compared to 2004. However, this decrease was offset by the increase in volume of average loans compared to 2004 resulting in a net increase in interest earnings from loans of $1,140,000, or 16.1% compared to 2004. Average rates declined throughout 2004 which caused a $406,000 decrease in earnings from loans compared to 2003. However, this decrease was offset somewhat by the increase in volume of average loans outstanding in 2004, resulting in a net decrease in interest earnings from loans of only $144,000 or 2.0% compared to 2003.
Earnings on investments (excluding gains from sales) increased 1.5% in 2005 compared to a 36.8% increase in 2004. The increases in 2005 were attributed to slightly higher yields on U.S. agency and mortgage-backed securities, while the increases in 2004 were attributed to the expansion of the investment portfolio. Total average earning assets increased 13.2% in 2005 compared to 11.1% in 2004. Increases in earning assets during 2005 were primarily achieved from loan portfolio growth. However, the overall yield on loans decreased from 6.70% in 2004 to 6.56% in 2005. This decrease in loan yields resulted in the decrease in net interest margin from 3.67% in 2004 to 3.59% in 2005.

            Interest from loans accounted for 84.7% of total interest income for 2005, as compared to 82.9% and 86.8% for 2004 and 2003, respectively.

            Total interest expense was $3,833,506 for 2005, an increase of $597,471 from the $3,236,035 for 2004. The increase in total average deposits was 11.3% in 2005 compared to 7.0% in 2004. A portion of the increase in average deposits in 2005 and 2004 resulted from purchase of deposits in Hancock, Maryland from two different financial institutions. Increases in deposits during 2005 were concentrated in money market accounts and time deposits, which increased 52.9% and 5.7%, respectively over 2004. Increases in deposits during 2004 were concentrated in interest-bearing transaction accounts and money market accounts, which increased 23.1% and 51.6%, respectively over 2003. The average rate paid on deposits decreased 11 basis points in 2005 and 47 basis points in 2004. Average borrowed funds increased 22.5% in 2005 compared to 2004. In addition, the cost of these funds increased from 2.83% in 2004 to 4.01% in 2005 due to short-term interest rate increases by The Federal Reserve Bank. These two factors combined to increase interest expense on borrowed funds by $426,000, or 74.0%. Average borrowed funds increased 87.0% in 2004 compared to 2003, resulting in increased interest expense on borrowed funds of 36.2%. The average volume of interest-bearing liabilities increased 13.1% in 2005, roughly the same rate of growth in interest-earning assets which was 13.2% in 2005. The cost of interest-bearing liabilities increased only 12 basis points in 2005. However, the yield on interest-earning assets increased only 2 basis points due to the decrease in loan portfolio yields. The net effect was a decrease in the net interest margin from 3.67% in 2004 to 3.59% in 2005.

Allowance for Loan Losses and Related Provisions

            The loan loss provision is an estimated expense charged to earnings in anticipation of losses attributable to uncollectible loans. The provision is based on our analysis of the adequacy of the allowance for loan losses. The provision for 2005 was $120,000, compared to $242,000 for 2004, and $144,000 for 2003.

            The changes in the allowance for loan losses are presented in Note 4 of the financial statements. Net charge-offs in 2005 were $182,000 compared to $47,000 in 2004 and $178,000 in 2003, representing .14%, .04% and .17% of average loans outstanding for 2005, 2004, and 2003, respectively.

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

            Loan classifications utilized are consistent with OCC regulatory guidelines and are as follows:

                                    Allowance Factors
                                    -----------------
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

Other Operating Income and Other Operating Expenses

            Other income represents service charges on deposit accounts, commissions and fees received for the sale of travelers' checks, money orders and savings bonds, fees for trust referrals, fees for investment services, securities gains and losses, increases in cash surrender value of life insurance, and other income, such as safe deposit box rents. In the second quarter of 2003, FNB Financial Corporation formed a new company called FNB Mortgage Brokers, Inc. The company was organized as a "C" Corporation and is a wholly-owned subsidiary of FNB Financial Corporation. The company's primary activity is to broker secondary mortgage loans in the Pennsylvania and Maryland markets. On August 29, 2003, FNB Mortgage Brokers, Inc. acquired substantially all the assets of MMI Mortgage Brokers, Inc. and entered into an executive employment agreement with the owner of MMI. Other income increased $52,000 or 4.7% for 2005 over 2004, and increased $399,000 or 56.6% for 2004 over 2003.
Increases in 2005 relate to ordinary growth associated with the increase in total deposits. Increases in 2004 relate primarily to a new overdraft protection program instituted during the year, and to the fact that 2004 was the first full year of operation for FNB Mortgage Brokers, Inc. Overdraft and check return charges increased from $147,409 in 2003 to $295,792 in 2004 to $358,443 in
2005.

            Noninterest expenses are classified into five main categories: salaries; employee benefits; occupancy expenses, which include depreciation, maintenance, utilities, taxes and insurance; equipment expenses, which include depreciation, rents and maintenance; and other operating expenses, which include all other expenses incurred in operating the Corporation.

            Overall personnel related expenses increased 11.4% in 2005 over 2004. Salaries and wages increased in 2005 as a result of normal personnel additions and increasing benefits costs. 2004 salaries and wages increased as a result of personnel changes and as a result of 2004 being the first year to include the full impact of changes in personnel caused by a core data processing system conversion and acquisition of a mortgage brokerage business in 2003.

            Occupancy, furniture, and equipment expenses increased 23.8% in 2005 compared to 2004. This increase was the result primarily of costs associated with the newly-acquired branch facility in Hancock, Maryland and costs associated with the closing of the previous leased facility in Hancock, Maryland. In addition, the Company incurred significant software-related expenses in 2005 for the implementation of new loan and deposit automated platform systems.

            Other expenses increased 21.0% in 2005 compared to 2004. Increases were primarily due to expenses associated with the acquisition of loans and deposits in Hancock, Maryland from another financial institution, and from additional audit and consulting fees associated with implementation of the Sarbanes-Oxley Act.

Income Taxes

            Applicable income taxes changed between 2003, 2004, and 2005 as a result of changes in pre-tax accounting income and taxable income. Details of income tax expense are presented in Note 7 to the financial statements. As described in Note 1 of the Notes to Consolidated Financial Statements, deferred income taxes have been provided for timing differences in the recognition of certain expenses between financial reporting and tax purposes. Deferred income taxes have been provided at prevailing tax rates for such items as depreciation, provision for loan losses, deferred compensation, and unrealized gains and losses on investment securities available for sale. The marginal tax rate at which deferred taxes were provided during 2005 and 2004 is 34%. At December 31, 2005 and 2004, net deferred tax assets amounted to $323,929 and $130,783, respectively. If all timing differences reversed in 2006, the actual income taxes saved by the recognition of the aforementioned expenses would not be significantly different from the deferred income taxes recognized for financial reporting purposes.

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

FUTURE IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

            In December 2003, the Accounting Standards Executive Committee ("AcSEC") of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The scope of the SOP applies to unhealthy "problem" loans that have been acquired, either individually in a portfolio, or in a business acquisition. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. The SOP does not apply to loans originated by the Company. The Company has adopted the provisions of SOP 03-3. Management does not anticipate that this guidance will have a material adverse effect on either the Company's consolidated financial position or consolidated results of operations.

            In December, 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment." This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity investments. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Statement requires a public entity to measure the cost of the employee services received in exchange for an award of equity investments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). The entity will initially measure the cost of employee services received in exchange for an award of liability instruments based on its current fair value; the fair value of that award will be re-measured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. This Statement is effective for public entities that do not file as small business issuers-as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. Under the transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under Statement 123 for either recognition or pro forma disclosures. For periods before the required effective date, entities may elect to apply a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods by Statement 123. Since the Corporation does not currently have any "share-based" compensation plans, management does not anticipate this new standard to have any financial impact.

            In November 2005, FASB Staff Position (FSP) 115-1 "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" was issued. The FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock". The FSP applies to investments in debt and equity securities and cost-method investments. The application guidance within the FSP includes items to consider in determining whether an investment is impaired, in evaluating if an impairment is other than temporary, and in recognizing impairment losses equal to the difference between the investment's cost and its fair value when an impairment is determined. The FSP is required for all reporting periods beginning after December 15, 2005. Earlier application is permitted. Management does not anticipate that this guidance will have a material adverse effect on either the Company's consolidated financial position or consolidated results of operations.

            In May 2005, the Financial Accounting Standards Board ("FASB") issued Statement No. 154, ("SFAS No. 154") "Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3". The new standard changes the requirements for the accounting for and reporting of a change in accounting principle. Among other changes, SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a "restatement". The new standard is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Management does not anticipate that this guidance will have a material adverse effect on either the Company's consolidated financial position or consolidated results of operations.

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

            In order to assure a constant and stable source of funds, we are a member of the Federal Home Loan Bank of Pittsburgh. This membership assures us the availability of both short term and long term fixed rate funds. As of December 31, 2005, we had borrowings of $23,299,404 from this institution and had readily available to us over $75,000,000 in additional borrowing capacity. As of December 31, 2004, we had borrowings of $24,434,759 from this institution and had readily available to us over $66,000,000 in additional borrowing capacity.

            The objective of managing interest rate sensitivity is to maintain or increase net interest income by structuring interest-sensitive assets and liabilities in such a way that they can be re-priced in response to changes in market interest rates. Based upon contractual maturities of securities and the capability of NOW, Money Market, and Savings accounts, we have maintained a negative rate-sensitivity position, in that rate sensitive liabilities exceed rate sensitive assets. Therefore, in a period of declining interest rates our net interest income is generally enhanced versus a period of rising interest rates where our net interest margin may be decreased. In a period of declining interest rates, more securities with call features will most likely be called and will be reinvested into lower yielding investments resulting in the loss of higher interest earnings assets.

            Presently, interest rates are anticipated to increase moderately resulting in an increasing cost of deposits while a portion of our adjustable rate loans and securities will begin re-pricing to higher interest rates. The previous period of declining interest rates has resulted in increased liquidity as some securities with call options have been, and continue to be, redeemed by their issuers. The level of securities being called will likely begin to taper off as interest rates increase. We continually review interest rates on deposits which can be changed immediately, specifically NOW accounts, Money Market Accounts, and Savings Accounts to determine if interest rate changes are necessary to maintain our net interest spread, net interest margin and liquidity goals.

            Our interest rate sensitivity analysis as of December 31, 2005, based upon our historical prepayment mortgage-backed securities, contractual maturities, and the earliest possible re-pricing opportunity for loans and deposits is as follows:

December 31, 2005 (000 omitted)
                                                       After 3       After 1
                                                         But           But
                                          Within 3     Within        Within        After 5
                                          Months      12 Months      5 Years        Years         Total
Rate Sensitive Assets:
   Investment securities                 $  1,811      $    208      $ 19,734      $  8,110     $ 29,863
   Interest-bearing balances
      due from banks                          498             0           100             0          598
   Loans                                   23,531        10,399        65,419        40,488      139,837
                                         --------      --------      --------      --------     --------
                                         $ 25,840      $ 10,607      $ 85,253      $ 48,598     $170,298
                                         ========      ========      ========      ========     ========

Rate Sensitive Liabilities:
   NOW accounts and savings accounts     $ 46,199      $      0      $      0      $      0     $ 46,199
   Time deposits                            7,206        16,827        49,545             0       73,578
   Other time deposits                          0           270             0             0          270
   Other borrowed money                    17,546             0             0         6,878       24,424
                                         --------      --------      --------      --------     --------
                                         $ 70,951      $ 17,097      $ 49,545      $  6,878     $144,471
                                         ========      ========      ========      ========     ========

Interest sensitivity gap                 $(45,111)     $ (6,490)     $ 35,708      $ 41,720     $ 25,827
Cumulative interest sensitivity gap       (45,111)      (51,601)      (15,893)       25,827
RSA/RSL - cumulative                        (0.36)        (0.41)        (0.88)         1.18

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

            The following table sets forth the projected maturities and average rate for all rate sensitive assets and liabilities. The following assumptions were used in the development of this table:

      o All fixed rate loans were based on the original maturity of the note.

      o All variable rate loans were based on the next repricing date of the note.

      o All fixed rate U. S. Agency and Treasury securities and obligations of state and political subdivisions in the U.S. were based upon the original maturity of the obligation.

      o All variable rate U. S. Agency and Treasury securities and obligations of state and political subdivisions in the U.S. were based upon the next repricing date of the obligation.

      o All fixed and variable rate Mortgage-backed securities were based upon adjusted duration of the obligation.

      o We have experienced very little run-off in our history of operations and have experienced net gains in deposits.

      o We have large business and municipal deposits in non-interest bearing checking and savings and interest-bearing checking. These balances may fluctuate significantly. Therefore, a 50% maximum runoff of both non-interest-bearing checking and savings and interest-bearing checking was used as an assumption in this table.

      o Fixed rate time deposits were based upon original contract maturity dates.

      o Variable rate time deposits were based upon the next repricing date of the account.

Rate Sensitive Assets                                                                                                         Fair
(000 omitted)                                    2006       2007       2008      2009        2010    Thereafter   Total      Value
Interest bearing deposits                      $   498    $   100    $     0    $     0    $     0    $     0    $   598    $   597
Average interest rate                             3.00%      4.06%      2.08%      0.00%      0.00%      0.00%      3.18%

Fixed interest rate loans                        3,731      1,498      3,242      2,201      1,867     39,635     52,174     48,321
Average interest rate                             4.12%      8.54%      7.89%      8.43%      8.00%      6.25%      6.42%

Variable interest rate loans                    27,453     16,667     19,229     15,984      8,406          0     87,739     83,672
Average interest rate                             7.27%      6.03%      6.10%      6.00%      6.31%      0.00%      6.47%

Variable interest rate U.S. Agency
   and Treasury                                      0          0          0          0          0          0          0          0
Average interest rate                             0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%

Fixed interest rate U.S. Agency
   and Treasury                                      0          0          0          0          0      3,879      3,879      3,879
Average interest rate                             0.00%      0.00%      0.00%      0.00%      0.00%      4.00%      4.00%

Fixed interest rate mortgage-backed &
   SBA GLPC securities                             460          0          0         92       1895      4,288      6,735      6,733
Average interest rate                             5.85%      0.00%      0.00%      5.09%      5.13%      4.03%      4.05%

Variable interest rate mortgaged-backed
   & SBA GLPC securities                         1,146      2,428      1,092          0          0      5,804     10,821     10,821
Average interest rate                             3.45%      3.29%      4.19%      0.00%      0.00%      4.30%      4.21%

Fixed interest rate obligations of state and
   political subdivisions in the U.S.              191        338        624        480        591      5,595      8,170      8,170
   Average interest rate                          3.66%      4.29%      4.03%      4.05%      4.40%      4.18%      4.16%

Rate Sensitive Liabilities
(000 omitted)
Noninterest-bearing checking                    12,519      3,128      3,128      3,128      3,128          0     25,031     25,031
Average interest rate                             0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%

Savings and interest-bearing checking           23,099      5,775      5,775      5,775      5,775          0     46,199     46,199
Average interest rate                             0.83%      0.83%      0.83%      0.83%      0.83%      0.00%      0.83%

Fixed interest rate time deposits               22,853     13,943     17,378      9,768      7,965          0     71,907     71,805
Average interest rate                             3.00%      3.78%      3.95%      3.51%      3.85%      0.00%      3.48%

Variable interest rate time deposits             1,139        491          0          0          0          0      1,630      1,628
Average interest rate                             2.61%      2.82%      0.00%      0.00%      0.00%      0.00%      2.68%

Fixed interest rate borrowings                  17,546          0          0          0          0      6,878     24,424     24,457
Average interest rate                             3.37%      0.00%      0.00%      0.00%      0.00%      5.65%      4.01%

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

                                                                                       Regulatory
                                                                                        Minimum
                                         2005            2004            2003         Requirements
Leverage ratio                           7.37%           8.33%          10.17%           4.00%
Risk-based capital ratios:
    Tier I (core capital)               10.65%          12.57%          15.20%           4.00%
    Combined Tier I and
    Tier II (core capital plus
    allowance for loan losses           11.47%          13.57%          16.15%           8.00%

            We have traditionally been well-capitalized with ratios well above required levels and, we expect equity capital to continue to exceed regulatory guidelines and industry averages.

            Certain ratios are useful in measuring the ability of a company to generate capital internally. The following chart indicates the growth in equity capital for the past three years.

                                                         2005       2004       2003
Equity capital at December 31 (000 omitted)            $15,485    $15,206    $14,719
Equity capital as a percent of assets at December 31      8.32%      9.00%     10.01%
Return on average assets                                  0.75%       .86%      0.87%
Return on average equity                                  8.42%      9.09%      8.28%
Cash dividend payout ratio                               51.20%     48.24%     52.26%

STOCK MARKET ANALYSIS AND DIVIDENDS

            Our common stock is traded inactively in the over-the-counter market. As of December 31, 2005, the approximate number of shareholders of record was 448.

                          2005                                2004
                                            Cash                                 Cash
                      Market Price        Dividend        Market Price         Dividend
                     LOW        HI                       LOW         HI
First Quarter       $ 25.30 - 30.00        $ 0.18        $ 25.25 - 27.25        $ 0.14
Second Quarter      $ 27.00 - 28.00        $ 0.20        $ 25.85 - 27.25        $ 0.16
Third Quarter       $ 28.00 - 37.75        $ 0.21        $ 25.40 - 27.00        $ 0.17
Fourth Quarter      $ 35.10 - 36.50        $ 0.26        $ 25.30 - 26.50        $ 0.35